                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant (X)
Filed by a party other than the Registrant ( )

Check the appropriate box:

( )  Preliminary Proxy Statement      ( )  Confidential for Use of the
                                           Commission Only (as permitted)
                                           by Rule 14a-6(e) (2)

(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CROWN CENTRAL PETROLEUM CORPORATION
               (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( )  No fee required.

( )  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          Class A common stock, par value $5.00
          Class B common stock, par value $5.00

     2) Aggregate number of securities to which transaction applies: 7,108,151 shares (representing 2,450,868 and 4,657,283 shares of Class A and Class B common stock, respectively, to be converted into the right to receive cash consideration in the transaction)

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $10.50 per share, payable in cash pursuant to an Agreement and Plan of Merger dated December 17, 2000

     4)   Proposed maximum aggregate value of transaction: $74,635,585.5

     5)   Total fee paid: $16,339.35

(X)  Fee paid previously with preliminary materials.


(X) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: $14,726.89

     2)  Form, Schedule or Registration Statement No.: PREM 14A

     3)  Filing Party: Crown Central Petroleum Corporation

     4)  Date Filed: May 15, 2000 and January 2, 2001

                 [LOGO OF CROWN CENTRAL PETROLEUM CORPORATION]


                      PROXY STATEMENT
                      ---------------------------------------------------------
                      CROWN CENTRAL PETROLEUM CORPORATION
                      SPECIAL MEETING OF STOCKHOLDERS
                      JANUARY 31, 2001

                   [Crown Central Petroleum Corporation Logo]

                      Crown Central Petroleum Corporation
                            One North Charles Street
                           Baltimore, Maryland 21201

To Our Stockholders:

   You are cordially invited to attend a Special Meeting of Stockholders of Crown Central Petroleum Corporation (Crown) to be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Wednesday, the 7th day of March, 2001 at 10:00 o'clock in the morning, Eastern Standard Time.

   The purpose of the Special Meeting is to consider and vote upon the merger and related merger agreement of December 17, 2000 among Crown, Rosemore, Inc. (Rosemore) and Rosemore Acquisition Corporation (RAC), an indirect wholly owned subsidiary of Rosemore, pursuant to which RAC will be merged with and into Crown. Rosemore, through a wholly owned subsidiary, owns approximately 49% of the Crown Class A common stock and 11% of the Crown Class B common stock. If the merger is consummated, Rosemore will acquire all of the issued and outstanding Class A and Class B common stock held by stockholders other than Rosemore at a price of $10.50 per share in cash. Crown will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of Rosemore. The merger agreement is attached as Exhibit A to the enclosed proxy statement.

   Consummation of the merger is subject to certain conditions, including the approval of two-thirds of all of the votes entitled to be cast on the matter by holders of Crown Class A and Class B common stock outstanding on January 17, 2001, voting as a single class. Rosemore has agreed to cause its wholly owned subsidiary to vote shares representing approximately 45.4% of the votes entitled to be cast in favor of the merger and merger agreement. In addition, officers and directors of Rosemore and Crown who hold approximately 1.4% of the votes entitled to be cast have indicated that they will vote in favor of the merger and merger agreement. Mr. Paul A. Novelly, the chairman of Apex Oil Company, Inc., and certain parties related to Mr. Novelly (the Novelly Group) have agreed with Rosemore to vote the shares of Crown common stock that they control, representing approximately 13.6% of the votes entitled to be cast, in favor of the merger and merger agreement.

   Consummation of the merger will also require the approval of the merger and merger agreement by a majority of the votes cast on the matter other than by stock owned by Rosemore and its affiliates. The shares in Crown controlled by the Novelly Group will be counted toward this vote.

   The Crown Board's committee of independent directors (the Independent Committee) believes that the terms of the merger and merger agreement are fair to, and in the best interests of, the stockholders of Crown other than Rosemore, the Novelly Group, and their respective affiliates. The Independent Committee has unanimously recommended to the Board of Directors that the terms of the merger and merger agreement be approved. You should carefully read the accompanying letter to stockholders from the chairman of the Independent Committee. The Board of Directors believes that the terms of the merger and merger agreement are fair to, and in the best interests of, the stockholders of Crown, and unanimously recommends that stockholders approve the merger and merger agreement.

   The accompanying proxy statement provides a description of the proposed merger and additional information (including Crown's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as amended) that you may wish to consider in deciding how to vote. Please give this information your careful attention.

   Whether or not you plan to attend, it is important that your shares are represented and voted at the Special Meeting. Accordingly, please promptly complete, sign and date the enclosed proxy card and return it in the envelope provided.

                                 Very truly yours,

                                 [Henry A. Rosenberg, Jr., signature]

                                 Henry A. Rosenberg, Jr., Chairman of the Board, President and Chief Executive Officer

January 31, 2001

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

                   [Crown Central Petroleum Corporation Logo]

                      Crown Central Petroleum Corporation
                            One North Charles Street
                           Baltimore, Maryland 21201

To the Stockholders of Crown Central Petroleum Corporation:

   You have received, together with this letter, notice of a Special Meeting of Stockholders of Crown Central Petroleum Corporation (Crown) to be held on Wednesday, the 7th day of March, 2001 at 10:00 o'clock in the morning, Eastern Standard Time. The purpose of the Special Meeting is to consider and vote upon the merger and related merger agreement of December 17, 2000 among Crown, Rosemore, Inc. (Rosemore) and Rosemore Acquisition Corporation (RAC), an indirect wholly owned subsidiary of Rosemore, pursuant to which RAC will be merged with and into Crown. Rosemore owns approximately 49% of the Crown Class A common stock and 11% of the Crown Class B common stock. If the merger is consummated, Rosemore will acquire all of the issued and outstanding Class A and Class B common stock held by stockholders other than Rosemore, for a price of $10.50 per share in cash. Crown will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of Rosemore. The merger agreement is attached as Exhibit A to the enclosed proxy statement.

   After Crown's financial advisor, Credit Suisse First Boston Corporation
(CSFB), recommended to Crown's Board of Directors in January 2000 that it approach Rosemore to discuss whether Rosemore was interested in making an offer to acquire Crown, Mr. Henry A. Rosenberg, Jr., the Chairman of the Board of Directors of Crown and the chairman of the board of directors of Rosemore, recused himself from further proceedings of the Board of Directors relating to Crown's consideration and evaluation of strategic alternatives. At the Board's request, in Mr. Rosenberg's absence, I chaired all meetings of the Board of Directors relating to its consideration and evaluation of strategic alternatives. Mr. Rosenberg did, however, participate in the Board's final consideration and approval of the merger and merger agreement.

   The Board of Directors appointed a committee of independent members (Independent Committee) in January 2000, of which I acted as chairman, and gave it the responsibility to review, evaluate and, if appropriate, negotiate strategic alternatives for Crown, including a possible transaction with Rosemore, and to make a recommendation to the Board of Directors as to the course of action, if any, Crown should pursue. CSFB assisted and advised the Independent Committee in carrying out its responsibilities.

   In April 2000, Rosemore and Crown executed a merger agreement under which Rosemore would acquire all of the Crown stock not held by it for $9.50 per share in cash. This proposal was submitted to Crown's stockholders in a proxy solicitation dated July 20, 2000. During the summer and fall of 2000, Mr. Paul
A. Novelly, the chairman of Apex Oil Company, Inc., and certain affiliated entities (the Novelly Group) proposed a potential acquisition of Crown at $10.50 per share, and initiated a proxy solicitation in opposition to Rosemore's proposed acquisition at $9.50 per share. At a special meeting of Crown's stockholders held on August 24, 2000, Rosemore's proposed acquisition of Crown at $9.50 per share failed to receive the requisite affirmative vote of Crown's stockholders, and both Crown and Rosemore terminated that merger agreement.

   Mr. Novelly has now agreed to support Rosemore's acquisition of Crown at a price of $10.50 per share, and the shares owned by the Novelly Group, amounting to 13.6% of the votes entitled to be cast, will be voted in favor of Rosemore's acquisition of Crown. Rosemore has agreed that, absent certain material adverse changes, it will buy the Crown shares owned by the Novelly Group at $10.50 per share if the merger agreement is terminated. In addition, Rosemore has reimbursed the Novelly Group for expenses of $1.75 million that it incurred in pursuing a transaction with Crown.

   Under Maryland law and Crown's charter, approval of the merger and merger agreement requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. The merger agreement also requires that the merger and merger agreement be approved by a majority of the votes cast other than by stock owned by Rosemore and its affiliates. The shares of Crown common stock owned by the Novelly Group represent approximately 25.3% of the votes eligible to be cast other than by stock owned by Rosemore and its affiliates.

   CSFB has rendered its opinion to the Board of Directors that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by stockholders of Crown in the merger is fair, from a financial point of view, to the stockholders of Crown other than Rosemore, the Novelly Group, and their respective affiliates. You should carefully read and consider the written opinion of CSFB, dated December 17, 2000, that is attached as Exhibit B to the enclosed proxy statement.

   The Independent Committee believes that the terms of the merger and merger agreement are fair to, and in the best interests of, the stockholders of Crown other than Rosemore, the Novelly Group and their respective affiliates. The Independent Committee has unanimously recommended to the Board of Directors that the terms of the merger and merger agreement be approved. The Board of Directors believes that the terms of the merger and merger agreement are fair to, and in the best interests of, the stockholders of Crown, and unanimously recommends that stockholders approve the merger and merger agreement.

                                   Very truly yours,

                                   [Michael F. Dacey Signature]

                                   Michael F. Dacey, Chairman, Committee of the Independent Directors of the Board of Directors of Crown Central Petroleum Corporation

January 31, 2001

                   [Crown Central Petroleum Corporation Logo]

                      Crown Central Petroleum Corporation
                            One North Charles Street
                           Baltimore, Maryland 21201

                               ----------------

                   Notice of Special Meeting of Stockholders
                                 March 7, 2001

                               ----------------

To the Stockholders of CROWN CENTRAL PETROLEUM CORPORATION:

   Notice is hereby given that a Special Meeting of Stockholders of Crown Central Petroleum Corporation (Crown) will be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Wednesday, the 7th day of March, 2001 at 10:00 o'clock in the morning, Eastern Standard Time to consider and vote on a proposal to approve a merger and the related Agreement and Plan of Merger among Rosemore, Inc. (Rosemore), Rosemore Acquisition Corporation (RAC) and Crown, dated as of December 17, 2000. The merger agreement provides for the merger of RAC, an indirect wholly owned subsidiary of Rosemore, with and into Crown. After completion of the merger, Crown will survive as an indirect wholly owned subsidiary of Rosemore. Stockholders, other than Rosemore, will receive $10.50 in cash for each share of Crown Class A and Class B common stock that they own.

   Details respecting these matters are set forth in the proxy statement. Only stockholders of record at the close of business on January 17, 2001 will be entitled to notice of and to vote at the Special Meeting. Under Maryland law and Crown's charter, approval of the merger and merger agreement requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. The merger agreement also requires that the merger and merger agreement be approved by a majority of the votes cast other than by stock owned by Rosemore and its affiliates. The holders on January 17, 2001 of Crown Class A and Class B common stock will vote together as a single class, with each share of Class A common stock entitling the holder of record thereof to one vote, and each share of Class B common stock entitling the holder of record thereof to a one-tenth (1/10) vote.

   The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting.

   IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID, ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE TO THE VICE PRESIDENT-SECRETARY OF CROWN AT THE ADDRESS ABOVE, BY EXECUTING AND DELIVERING A LATER DATED PROXY OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                   By order of the Board of Directors,

                                   [Dolores B. Rawlings Signature]

                                   Dolores B. Rawlings
                                   Vice President--Secretary

January 31, 2001

                               SUMMARY TERM SHEET

   The following is a summary of the essential features and significance of the merger. You should read this entire document and the documents to which it refers carefully for a complete description of the merger. This summary term sheet includes page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet.

 . Parties--The parties to the merger agreement are Crown, Rosemore and Rosemore Acquisition Corporation. Crown and Rosemore Acquisition Corporation will be the parties to the merger.(page 1)

 . The merger--You are being asked to approve the merger and merger agreement by which Rosemore will acquire Crown. After the merger, Crown will be an indirect wholly owned subsidiary of Rosemore and you will no longer be a stockholder of Crown or entitled to share in any future growth and earnings of Crown or benefit from an increase in value of Crown common stock should any increase occur. (page 54)

 . Payment of $10.50 for each share of Crown--Each share of Class A and Class B common stock that you own will convert into the right to receive $10.50 in cash as a result of the merger. (page 2)

 . Crown Board recommendation--The Crown Board unanimously recommends that you vote in favor of the merger and merger agreement. (page 37)

 . Required vote--Under Maryland law and Crown's charter, approval of the merger and merger agreement requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter by the holders of Class A common stock and Class B common stock voting together as a single class. Under the merger agreement, approval of the merger and merger agreement also requires the approval of a majority of all of the votes present and cast on the matter by holders of Crown Class A common stock and Class B common stock voting together as a single class, other than the votes of the Crown stock owned by Rosemore and its affiliates. If your shares are not voted, it will have the same effect as a vote against the merger and merger agreement with respect to the required affirmative vote of two-thirds of all votes entitled to be cast, but it will have no effect on the required approval by a majority of the votes cast on the matter by stockholders other than Rosemore and its affiliates. (page 12)

 . The merger is taxable--In general, you will recognize taxable gain or loss in the amount of the difference between $10.50 and your adjusted tax basis for each share of Crown common stock that you own. You will not currently recognize taxable gain or loss if you hold your Crown stock in one of the Crown savings plans or in an individual retirement account. (page 52)

 . Conditions to the merger--Significant conditions to the parties' obligations to complete the merger include:

  --approval of the merger and merger agreement by the requisite affirmative vote of the stockholders of Crown;

  --no legal restraint or prohibition will be in effect, and no law will have been enacted or adopted that enjoins, prohibits or makes illegal the completion of the merger;

  --no event of default under the indenture relating to the 10 7/8% senior notes will have occurred and the completion of the merger will not result in the occurrence of an event of default under the indenture; and

  --the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Act will have expired or been terminated. On May 26, 2000, in connection with the merger agreement executed by Rosemore and Crown in April 2000, the Federal Trade Commission terminated the required waiting period and, if the merger is completed by May 26, 2001, no further notice or filing is required. (page 68)

 .  Interests of Crown's Executive Officers--After the merger, Mr. Henry A.
   Rosenberg, Jr., the chairman of Rosemore, will remain Chairman of the Board of Crown while Mr. Frank B. Rosenberg, a director and Senior Vice President--Marketing of Crown, will be elected President and Chief Executive Officer of Crown. Mr. Henry A. Rosenberg, Jr. and Mr. Frank B. Rosenberg have interests in Rosemore through family trusts that own stock in Rosemore. Mr. Henry A. Rosenberg, Jr. is a beneficiary of trusts holding 31% of the stock of Rosemore, and Mr. Frank B. Rosenberg is the beneficiary of one trust holding less than 1% of the stock of Rosemore. Restrictions on performance vested restricted (PVR) stock will lapse as a result of the merger and executive officers will be entitled to receive the merger consideration for their PVR stock and also to receive payment for the cancellation of their options. Crown's executive officers executed limited waivers of certain benefits that they would otherwise be entitled to receive because of the merger. (page 50)

 . Other Interests of Crown's Directors and Officers--Crown's directors and officers will be entitled to receive the merger consideration for the Crown stock they hold. In connection with the merger and merger agreement, 12 Crown executives signed waiver agreements with Crown as described under "SPECIAL FACTORS--Interests of and Effects of the Merger on Crown's Directors and Officers" on page 50. Under the merger agreement, the surviving corporation will continue the indemnification of directors and officers in its charter and bylaws for six years and will use its best efforts to maintain directors' and officers' liability insurance at pre-merger coverage levels. The independent directors waived the standard retainer for service on Crown Board committees in connection with their service on the Independent Committee but not the right to be reimbursed for expenses incurred. (page 50)

 . Rosemore's current relationship with Crown--Rosemore, through a wholly owned subsidiary, currently owns approximately 49% of the Crown Class A common stock and approximately 11% of the Crown Class B common stock. Therefore, for purposes of the required approval by two-thirds of all votes entitled to be cast on the merger, Rosemore currently possesses approximately 45.4% of the total voting power of the Crown common stock. Mr. Henry A. Rosenberg, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer of Crown, is an affiliate and the chairman of the board of directors of Rosemore. (page 1)

 . Ownership of Rosemore--All of the shares of Rosemore are held by trusts for the benefit of descendants of Ruth B. Rosenberg. Mr. Henry A. Rosenberg, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer of Crown, and the chairman of the board of directors of Rosemore, is a trustee of all of these trusts and is a beneficiary of trusts holding 31% of the stock of Rosemore. (page 49)

 . Rosemore's prior proposal--In April 2000, Rosemore and Crown executed a merger agreement under which Rosemore would acquire all of the Crown stock not held by it for $9.50 per share in cash. This proposal was submitted to Crown's stockholders in a proxy solicitation dated July 20, 2000. During the summer and fall of 2000, Mr. Paul A. Novelly, the chairman of Apex Oil Company, Inc., proposed a potential acquisition of Crown at $10.50 per share, and initiated a proxy solicitation in opposition to Rosemore's proposed acquisition at $9.50 per share. At a special meeting of Crown's stockholders held on August 24, 2000, Rosemore's proposed acquisition of Crown at $9.50 per share failed to receive the requisite affirmative vote of Crown's stockholders, and both Crown and Rosemore terminated that merger agreement. (page 5)

 . Arrangements with the Novelly Group--Rosemore has entered into a stock purchase agreement with Mr. Paul A. Novelly, the chairman of Apex Oil Company, Inc., and certain affiliated entities (the Novelly Group), pursuant to which the Novelly Group has agreed to vote its shares of Crown common stock in favor of the merger and merger agreement. Each member of the Novelly Group has agreed, on behalf of itself and its affiliates, not to propose or support any transactions that are inconsistent with the merger and merger agreement. Rosemore has agreed that, absent certain material adverse changes, it will buy the Crown shares owned by the Novelly Group at $10.50 per share if the merger agreement is terminated. Pursuant to an escrow agreement, the shares of Crown common stock owned by the Novelly Group are being held in escrow along with the purchase price of $10.50 per share to be paid by Rosemore, pending the merger or, if the merger is terminated, the stock purchase. In addition, Rosemore has reimbursed the Novelly Group for documented expenses of $1.75 million incurred in pursuing a transaction with Crown. (page 60)

 .  Fairness of the transaction--Each of Crown, Rosemore, Rosemore Acquisition
   Corporation and Mr. Henry A. Rosenberg, Jr. believes that the merger and merger agreement are fair to the stockholders of Crown who are not affiliated with Rosemore. Crown obtained an opinion from Credit Suisse First Boston Corporation as to the fairness, from a financial point of view, of the aggregate consideration to be received in the transaction by Crown stockholders, other than Rosemore, the Novelly Group and their respective affiliates. Crown did not obtain any appraisals of the operating assets of Crown. (pages 37, 46 and 49)

 . No appraisal rights--Under Maryland law, you will have no appraisal rights or other similar statutory rights in connection with the merger. (page 62)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Who is entitled to vote at the Special Meeting?

A: Holders of record of Crown Class A and Class B common stock as of the close of business on January 17, 2001 are entitled to vote at the Special Meeting. Each holder of Class A common stock has one vote per share, and each holder of Class B common stock has a one-tenth (1/10) vote per share, on the merger and merger agreement.

Q: How do I vote?

A: Please read this document and vote your shares as soon as possible, so that your shares may be represented and voted at the Special Meeting. You may vote your shares in any one of the following three ways: (1) complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible; (2) call toll free 1-877-779-8683 on a Touch Tone telephone and follow the instructions on the enclosed proxy card; or (3) vote by Internet at our Internet Address: http://www.eproxyvote.com/cnpab.

Q: What do I do if I want to change my vote?

A: Just submit a later dated proxy to Crown. You may also attend the Special
   Meeting in person and vote, or revoke your proxy by sending a notice of revocation to Crown's Vice President-Secretary, Ms. Dolores B. Rawlings, at Crown's headquarters.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides to you. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as voting against the merger and merger agreement with respect to the required affirmative vote of two-thirds of all votes entitled to be cast, but it will have no effect on the required approval by a majority of the votes cast on the matter other than by stock owned by Rosemore and its affiliates.

Q: If I hold shares in Crown's Employees Savings Plan and/or Employees
   Supplemental Savings Plan, how do I vote these shares?

A: Your shares in Crown's Savings Plans will be voted by the trustee of the Savings Plans, T. Rowe Price Trust Company. T. Rowe Price will contact you for instructions as to how to vote your shares in the Savings Plans. If you do not instruct T. Rowe Price as to how to vote your shares in the Savings Plans, your shares will be voted as provided in the Savings Plans by the trustee in the same proportion as the votes cast with respect to those shares for which the trustee receives proper instructions.

Q: May I attend the Special Meeting in person?

A: You may attend the Special Meeting in person if you have shares registered in your name or if you present a valid proxy in your favor from the registered holder. If shares are registered in the name of a corporation or other organization, you must bring a letter from an authorized agent of that corporation or organization giving you authority to vote its shares.

Q: If I have shares registered in my name or if I have a proxy in my favor from a registered holder, what do I need to do to attend the Special Meeting in person?

A: Just bring proper photographic identification to the meeting, such as a driver's license, passport or United States military identification.

Q: When should I send in my stock certificate(s)?

A: You will receive separate instructions for surrendering stock certificate(s) following the Special Meeting. You should not send in your stock certificate(s) until you receive these instructions.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We hope to complete the merger shortly after the Special Meeting, assuming the required stockholder approval is obtained.

Q: Whom can I contact if I have additional questions or would like additional copies of the proxy statement or proxy card?

A: You should contact our proxy solicitor:

      D.F. King & Co., Inc.
      77 Water Street
      New York, NY 10005

      Banks and Brokers call: (212) 425-1685
      All others call toll-free: (800) 848-3094

                               TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
Summary
 The Parties to the Merger................................................   1
 The Merger...............................................................   2
 What Stockholders Will Receive...........................................   2
 Federal Income Tax Consequences..........................................   2
 Market Price of Class A and Class B Common Stock.........................   2
 The Special Meeting......................................................   2
 Record Date; Stock Entitled to Vote......................................   3
 Required Vote............................................................   3
 No Appraisal Rights......................................................   3
 Treatment of Outstanding Options, Stock Appreciation Rights and
  Restricted Stock Awards.................................................   3
 Opinion of Crown's Financial Advisor.....................................   4
 Purposes of the Merger...................................................   4
 Crown's Reasons for the Merger; Recommendation of Crown's Board..........   4
 Rosemore's Reasons for the Merger........................................   4
 Conditions to the Merger.................................................   4
 Ownership of Rosemore....................................................   5
 Interests of Certain Persons in the Merger...............................   5
 Rosemore's Prior Proposal................................................   5
 Arrangements with the Novelly Group......................................   6
 Terminating the Merger Agreement; Expenses...............................   6
 Accounting Treatment.....................................................   6
 Regulatory Approvals.....................................................   6
Forward-Looking Information...............................................   8
Market Price and Dividend Information.....................................   8
 Common Stock Market Prices...............................................   8
 Dividend Policy..........................................................   9
Selected Consolidated Financial Information of Crown......................   9
Recent Developments.......................................................  10
The Special Meeting.......................................................  11
 Date, Time and Place.....................................................  11
 Purpose of the Special Meeting...........................................  11
 Record Date..............................................................  12
 Required Vote............................................................  12
 Proxies, Voting and Revocation...........................................  13
 Solicitation of Proxies..................................................  13
Special Factors...........................................................  14
 Background of the Merger.................................................  14
 Crown's Purposes of the Merger...........................................  37
 Recommendation of Crown's Board of Directors.............................  37
 Crown's Reasons for the Merger and Statement as to the Fairness of the
  Merger..................................................................  37
 Opinion of Credit Suisse First Boston....................................  41
 Rosemore's Purposes and Reasons for the Merger...........................  44
 Rosemore's Statement as to the Fairness of the Merger....................  46
 Previous Financial Report Prepared by Aegis Muse.........................  47

Section                                                                    Page
-------                                                                    ----
 Henry A. Rosenberg, Jr.'s Reasons for the Merger and Statement as to the
  Fairness of the Merger..................................................  49
 Ownership of Rosemore....................................................  49
 Effects of the Merger....................................................  50
 Interests of and Effects of the Merger on Crown's Directors and
  Officers................................................................  50
 Rosemore's Plans for Crown after the Merger..............................  51
 Federal Income Tax Consequences..........................................  52
The Merger................................................................  54
 Merger Consideration.....................................................  54
 Payment Procedure........................................................  54
 Treatment of Stock Options, Stock Grants and Stock Appreciation Units....  55
 Merger Financing; Expenses of the Merger.................................  56
 Interests of Certain Persons in the Merger...............................  57
 Stockholder Litigation...................................................  61
 Union Corporate Campaign.................................................  61
 Accounting Treatment.....................................................  62
 Regulatory Approvals.....................................................  62
 No Appraisal Rights......................................................  62
 Delisting and Deregistration of Crown Common Stock after the Merger......  63
The Merger Agreement......................................................  63
 Completion of the Merger.................................................  63
 Representations and Warranties of Crown and Rosemore.....................  64
 Certain Covenants........................................................  65
 Waiver Agreements........................................................  65
 No Solicitation of Acquisition Transactions..............................  65
 Conduct of the Business of Crown before the Merger.......................  66
 Employee Stock Plans.....................................................  68
 Indemnification and Insurance............................................  68
 Conditions to the Merger.................................................  68
 Organization of the Business of the Surviving Corporation after the
  Merger..................................................................  69
 Termination, Amendment or Waiver.........................................  70
 Expenses and Termination Fee.............................................  71
Shareholder Rights Plan...................................................  71
Related Party Transactions................................................  73
Security Ownership of Five Percent Beneficial Owners and Management.......  74
 Owners of More than Five Percent.........................................  74
 Directors and Officers...................................................  75
Stockholder Proposals.....................................................  76
Where You Can Find More Information.......................................  76

                             ---------------------

Agreement and Plan of Merger Among Rosemore, Inc., Rosemore
 Acquisition Corporation and Crown Central Petroleum Corporation
 dated as of December 17, 2000......................................  Exhibit A
Opinion of Credit Suisse First Boston Corporation dated December 17,
 2000...............................................................  Exhibit B
Quarterly report on Form 10-Q for the period ended September 30,
 2000...............................................................  Appendix A
Annual report on Form 10-K, as amended, for the year ended December
 31, 1999...........................................................  Appendix B

                                    SUMMARY

   This summary highlights information from the proxy statement that Crown believes is important information about the merger and merger agreement. You should read this entire document carefully and the documents to which it refers for a complete description of the merger and merger agreement. This summary includes page references in parentheses to direct you to more complete descriptions of the topics presented in this summary.

The Parties to the Merger

Crown Central Petroleum Corporation
                                                   Rosemore, Inc.

Crown Central Petroleum Corporation     Rosemore, Inc. is a Maryland
is a Maryland corporation. Since        corporation headquartered in
1930 when a company controlled by       Baltimore, Maryland. Through
Louis Blaustein and his son, Jacob,     subsidiaries, it is engaged in an
acquired a controlling interest in      oil and gas gathering and
Crown, its corporate headquarters       distribution business and owns and
have been in Baltimore, Maryland.       operates oil and gas wells in Texas
Crown owns and operates two Texas       and surrounding states. Rosemore
refineries with a total refining        Holdings, Inc., a Maryland
capacity of 152,000 barrels per         corporation and a wholly owned
day, 329 Crown gasoline stations        subsidiary of Rosemore, holds all
and convenience stores in the Mid-      of Rosemore's stock in Crown,
Atlantic and Southeastern United        amounting to approximately 49% of
States, and 13 petroleum product        the Crown Class A common stock and
terminals along the Colonial,           approximately 11% of the Crown
Plantation and Texas Eastern            Class B common stock, together with
Products pipelines. Mr. Henry A.        certain other investments. Rosemore
Rosenberg, Jr. is the Chairman of       Acquisition Corporation (RAC) is a
the Board, President and Chief          wholly owned Maryland subsidiary of
Executive Officer of Crown.             Rosemore Holdings, and RAC was
                                        formed for the sole purpose of
                                        being merged with and into Crown.

                                        In 1930, a predecessor to Rosemore
                                        controlled by Mr. Henry A.
                                        Rosenberg, Jr.'s grandfather, Louis
                                        Blaustein, and Louis Blaustein's
                                        son, Jacob, acquired a controlling
                                        interest in Crown. Mr. Henry A.
                                        Rosenberg, Jr., the Chairman of the
                                        Board of Directors of Crown, is
                                        also the chairman of the board of
                                        directors of Rosemore and Rosemore
                                        Holdings. Mr. Edward L. Rosenberg,
                                        who was the Executive Vice
                                        President--Supply and
                                        Transportation of Crown until
                                        December 1998, is the President of
                                        Rosemore and Rosemore Holdings and
                                        the son of Mr. Henry A. Rosenberg,
                                        Jr.

Crown's corporate address is:           Rosemore's corporate address is:

Crown Central Petroleum Corporation     Rosemore, Inc.
One North Charles Street                Suite 2300
Baltimore, Maryland 21201               One North Charles Street
                                        Baltimore, Maryland 21201
The phone number is: (410) 539-
7400.                                   The phone number is: (410) 347-
                                        7080.

The Merger (page 54)

   The merger will be effected by having RAC, an indirect wholly owned subsidiary of Rosemore, merge with and into Crown. Crown will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Rosemore.

   After the merger, public trading of Crown Class A and Class B common stock will cease and Crown common stock will be delisted from the American Stock Exchange (AMEX). Stockholders other than Rosemore will no longer have any ownership interest in Crown and will no longer participate in the future earnings and growth of Crown or benefit from any increase in the value of Crown common stock should any increase occur.

What Stockholders Will Receive (page 54)

   Upon completion of the merger, you will be entitled to receive $10.50 in cash for each share of Crown Class A and Class B common stock you own.

Federal Income Tax Consequences (page 52)

   You will recognize taxable gain or loss, as of the date of the merger, equal to the difference between the amount of cash you receive in the merger for your shares to be surrendered and your adjusted tax basis in those shares. The gain or loss will be a long-term capital gain or loss if, as of the date of the merger, your holding period for your shares is more than one year. You will not currently recognize taxable gain or loss if you hold your Crown stock in one of the Crown savings plans or in an individual retirement account.

   Unless you comply with the required reporting or certification procedures, you may be subject to withholding tax of 31% with respect to any cash payments you receive pursuant to the merger.

Market Price of Class A and Class B Common Stock (page 8)

   Crown Class A and Class B common stock are listed on the AMEX under the ticker symbols "CNPA" and "CNPB," respectively.

   The acquisition price of $10.50 per share represents a premium of 31.25% and 50% to the market price of $8.00 per share and $7.00 per share of Crown's Class A and Class B common stock, respectively, at the close of trading on December 14, 2000, the day prior to the date on which Rosemore announced its intention to seek to acquire Crown. On December 15, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing sale prices for each of the Crown Class A and Class B common stock reported on the AMEX were $ 7.875 and $ 6.875 per share, respectively. On January 30, 2001, the most recent practicable date prior to the date of this proxy statement, the closing sale prices for each of the Crown Class A and Class B common stock reported on the AMEX were $10.18 and $10.25 per share, respectively.

   Historically, the market prices of shares of Crown Class A and Class B common stock have fluctuated, and we expect such fluctuations to continue. In addition, Crown Class A and Class B common stock have historically traded at different prices. These fluctuations may affect your determination as to the attractiveness of the merger. You are urged to obtain current market quotations for Crown Class A and Class B common stock prior to making any decision with respect to the merger and merger agreement.

The Special Meeting (page 11)

   Crown will hold a Special Meeting of stockholders to vote on the merger and merger agreement at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Wednesday, the 7th day of March, 2001 at 10:00 o'clock in the morning, Eastern Standard Time, subject to adjournments or postponements. At the Special Meeting, Crown will ask you to approve the merger and merger agreement.

Record Date; Stock Entitled to Vote (page 12)

   You are entitled to vote at the Special Meeting if you owned Crown Class A or Class B common stock at the close of business on January 17, 2001.

   On January 17, 2001, there were 4,817,394 shares of Crown Class A common stock and 5,248,312 shares of Crown Class B common stock outstanding and held by 489 and 866 record holders, respectively. Of those shares, Rosemore, through its wholly owned subsidiary, Rosemore Holdings, beneficially owned 2,366,526 shares of Class A and 591,629 shares of Class B common stock or approximately 49% and 11%, respectively.

Required Vote (page 12)

   Each share of Class A common stock entitles the holder of record thereof to one vote, and each share of Class B common stock entitles the holder of record thereof to a one-tenth (1/10) vote, on the merger and merger agreement. Under Maryland law and Crown's charter, the approval of the merger and merger agreement requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class. Rosemore has agreed to cause Rosemore Holdings to vote its shares of Crown common stock, representing approximately 45.4% of all of the votes entitled to be cast at the Special Meeting, in favor of the merger and merger agreement. Officers and directors of Rosemore and Crown, who hold approximately 1.4% of all of the votes entitled to be cast on the matter, have indicated that they will vote in favor of the merger and merger agreement. Additionally, Mr. Paul
A. Novelly, the chairman of Apex Oil Company, Inc., and certain affiliated entities (the Novelly Group) have agreed, pursuant to a stock purchase agreement dated as of December 17, 2000, to vote shares representing approximately 13.6% of the votes entitled to be cast at the Special Meeting, in favor of the merger and merger agreement, and have granted proxies to the designees of Rosemore, permitting Rosemore to vote the Novelly Group's shares of Crown common stock in favor of the merger and merger agreement at the Special Meeting.

   The merger agreement also requires that the merger and merger agreement be approved by the affirmative vote of a majority of all the votes present and cast on the matter by holders of Crown Class A common stock and the holders of Class B common stock, voting together as a single class, other than the votes of Crown stock owned by Rosemore and its affiliates. The shares of Crown common stock owned by the Novelly Group will be counted as non-Rosemore shares of Crown common stock for this purpose, and will constitute 25.3% of the votes eligible to be cast by stockholders other than Rosemore and its affiliates.

No Appraisal Rights (page 62)

   Under Maryland law, Crown's stockholders will not have any appraisal rights or other similar statutory rights in connection with the merger.

Treatment of Outstanding Options, Stock Appreciation Rights and Restricted Stock Awards (page 55)

   Options and stock appreciation unit awards. Upon completion of the merger, each outstanding option to purchase Crown Class B common stock and each stock appreciation unit award will become fully vested and immediately exercisable and will convert into an option to purchase or stock appreciation unit award based on the value of the shares of the surviving corporation with the same relative rights and exercise prices as applied to such option or stock appreciation unit award immediately before the merger. Promptly following completion of the merger, the surviving corporation will provide each option holder with the opportunity to receive payment for the cancellation of his or her options for a cash price based upon a discounted Black-Scholes valuation that reflects the strike price and term of the option. As the established floor price for the stock appreciation units is higher than the value of the Crown Class B common stock on the date of the merger, no amounts will be paid out with respect to the stock appreciation units, and these units will cease to continue as an obligation under such plan.

   Performance vested restricted stock awards. Upon completion of the merger, each performance vested restricted stock award will become fully vested and the restrictions will lapse. Holders of a performance vested restricted stock award will be treated in the same manner as other holders of Crown common stock and will be entitled to $10.50 for each share of performance vested restricted stock that they own, less any required tax withholding.

Opinion of Crown's Financial Advisor (page 41)

   Crown's financial advisor, Credit Suisse First Boston Corporation (CSFB), has rendered its opinion to the Crown Board that, as of December 17, 2000, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Crown stockholders in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore, the Novelly Group and their respective affiliates. The full text of CSFB's written opinion, dated December 17, 2000, is attached to this document as Exhibit B. Crown encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CSFB's opinion is addressed to Crown's Board of Directors, does not address the allocation of the aggregate consideration to be received by stockholders of Crown between holders of Class A common stock and Class B common stock and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger and merger agreement.

Purposes of the Merger (pages 37 and 44)

   Crown's purposes of the merger are to provide the unaffiliated stockholders with the opportunity to receive a fair price for their shares and to no longer be subject to the market conditions and other uncertainties that have affected the operations and financial performance of Crown in the past. Rosemore's purpose of the merger is to acquire the remaining equity interest in Crown not already owned by Rosemore, in order to effect its plans for Crown.

Crown's Reasons for the Merger; Recommendation of Crown's Board (page 37)

   After considering the recommendation of the committee of the independent directors of the Crown Board and the fairness opinion received from CSFB, the Crown Board unanimously approved the merger and merger agreement and determined that the terms of the merger with Rosemore were advisable and fair to, and in the best interest of, Crown's stockholders other than Rosemore, the Novelly Group and their respective affiliates. The Crown Board recommends that you vote in favor of the merger and merger agreement.

Rosemore's Reasons for the Merger (page 44)

   On December 15, 2000, the Rosemore board, after evaluating its substantial existing investment in and financial support of Crown, determined that the merger is consistent with and in furtherance of the long-term business strategy of Rosemore and approved the merger and merger agreement.

Conditions to the Merger (page 68)

  Conditions to the parties' obligations to complete the merger include:

  . approval of the merger and merger agreement by the requisite affirmative vote of the stockholders of Crown;

  . no legal restraint or prohibition will be in effect, and no law will have been enacted or adopted that enjoins, prohibits or makes illegal the completion of the merger;

  . each of Crown, RAC and Rosemore must certify that its representations and warranties contained in the merger agreement are true and correct in all material respects and each must also certify that it has performed all of its material obligations under the merger agreement; and

  . no event of default under the indenture relating to the 10 7/8% senior notes will have occurred and the completion of the merger will not result in the occurrence of an event of default under the indenture; and

  . the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Act will have expired or been terminated. On May 26, 2000, in connection with the merger agreement executed by Rosemore and Crown in April 2000, the Federal Trade Commission terminated the required waiting period and, if the merger is completed by May 26, 2001, no further notice or filing is required.

   There are additional conditions specific to the obligations of Crown, Rosemore and RAC that must be satisfied or waived prior to completion of the merger.

Ownership of Rosemore (page 49)

   All of the shares of Rosemore are held by trusts for the benefit of descendants of Ruth B. Rosenberg (daughter of Louis Blaustein and mother of Mr. Henry A. Rosenberg, Jr. and his sisters). Mr. Henry A. Rosenberg, Jr. is a trustee of all of these trusts and is a beneficiary of trusts holding 31% of the stock of Rosemore. Mr. Rosenberg's sisters, Mrs. Ruth R. Marder and Mrs. Judith R. Hoffberger, are trustees of trusts holding over 98% of the stock of Rosemore and each is also a beneficiary of trusts holding 31% of the stock of Rosemore.

Interests of Certain Persons in the Merger (pages 50 and 57)

   The executive officers and directors of Crown have interests in connection with the merger that are in addition to or different from your own interests as a stockholder.

   Rosemore has entered into an agreement with the Novelly Group in which the Novelly Group has agreed to vote its shares in favor of the merger and merger agreement. Rosemore has reimbursed the Novelly Group for documented expenses of $1.75 million in connection with the Novelly Group's previous efforts to acquire control of Crown. If the merger agreement is terminated, Rosemore has agreed that, absent certain material adverse changes, it will purchase the Novelly Group's shares of Crown common stock at a price of $10.50 per share.

   The Crown Independent Committee and Board of Directors were aware of these interests and considered them in addition to other matters in recommending the merger and merger agreement.

Rosemore's Prior Proposal

   On April 7, 2000, Rosemore and Crown executed a merger agreement under which Rosemore would acquire all of the Crown stock not held by it for $9.50 per share in cash. This proposal was submitted to Crown's stockholders in a proxy solicitation dated July 20, 2000.

   During the summer and fall of 2000, Mr. Paul A. Novelly, the chairman of Apex Oil Company, Inc., and certain affiliated entities proposed a potential acquisition of Crown at $10.50 per share, and initiated a proxy solicitation in opposition to Rosemore's proposed acquisition at $9.50 per share.

   At a special meeting of Crown's stockholders held on August 24, 2000, Rosemore's proposed acquisition of Crown at $9.50 per share in cash failed to receive the requisite affirmative vote of Crown's stockholders, and both Crown and Rosemore terminated that merger agreement.

Arrangements with the Novelly Group (page 60)

   Rosemore has entered into a stock purchase agreement with the Novelly Group, pursuant to which the Novelly Group has agreed to vote its shares of Crown common stock and grant proxies to designees of Rosemore in favor of the merger and merger agreement. The Novelly Group has also agreed, on behalf of itself and its affiliates, not to propose or support any transactions that are inconsistent with the merger and merger agreement or that could negatively impact the consummation of the merger.

   Rosemore has reimbursed the Novelly Group for documented expenses of $1.75 million incurred in connection with the Novelly Group's previous efforts to acquire control of Crown. In addition, if the merger agreement is terminated, Rosemore has agreed to purchase the Novelly Group's shares of Crown common stock at a price of $10.50 per share in cash. However, subject to certain exceptions, the stock purchase agreement may be terminated by Rosemore upon the occurrence of an event or change in circumstances that results in a material adverse effect on the business, financial condition, or results of operations of Crown and its subsidiaries taken as a whole, and provided that the event or change also results in Rosemore terminating the merger agreement. In this event, Rosemore would have no obligation to purchase any of the Novelly Group's shares. Pursuant to an escrow agreement, the shares of Crown common stock owned by the Novelly Group are being held in escrow along with the purchase price of $10.50 per share to be paid by Rosemore, pending the outcome of the proposed merger, or if the merger agreement is terminated, the stock purchase. The Novelly Group has also agreed, on behalf of itself and its affiliates, that, if the merger does not close, then for a period of five years from the date it sells its Crown shares to Rosemore, it will not, acting alone or with others, acquire or agree to acquire any of Crown's voting securities or assets or make any proxy solicitation or otherwise seek to influence or control the management or policies of Crown.

   Rosemore has agreed not to amend the merger agreement in any manner that would decrease the amount or change the character of the merger consideration or otherwise materially adversely affect the Novelly Group, without the Novelly Group's prior written consent.

Terminating the Merger Agreement; Expenses (pages 70 and 71)

   Crown or Rosemore may be entitled to terminate the merger agreement at any time before the merger is completed if one of the termination conditions in the merger agreement occurs, either before or after stockholder approval. Other than as described below, each party will pay its own costs and expenses incurred in connection with the merger and merger agreement.

   The merger agreement does not provide for a termination fee; however, based upon the circumstances of the termination, Crown may be required to reimburse Rosemore for all of its reasonable expenses if the merger agreement is terminated and Crown consummates a competing transaction.

Accounting Treatment (page 62)

   In accordance with accounting principles generally accepted in the United States, the merger will be accounted for under the purchase method of accounting.

Regulatory Approvals (page 62)

   The merger agreement provides that Crown and Rosemore will use their reasonable best efforts to cause the merger to be consummated, including by obtaining all necessary waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the merger. In connection with the merger agreement executed in April 2000, Crown and Rosemore submitted information regarding the merger for review by the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On May 26, 2000, the required waiting period under this Act relating to the merger was terminated by the Federal Trade Commission. If the merger is completed by May 26, 2001, no additional notice or informational filings are required under the Act.

   Except for filing the articles of merger with the State Department of Assessments and Taxation of Maryland after obtaining stockholder approval of the merger and merger agreement and compliance with federal and state securities laws, neither Crown nor Rosemore is aware of any material U.S. federal, state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in order to complete the merger.

                          FORWARD-LOOKING INFORMATION

   This proxy statement contains or incorporates by reference "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to Crown Central Petroleum Corporation (Crown) or its management, are intended to identify forward-looking statements. These forward-looking statements are based on current management assumptions and are subject to uncertainties and inherent risks that could cause actual results to differ materially from those contained in any forward-looking statement. Crown has identified factors that could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors include, but are not limited to:

  . changes in prices or demand for Crown's products including crude oil or finished petroleum products, or in refining or retail margins, as a result of competitive actions or economic factors;

  .  changes in refining technologies;

  .  increased regulatory burdens or inflation; and

  . Crown's ability to continue to have access to capital markets and commercial bank financing on favorable terms and its ability to buy on open credit terms.

   Although Crown believes that the expectations reflected by such forward-looking statements are reasonable based on information currently available to Crown, no assurances can be given that such expectations will prove to have been correct. All forward-looking statements included in this proxy statement and all subsequent oral forward-looking statements attributable to Crown or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Crown undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as to their particular dates.

                     MARKET PRICE AND DIVIDEND INFORMATION

   Crown Class A and Class B common stock are listed on the American Stock Exchange (AMEX) under the ticker symbols "CNPA" and "CNPB," respectively. Sales price information for each of the periods is the closing sales price on the AMEX.

                           Common Stock Market Prices

                             2001                2000                 1999                1998
                         Sales Price         Sales Price          Sales Price         Sales Price
                          High       Low      High       Low       High      Low       High       Low
                         ------     -----    ------     -----     ------    -----     ------     -----
CLASS A
COMMON STOCK
First Quarter*.......... $  10 1/4  $  10    $   8 9/16   $5 5/8  $    9    $  7 1/16    $22       $18
Second Quarter..........     --        --        9 1/4     8 1/4     12 1/8    7 1/4      19       12 1/4
Third Quarter...........     --        --        9 3/4     8 7/8      12        6        13 1/16     9
Fourth Quarter..........     --        --       10 3/16    7 5/8      8 5/8    4 3/4     10 1/4     7 1/16
Yearly..................    10 1/4     10       10 3/16    5 5/8     12 1/8    4 3/4      22        7 1/16
CLASS B
COMMON STOCK
First Quarter*.......... $  10 7/16 $  9 3/4 $   8 3/4    $5 1/2  $    9    $  6 7/8    $20 3/4    $18
Second Quarter..........     --        --        9 3/16    8 3/16    11 1/4    7 1/8     18 3/4    11 3/4
Third Quarter...........     --        --        9 9/16    8 9/16     11        6        13 1/16     9
Fourth Quarter..........     --        --        9 7/8     6 7/8      7 1/4    4 9/16    10 7/16    6 3/4
Yearly..................    10 7/16    9 3/4     9 7/8     5 1/2     11 1/4    4 9/16    20 3/4     6 3/4

--------
  * through January 30, 2001

   On December 14, 2000, the day prior to the date on which Rosemore announced its intention to seek to acquire Crown, the closing sale prices of Crown Class A common stock and Class B common stock reported on the AMEX were $8.00 and $7.00 per share, respectively. On December 15, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing sale prices of Crown Class A and Class B common stock reported on the AMEX were $7.875 and $6.875 per share, respectively. On January 30, 2001, the most recent practicable date prior to the date of this proxy statement, the closing sale prices of Crown Class A and Class B common stock reported on the AMEX were $10.18 and $10.25 per share, respectively.

   Historically, the market prices of shares of Crown Class A and Class B common stock have fluctuated, and we expect such fluctuations to continue. In addition, shares of Crown Class A and Class B common stock have historically traded at different prices. These fluctuations may affect your determination as to the attractiveness of the merger. You are urged to obtain current market quotations for Crown Class A and Class B common stock prior to making any decision with respect to the merger.

   The number of stockholders of Crown common stock based on the number of record holders on January 17, 2001 was:

   Class A common stock: 489

   Class B common stock: 866

Dividend Policy

   The payment of cash dividends is dependent upon future earnings, capital requirements, overall financial condition, substantial restrictions on the payment of dividends included in an indenture under which Crown issued $125 million of 10 7/8% senior notes due 2005, and limitations on the payment of cash dividends included in the secured credit facility with First Union National Bank. There were no cash dividends declared on Crown Class A or Class B common stock in 2000, 1999 or 1998.

              SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CROWN

   The selected consolidated financial data for Crown set forth below for the nine-month periods ended September 30, 2000 and 1999 and each of the five years in the period ended December 31, 1999 should be read in conjunction with the Consolidated Financial Statements included in Crown's Quarterly Report on Form 10-Q attached hereto as Appendix A and Annual Report on Form 10-K, as amended, attached hereto as Appendix B.

                           Nine Months Ended
                             September 30,                    Year Ended December 31,
                          -------------------  ---------------------------------------------------------
                             2000      1999       1999        1998        1997       1996        1995
                          ---------- --------  ----------  ----------  ---------- ----------  ----------
                                  (thousands of dollars except per share and ratio amounts)
Sales and operating
 revenues (a)...........  $1,381,480 $866,478  $1,270,181  $1,264,317  $1,609,083 $1,641,875  $1,456,990
(Loss) income before
 extraordinary
 item (b)...............         178  (28,877)    (30,026)    (29,380)     19,235     (2,767)    (67,367)
Extraordinary item (c)..                                                                          (3,257)
Net (loss) income (b)...         178  (28,877)    (30,026)    (29,380)     19,235     (2,767)    (70,624)
Total assets (d)........     591,321  536,835     523,108     518,010     597,394    566,955     579,257
Long-term debt..........     128,722  129,324     129,180     129,899     127,506    127,196     128,506
Per Share Data--basic:
(Loss) income before
 extraordinary item.....        0.02    (2.93)      (3.04)      (2.99)       1.97       (.28)      (6.95)
Net (loss) income.......        0.02    (2.93)      (3.04)      (2.99)       1.97       (.28)      (7.28)
Per Share Data--assuming
 dilution:
(Loss) income before
 extraordinary item.....        0.02    (2.93)      (3.04)      (2.99)       1.94       (.28)      (6.95)
Net (loss) income.......        0.02    (2.93)      (3.04)      (2.99)       1.94       (.28)      (7.28)
Other Data:
Book value per common
 share (e)..............       14.85    14.91       14.82       17.78       20.62      18.77       19.04
Ratio of earnings to
 fixed charges (f)......        1.1x       --          --          --        2.4x         --          --

--------
(a) To conform to the 1999 and 1998 presentation, Sales and operating revenues for the years ended December 31, 1997, 1996 and 1995, respectively, has been restated. Service station rental income, which had previously been reported as a reduction of Selling and administrative expenses, has been reclassified and is now reported as a component of Sales and operating revenues. These restatements had no effect on the Net (loss) income and the Net (loss) income per share amounts previously reported.

(b) The Net loss in 1998 included a $7.1 million pre-tax reserve to reflect the decline in inventory values of crude oil and petroleum products when valuing inventories at the lower of cost or market. Due to the increase in refined products prices, the pre-tax reserve of $7.1 million recorded as of December 31, 1998 to reflect valuing inventories at the lower of cost or market was recovered during the first quarter of 1999. The Net loss in 1995 was increased by a pre-tax write-down of certain refinery assets of $80.5 million in the fourth quarter relating to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

(c) The extraordinary loss recorded in the first quarter of 1995 resulted from the early retirement of the remaining principal balance of Crown's then outstanding 10.42% senior notes with the proceeds from the sale of $125 million of 10 7/8% senior notes due in 2005.

(d) To conform to the 2000 presentation, Total assets at December 31, 1998, 1997, 1996 and 1995, respectively, has been restated.

(e) Book value per common share is calculated based on all outstanding shares at the applicable balance sheet date including performance vested restricted stock issued but not vested.

(f) The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, capitalized interest and that portion of rental expense representative of the interest factor. For the nine-month periods ended September 30, 1999 and the years ended December 31, 1999, 1998, 1996 and 1995, there were deficiencies in the coverage of fixed charges to earnings before fixed charges of $46.4 million, $46.1 million, $47.3 million, $5.3 million and $98.8 million respectively.

   There were no cash dividends declared in 2000, 1999, 1998, 1997, 1996 or 1995. See also "MARKET PRICE AND DIVIDEND INFORMATION--Dividend Policy" on page 8.

   For additional financial information regarding Crown, see Crown's Quarterly Report on Form 10-Q for the period ended September 30, 2000 attached hereto as Appendix A and Crown's Annual Report on Form 10-K, as amended, for the year ended December 31, 1999 attached hereto as Appendix B.

                              RECENT DEVELOPMENTS

   Since Crown's two refineries are situated in the Gulf Coast region, the industry benchmark "crack spread" for the Gulf Coast is often used as an indication of refining margins. The "Gulf Coast 20 day delayed 3/2/1 crack spread" is the refining margin that most directly affects Crown's refining results. This is a margin that measures the difference between the Gulf Coast price of a barrel of West Texas Intermediate crude oil against the aggregate Gulf Coast price of two-thirds of a barrel of regular gasoline and one-third of a barrel of distillate, pricing the gasoline and distillate for delivery 20 days after the delivery date of the crude oil. Crown believes that this pricing comparison provides a market measurement that most closely reflects the average cycle time of pricing its crude oil purchases and the finished products being available for sale. Crown has no control, however, over the prices of crude oil, gasoline or distillate in the Gulf Coast markets.

   Beginning in late January 2000, Gulf Coast refining margins experienced marked improvement as compared to the same 1999 period. For the first eleven months of 2000, the Gulf Coast 20 day delayed 3/2/1 crack spread was $4.89 per barrel compared to $2.76 per barrel for the same 1999 period. As a result, Crown's estimated net income improved from a net loss of $29.3 million for the first eleven months of 1999 to a net loss of $2.5 million for the first 11 months of 2000. If the average Gulf Coast 20 day delayed 3/2/1 crack spread of $2.54 per barrel that prevailed for the 3-year period from 1997 through 1999 were to have prevailed during the first eleven months of 2000, Crown's management estimates that Crown would have incurred a net loss of approximately $44.8 million.

   Conversely, in December 2000, Gulf Coast refining margins experienced marked deterioration compared to the same 1999 period. For the month of December 2000, the Gulf Coast 20 day delayed 3/2/1 crack spread was negative $1.68 per barrel (a loss of $1.68 per barrel), compared to a positive $1.03 per barrel for the month of December 1999. A negative margin means that the value of the refined product is less than the cost of the crude oil used to produce the products. With a negative "crack spread," the expected refining loss would equal the cost of processing the crude oil at the refinery plus the negative "crack spread." With a Gulf Coast 20 day delayed 3/2/1 crack spread of negative $1.68 per barrel in December 2000, Crown's management anticipates that Crown incurred a substantial loss from refining operations in December 2000.

   The Gulf Coast 20 day delayed 3/2/1 crack spread averaged $2.90 per barrel in 1997, $2.00 per barrel in 1998, $2.62 per barrel in 1999, $2.54 per barrel over the three-year period of 1997 thorough 1999, and $2.66 per barrel over the five-year period of 1995 through 1999, compared to an average of $4.89 per barrel for the first eleven months of 2000 and negative $1.68 for the month of December 2000. The Gulf Coast 20 day delayed 3/2/1 crack spread fell from $9.94 per barrel on September 11, 2000 to a loss of $4.73 per barrel on December 17, 2000. This readily reflects the continuing volatility in the price of crude oil and the margin available for finished petroleum products. The daily closing spot price of West Texas Intermediate crude oil has ranged from $33.93 per barrel on March 7, 2000, to $23.85 per barrel on April 10, 2000, to $36.91 on September 20, 2000, falling back to $26.75 on December 29, 2000, the last trading day in 2000 and to $29.06 on January 30, 2001, the most recent practicable posting prior to the date of this proxy statement.

   The futures markets trade futures margins, and many industry participants use the futures markets to hedge anticipated futures margins. Crown and its management are unable to predict or anticipate futures margins, but believe that the futures markets provide the best available indicator of the margins that will prevail in the future. The futures markets currently indicate a market expectation that the average Gulf Coast 20 day delayed 3/2/1 crack spread for the first six months of 2001 will be approximately $4.85 per barrel. There can be no assurances, however, that the actual margins over this period will not be higher or lower than those anticipated by the futures markets.

   Through the middle of the fourth quarter 2000, Crown processed a monthly average of 35,000 barrels per day of crude oil at its Pasadena refinery under a processing agreement with Statoil Marketing and Trading (US) Inc. Statoil owned and supplied to Crown the crude oil that Crown processed for Statoil, and Crown returned to Statoil a specified mix of finished petroleum products and received a specified fee per barrel processed. The processing agreement expired in October 2000, and final settlement occurred in November 2000.

   The conclusion of the Statoil processing agreement significantly increased Crown's credit and working capital requirements to operate the Pasadena refinery at maximum capacity. As Crown has previously reported, assuming crude oil prices of $32.00 per barrel, Crown requires a working capital investment of approximately $27 million to replace the barrels processed under the Statoil processing agreement. To operate within the terms of its various credit facilities, the production level at Pasadena in the fourth quarter averaged less than 98,000 barrels per day, the average for the first nine months of 2000.

   Crown has planned major turnarounds at both refineries in 2001 with preliminary estimated expenditures of approximately $24 million. The Pasadena, Texas refinery was in turnaround in January 2001 and did not operate for the first thirty days. Early first quarter 2001 cash requirements also include $10 million for semi-annual bond interest and annual property tax payments.

                              THE SPECIAL MEETING

Date, Time and Place

   The Special Meeting will be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Wednesday, the 7th day of March, 2001 at 10:00 o'clock in the morning, Eastern Standard Time.

Purpose of the Special Meeting

   At the Special Meeting, holders of Crown common stock will be asked to vote to approve the merger and related merger agreement dated as of December 17, 2000 among Rosemore, Rosemore Acquisition Corporation (RAC) and Crown pursuant to which RAC will merge with and into Crown, a copy of which is attached as

Exhibit A to this proxy statement. Maryland law and Crown's bylaws do not permit any matters to be presented at the Special Meeting other than those described in this proxy statement and procedural matters relating to the meeting.

Record Date

   Crown's Board of Directors has fixed the close of business on January 17, 2001 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of Class A common stock, par value $5.00 per share, and holders of record of Class B common stock, par value $5.00 per share, at the close of business on the record date are entitled to notice of the Special Meeting and to attend and vote at the Special Meeting. On the record date, there were 4,817,394 shares of Crown Class A and 5,248,312 shares of Crown Class B common stock outstanding. No other voting securities of Crown are outstanding.

   The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting.

Required Vote

   Under Maryland law and Crown's charter, Crown's stockholders must approve the merger and merger agreement by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. Except with respect to the election of directors, in all proceedings in which action of the Crown stockholders is to be taken:

  . each share of Class A common stock entitles the holder of record thereof to one vote, and each share of Class B common stock entitles the holder of record thereof to a one-tenth (1/10) vote; and

  . holders of Class A common stock vote together with holders of Class B common stock as a single class.

   Pursuant to the merger agreement, Rosemore has agreed to cause its wholly owned subsidiary, Rosemore Holdings, Inc. (Rosemore Holdings), to vote shares representing approximately 45.4% of all of the votes entitled to be cast on the matter in favor of the merger and merger agreement. In addition, officers and directors of Rosemore and Crown who hold approximately 1.4% of the votes entitled to be cast on the matter have indicated that they will vote in favor of the merger and merger agreement. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT" on page 74.

   Pursuant to a stock purchase agreement between Rosemore and certain entities affiliated with Mr. Paul A. Novelly (the Novelly Group), including the trustees of The Novelly Exempt Trust, The Capital Trust, the Paul A. Novelly Living Trust, and Golnoy Barge Company, Inc., the Novelly Group agreed to vote its shares of Crown common stock, representing approximately 13.6% of the votes entitled to be cast, in favor of the merger and merger agreement, and to vote against any action or other proposal that is inconsistent with the merger, or would result in a breach of the merger agreement. These entities have each granted proxies to Rosemore's designees permitting Rosemore's designees to vote their shares of Crown common stock accordingly at the Special Meeting or any other meeting of stockholders. The Novelly Group has reserved its right to vote its shares on other matters that are not inconsistent with such stock purchase agreement, but has limited its ability to grant subsequent proxies, powers of attorney, consents or revocations, or enter into any agreement or understanding with any person to vote such shares with respect to any matter included in the stock purchase agreement, or make any transfers of shares in any manner inconsistent with the voting agreement provided in the stock purchase agreement. These entities have also agreed, on their and their affiliates' behalf, not to propose or support any transactions that are inconsistent with the merger and merger agreement. The stock purchase agreement, and the proxies and voting agreement provided therein, may be terminated by Rosemore only upon the occurrence of an event or change in circumstance that results in a material adverse effect on the business, financial condition, or the results of the operations of Crown and its subsidiaries taken as a whole (subject to certain exceptions) and also results in Rosemore terminating the merger agreement.

   The merger agreement also requires that the merger and merger agreement be approved by a majority of the votes cast on the matter other than by stock owned by Rosemore and its affiliates. This approval will be determined from the vote to obtain the requisite two-thirds approval of all votes entitled to be cast, and not by a separate vote.

The Crown stock owned by the Novelly Group will be counted toward this vote and will constitute 25.3% of the votes eligible to be cast other than by stock owned by Rosemore and its affiliates.

Proxies, Voting and Revocation

   Shares of Class A and Class B common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies, or, if no instructions are indicated, will be voted for approval of the merger and merger agreement, and in the best judgment of the individuals named in the accompanying proxy on any other matter that may properly come before the Special Meeting. Brokers who hold Crown common stock in "street name" will not be permitted to vote that stock in the absence of instructions from the beneficial owner of such common stock. Broker non-votes will have the same effect as a vote against approval of the merger and merger agreement with respect to the required affirmative vote of two-thirds of all votes entitled to be cast, but it will have no effect on the required approval by a majority of the votes cast on the matter other than by stock owned by Rosemore and its affiliates.

   Execution and return of a proxy will not in any way affect a stockholder's right to attend and to vote in person at the Special Meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation with the Vice President-Secretary of Crown, Dolores B. Rawlings, at Crown Central Petroleum Corporation, One North Charles Street, Baltimore, Maryland 21201 or a duly executed proxy bearing a later date. A notice of revocation need not be on any specific form. Any proxy may also be revoked by the stockholder's attendance at the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

   Abstentions may be specified with respect to the approval of the merger and merger agreement by properly marking the "abstain" box on the proxy, and will be counted as present for the purpose of determining the existence of a quorum. The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Abstentions will have the same effect as a vote against the approval of the merger and merger agreement with respect to the required affirmative vote of two-thirds of all votes entitled to be cast, but they will have no effect on the required approval by a majority of the votes cast on the matter other than by stock owned by Rosemore and its affiliates.

   T. Rowe Price Trust Company, serves as the trustee for Crown's Employees Savings Plan and the Employees Supplemental Savings Plan (collectively, the Savings Plans). Each plan participant with an investment in Crown Class A or Class B common stock will be given a form of voting instruction by the trustee to be used to instruct the trustee how to vote the Crown common stock held in the Savings Plans for the benefit of the participant. Shares for which no instructions are timely given will be voted as provided in the Savings Plans by the trustee in the same proportion as the votes cast with respect to those shares for which the trustee receives proper instructions. There is no provision in the Savings Plans to permit the trustee to grant a proxy to a plan participant, and, as a result, all shares of Crown Class A and Class B common stock held in the Savings Plans will be voted by the trustee in accordance with the procedures described in this paragraph.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of Crown's Board. This proxy statement and a form of proxy will first be mailed to stockholders on or about February 2, 2001. Crown will pay the expenses related to printing this proxy statement as well as all mailing and Securities and Exchange Commission filing fees incurred in connection with this proxy statement. Crown has engaged the services of D. F. King & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. See "THE MERGER--Merger Financing; Expenses of the Merger" on page 56. In addition to soliciting proxies by mail, officers, directors and employees of Crown, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Crown Class A and Class B common stock, and Crown will reimburse brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy solicitation materials.

                                SPECIAL FACTORS

Background of the Merger

   During the last five fiscal years, Crown has experienced cumulative operating losses of $60 million in addition to the 1995 write-down of certain refinery assets. The cumulative operating losses were primarily due to downward pressure on refining margins, volatile crude oil and petroleum product prices and increased retail competition. In addition, Crown has used significant cash resources to finance required environmental related expenditures. As a result of these factors, as well as a declining stock price and financing constraints under its borrowing arrangements, Crown management began to explore operating alternatives in 1998, and, in late 1998, Crown management reviewed with the Crown Board the need to explore strategic and financial alternatives.

   Crown was engaged in a labor dispute during most of this five-year period. Following a number of incidents apparently intended to disrupt normal operations at the refinery and also as a result of the unsatisfactory status of the negotiations on the collective bargaining agreement, on February 5, 1996, Crown implemented a lock-out of employees in the collective bargaining unit at Crown's Pasadena refinery. During the lock-out, the Paper, Allied-Industrial, Chemical & Energy Workers Union (PACE), the union to which the collective bargaining unit belongs, waged an orchestrated corporate campaign that included a boycott of Crown's retail facilities and support of various lawsuits against Crown. On January 17, 2001, the local bargaining unit ratified a new collective bargaining agreement and Crown ended the lock-out. As a result, PACE agreed to cease all boycott activity, dismiss all regulatory complaints, resolve all litigation with Crown and end the corporate campaign. See "THE MERGER--Union Corporate Campaign" on page 61.

   In mid-1998, in connection with its exploration of operating alternatives, Crown approached the operator of another Texas refinery (Texas Refinery Operator) to explore joint operating alternatives. In discussions during late 1998, representatives of Crown's Pasadena refinery met with the Texas Refinery Operator to consider various operating alternatives, including exchanging feedstocks and intermediate products, creating a joint venture to combine the respective refineries into a single operating unit, and the possible sale of the Pasadena refinery to the Texas Refinery Operator. These discussions were terminated in December 1998 by the Texas Refinery Operator because of its financial and strategic priorities.

   In late 1998, Crown learned through a newspaper article that Valero Energy, Inc. was possibly interested in exploring a purchase of Crown. Some months later Mr. William E. Greehey, the chairman of Valero Energy, advised Mr. Henry
A. Rosenberg, Jr., that Valero Energy had not publicly announced an intent to acquire Crown. There were no further contacts with Valero Energy until it was contacted by Crown's financial advisor, Credit Suisse First Boston Corporation
(CSFB), in late 1999 as part of the process described below. Valero Energy ultimately advised CSFB that it was not interested in pursuing a transaction with Crown.

   Also in late 1998, in connection with its exploration of strategic alternatives, the Crown Board authorized management to interview financial advisors to assist in this process. Management interviewed several financial advisors and recommended to the Crown Board that CSFB be hired based upon its qualifications in the petroleum refining and marketing industry. CSFB made a presentation to the Crown Board, which highlighted CSFB's applicable qualifications regarding this potential engagement. In February 1999, CSFB was retained as financial advisor to Crown, and Crown publicly announced that it was reviewing its strategic alternatives.

   In February 1999, Mr. Henry A. Rosenberg, Jr., as chairman of the Rosemore board, informed the Rosemore board that Crown might engage an investment bank with respect to Crown's exploration of strategic alternatives. During the course of 1999, at regularly scheduled meetings, the Rosemore board generally discussed Rosemore's investment in Crown.

   At its February and March 1999 meetings, at the request of Crown, the Rosemore board agreed to provide financial support to Crown by guaranteeing up to $50 million of a letter of credit facility in excess of that which was then available to Crown under its secured credit facility. Crude oil prices were then starting to rise, and Crown wished to have a larger letter of credit facility for its crude oil and feed stock purchases if there were to be a general tightening of the market.

   In February 1999, the directors of Crown, other than Mr. Henry A. Rosenberg, Jr. (Independent Directors), retained Skadden, Arps, Slate, Meagher & Flom LLP (Skadden Arps) to represent the Independent Directors with respect to the Knox, et al. v. Rosenberg, et al. litigation. See "THE MERGER--Stockholder Litigation" on page 61. As the review process by CSFB progressed, the Independent Directors also sought the advice of Skadden Arps on their fiduciary duties as directors, including their responsibilities as directors in the strategic review process. On June 23, 1999 and September 29, 1999, Skadden Arps met with the Independent Directors and discussed the current status of the CSFB process and the responsibilities of the Independent Directors. The Independent Directors did not formally constitute themselves as an independent committee until January 2000 when Rosemore indicated it might become a participant in the strategic review process.

   From late February to April of 1999, CSFB conducted site visits and meetings with Crown's management and undertook a due diligence review of Crown, including an analysis of Crown's business, results of operations, financial position, structure and prospects. CSFB reviewed strategic alternatives and prepared materials for consideration by senior management of Crown. Based upon its review, CSFB proposed at the April 22, 1999 meeting of the Crown Board that Crown pursue the sale or merger of Crown as a whole or the sale of its refining and/or wholesale terminal assets. CSFB advised that Crown needed to sell itself, grow significantly by way of a merger, or sell its lower performing assets to improve returns. CSFB also advised Crown that it needed to cut overhead significantly because its overhead as a percentage of overall costs and revenues was higher than that of its peer competitors. After considering the CSFB presentation, the Crown Board authorized CSFB to prepare an information memorandum on Crown's business and assets and to retain consultants to assist in presenting the business and assets to interested parties.

   From the end of April to early August 1999, CSFB, in consultation with senior management, prepared a list of potential purchasers and merger candidates. The list focused on petroleum refiners and marketers and leveraged buyout funds and similar entities that CSFB believed likely to be interested in evaluating a strategic transaction with Crown. Rosemore was not included in this list. Crown and CSFB assembled publicly available information concerning Crown and distributed this information to the parties on this list that expressed interest in receiving this information.

   Crown and CSFB also assembled a data package containing general information about Crown, including Crown's business, management, strategy and growth initiatives and historical and projected financial information. This data package was to be distributed to potential interested parties after execution of a confidentiality agreement. CSFB qualified potential interested parties on the strength of financial information requested by CSFB and provided to CSFB by such parties. CSFB reviewed its progress with the Crown Board at a July 29, 1999 meeting. On August 11, CSFB received Crown Board approval to distribute the data package it had prepared to qualified parties to determine the extent of their interest in merging with or acquiring all or a portion of Crown or purchasing Crown's refining and/or wholesale terminal assets, including the price any such parties would be willing to pay.

   Confidentiality agreements were distributed to potential interested parties beginning in early August and the data package was distributed to potential interested parties beginning on August 19, 1999. Of the 72 parties contacted by CSFB or that had discussions with CSFB, 30 parties expressed an interest in a possible transaction with Crown, executed a confidentiality agreement and received a data package. The standard form of confidentiality agreement included "standstill" provisions prohibiting a prospective buyer from taking certain actions for a period of two years, including purchasing shares of Crown common stock. The Crown Board believed that the standstill provisions would help to ensure an orderly evaluation process. In particular, the Crown Board believed that standstill provisions were customary protections and would encourage interested parties to participate in the Board's process and allow the Board to maximize stockholder value, as well as prevent parties from buying and selling securities in a manner that might disrupt the strategic process and not benefit all Crown stockholders equally. Several of the potential interested parties negotiated the terms of the standard form of confidentiality agreement.

   At Crown Board meetings held on September 30, October 28, November 22, and December 16, 1999, CSFB briefed the Crown Board on the status of discussions with the various parties that had been contacted. In addition, at the October 28 and December 16 meetings, CSFB reviewed with the Crown Board the possibility of refinancing Crown's existing indebtedness. The Crown Board directed CSFB to continue working with interested parties and to explore a possible refinancing of Crown's debt.

   In early October 1999, a representative of Apex Oil Company (Apex), one of the original 72 parties referred to above, provided CSFB with unaudited interim financial information in order to qualify itself as a participant in the evaluation process and to receive a draft of the confidentiality agreement. Apex is a privately owned company headquartered in St. Louis, Missouri, whose chairman is Mr. Paul A. Novelly, and is a member of the Novelly Group. The Novelly Group beneficially owns 14.70% of the Crown Class A common stock and 3.48% of the Crown Class B common stock. Crown had previously received a letter from Apex dated May 28, 1999, inquiring about Crown's performance and future and requesting a meeting. This inquiry was referred to CSFB.

   On October 18, 1999, representatives of Crown met with representatives of a large independent marketer of petroleum products (Independent Marketer), one of the 30 parties referred to above, to preliminarily discuss whether and on what terms a transaction could be agreed on between Crown and the Independent Marketer. The Independent Marketer presented a preliminary proposal to acquire or to be acquired by Crown in a stock-for-stock merger. The Independent Marketer, however, ultimately elected in 2000 not to make a final offer given Crown's financial performance and the fact that, if the Independent Marketer purchased Crown, it would constitute a change of control under Crown's indenture relating to the 10 7/8% senior notes. A change in control would permit the senior note holders to demand repayment of the 10 7/8% senior notes. Nonetheless, at the Independent Committee's direction, CSFB continued to engage in discussions with the Independent Marketer and its advisors to determine if there was a way to resolve these issues.

   On October 28, 1999, Crown sent to Apex, through Apex's financial advisor, the standard form of confidentiality agreement that Crown had submitted to all interested parties.

   On November 8, 1999, Apex publicly announced a proposal to merge selected assets of Apex into a newly created subsidiary of Crown in a stock-for-stock transaction. Apex indicated that the stock-for-stock merger would value Crown common stock at a minimum of $10.00 per share. The proposal contemplated that Apex would distribute to its stockholders or otherwise dispose of all of its wholesale terminal assets and operations and other unspecified personal properties, so that Apex would have what it termed "sufficient net worth and working capital commensurate with the merger consideration." In addition, the proposal contemplated that Mr. Novelly would be chairman, chief executive officer and president of Crown following the merger. The conditions to the proposal included:

  .  satisfactory resolution of the ongoing labor union boycott of Crown;

  .  satisfactory completion by Apex of a due diligence review of Crown;

  . receipt of a $125 million financing commitment on behalf of Crown on terms satisfactory to Apex; and

  . receipt of a line of credit on behalf of Crown sufficient to replace Crown's existing line of credit on terms satisfactory to Apex.

   On November 15, 1999, Crown representatives visited the offices of the Independent Marketer to receive a presentation from the Independent Marketer and to commence a due diligence examination of the business and assets of the Independent Marketer. During the remainder of that week, Crown representatives continued their due diligence examination of the Independent Marketer by visiting various facilities of the Independent Marketer.

   By letter dated November 15, 1999, Apex advised Crown that it stood ready to meet with Crown to discuss Apex's proposal.

   On November 17, 1999, Mr. Henry A. Rosenberg Jr., the Chairman of the Crown Board, advised Mr. Novelly, the chairman of the board of directors of Apex, that Crown believed the execution of a confidentiality and standstill agreement by each interested party was necessary to ensure a thorough, fair and orderly process for Crown to evaluate its strategic alternatives and that, if there were particular circumstances unique to Apex that required modifications to the confidentiality agreement, Crown would be prepared to consider them and tailor the confidentiality agreement to Apex's circumstances.

   In early November, 1999, Crown received expressions of interest from interested parties. These preliminary offers or expressions of interest were required to gain access to the data room that Crown had prepared for interested parties, which opened on November 18, 1999. Seven of the 30 parties that had received the data package (including the Independent Marketer) visited the data room or otherwise reviewed data room materials, and one of the 30 parties conducted on-site due diligence but did not request access to the data room materials.

   By letter dated November 24, 1999, Mr. Novelly, the chairman of Apex, submitted a stockholder proposal to Crown for inclusion in Crown's proxy statement for its 2000 annual meeting of stockholders. The proposal by its terms would have required the Crown Board to cause the sale, merger or other disposition of Crown or its assets as a whole. After correspondence among Crown's legal counsel, Mr. Novelly's legal counsel and the staff of the SEC, the staff of the SEC concurred with the request of Mr. Novelly that the proposal be included in the proxy statement but required that changes be made to the proposal.

   On November 29 and 30, 1999, representatives of the Independent Marketer visited Crown's data room. During the remainder of that week, representatives of the Independent Marketer, including its financial advisor, continued their due diligence examination of Crown by visiting Crown's refineries, the offices of Crown's supply and transportation operations, and certain of Crown's wholesale terminals and retail locations.

   On December 2, 1999, Apex submitted to CSFB a form of confidentiality agreement that it indicated it was willing to execute. The form of confidentiality agreement did not contain standstill provisions that would prevent Apex from acquiring any additional shares of Crown common stock. All other confidentiality agreements with interested parties contained standstill provisions.

   By letter dated December 9, 1999, Crown's legal counsel sent Apex's legal counsel an amended confidentiality agreement containing provisions with respect to Apex's Schedule 13D filing group.

   In early December, Mr. Henry A. Rosenberg, Jr. inquired of Mr. Edward L. Rosenberg whether Rosemore would be in a position to review any proposal that the Crown Board might recommend. To assist Rosemore with its ongoing review of its investment in Crown and in order to enable it to respond in a timely manner to any proposal the Crown Board might recommend, at a meeting of the Rosemore board held on December 17, 1999, the Rosemore directors organized the Rosemore special committee, consisting of Messrs. Edward L. Rosenberg, Jeffrey A. Hoffberger, William E. Mayer and Donald R. Mering. Mr. Edward L. Rosenberg is the president and chief executive officer of Rosemore and the son of Mr. Henry
A. Rosenberg, Jr. and was previously Executive Vice President-Supply and Transportation of Crown.

   At the end of the December 17 Rosemore board meeting, Mr. Clive R. G. O'Grady, a director and the corporate secretary of Rosemore and a partner in the law firm of McGuireWoods, LLP (McGuireWoods), advised Rosemore that he would not participate in any capacity in any deliberations or activities of Rosemore related to its consideration of its investment in Crown, and that the law firm of McGuireWoods would not provide any legal advice or services to Rosemore in connection with its consideration of its investment in Crown. He recommended that Rosemore retain separate legal counsel and financial advisors. McGuireWoods has provided legal advice to both Mr. Henry A. Rosenberg Jr., personally, and to Rosemore as its legal counsel. McGuireWoods is also legal counsel to Crown. On January 26, 2000, McGuireWoods executed letter agreements with each of Rosemore and Mr. Henry A. Rosenberg, Jr., personally, by which both Mr. Henry A. Rosenberg, Jr., personally, and Rosemore waived any conflict of interest arising from and consented to McGuireWoods' continued representation of Crown in connection with Crown's evaluation of strategic alternatives, and confirmed the termination by McGuireWoods of any representation of either Rosemore or Mr. Henry A. Rosenberg, Jr., personally, in any matters related to Crown's strategic evaluation process. In addition, on January 26, 2000, McGuireWoods executed a letter agreement with Crown by which Crown waived any conflict of interest arising from McGuireWoods' representation of Rosemore and Mr. Henry A. Rosenberg, Jr., personally, in any matters unrelated to Crown's strategic evaluation process and its representation of Crown in such strategic evaluation process.

   Based upon preliminary offers or expressions of interest, eight qualified companies undertook due diligence at Crown's data room and facilities, otherwise reviewed data room materials or conducted other on-site diligence during the fourth quarter of 1999. Two of these companies subsequently advised CSFB that they would not submit bids.

   On December 17, 1999, CSFB requested that final offers be submitted by January 14, 2000 by the remaining six qualified companies which continued to express interest in a transaction with Crown. Thereafter, CSFB followed up with these six companies to encourage them to submit bids as requested.

   On December 22, 1999, Crown representatives met with representatives of the Independent Marketer to further discuss the Independent Marketer's business and operations and review potential cost savings and other business issues associated with a possible merger of the Independent Marketer and Crown.

   Also, at a meeting of the Rosemore special committee held on December 22, 1999, the Rosemore special committee retained Shearman & Sterling as its special legal advisor and discussed with Aegis Muse Associates, LLC (Aegis
Muse) its experience and qualifications to act as financial advisor. The Rosemore special committee subsequently engaged Aegis Muse as its financial advisor.

   On December 29, 1999, Apex sent to Crown an amended confidentiality agreement rejecting a number of provisions in Crown's December 9, 1999 confidentiality agreement, including standstill provisions.

   On January 3, 2000, Crown advised Apex that Crown was not agreeable to the deletion of the standstill provisions from the confidentiality agreement. On January 5 and 6, 2000, legal counsel for Crown and Apex discussed the confidentiality agreement and related matters. By letter dated January 7, 2000, Apex's legal counsel advised Crown's legal counsel that Mr. Novelly would like to address the Crown Board.

   On January 11 and 12, 2000, Crown representatives visited the Independent Marketer's petroleum terminals.

   Through CSFB, Crown had previously requested of interested qualified parties that they submit their best and final offers in the evaluation process by January 14, 2000. CSFB reported at a meeting on January 18, 2000, at which only the Independent Directors were in attendance, that, although Crown had received several preliminary proposals, only two parties presented final offers. One offer was for the purchase of Crown's wholesale terminal assets and associated inventory. The other offer was for the purchase of Crown's two refineries and all Crown petroleum inventory. The Independent Directors, after considering the recommendation of CSFB, determined that the prices and the terms of these offers would not create sufficient stockholder value. In addition, the Independent Directors noted the conditional nature of the Apex offer and the fact that Apex was unwilling to sign a confidentiality agreement containing standstill provisions as all other parties had done, and was therefore not in a position to resolve the contingencies to which its proposal was subject. The Independent Directors also noted that the Independent Marketer had declined to make a bid for Crown, but had indicated an interest in having Crown acquire the Independent Marketer. As the strategic review process did not yield any other offers for Crown as a whole or any offers for other transactions with Crown that would generate sufficient stockholder value, CSFB recommended that the Independent Directors authorize it to approach

Rosemore. CSFB also proposed, and the Independent Directors agreed, that it continue discussions with Apex and with the Independent Marketer regarding their respective interests in a business combination with Crown.

   On January 18, 2000, representatives of CSFB invited Rosemore to make a proposal concerning Crown and offered to make available to Rosemore information concerning Crown that had also been made available to other interested parties who executed confidentiality agreements. On the same date, CSFB provided Rosemore representatives with a draft of a confidentiality agreement containing standstill provisions. The confidentiality agreement was negotiated during the course of the next several days.

   By letter dated January 18, 2000, Crown's legal counsel advised Apex's legal counsel that the Crown Board had declined Apex's request to allow Mr. Novelly to address the Crown Board, and that the Crown Board recommended that Apex follow the same procedures being followed by all other interested parties.

   By letter dated January 25, 2000, Golnoy Barge Company, a member of Mr. Novelly's Schedule 13D filing group and a company of which Mr. Novelly, the chairman of Apex, is the president, advised Crown that it intended to nominate Mr. Novelly for election as a director of Crown at Crown's annual meeting of stockholders in 2000.

   Also on January 26, 2000, CSFB met with Mr. Novelly and Apex's financial and legal advisors to discuss Apex's proposal and to learn more about Apex. CSFB reiterated to Apex that a confidentiality agreement with standstill provisions was required of other interested parties, including Rosemore.

   On January 26, 2000, Rosemore and certain of its affiliates executed a confidentiality agreement with standstill provisions and, shortly thereafter, began due diligence on Crown. Throughout February and March, Rosemore continued its due diligence review and, in this regard, representatives of Crown and Rosemore had several conversations relating to, among other things, legal and financial due diligence matters.

   At a January 27, 2000 meeting, the Crown Board took steps to institute procedural safeguards in light of the fact that Rosemore would be conducting due diligence on Crown. At the request of counsel for the Independent Directors, Mr. Henry A. Rosenberg, Jr. submitted a letter to the Crown Board recusing himself from the deliberations of the Board and Crown's management with respect to any proposal made by any person (including Rosemore) concerning any material transaction with or with respect to Crown, limiting his involvement with Rosemore in any proposal made by Rosemore, and undertaking not to discuss with any representative of Rosemore any information or knowledge concerning any strategic proposals or transaction of Crown. Mr. Frank B. Rosenberg also submitted a letter to the Crown Board at its January 27 meeting in which he undertook not to share any information about proposals made to Crown with Rosemore or to participate in any evaluation of proposals made to Crown. Mr. Frank B. Rosenberg is the son of Mr. Henry A. Rosenberg, Jr. and an officer of Crown, who has since been elected to the Crown Board. The Independent Committee directed the senior management of Crown, in its activities on the strategic alternatives, to report directly to the Independent Committee and appointed the Executive Vice President and Chief Financial Officer and the Senior Vice President--Legal to coordinate management's activities for the Independent Committee. The Independent Directors requested these procedural safeguards to help insure that Rosemore, now that it might become a participant in the strategic review process, would not receive information that could give Rosemore an improper advantage.

   The Crown Board appointed Mr. Michael F. Dacey to chair the meetings of the Board in Mr. Rosenberg's absence. In addition, the Crown Board established an Independent Committee of the Board of Directors, consisting of Mr. Jack Africk, Mr. George L. Bunting, Mr. Dacey, Mr. Thomas M. Gibbons, Ms. Patricia A. Goldman, Mr. William L. Jews, and the Reverend Harold Ridley, S.J. Mr. Dacey was designated to act as the chairman of the Independent Committee. The Independent Committee thus consisted of all of Crown's directors other than Mr. Henry A. Rosenberg, Jr. The Independent Committee was authorized to review and evaluate strategic alternatives for Crown, including a possible transaction with Rosemore, to enter into negotiations with respect to the terms of a strategic transaction, including negotiating on behalf of Crown a definitive transaction agreement, and to make a recommendation to the Crown Board as to the course of action, if any, Crown should pursue. The Crown Board also authorized the Independent Committee to utilize the services of CSFB, as a financial advisor, and Skadden Arps as special counsel to the Independent Committee, and to retain such other advisors as the Independent Committee deemed necessary. The Independent Committee believed that, in light of CSFB's reputation, experience and familiarity with Crown's business, CSFB was well qualified to provide the Independent Committee with independent, quality financial assistance and advice, including the delivery of a fairness opinion.

   Immediately following the January 27, 2000 Crown Board meeting, the Independent Committee met and was briefed by CSFB on the progress of its discussions with the third parties, as well as its analyses thus far with respect to the possibility of refinancing Crown's debt. Skadden Arps reviewed with the directors their fiduciary duties and the rights and powers of the Independent Committee under applicable law and under Crown's charter and bylaws. The Independent Committee directed CSFB to continue to pursue available options.

   On February 1, 2000, the Crown Board met and approved the adoption of a one-year shareholder rights plan pursuant to which rights to purchase Crown preferred stock were distributed to holders of its common stock on February 15, 2000. The rights plan was designed to help to ensure that any strategic transaction undertaken by Crown would be one in which all stockholders could receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unequal treatment of stockholders. See "SHAREHOLDER RIGHTS PLAN" on page 71.

   On February 9, 2000, Mr. Novelly wrote to the Crown Board stating that Apex was willing to sign a confidentiality agreement without standstill provisions. On February 15, 2000, Mr. Dacey, on behalf of the Independent Committee, responded to the Apex letter and advised Apex that the Independent Committee, after consulting with Skadden Arps, believed that a confidentiality agreement with standstill provisions, as had been executed by all other interested parties, was necessary to ensure a fair and orderly process to benefit all stockholders and invited Apex to sign such a confidentiality agreement.

   On February 11, 2000, CSFB and two members of the Independent Committee met to perform due diligence, and discuss with the Independent Marketer's management its preliminary proposal to combine the companies and achieve synergies.

   During the period between February 18 and February 22, 2000, representatives of Rosemore and of the Independent Committee also discussed the status of Rosemore's due diligence investigation in relation to the pre-existing evaluation process.

   The Independent Committee met with its financial and legal advisors on February 18 and February 23. CSFB delivered an update on the status of its efforts to evaluate strategic alternatives for Crown, including the status of discussions with Apex, the Independent Marketer and Rosemore.

   Following a Crown Board meeting on February 24, the Independent Committee again met with its financial and legal advisors. CSFB advised the Independent Committee that, based on discussions with Rosemore's advisors, CSFB believed that Rosemore was still considering whether to make a cash bid for Crown but had not come to a definitive position and was having difficulty justifying a valuation in excess of the existing market price. The Independent Committee instructed CSFB to continue to pursue discussions with Rosemore's financial advisor. Specifically, CSFB was asked to advise Rosemore that any offer at the then existing market prices of Crown common stock would be unacceptable to the Independent Committee and that the Independent Committee intended to pursue other alternatives.

   On February 27, representatives of CSFB met with representatives of Rosemore's financial advisor to discuss the valuation of Crown. CSFB informed Aegis Muse that, in the absence of an acceptable offer from Rosemore or any other party, the Independent Committee might make a preliminary proposal to the

Independent Marketer that Crown acquire the Independent Marketer, and asked Aegis Muse whether, as the largest stockholder, Rosemore would be supportive of such an acquisition.

   Immediately following the meeting with CSFB, Aegis Muse informed Rosemore of Crown's position regarding the Independent Marketer. Rosemore instructed Aegis Muse to obtain more information on the Independent Marketer to facilitate Rosemore's evaluation, as Crown's largest stockholder, of the preliminary proposal to acquire the Independent Marketer. On February 29, at the request of Aegis Muse and with the concurrence of the Independent Committee, CSFB provided Aegis Muse with limited information about the Independent Marketer.

   On February 28, 2000, Mr. Novelly, the chairman of Apex, advised Mr. Dacey that Apex and the members of the Novelly Group would, as part of Apex's confidentiality agreement, agree not to acquire shares of Crown Class B common stock for six months. On March 7, 2000, Mr. Dacey advised Mr. Novelly that a standstill provision for a minimum of six months covering both classes of stock was necessary and that, if this was acceptable to Mr. Novelly, Mr. Dacey would arrange for an execution copy of the confidentiality agreement to be sent to Apex's legal counsel.

   During this period, Rosemore and its advisors continued to conduct due diligence on Crown and met with members of Crown's senior management with respect to Crown's rationalization plan and Crown's valuation.

   On March 6, 2000, the Rosemore board met and, by a 6-2 vote of the members of the Rosemore board (with Mr. O'Grady recusing himself from the board's deliberations and vote), authorized certain officers to submit, and, on March 6, Rosemore submitted, a letter to Crown proposing that Rosemore acquire all of the outstanding shares of Crown common stock not owned by Rosemore at a price of $8.35 per share in cash. As of the close of the market on March 6, 2000, the market prices were $7.125 for the Class A common stock and $7.375 for Class B common stock. The offer, which would expire on March 10, was conditioned on:

  . negotiation of a mutually acceptable merger agreement and its approval by Rosemore's board;

  . unanimous approval of the merger and merger agreement by the Independent Committee;

  .  approval of the merger by the requisite vote of Crown's stockholders;
     and

  .  receipt of all necessary governmental approvals.

The letter also indicated that, as a stockholder of Crown, Rosemore would give favorable consideration to any alternative proposal made by a third party that Rosemore's board believed would meet Rosemore's strategic and tax objectives and that Rosemore considered fair to and in the best interests of Rosemore and its stockholders.

   At the March 6, 2000 Rosemore board meeting, Aegis Muse also advised Rosemore that, based upon the information provided by CSFB, the transaction with the Independent Marketer that CSFB had indicated the Independent Committee might pursue was unlikely to result in the value to Crown's stockholders (including Rosemore) that CSFB had anticipated. Therefore, Aegis Muse advised Rosemore that the Independent Marketer merger proposal did not constitute a superior alternative to a cash offer at or above the then current share price. In discussions with CSFB, Aegis Muse orally indicated its belief that, after reviewing the information provided to it on the Independent Marketer, Rosemore was not likely to support the Independent Marketer's preliminary proposal to merge with Crown.

   In connection with the March 6 Rosemore board meeting, Aegis Muse delivered to the Rosemore board a written report on the merger then being contemplated by the Rosemore board. See "--Previous Financial Report Prepared by Aegis Muse" on page 47. Rosemore did not request, and Aegis Muse did not render, a report in connection with the transaction contemplated by the December 17, 2000 merger agreement, nor has Aegis Muse updated the report that it delivered in connection with the March 6 Rosemore board meeting.

   The Independent Committee held a meeting with its legal and financial advisors on March 7, 2000. After discussing the terms of the Rosemore offer, the members of the Independent Committee unanimously determined that the Rosemore proposal was unsatisfactory. The Independent Committee authorized its advisors to inform Rosemore of its desire to continue to work with Rosemore to determine whether mutual agreement could be reached and to request an extension of the proposal from Rosemore. In deciding that the proposal was unsatisfactory, the Independent Committee particularly focused on the price. The Independent Committee also believed that a procedural safeguard, such as a requirement that a majority of non-Rosemore stockholders support the offer, would enhance the bid. Further, the Independent Committee concluded that a tender offer structure that delivered value to stockholders as quickly as possible would be desirable. The Independent Committee also determined not to pursue discussions with the Independent Marketer as it believed it was unlikely that Rosemore would support an acquisition of the Independent Marketer, and that Rosemore's support as a stockholder would be necessary to consummate such an acquisition.

   On March 8, 2000, Crown received a conditional proposal from an entity identified as Olympic Resources Limited. As this potential bidder was unwilling to provide information about itself, its principals and its potential sources of financing to CSFB, as was requested of all the interested parties, the Olympic proposal was not further considered.

   On March 9, 2000, a purported class action lawsuit on behalf of the public stockholders of Crown was filed by Ms. Betty Maiden against Crown, the members of the Crown Board and Rosemore. The lawsuit sought to enjoin Crown and the Board from accepting Rosemore's bid and alleged, among other things, that the Independent Committee members breached their fiduciary duties by facilitating Rosemore's proposed acquisition of Crown for unfair and inadequate consideration, self-dealing, failing to consider other potential bidders and colluding with Rosemore in improper and coercive tactics. Ms. Maiden is a Crown stockholder and a member of the union that was locked out of Crown's Pasadena, Texas refinery in February 1996. The plaintiff also sought to receive compensatory and "rescissory" damages. The complaint was subsequently amended and later dismissed.

   Also on March 9, 2000, Crown received a proposal from Apex to acquire all of the outstanding Crown common stock held by stockholders other than the Novelly Group, for $9.20 per share in cash. Apex indicated that it remained willing to explore an all stock merger transaction, previously described to Crown in the November 8, 1999 Apex proposal, which Apex claimed would value Crown common stock at a minimum of $10.00 per share. By its terms, the offer was open until March 17, 2000.

   On March 10, 2000, Crown and its advisors received proposed forms of merger agreements from both Apex and Rosemore. The Apex agreement contained the same conditions as Apex's November 8, 1999 proposal, including due diligence and financing conditions. It additionally provided that Apex could terminate the agreement:

  . with no liability to Crown, if it were dissatisfied for any reason with any matter that arose in its 30-day due diligence investigation of Crown which was to be commenced following execution of the agreement; or

  . with a maximum liability to Crown of $500,000, if, at any time, the Apex board of directors determined that there was a more desirable use of the funds that would be required to acquire Crown.

   The Rosemore merger agreement contemplated that:

  . the transaction be structured as a merger, rather than as a tender offer;

  . a vote of two-thirds of the votes entitled to be cast by the Crown stockholders be required to approve the transaction;

  . approval be required by the Crown Board, including the unanimous approval of the Independent Committee; and

  . a "topping fee" (a fee that would be payable by Crown to Rosemore if Crown terminated the merger agreement and subsequently consummated a transaction with another party at a higher price) and Rosemore's transaction expenses be paid by Crown under certain circumstances were the merger not to occur.

   In a letter dated March 10, 2000 to Crown, Rosemore extended its offer to March 17, 2000 to facilitate the ongoing negotiations.

   In a letter to Apex's counsel, dated March 13, 2000, McGuireWoods, at the direction of the Independent Committee, advised Apex that its proposal was under review by Crown and that improvements could be made to the proposal to further its consideration. These improvements included entering into a confidentiality agreement, immediately commencing due diligence and eliminating the due diligence and financing conditions and Apex's corresponding termination right. Apex was also requested to structure its proposal as a tender offer and to eliminate the two termination conditions discussed above.

   In telephone conversations with Shearman & Sterling, Skadden Arps relayed the ways in which the Independent Committee believed Rosemore could improve the legal terms of its offer. Specifically, it was proposed that the transaction be structured as a tender offer, that consummation of the transaction be conditioned on the approval of a majority of non-Rosemore stockholders, and that there be no Crown obligation to pay Rosemore any fees or expenses in the event of termination of the agreement.

   At a meeting of the Independent Committee on March 14, 2000, Skadden Arps reviewed with the Independent Committee the terms of the merger agreements proposed by Rosemore and Apex, and the status of the negotiations of the agreements, as well as the indication of interest Crown had received from Olympic Resources Limited. CSFB summarized for the Independent Committee its work to date. CSFB discussed its various approaches to valuation including, among others, discounted cash flow analysis and analyses of comparable transactions and comparable companies.

   In a letter to the Crown Board, dated March 15, 2000, the U.S. subsidiary of a non-U.S. oil company (the Non-U.S. Oil Company) expressed its interest in acquiring all of the outstanding shares of Crown common stock for cash at an undisclosed price it stated would be above the offers announced by Rosemore and Apex. The proposal was conditioned on satisfactory completion of a 45 to 60-day period of due diligence and negotiation and execution of a mutually satisfactory definitive agreement. The Non-U.S. Oil Company had previously entered into a confidentiality agreement including standstill provisions with Crown on February 14. CSFB informed the Non-U.S. Oil Company that, given the already extensive length of the process and the fact that the Non-U.S. Oil Company had signed the confidentiality agreement entitling it to commence due diligence a month ago, a 45-day due diligence period was too long.

   By March 15, 2000, Skadden Arps had delivered to counsel for Rosemore and Apex mark-ups of their respective draft merger agreements reflecting, among other things, the changes previously proposed to each of the parties. In addition, both Rosemore and Apex were asked to extend the expiration dates of their offers.

   On March 16, 2000, Apex advised Crown that it was extending the expiration date of its proposal to April 17. Also on March 16, representatives of Crown, Skadden Arps, CSFB, McGuireWoods, and Shearman & Sterling participated in a conference call to discuss the draft of the merger agreement between Rosemore and Crown. In a letter dated March 17 to Crown, Rosemore extended its deadline to April 17 to give the Crown Board the opportunity to explore with Apex whether the conditions included in the Apex proposal could be removed without the time pressure created by Rosemore's earlier deadline.

   On March 17, 2000, counsel for Apex contacted Skadden Arps and requested a meeting between Mr. Novelly, the chairman of Apex, and the Independent Committee to discuss ways in which a transaction between Apex and Crown might be structured so that Crown remained a publicly traded company. On March 21, after consultation with Mr. Dacey, Skadden Arps advised counsel for Apex that the Independent Committee would not meet with Apex until it had executed a confidentiality agreement with standstill provisions.

   On March 22 and March 23, 2000, representatives of Skadden Arps, McGuireWoods, and Crown participated in telephone conversations with representatives of Shearman & Sterling to discuss the draft merger agreement between Rosemore and Crown.

   On March 23, 2000, the Independent Committee held a telephonic meeting in which its financial and legal advisors participated. The Independent Committee determined that bringing the process to a timely conclusion was in the best interests of Crown and its stockholders, and, to that end, it directed CSFB to request that interested parties submit their "best and final offers" to Crown by March 29, 2000. In this regard, the Independent Committee noted that the Non-U.S. Oil Company, which had signed a confidentiality agreement almost six weeks before, had failed to commence due diligence. The Independent Committee believed that this delay raised questions regarding whether the Non-U.S. Oil Company would ever become a serious bidder, and determined not to jeopardize the progress made to date with an extended delay. On March 24, in accordance with the Independent Committee's request, CSFB contacted Apex, the Non-U.S. Oil Company and Rosemore.

   On March 24, 2000, at the request of Crown, Rosemore agreed to provide up to $66 million in performance guarantees relating to Crown's purchase of crude oil, feedstock and other petroleum products. Rosemore has since reduced its commitment to provide guarantees to a level not to exceed $50 million, and the guarantee arrangement is currently scheduled to expire on March 31, 2001. See "RELATED PARTY TRANSACTIONS" on page 73.

   On March 27, 2000, Shearman & Sterling distributed to Crown and its advisors a revised draft of the merger agreement between Rosemore and Crown.

   Also on March 27, 2000, the Non-U.S. Oil Company contacted CSFB to convey that its board of directors had a meeting scheduled for later in the week to consider the necessary funding for a possible due diligence investigation of Crown. The Non-U.S. Oil Company indicated that it believed the transaction was economically viable at a price per share in the range of $10.00 but that it would need five weeks to conclude due diligence. The Non-U.S. Oil Company was again advised that the strategic process had been ongoing for several months and that it needed to begin due diligence as soon as possible for its offer to be considered. The Non-U.S. Oil Company neither commenced due diligence nor submitted a final offer.

   From March 27 through March 29, 2000, Crown and Rosemore and their respective legal and financial advisors negotiated the terms of the merger agreement and the related documents and schedules.

   On March 28, 2000, the Rosemore board authorized Mr. Edward L. Rosenberg to submit a revised proposal to Crown increasing the consideration for the Crown common stock to $9.35 per share in cash, with authority to increase the consideration up to $9.50 per share, if necessary. At this time, Aegis Muse confirmed to the Rosemore board that a purchase price of $9.50 per share was fair to Rosemore (other than to Rosemore's shareholders or affiliates) from a financial point of view.

   On March 29, 2000, Rosemore advised Crown that it was increasing its offer to acquire all of the outstanding shares of Crown common stock to $9.35 per share in cash, and that such offer would expire on March 31. It also indicated that it had satisfactorily completed its due diligence investigation of Crown. Rosemore submitted a revised draft of its proposed form of merger agreement to Crown and its advisors which contemplated that:

  . the transaction would be structured as a merger, rather than as a tender offer;

  . Rosemore would not be required to close the merger if an event of default existed under Crown's indenture covering the 10 7/8% senior notes or would occur as a result of the merger;

  . a stockholder vote of two-thirds of the votes entitled to be cast would be required to approve the merger;

  . Rosemore would not be entitled to a topping fee, but would be entitled to reimbursement of expenses if the Crown stockholders did not approve the merger; and

  . Crown's stock plans would be amended to clarify that the merger would not trigger certain benefits under the plans.

   Also on March 29, 2000, Apex confirmed its cash offer of $9.20 and submitted a revised draft of the proposed merger agreement. In accordance with the Independent Committee's request, the agreement provided for a revised transaction structure of a tender offer for all outstanding shares followed by a second-step merger. The tender offer would also be conditioned on satisfactory completion of due diligence, obtaining replacement financing for Crown's 10 7/8% senior notes and the tender of 66 2/3% of the shares not owned by Apex. Apex indicated that it was actively pursuing replacement financing for the 10 7/8% senior notes. The agreement also provided that, in the event the agreement was terminated under certain circumstances and, within 18 months of such termination, Crown entered into an agreement with respect to another acquisition proposal, Crown would be obligated to pay Apex the higher of $1 million or 10% of the excess amount of the consideration received in the third-party transaction over the consideration proposed by Apex.

   In its March 29 letter, Apex also reiterated its proposal to engage in a stock-for-stock merger with Crown that it claimed would value Crown's stock at a minimum of $10 per share. This offer was similarly conditioned on completion of due diligence and obtaining replacement financing for the 10 7/8% senior notes. The Apex proposal also provided for a "shortfall distribution" to all stockholders on December 31, 2001 if the average closing price of the shares for the combined company did not reach $12.00 for a period of at least five consecutive trading days prior to that date. The distribution would be equal to the difference between $12.00 and the highest five-day closing price during the period. Apex also advanced a third alternative proposal to purchase 3.5 million to 4.5 million newly issued Crown Class A common shares in a private placement at a price of $9.50 per share. Such proposal also included a shortfall distribution and was not conditioned on completion of due diligence, but was conditioned upon suspension of Crown's shareholder rights plan and the availability of replacement financing for the 10 7/8% senior notes. Apex further indicated that it had instructed its financial advisors to schedule a meeting with CSFB to discuss its various proposals. Apex also submitted a revised form of a proposed acquisition agreement.

   The Independent Committee met on March 29 and was updated by its advisors on both the Apex and Rosemore proposals. The Independent Committee noted that the Apex proposal remained subject to significant conditions and that the Rosemore proposal declined to structure the offer as a tender offer or to include a provision that the offer be found acceptable to a majority of the public stockholders other than Rosemore. The Independent Committee observed that Rosemore agreed to eliminate the topping fee provision. The Independent Committee believed that the price offered was still not sufficient and that the requirement that Rosemore's expenses be paid by Crown if its proposal was not approved by Crown's stockholders was not acceptable. To permit continued negotiations with Rosemore on these and other outstanding issues, the Independent Committee directed CSFB to request an extension of Rosemore's offer beyond its Friday, March 31 deadline.

   The Independent Committee reconvened on March 30, 2000, with its legal and financial advisors present. The Independent Committee discussed in detail the three variations of the Apex offer, and compared the terms of those proposals to the terms of the Rosemore proposal. The Committee focused on the cash proposals of both bidders because this form of consideration provided a more certain value for stockholders and because the Apex stock alternatives would require Rosemore to remain invested in Crown in a minority position, which was not an alternative the Independent Committee members believed Rosemore would accept. All of the Apex proposals would fail without the support of Rosemore, Crown's largest stockholder. Although the Independent Committee noted that the cash consideration offered by Rosemore was greater than that offered by Apex, the most significant factor distinguishing the proposals was the conditional nature of the Apex bid. Specifically, the

Apex cash offer still remained subject to a due diligence condition, but Apex continued to refuse to enter into a confidentiality agreement including standstill provisions which was a prerequisite to beginning due diligence. The Independent Committee particularly noted that Apex's cash offer was conditioned on obtaining a lender commitment to refinance Crown's 10 7/8% senior notes. The Independent Committee noted that these conditions were not contained in Rosemore's proposal, and, as a result, Rosemore's proposal was more certain to be consummated than the Apex cash offer. Accordingly, the Independent Committee deemed Rosemore's proposal to be superior because the absence of such due diligence and financing conditions suggested that there was a greater likelihood that a merger with Rosemore would be completed. Following this discussion, the Independent Committee directed CSFB to request a meeting with Apex's financial advisors to determine whether Apex's proposal could be improved through the elimination of conditions or improved consideration. The Independent Committee also determined that Mr. Dacey should contact Rosemore to discuss price, expense reimbursement and any other outstanding issues, and to request an extension of Rosemore's offer.

   On March 30, 2000, CSFB contacted Apex and its legal advisors to review Apex's offer and to request a higher cash bid with no conditions. CSFB also requested that Apex enter into a confidentiality agreement including standstill provisions with Crown, which request was refused. CSFB was informed that no commitment had been obtained with respect to the refinancing of the 10 7/8% senior notes, which was a condition to two of Apex's three proposals. CSFB was also advised that the proposed "shortfall distribution" would be an obligation of the surviving corporation, not Apex.

   On March 31, 2000, in an Independent Committee meeting with its advisors participating, Mr. Dacey reported on his conversations with Mr. Edward L. Rosenberg, the president of Rosemore. Rosemore agreed to an extension of its offer to April 3, so that the two parties and their advisors could continue to negotiate price, the issue of Rosemore's expense reimbursement and other outstanding issues with respect to the merger agreement. CSFB advised the Independent Committee of the status of its discussions with Apex's advisors.

   On March 31, 2000, at the request of Crown, Rosemore agreed to provide Crown with cash borrowing availability as permitted under Crown's indenture relating to the 10 7/8% senior notes. See "RELATED PARTY TRANSACTIONS" on page 73.

   On April 2, 2000, an Independent Committee meeting was held with all advisors participating. Mr. Dacey reported that, after discussions with Mr. Edward L. Rosenberg, the expense reimbursement issue had been resolved such that reimbursement would be made only if Crown consummated a competing transaction. He also reported that most of the outstanding issues in the agreement had been resolved except for the form of severance-related waivers from Crown executives and certain other benefits-related issues which were to be negotiated over the course of the coming week directly between Rosemore's representatives and the affected employees. Rosemore declined to further discuss price until these outstanding issues were resolved, and Rosemore agreed to extend its offer indefinitely to permit such resolution, although it reserved the right to withdraw such extension at any time.

   From March 30 to April 6, 2000, Crown's advisors and senior management, the Independent Committee's advisors, and Rosemore and its advisors negotiated the terms of and worked to finalize open issues in the merger agreement, related documents and disclosure schedules, including the price per share of Crown common stock, certain employee benefits issues and the terms of certain waivers to be executed by key employees of Crown in connection with the merger.

   On Friday, April 7, 2000, the Independent Committee again met with its advisors. The members were informed that all of the previously open issues in the merger agreement had been satisfactorily resolved and that the waivers requested by Rosemore had been executed. Skadden Arps informed the Independent Committee that advisors to Apex had indicated on April 6, 2000 that Apex was now willing to execute a confidentiality agreement with standstill provisions but that it would require 30 days to complete due diligence and requested that the Independent Committee hold any further action in abeyance while it completed its investigation. The members of the Independent Committee noted that Apex had repeatedly been urged to sign the confidentiality agreement over the past several weeks but had declined to do so. The Independent Committee therefore unanimously rejected the request to delay further the process that had been ongoing for more than a year and thereby jeopardize a fully negotiated contract with Rosemore. The Independent Committee also believed that it would be difficult to obtain stockholder approval for an Apex transaction, and that a transaction with Rosemore had a substantially higher likelihood of consummation.

   Members of the Independent Committee also considered management's concern that, as a result of the losses sustained by Crown over the last five years, the capital intensive nature of its business, the use of significant cash resources to finance required environmental related expenditures, the substantial consolidation underway in the refining and marketing industries, the uncertainty created by volatility in crude oil prices and refining and retail margins, and the working capital needs associated with the run-up in crude oil prices, Crown would be constrained in its ability to maintain the pace of improvements necessary to remain competitive without external financial support. The Independent Committee noted that Rosemore has provided financial support through its willingness to loan money to Crown and guarantee certain of its trade obligations on an unsecured basis, and to participate in Crown's $125 million secured credit facility. The Independent Committee further noted that management believes that there are no other providers of this type of support on comparable terms and conditions. The Independent Committee considered that Rosemore was under no obligation to continue its financial support of Crown in the future, and believed that a termination or reduction of the support could require Crown to seek additional financing that either may not be available or, if available, would be more costly to Crown. Given these factors, the Independent Committee viewed the sale of Crown, now at a price it believed to be fair, as more beneficial to unaffiliated stockholders than risking a further deterioration of Crown's business and prospects and decreased values for stockholders in the future. The Independent Committee's view took into account margin improvements at that time that the Independent Committee believed might be short-term in nature and not a change in Crown's long-term business environment.

   Mr. Dacey left the meeting and called Mr. Edward L. Rosenberg. On the call, Mr. Dacey conveyed to Mr. Rosenberg that the Independent Committee would be willing to recommend the merger agreement to the Crown Board if the offer price were increased to at least $9.50 per share from $9.35 per share. After discussion, Mr. Rosenberg, on behalf of Rosemore, agreed to raise the price to $9.50 per share. Mr. Dacey returned to the meeting and reported the increased offer to the Independent Committee.

   CSFB then gave its oral opinion that the aggregate merger consideration was fair, from a financial point of view, to the stockholders of Crown, other than Rosemore and its affiliates, which opinion was subsequently confirmed in writing. Skadden Arps reviewed with the members of the Independent Committee their fiduciary duties and the terms of the merger agreement. The Independent Committee then unanimously moved to recommend to the Crown Board that it accept the Rosemore proposal and further recommend stockholder approval of the merger and merger agreement.

   Immediately following the meeting of the Independent Committee, the Crown Board convened a meeting, with all directors present except for Mr. Henry A. Rosenberg, Jr. who had recused himself. Based on the recommendation of the Independent Committee and the fairness opinion of CSFB, among other things, the Crown Board unanimously voted to approve a merger with Rosemore on the terms set forth in the merger agreement presented to it and to recommend that the stockholders approve the merger and merger agreement.

   In connection with its approval of the merger and merger agreement, the Crown Board modified the shareholder rights plan, dated February 1, 2000, by amending the definition of "Final Expiration Date" to provide that the earlier of the close of business on February 14, 2001 or that time which is immediately prior to acceptance by the State Department of Assessments and Taxation of Maryland of articles of merger consummating the merger between Crown and RAC will constitute the final expiration date under the rights plan. The Crown Board also declared the merger and merger agreement to be an approved transaction under the rights plan, so that the execution of the merger agreement that was under discussion would not result in a distribution date under the rights plan or the separation of the rights from the Crown common stock to which they are attached. In addition, the Crown Board nominated individuals identified by Rosemore for election as directors of Crown following the consummation of the merger.

   On Friday evening, April 7, 2000, Crown, Rosemore and RAC executed the merger agreement.

   On May 1, 2000, Crown received an amended transaction proposal from Apex. In its amended cash merger proposal, Apex offered to purchase all of the outstanding shares of Crown common stock not owned by it for $10.00 per share. Although the proposal remained conditioned on the receipt of financing sufficient to repay Crown's 10 7/8% senior notes, the prior due diligence condition was eliminated. With respect to the alternative proposals previously advanced by Apex, Apex increased the price at which it offered to purchase between 3.5 million and 4.5 million shares of Crown Class A common stock in a private placement from $9.50 per share to $10.00 per share, and affirmed its offer relating to a stock-for-stock merger, which Apex asserted would value the Crown common stock at $10.00 per share. In addition, Apex stated that it would post a letter of credit in the amount of $30 million to secure the "shortfall distribution" proposed in connection with the latter two alternative proposals.

   On May 10, 2000, the Independent Committee met with its advisors and discussed the amended Apex proposal. The Independent Committee was briefed by CSFB on the current market for debt securities and the feasibility of issuing debt securities in this market. At the meeting, the Independent Committee determined to continue to review the Apex proposal.

   On May 15, 2000, Crown filed its preliminary proxy statement for its special meeting to be held on August 24, 2000, which was amended on June 22 and July 12, filed definitively on July 24, 2000 and further amended on July 25, 2000.

   On May 17, representatives of McGuireWoods inquired of Mr. Novelly's legal advisors whether Mr. Novelly would agree to the omission of his shareholder proposal calling for the sale of Crown from the proxy statement relating to the April 17, 2000 merger agreement and to the inclusion of such proposal in the proxy statement for any subsequent Crown stockholder meeting to be held in the event the merger and merger agreement were not approved by the Crown stockholders. Mr. Novelly assented to such request by letter, dated May 22, 2000, from Mr. Novelly's legal advisors to Skadden Arps.

   Also in the May 22, 2000 letter, the Independent Committee was requested to indicate whether it had rejected the Apex proposal and, additionally, to release a proposed financing source from restrictions that Apex stated prevented it from entering into discussions with the financing source. By letter dated May 24, 2000, McGuireWoods advised Apex that Crown's confidentiality agreement with the financing source does not preclude the financing source from dealing with Apex so long as information furnished to it by Crown is not disclosed to Apex.

   On May 23, 2000, Mr. Dacey contacted Rosemore to request a limited waiver from Rosemore of Crown's obligation under the merger agreement not to encourage any inquiries concerning a transaction competitive with the merger so that the Independent Committee could communicate with Apex with respect to the Apex proposal.

   Pursuant to a limited waiver granted to Crown by Rosemore, by letter dated May 23, 2000, Mr. Dacey, on behalf of the Independent Committee, informed Apex that it continued to evaluate the Apex proposal and, to that end, sought confirmation that the Apex proposal was still in effect.

   In a letter dated May 25, 2000, Apex confirmed that its proposals remained open and restated its willingness to sign a confidentiality agreement with a standstill provision if Crown would cease activities with respect to the Rosemore merger proposal while Apex conducted a 30-day due diligence review.

   Pursuant to a second limited waiver by Rosemore dated May 26, 2000, the Independent Committee, by letter also dated May 26, indicated to Apex its willingness to arrange a meeting between Crown's and Apex's financial advisors and two principals from each of Crown and Apex to discuss Apex's plans and sources of financing in connection with its proposed refinancing of Crown's 10 7/8% senior notes. By letter to Crown dated May 31, 2000, Apex requested that the scope of the matters to be discussed at the proposed meeting be expanded. In a letter to Apex dated June 1, Mr. Dacey, on behalf of the Independent Committee, reiterated that the purpose of the meeting would remain limited to an assessment of the financing contingency in Apex's proposal.

   At a meeting of the Independent Committee and its advisors on June 1, 2000, Mr. Dacey briefed the Independent Committee on the status of communications with Apex, and the Independent Committee determined to continue efforts to schedule a meeting with Apex and its financial advisor. The Independent Committee was further briefed on the status of the proceedings with respect to the proposed merger with Rosemore.

   On June 5, 2000, pursuant to the April 7, 2000 merger agreement, Rosemore requested Crown to amend the size of the Crown Board to be effective from the next succeeding meeting of the Crown stockholders at which directors are to be elected following the effective time of the merger and to amend some of its employee benefit plans. These actions were taken at the regular Crown Board meeting on June 29, 2000.

   On July 14, 2000, Mr. Novelly and Mr. Wahl, together with Apex's financial advisors, met with Mr. Dacey and Crown's financial advisors to discuss the financing contingency in Apex's proposal. Mr. Novelly provided a letter (Arrangement Letter) from a lender setting forth a proposal to arrange and agent a credit facility to refinance Crown's 10 7/8% senior notes and secured indebtedness. This proposed facility was subject to numerous conditions, including completion of a field survey acceptable to the lender, receipt of appraisals acceptable to the lender, successful syndication of the facility, approval of the lender's credit committee and an unspecified guarantee and an equity infusion from Apex in an unspecified amount.

   At this meeting Mr. Novelly stated the unsolicited intention of Apex to raise its cash bid from $10.00 to $10.50 per share. Mr. Novelly also expressed Apex's willingness to pursue a stock-for-stock transaction valued at $10.50 per share with contingent value rights entitling holders thereof to cash payments equal to the difference between $12.50 and the highest average closing price of the stock over certain periods. Mr. Novelly also provided a letter from a second lender that would, subject to its credit committee approval, issue a letter of credit to support the contingent value right obligation. In addition, during the meeting, Apex's financial advisor provided Crown's financial advisor with additional information concerning the revised Apex proposal.

   On July 17, 2000, CSFB and the Independent Committee's legal advisors discussed the substance of the July 14 meeting and the Arrangement Letter with Mr. Dacey. Also on July 17, Apex filed an amendment to its Schedule 13D stating that it had increased its bid for Crown in the manner previously indicated by Mr. Novelly.

   On July 18, the Independent Committee met with its financial and legal advisors to discuss the Arrangement Letter and the modified Apex proposal. The Independent Committee discussed the various conditions in the Arrangement Letter and expressed its view that it was more in the nature of an indication of interest in facilitating a transaction rather than a firm commitment to lend the amounts necessary to refinance Crown's debt. CSFB concurred with the Independent Committee's view. The Independent Committee concluded that the letter did not alleviate the Independent Committee's previous concerns regarding the conditional nature of the Apex proposal.

   The Independent Committee also noted that consummation of either the cash or the stock-for-stock Apex alternative proposal would require approval of Crown's stockholders, and that without the support of Rosemore this stockholder approval could not be obtained. Accordingly, unless the Independent Committee believed that Rosemore would vote for the modified Apex proposal, the higher per share price contained in the modified Apex proposal, even assuming financing could be obtained, would prove illusory and fail to deliver value to stockholders. The Independent Committee members did not believe Rosemore would support the modified Apex proposal because of the conditional nature of the proposal and because it would require Rosemore to relinquish its position as Crown's largest stockholder. The Independent Committee determined to confirm its belief by asking Rosemore if it would support either form of the modified Apex proposal. Such inquiry was made on July 18, 2000. On July 19, 2000, Rosemore stated in a letter addressed to the Independent Committee that while Rosemore would seriously evaluate any credible proposal, it did not support the revised Apex proposal. In addition, Rosemore stated that if the Crown stockholders do not approve the merger, Rosemore would have to reconsider its willingness to continue to provide financial support to Crown.

   On July 25, 2000, Crown first began mailing to its stockholders its definitive proxy statement relating to the April 7, 2000 merger agreement.

   By letter dated July 25, 2000, Apex disputed the Independent Committee's stated reasons for not pursuing Apex's acquisition proposals and reiterated that Apex had authorized Crown to contact its lenders to confirm that the Apex financing proposals were not conditional. Apex also requested that Crown amend its rights plan or redeem its rights to permit Apex to make a tender offer free from the rights plan.

   On July 27, 2000, the Independent Committee met with its legal and financial advisors and considered Apex's July 25 letter. After discussion, the Independent Committee authorized Mr. Dacey to reply, which he did by letter dated July 27, 2000. In the letter, Mr. Dacey indicated that the Independent Committee continued to believe that Apex's evidence of financing was conditional and observed that Crown's rights plan permits fair tender offers for all of the Crown stock coupled with a back-end merger. The letter further noted that, were a tender offer made for 100% of the Crown stock, the Independent Committee would consider the terms and conditions of such an offer and take appropriate action regarding the rights plan for the benefit of all Crown stockholders.

   On July 31, 2000, Golnoy Barge Company, Inc. and Apex, two entities beneficially owned by Mr. Novelly, filed a preliminary proxy statement, which was amended on August 11 and filed definitively on August 14, 2000, and sent letters to stockholders on August 9 and August 17, 2000, asserting, among other things, that the Rosemore merger offered inadequate value.

   The Independent Committee met with its advisors on August 3, 2000 and again on August 9 and discussed the status of Crown's proxy solicitation process in connection with the April 7, 2000 merger agreement, as well as the correspondence between Mr. Novelly, Crown and Crown's stockholders.

   At an August 23, 2000 meeting of the Crown Board, the Board was informed that the April 7, 2000 merger agreement would probably not receive the requisite stockholder approval. The Crown Board authorized a Crown officer to execute and deliver a notice of termination of the merger agreement if stockholder approval was not obtained. At a meeting of the Independent Committee on the same day, it was determined that, if stockholder approval were not obtained, Mr. Dacey should meet with Mr. Novelly following the special meeting to request Apex to present Crown with a definitive proposal to acquire all of Crown's stock at $10.50 per share in a fully-financed, all-cash unconditional tender offer to be commenced by September 29, 2000 and followed by a back-end merger. The Independent Committee also determined that, if such an offer were not received, Crown would focus on other strategic alternatives, which might include a strategic redirection or sale of assets and the continuation of overhead and cost structure reduction initiatives.

   Rosemore was told of Crown's intent to terminate the merger agreement and to encourage Apex to present a definitive acquisition proposal in the event that the Rosemore merger did not receive the requisite stockholder approval. Rosemore indicated that it would consider selling its Crown shares in any credible fully financed offer for cash.

   The Rosemore merger was submitted to Crown's stockholders for approval at a special meeting of stockholders on August 24, 2000. The merger agreement did not receive the requisite affirmative vote of two-thirds of the votes entitled to be cast and, following the meeting, the merger agreement was terminated by both Crown and Rosemore.

   On the same day, Mr. Dacey met with Mr. Novelly and his advisors and requested that Apex make a definitive tender offer proposal by September 29, 2000 on the terms and conditions outlined by the Independent Committee, including the requirement that Apex have in place firm financing commitments to, among other things, refinance Crown's 10 7/8% senior notes and secured indebtedness. Mr. Novelly agreed to work toward the Independent Committee's September 29, 2000 deadline, and Mr. Dacey recommended that Apex's financial advisors contact Rosemore's advisors to determine Rosemore's interest in the proposed tender offer. Further, in connection with the proposed transaction, Mr. Dacey again asked Mr. Novelly to enter into a confidentiality and standstill agreement with Crown that would prohibit Apex and its affiliates from acquiring Crown stock, other than pursuant to the offer, through September 29, 2000. Following the meeting, Mr. Dacey briefed the Independent Committee on his conversation with Mr. Novelly, and, on August 24, Mr. Novelly delivered to Crown an executed confidentiality and standstill agreement on behalf of Apex and the Novelly Group.

   On August 25, Rosemore filed an amendment to its Schedule 13D, stating, among other things, that Rosemore would continue to evaluate its investment in Crown to determine whether it was appropriate to remain an investor or to pursue another opportunity to acquire 100% of Crown, and that it would also seriously consider any credible third-party offer to acquire 100% of Crown's capital stock for cash or highly liquid securities that the Independent Committee supported.

   On August 29, 2000, there was an initial meeting of Crown and Apex executives in Baltimore with representatives of CSFB and Bear Stearns (financial advisors to Apex) present, followed by another meeting attended by representatives of Apex, Rosemore, CSFB, Bear Stearns and Aegis Muse. Beginning on August 29 and through the month of October, Apex and its advisors conducted a due diligence investigation of Crown, including meeting with Crown management, inspecting Crown facilities and reviewing financial, tax, legal and environmental matters.

   The Crown Board met on September 20, 2000 with Skadden Arps and McGuireWoods. At the meeting, the Board was briefed on the status of Apex's due diligence investigation and the Board discussed the interplay between the proposed Apex offer and the timing of Crown's annual stockholders meeting. The Board decided to call for the annual meeting to be held on October 26, 2000, with the understanding that such meeting could be postponed if necessary to allow more time to explore an Apex offer.

   The Crown Board met again on September 26, 2000, with Skadden Arps and McGuireWoods participating. The Board reviewed its earlier decision to approve a sale and leaseback transaction covering certain Crown retail marketing properties, in light of a financing alternative orally proposed by Mr. Novelly to Mr. Dacey. Mr. Dacey explained Mr. Novelly's proposal to pre-fund $15 million of purchases of finished petroleum products for delivery in mid-October, and Mr. Novelly's opposition to the sale and leaseback transaction as an impediment to his tender offer proposal. After deliberation, the Crown Board concluded that Crown's financial needs dictated that Crown proceed with the sale and leaseback transaction and that Mr. Novelly's financing proposal was not an adequate substitute. Mr. Dacey was directed to explain the reasoning behind the Crown Board's conclusion to Mr. Novelly.

   In a letter dated September 26, 2000 to Mr. Dacey, Apex requested that the September 29, 2000 deadline be extended to permit Apex to complete its due diligence. The Independent Committee met on September 27, 2000 and decided to grant Apex's request. By letter dated September 27, 2000, Skadden Arps indicated to Apex that the Independent Committee had extended the deadline for Apex to complete its due diligence and commence its tender offer until 5 p.m. on October 31, 2000. The Independent Committee also determined that, given this extension, the proposed October 26, 2000 annual stockholders meeting should be further postponed.

   Following a number of discussions between their respective advisors, on October 3, 2000, Crown and Apex finalized an agreement requiring Crown to keep certain Apex information confidential, including the terms of its proposed financing for a transaction.

   On October 5, 2000, Apex's advisors delivered to the Independent Committee's advisors a draft commitment letter dated October 2, 2000 from a lender to Apex pursuant to which the lender would agree to provide Apex and its acquisition vehicle funds sufficient to consummate the tender offer, refinance Crown's 10 7/8% senior notes and secured indebtedness, reimburse Rosemore for its credit support and provide working capital.

   On October 10, 2000, Mr. Novelly, as chairman of Apex, and his financial and legal advisors, met with the Independent Committee. At the meeting, Mr. Novelly proposed that a limited liability company composed of trusts and entities related to Mr. Novelly effect a cash tender offer for all Crown capital stock for $10.50 per share. Stockholders not accepting the $10.50 per share tender offer would retain their Crown stock and receive a $12.50 contingent value right. Further, following the tender offer, Crown would acquire Apex by way of a share exchange, the terms of which were not specified. In addition, Mr. Novelly advised the Independent Committee that Apex's willingness to proceed with this transaction was conditioned upon the active support and cooperation of Crown and Rosemore prior to consummation of the tender offer. In particular, Mr. Novelly stated that it would be necessary for Crown and Apex promptly to enter into a supply and processing agreement whereby Apex would supply Crown's crude oil requirements prior to the closing of the proposed transaction. At that time, Apex provided the Independent Committee with a draft tender offer agreement reflecting the terms of its tender offer proposal. On October 11, 2000, Apex delivered the draft tender offer agreement to Rosemore and its advisors.

   On October 11, Mr. Dacey and Mr. Edward L. Rosenberg, the president and chief executive officer of Rosemore, had a conversation in which Mr. Dacey outlined the terms of the transaction proposed by the Novelly Group. Mr. Dacey suggested that Rosemore review the bank commitment letter relating to the Novelly Group's proposed transaction, even if such a review would require Rosemore to execute a confidentiality agreement, as had been suggested by Apex. Rosemore, through its counsel, subsequently declined to execute such a confidentiality agreement because the bank commitment letter would in any event become a publicly filed document, and it preferred to be allowed to publicly comment on that document, if necessary.

   Over the next two weeks, the Independent Committee and its financial and legal advisors provided comments on the draft commitment letter and discussed the terms of the proposal with Apex's advisors. The Independent Committee met on October 17, 2000 to discuss the Apex proposal. Although the Independent Committee was willing to attempt to accommodate Apex's desire to keep Crown as a public company, the Independent Committee determined that it would prefer that the proposal be recast as originally requested--a tender offer coupled with a back-end merger--as such a structure would avoid concerns of the Independent Committee raised by the Apex proposal. These concerns related to the potential illiquid nature of the remaining Crown shares after an Apex tender offer and the impact that would have on the value of a contingent value right, as well as uncertainty regarding the nature and value of Apex assets that were to be combined with Crown in the proposed share exchange. The Independent Committee directed its advisors to contact Apex's advisors regarding its concerns.

   Apex's advisors informed the Independent Committee's advisors that Apex was most interested in a transaction if Crown could remain a public company following the tender offer. On October 25, 2000, Skadden Arps provided Apex's legal advisors with a mark-up of the draft tender offer agreement, which proposed that, among other things, Apex be required to guarantee the obligations of the newly-formed acquisition vehicle, the offer schedule be expedited and Apex's offer conditions and termination rights be narrowed. Further, following a meeting of the Independent Committee on October 26, 2000 and at its direction, it was also proposed to Apex that a back-end merger could be foregone only if Crown's AMEX listing were retained for one year, two independent directors were appointed to the post-closing Crown Board and, for one year, no transaction would be proposed between Crown and an affiliate of Mr. Novelly which would result in Crown stockholders receiving less than $10.50 per share.

   On October 26, 2000, the Crown Board set December 14, 2000 as the date of Crown's 2000 annual meeting of stockholders, and asked the nominating committee of Crown's Board to propose nominees for election.

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

   On October 28, 2000, Apex's legal counsel delivered to Skadden Arps a term sheet for its proposed supply and processing agreement, additional evidence of financing and comments on Crown's mark-up of the tender offer agreement. Apex's counsel also indicated that it believed the Independent Committee should now advise Rosemore that, subject to completion of definitive documentation, the Independent Committee recommended the Apex deal, and that Apex would not proceed with final negotiations unless Rosemore indicated its support for the proposed Apex offer. Mr. Novelly subsequently confirmed this point to Mr. Dacey.

   The Independent Committee met again on October 30, 2000 with its advisors to discuss the status of the Apex proposal. The Independent Committee was briefed on the current status of the contractual documents for the Apex proposal and informed that Apex had indicated it was not interested in continuing to pursue the tender offer unless it had assurances that Rosemore would support it. Although the Independent Committee believed that it would be preferable to have a fully negotiated deal with Apex prior to seeking Rosemore's support, given Apex's position and the Independent Committee's desire to proceed promptly with a transaction that would give all Crown stockholders the opportunity to receive $10.50 per share, the Independent Committee determined to provide Rosemore with the current documentation for the Apex tender offer and advise Rosemore that the Independent Committee was willing to proceed with the Apex tender offer subject to Rosemore's support. The Independent Committee also directed Mr. Dacey to contact Mr. Novelly and encourage him to continue working toward finalizing the proposed transaction, and asked CSFB and Skadden Arps to convey a similar message to Apex's advisors. The Independent Committee also extended the deadline for commencement of an Apex tender offer until November 30, 2000.

   At the October 30, 2000 meeting of the Independent Committee, Messrs. Bunting, Gibbons and Jews and Ms. Goldman confirmed that they did not intend to seek reelection as directors of Crown at the next annual meeting of stockholders scheduled for December 14, 2000.

   On October 30, 2000, the Crown Board, on the recommendation of its nominating committee, nominated the following eight directors for election at Crown's annual meeting of stockholders to be held on December 14, 2000. Messrs. Michael F. Dacey, Stanley A. Hoffberger, Barry L. Miller, Frank B. Rosenberg, Henry A. Rosenberg, Jr., and John E. Wheeler, Jr. were nominated for election by the holders of Crown's Class A common stock, and Mr. Jack Africk and the Reverend Harold Ridley, S.J. were nominated for election by the holders of Crown's Class B common stock.

   On October 31, 2000, Mr. Dacey telephoned Mr. Kenneth Trout, Rosemore's Executive Vice President and Chief Operating Officer, and outlined the terms of the proposed Apex transaction. Mr. Dacey also noted that the Independent Committee had extended the deadline for commencement of an Apex tender offer to November 30, 2000. Mr. Trout indicated that Rosemore continued to evaluate whether to continue to hold its investment in Crown, to sell into a third-party offer, or to pursue another opportunity to acquire 100% of Crown. Mr. Dacey stated that he would arrange for Rosemore to receive the proposed Apex transaction documents, except for the bank commitment letter, which could not be provided by the Independent Committee due to the confidentiality agreement with Apex. Mr. Dacey suggested that Mr. Trout discuss with Mr. Novelly the proposed Apex transaction and arrange to receive the bank commitment letter directly from Apex. On the following day, Mr. Novelly called Mr. Trout to invite him to Apex's offices in St. Louis on November 2, in order to review the bank commitment letter.

   On November 1, 2000, Skadden Arps provided to counsel to Rosemore, for its review, the Apex draft tender offer agreement and term sheet for the processing and supply agreement with Apex. Rosemore's counsel was advised that the Independent Committee believed that Apex could finance its proposed tender offer and that the Independent Committee desired to proceed with this transaction, and, therefore, asked Rosemore to indicate to the Independent Committee whether it would support the tender offer.

   On November 3, 2000, Crown filed its preliminary proxy statement for its annual meeting of stockholders to be held on December 14, 2000, which was filed definitively on November 17, 2000 and first mailed to Crown's stockholders on or about November 20, 2000.

   Mr. Trout was unable to travel to St. Louis on November 2, 2000. Instead, on November 14, the financial and legal advisors to Apex and Rosemore met in New York to allow Rosemore's advisors to review Apex's financing commitment and to discuss Apex's proposal in further detail. Because Rosemore did not have any information about the exchange of shares of Apex and Crown contemplated by the Apex proposal, Rosemore deferred consideration of the Apex proposal at that time. Following that meeting, the financial advisors to Apex and Rosemore discussed the possibility of the Novelly Group selling its investment in Crown to Rosemore.

   Following the November 14 meeting in New York, representatives of Rosemore and its legal and financial advisors continued discussions with the legal and financial advisors of the Novelly Group to better understand the terms of the Novelly Group's proposed transaction. On November 22, 2000, during conversations between the financial advisors to Apex and Rosemore, Bear Stearns, financial advisor to Apex, suggested, in response to an inquiry by Aegis Muse, that the Novelly Group would be willing to sell its interest in Crown to Rosemore if Rosemore reimbursed its documented transaction expenses to date, which the Novelly Group estimated to be between $2 million and $3 million. Aegis Muse, financial advisor to Rosemore, indicated that there had been no decision by Rosemore to propose a transaction for the acquisition of Crown, and that Rosemore continued to evaluate whether to hold its investment in Crown, to sell into a third-party offer, or to pursue another opportunity to acquire 100% of Crown. Aegis Muse also expressed its belief that Rosemore would not be willing to reimburse expenses in an amount in excess of $1.5 million. The Novelly Group's advisor responded that the Novelly Group would consider selling its Crown holdings to Rosemore at a price of $10.50 per share if Rosemore paid $1.75 million of its transaction expenses incurred in pursuing a transaction with Crown and completed the purchase quickly. Rosemore's financial adviser agreed to communicate this proposed transaction structure to Rosemore's management.

   At a meeting of Rosemore's special committee on November 28, 2000, Aegis Muse presented the primary terms on which advisors to the Novelly Group had indicated that the Novelly Group would be willing to sell its shares in Crown to Rosemore. After discussing the possibility of acquiring the Novelly Group's shares in Crown on the terms suggested, the special committee instructed Rosemore's advisors to continue discussions with the Novelly Group.

   From time to time in November and December, Rosemore's legal counsel called Skadden Arps to indicate that Rosemore was still considering a number of options, including selling its shares in an Apex tender offer or, instead, offering again to acquire Crown. Rosemore's counsel noted that, in any transaction with Rosemore as the acquiror, Rosemore would be likely to seek a proxy to vote the Novelly Group's shares in favor of such a transaction, and might be willing to buy the Novelly Group's Crown stock for $10.50 per share even if a transaction with Crown were not consummated. Skadden Arps indicated to Rosemore's counsel that it believed the Independent Committee would consider either a Rosemore or Apex acquisition proposal, so long as the proposal was supported by both the Novelly Group and Rosemore and offered all stockholders the right to receive at least $10.50 per share in cash.

   On November 29, 2000, counsel to Rosemore distributed to Crown's advisors a draft merger agreement, substantially similar in form to the April 7, 2000 merger agreement, and, on November 30, a stock purchase agreement to the Novelly Group and its advisors. The stock purchase agreement contemplated that the Novelly Group would grant Rosemore a proxy to vote in favor of the proposed merger between Crown and Rosemore and also provided for the purchase of the Novelly Group's Crown stock by Rosemore in the event the merger was not completed, other than in certain limited circumstances. On November 30, 2000, Crown publicly announced that it was discussing its strategic alternatives with Rosemore and Apex.

   The Independent Committee met on December 4, 2000 with its financial and legal advisors. Prior to the meeting, the Independent Committee had received from its advisors materials containing an updated Crown valuation analysis, as well as drafts of the proposed Rosemore merger agreement, the stock purchase agreement and an amendment to the rights plan that would facilitate such a proposed transaction. CSFB discussed its updated valuation of Crown.

   At that December 4 meeting, Skadden Arps updated the Independent Committee on the status of discussions among the advisors to Crown, Rosemore and the Novelly Group. Particularly, the Independent Committee was advised that the draft Rosemore merger agreement was substantially similar to the original agreement, and that the key open issues were certain employee benefits matters, the inclusion of a provision that would require approval of the merger by a majority of the Crown shares not held by Rosemore and Rosemore's desire to condition any transaction upon receipt of a consent to the merger from the lessor under Crown's sale and leaseback transaction covering certain Crown retail marketing activities. Skadden Arps also briefed the Independent Committee on its understanding of the status of discussions among the advisors to Rosemore and the Novelly Group with respect to the stock purchase agreement. The Independent Committee was notified of Mr. Novelly's request that the Crown annual stockholders meeting be further postponed if a definitive transaction could not be finalized in the immediate future. After discussion among the members of the Independent Committee and their advisors, the Independent Committee determined not to change the scheduled meeting date at that time.

   The legal and financial advisors to the Novelly Group and Rosemore continued to discuss the terms of the draft stock purchase agreement. Legal counsel for each of the Novelly Group and Rosemore contacted Skadden Arps to provide updates on the status of those discussions, each noting that the circumstances upon which Rosemore would be obligated to purchase the Novelly Group's Crown shares were still under discussion. Legal advisors to Rosemore and to certain key employees of Crown also discussed the terms of proposed waivers for execution by those employees in connection with any transaction involving Rosemore. See "THE MERGER AGREEMENT--Waiver Agreements" on page 65.

   The Independent Committee met again with its advisors on December 10, 2000. It was informed that negotiations between management and Rosemore's advisors with respect to employee benefits matters had been finalized, and that Crown had received an indication from the lessor to the sale and leaseback transaction that it would consent to a merger of Crown and Rosemore. Skadden Arps relayed to the Independent Committee its understanding that advisors to the Novelly Group and Rosemore continued to discuss the timing and conditions related to the possible purchase of the Novelly Group's Crown stock and the reimbursement of its expenses in connection with its offer to acquire Crown, as well as Mr. Novelly's continued interest in the further postponement of the Crown annual meeting of stockholders. After review of the discussions among the three parties, the Independent Committee directed Mr. Dacey to contact Rosemore and Mr. Novelly to encourage the parties to resolve the outstanding issues and to advise them that the annual meeting would be held as scheduled.

   Over the course of the next week, representatives of the Novelly Group and Rosemore and their advisors continued to discuss the terms of a stock purchase agreement, and an escrow agreement to provide for escrow of the Novelly Group's Crown capital stock and the cash that would be used to pay the purchase price for these shares. In addition, the legal advisors to the Independent Committee and Rosemore's legal and financial advisors resolved the remaining issues under the merger agreement. This allowed the terms of the agreement to be considered by the Independent Committee and by Rosemore's board.

   On December 14, 2000, Crown held its annual meeting of stockholders for 2000. At the meeting, Crown's stockholders elected the directors nominated by the Crown Board. No other matters were brought to a vote of stockholders at the meeting. Following the annual meeting, Crown's Board met and reappointed Mr. Dacey, Mr. Africk and the Reverend Ridley to the Independent Committee of Crown's Board.

   On the morning of December 15, 2000, the Rosemore special committee met, with its financial and legal advisors present. The special committee reviewed the discussions of its financial and legal advisors with Crown and Apex and their respective advisors, and then discussed the relative merits of holding its investment in Crown, selling into a third-party offer, or pursuing another opportunity to acquire 100% of Crown. Immediately following the special committee meeting, the full board of directors of Rosemore convened for a discussion of the special committee's progress to date in evaluating strategic alternatives regarding its Crown investment. The board agreed to reconvene later in the day in order to allow board members additional time to consider these strategic alternatives.

   The Rosemore board convened again on the evening of December 15, 2000, with all directors (other than Mr. Clive R.G. O'Grady) and its advisors present. The board engaged in a further discussion of the strategic alternatives with respect to its investment in Crown. The Rosemore board did not request, and Aegis Muse did not render, a report in connection with the transactions contemplated by the merger agreement, stock purchase agreement and escrow agreement then under consideration. After it considered the view of the Rosemore special committee and determined that the merger is consistent with and in furtherance of Rosemore's long-term business strategy, the Rosemore board (with Mr. O'Grady recusing himself from the board's deliberations and vote) approved the merger, the merger agreement, the stock purchase agreement and the escrow agreement by a 5-3 vote.

   On December 16, 2000, the Independent Committee met with its financial and legal advisors. CSFB reviewed updated valuation analyses it had provided to the Independent Committee, including its discounted cash flow analysis and analyses of comparable transactions and comparable companies. CSFB then gave its oral opinion that the aggregate merger consideration was fair, from a financial point of view, to the stockholders of Crown, other than Rosemore, the Sellers (as such term is defined in the merger agreement) and their respective affiliates, which opinion was subsequently confirmed in writing. See "--Opinion of Credit Suisse First Boston" on page 41. In response to a question from the Independent Committee, CSFB also advised the Independent Committee that, while it had not been asked to perform, and had not performed, a liquidation valuation of Crown, based on its knowledge of Crown's businesses and current market conditions, as well as the indications of interest for certain assets received over the course of the strategic review process, it did not believe such an alternative would produce greater value for Crown stockholders. Skadden Arps reviewed with the members of the Independent Committee their fiduciary duties and the terms of the merger agreement, the stock purchase agreement and the escrow agreement. The Independent Committee discussed the terms of the transaction agreements, including the requirement that the merger receive the approval of a majority of the votes cast on the matter other than by stock owned by Rosemore and its affiliates and the fact that, as a result of the proposed agreement of the Novelly Group to vote its shares in favor of the merger and merger agreement, the transaction would have the support of Crown's two largest stockholders. The Independent Committee then unanimously moved to recommend to the Crown Board that it accept the Rosemore proposal and amend the rights plan to permit the transaction to proceed without triggering the rights.

   Immediately following the meeting of the Independent Committee, the Crown Board convened a meeting, with all directors present. At the meeting, Messrs. Henry A. Rosenberg, Jr., Frank B. Rosenberg, Barry L. Miller and Stanley A. Hoffberger reminded the Crown Board of their current relationships with Rosemore and the potential conflicts of interests that might be inferred from these relationships; however, they indicated that they believed they could act impartially and in the best interests of the Crown stockholders. After discussion and upon the invitation of the other members of the Crown Board, they participated in the consideration of the proposed merger with Rosemore. Based on the recommendation of the Independent Committee and the fairness opinion of CSFB, among other things, after discussion, the Crown Board unanimously voted to approve a merger with Rosemore on the terms set forth in the merger agreement and to recommend that the stockholders approve the merger and merger agreement. See "--Recommendation of Crown's Board of Directors" on page 37. The Crown Board further approved an amendment to the rights plan so that the execution of the merger agreement, the stock purchase agreement and the escrow agreement would not result in a distribution date under the rights plan or otherwise trigger the rights plan.

   On December 17, 2000, Crown and First Union National Bank (First Union) amended Crown's shareholder rights plan, Crown, Rosemore and RAC executed the merger agreement, and Rosemore and members of the Novelly Group entered into the stock purchase agreement and the escrow agreement. A copy of the merger agreement is attached as Exhibit A to this proxy statement.

Crown's Purposes of the Merger

   The merger is the result of a deliberative process by Crown, in which the strategic alternatives for Crown were considered in depth over an extended period of time. During this process, Crown considered the merger or sale of Crown as a whole, the sale of portions of the business of Crown and the continuation of Crown with its current ownership structure. Crown's purposes for the merger are to provide the unaffiliated stockholders with the opportunity to receive a fair price for their shares and to no longer be subject to the market conditions and other uncertainties that have affected the operations and financial performance of Crown in the past. For the reasons discussed under "--Background of the Merger" on page 14 and "--Crown's Reasons for the Merger and Statement as to the Fairness of the Merger" below, including Crown's desire to place the company in a better position to address the uncertain market conditions that are inherent in the industry in which Crown operates, Crown has determined to pursue the merger at this time. The transaction has been structured as a cash merger in order to provide the public stockholders of Crown with cash for all of their shares, to provide a prompt and orderly transfer of complete ownership of Crown with a minimized risk that the contemplated transaction will not be finalized and to reduce transaction costs. Crown believes that the benefits of the merger to Crown are as follows:

  . The merger will resolve the uncertainty as to the future direction of Crown that has been present since Crown announced in early 1999 that it had retained CSFB to assist it in considering its strategic alternatives.

  . Crown will no longer be subject to the costs associated with communicating with a large number of public shareholders.

  . The merger will result in an alliance that provides the potential for long-term credit support at a level that has been needed by Crown in the past and that Crown believes will be needed in the future to enable Crown to address the types of financial and market pressures that have impacted it in the past and might be expected to occur again in the future.

   The main detriment of the merger to Crown is the costs associated with the transaction.

Recommendation of Crown's Board of Directors

   On December 16, 2000, the Crown Board met and, after considering the recommendation of the Independent Committee and the fairness opinion received from CSFB, unanimously approved the merger and determined that the terms of the merger with Rosemore were advisable and fair to, and in the best interests of, Crown's stockholders. THE CROWN BOARD RECOMMENDS THAT CROWN'S STOCKHOLDERS VOTE TO APPROVE THE MERGER AND MERGER AGREEMENT. Certain members of the management and the Crown Board have interests which present them with potential or actual conflicts of interest in connection with this recommendation and the merger. These matters are discussed in "--Interests of and Effects of the Merger on Crown's Directors and Officers" on page 50 and "THE MERGER--Interests of Certain Persons in the Merger" on page 57.

Crown's Reasons for the Merger and Statement as to the Fairness of the Merger

   In recommending to the Crown Board that it approve the merger and merger agreement, the Independent Committee consulted with members of Crown's management, other than Messrs. Henry A. Rosenberg, Jr. and Frank B. Rosenberg, as well as the Independent Committee's legal and financial advisors, and considered the following material factors:

1. The fact that Crown and CSFB had conducted a thorough evaluation process that had failed to produce alternatives to the merger or a sale of Crown as a whole, on prices and on terms that the Independent Committee believed would materially enhance Crown's financial position and generate increased value for stockholders without carrying a material risk of non-completion. The alternatives that were evaluated included the merger or sale of Crown as a whole, the sale of portions of the business of Crown and the continuation of Crown with its current ownership structure.

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

2. Apex Oil Company, Inc. (Apex) proposed to acquire Crown at $10.50 per share. Pursuant to the stock purchase agreement, the Novelly Group, which includes Apex, has agreed that at this price it will support Rosemore's acquisition of Crown. The Crown shares held by the Novelly Group, amounting to 13.6% of the votes entitled to be cast by Crown's common stock, will be voted in favor of Rosemore's acquisition of Crown at $10.50 per share. The Novelly Group has agreed, on behalf of itself and its affiliates, not to propose or support any transactions that are inconsistent with the merger and merger agreement.

3. The facts that the evaluation process had continued for more than eighteen months, that during the five fiscal years (from 1995 through 1999) Crown had experienced cumulative operating losses of $60 million in addition to the 1995 write down of certain refinery assets, and that the merger was the only strategic proposal which the process had produced which the Independent Committee believed was reasonably likely to be completed. The Independent Committee also considered the possible impact of the failure to conclude a transaction on Crown and its future ability to address the types of financial and market pressures that had impacted it in the past and might be expected to occur again in the future and that the failure to conclude a transaction would subject the stockholders of Crown to the continued risk of reduced refining margins, the volatility of crude oil and petroleum product prices, and the effects of industry consolidation on the competitive environment in which Crown operates.

4. The relationship of the offer price to the then current market price, the downward trend in the historical market price for Crown common stock and the fact that the offer price represents a premium of approximately 31.25% over the per share closing price of the Class A common stock and approximately 50% over the per share closing price of the Class B common stock on December 14, 2000, the day prior to the day Rosemore announced its intention to seek to acquire Crown. The Independent Committee considered this an appropriate measurement of the premium represented by the offer price because it is a customary measurement of the premium in transactions of this type. The Independent Committee also believed that this customary measurement was appropriate in this transaction because, except for the periods when Crown's stock price was affected by pending proposals to acquire Crown, since October 1999 Crown's stock has traded in a range close to the average per share price subsequent to the third quarter of 1999 when the financial market's valuation of Crown had absorbed the impact of dramatic fluctuations in the price of crude oil over the preceding two years. The Independent Committee believed that because of the significance of the effect on Crown's stock price of these crude oil price fluctuations, it was not meaningful to compare the offer price to Crown's stock price prior to that time. In addition, the price exceeded Crown's per share price in early November 1999, immediately before Apex approached Crown about a possible transaction and disclosed its approach in a filing with the SEC on Schedule 13D.

5. The arm's-length negotiations between the Independent Committee and its representatives and Rosemore and its representatives, including the fact that the negotiations resulted in a substantial increase in the price at which Rosemore was prepared to acquire the shares, from $8.35 per share to $10.50 per share, and the Independent Committee's belief that $10.50 per share was the highest price that Rosemore would be willing to offer for any and all shares of Crown. The Independent Committee noted that $10.50 per share was at the high end or above the valuation range produced by each of the analyses performed by CSFB in connection with its rendering of the fairness opinion.

6. The Independent Committee's belief that the merger had a high probability of consummation because of the following:

  . the per share price to be received in the merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by the stockholders;

  . Rosemore has represented and warranted that it will have sufficient funds to consummate the merger;

  . the limited nature of the conditions to the merger and, particularly, that there is no due diligence or financing condition; and

  . the significant percentage of shares already owned by Rosemore and the Novelly Group that would be voted in favor of the merger and merger agreement pursuant to the covenants contained in the merger agreement and the stock purchase agreement, respectively.

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

7. The analyses and presentations prepared by CSFB, and the opinion of that firm, dated December 17, 2000, that as of the date of the opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore, the Novelly Group and their respective affiliates. The conclusions and opinions of CSFB were adopted by the Independent Committee. THE FULL TEXT OF THE CSFB OPINION IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO READ THE CSFB OPINION IN ITS ENTIRETY, AND TO READ THE DESCRIPTION OF SUCH OPINION UNDER THE CAPTION "--OPINION OF CREDIT SUISSE FIRST BOSTON" ON PAGE 41.

8. The terms of the merger and merger agreement, including the following provisions:

  . the merger agreement may not be amended without the approval of the Independent Committee, Rosemore, and, in certain circumstances pursuant to the terms of the stock purchase agreement, the Novelly Group;

  . until the merger is complete, the Independent Committee is permitted to consider unsolicited offers and change its recommendation concerning the merger but not to terminate the merger agreement;

  . Crown is not required to pay any termination fees and there are limited circumstances in which Rosemore's expenses must be reimbursed by Crown in the event of the termination of the merger;

  . consummation of the merger will require the approval of a majority of all of the votes cast on the matter other than by stock owned by Rosemore and its affiliates.

9. The possible decline in the market price of the shares of Crown common stock if the merger with Rosemore is not approved and no other transaction is agreed to and consummated.

   In view of the variety of factors which it considered in reaching a determination, the Independent Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the Independent Committee may have given different weights to different factors.

   The Independent Committee considered all of these factors in reaching the conclusions and recommendations previously described. These factors figured positively as advantages of the merger. In addition, the Independent Committee considered the following:

  . The consummation of the merger will preclude the unaffiliated stockholders from participating in any future growth of Crown, including the impact, if any, on Crown's performance that might result from settlement of the labor dispute, the corporate campaign and related boycott. See "THE MERGER--Union Corporate Campaign" on page 61. The Independent Committee believed that this factor was outweighed by the fairness of the offer price and the uncertainty as to whether Crown's financial prospects could be improved, particularly without Rosemore's continued financial support, which may or may not be given; and

  . Rosemore has entered into a stock purchase agreement with the Novelly Group at the same price as the price at which Apex had proposed to acquire Crown, which, absent a material adverse change in Crown and its subsidiaries, will obligate Rosemore to purchase the Novelly Group shares at $10.50 per share even if the merger is not consummated. Pursuant to this stock purchase agreement, Rosemore has reimbursed the Novelly Group for $1.75 million of its expenses incurred in connection with the Novelly Group's previous efforts to acquire control of Crown. The Independent Committee believes these arrangements between Rosemore and the Novelly Group were necessary to obtain a transaction for all stockholders at $10.50 per share that would be supported by both Rosemore and the Novelly Group, and therefore be capable of consummation.

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

   Because Rosemore had indicated that it would proceed promptly with a merger transaction, and because either a tender offer or merger structure would involve preparation of background and fairness disclosures required for transactions of this type, the Independent Committee concluded that a tender offer structure ultimately would have minimal, if any, timing advantages over a merger structure. The Independent Committee therefore viewed Rosemore's choice of a merger, rather than a tender offer, structure as a neutral factor in its analysis.

   The evaluation process did not produce any alternatives involving the sale of portions of the operating assets of Crown at prices and on terms that the Independent Committee believed would generate increased value for stockholders. For this reason and for the reasons discussed in the immediately following paragraph, Crown did not seek appraisals or request CSFB to seek appraisals of its operating assets.

   Neither the Independent Committee nor the Crown Board considered liquidation of Crown's assets to be a viable course of action given the risks and uncertainties of any liquidation procedure and the failure to obtain favorable bids on Crown's refinery assets in the strategic review process. In response to a question from the Independent Committee, CSFB also advised the Independent Committee that, while it had not been asked to perform, and had not performed, a liquidation valuation of Crown, based on its knowledge of Crown's businesses and current market conditions, as well as the indications of interest for certain assets received over the course of the strategic review process, it did not believe such an alternative would produce greater value for Crown stockholders. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the merger.

   In reaching its determinations referred to above, the Crown Board considered the following factors, each of which, in the view of the Board, supported such determinations:

  .  The conclusions and recommendations of the Independent Committee;

  . The factors referred to above as having been taken into account by the Independent Committee; and

  . The fact that the offer price and the terms and conditions of the merger agreement were the result of arm's-length negotiations among the Independent Committee, Crown and Rosemore and their respective advisors.

   The Crown Board, including the members of the Independent Committee, believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Independent Committee to represent effectively the interests of the unaffiliated stockholders. The Crown Board reached its conclusion as to the procedural fairness because:

  . The Independent Committee consisted of non-employee independent directors who acted to represent solely the interests of the public stockholders;

  . The Independent Committee retained and received advice from its independent legal counsel, Skadden Arps;

  . The Crown Board was advised by and received the opinion of CSFB as financial advisor, described under "--Opinion of Credit Suisse First Boston" on page 41;

  . The strategic review process remained open for a significant time period and the Independent Committee was actively involved in deliberations;

  . The offer price and the other terms and conditions of the merger agreement resulted from extensive arm's-length negotiations between representatives of the Independent Committee, on the one hand, and representatives of Rosemore, on the other hand;

  . The merger cannot be approved by Rosemore alone, and the unaffiliated stockholders have the power to prevent the merger; and

  . The merger requires the approval of a majority of all of the votes cast on the matter other than by stock owned by Rosemore and its affiliates.

Opinion of Credit Suisse First Boston

   CSFB has acted as Crown's exclusive financial advisor in connection with the merger. Crown selected CSFB based on CSFB's experience, reputation, and familiarity with Crown's business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In light of the foregoing, the Independent Committee believes that CSFB is well qualified to provide the committee with independent, quality financial assistance and advice, including the delivery of the fairness opinion.

   In connection with CSFB's engagement, Crown requested that CSFB evaluate the fairness, from a financial point of view, to the stockholders of Crown, other than Rosemore, the Novelly Group and their respective affiliates, of the aggregate consideration to be received by stockholders of Crown in the merger. On December 16, 2000, at a meeting of the Crown Board held to consider the merger, CSFB rendered to the Crown Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated December 17, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate consideration to be received by Crown stockholders in the merger was fair, from a financial point of view, to the stockholders of Crown, other than Rosemore, the Novelly Group, and their respective affiliates.

   The full text of CSFB's written opinion, dated December 17, 2000, to the Crown Board, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit B and is incorporated by reference in its entirety into this proxy statement. Holders of Crown common stock are urged to read this opinion carefully in its entirety. CSFB's opinion is addressed to the Crown Board and states that, as of the date of the opinion, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Crown stockholders in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore, the Novelly Group and their respective affiliates. It does not address the allocation between holders of Class A common stock and holders of Class B common stock of the aggregate consideration to be received by stockholders of Crown or any other aspect of the merger or any related transaction and does not constitute a recommendation to any stockholder as to how that stockholder should vote on any matter relating to the merger. The following is a summary of the material financial analyses performed by CSFB in connection with rendering its opinion and does not purport to be a complete description of such analyses.

   In arriving at its opinion, CSFB:

  .  reviewed the merger agreement and certain related documents;

  .  reviewed certain business and financial information relating to Crown;

  . reviewed certain other information, including financial forecasts, that Crown provided to CSFB;

  . met with the management of Crown to discuss the business and prospects of Crown;

  . considered certain financial and stock market data of Crown, and compared that data with similar data for other publicly held companies in businesses similar to Crown;

  . considered the results of the strategic evaluation process and other proposals;

  . considered the financial terms of other business combinations and other transactions that have recently been effected; and

  . considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CSFB deemed relevant.

   In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Crown as to the future financial performance of Crown.

   CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Crown, and was not furnished with any evaluations or appraisals. CSFB's opinion was necessarily based on information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated by CSFB, on the date of its opinion. Although CSFB evaluated the fairness from a financial point of view to the stockholders of Crown, other than Rosemore, the Novelly Group and their respective affiliates, of the aggregate consideration to be received by the stockholders of Crown in the merger, CSFB was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined in negotiations between Crown and Rosemore.

   In preparing its opinion to the Crown Board, CSFB performed various financial and comparative analyses, including those described below. The summary of CSFB's analyses described below is not a complete description of the analyses performed in connection with rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, CSFB considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Crown. No company, transaction or business used in CSFB's analyses as a comparison is identical to Crown or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in CSFB's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CSFB's analyses and estimates are inherently subject to substantial uncertainty.

   CSFB's opinion and financial analyses were among many factors considered by Crown's Board in its evaluation of the merger and should not be viewed as determinative of the views of the Crown Board or management with respect to the merger or the aggregate consideration to be received.

   The following is a summary of the material financial analyses underlying CSFB's opinion dated December 17, 2000 delivered to the Crown Board in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CSFB's financial analyses, the table must be read together with the text. The table alone does not constitute a complete description of the financial analyses. You are urged to read the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, or otherwise you may have a misleading or incomplete view of CSFB's financial analyses.

Share Price Reference Range Analyses. CSFB derived implied share price reference ranges based on a discounted cash flow analysis, selected companies analysis and selected mergers and acquisitions analysis for Crown as more fully described below. CSFB then compared the consideration to be received in the merger of $10.50 per share of Crown common stock with the share price reference ranges implied by these analyses.

Discounted Cash Flow Analysis. CSFB performed a discounted cash flow analysis on Crown's business in order to estimate the present value of Crown's estimated future stand-alone, unlevered, after-tax free cash flows. CSFB performed its analysis based on three scenarios, a downside case, a base case and an upside case. The base case for Crown was based on estimates of Crown's future financial performance provided by and discussed with the management of Crown. The upside and downside cases were based on adjustments to the base case, discussed with Crown management to reflect, among other things, the potential for improved or reduced refining and retail marketing margins. Each case described is only a portion of the overall analysis performed by CSFB, and CSFB expresses no judgment on the appropriateness or accuracy of the assumptions underlying each case.

   In addition to estimating the present value of Crown's estimated stand-alone, unlevered, after-tax free cash flow from calendar years 2001 through 2005 based on the three cases described above, CSFB calculated ranges of estimated values of such cash flow after 2005 by using terminal value multiples of 2005 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for each case ranging from 4.0x to 5.0x for Crown's refining business and 5.5x to 6.5x for Crown's retail business. The present value of Crown's estimated stand-alone, unlevered, after-tax free cash flows were then calculated using discount rates of 11.0% to 12.0% for Crown's refining business and 10.0% to 11.0% for Crown's retail business. The following chart shows the reference range per share of Crown common stock indicated by these analyses:

                                                                       Implied
                                                                        Price
     Case                                                             Per Share
     ----                                                            -----------
     Downside case.................................................. $1.83 $6.04
     Base case......................................................  3.95  8.60
     Upside case....................................................  6.11 11.20

Selected Companies Analysis. CSFB compared selected financial, operating and stock market data of Crown to corresponding data of the following publicly traded companies in the petroleum refining and/or marketing businesses:

  .  Giant Industries, Inc.
  .  Holly Corporation
  .  Sunoco, Inc.
  .  Tosco Corporation
  .  Ultramar Diamond Shamrock Corporation
  .  Valero Energy Corporation
  .  Casey's General Stores, Inc.
  .  7-Eleven, Inc.
  .  The Pantry, Inc.

   CSFB reviewed enterprise values, calculated as fully diluted equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents of the selected companies, as multiples of estimates of their calendar years 2000 and 2001 EBITDA. CSFB then applied a range of selected multiples derived from that analysis to Crown's estimated calendar years 2000 and 2001 EBITDA and calendar years 1997 to 1999 average EBITDA. Equity market values were calculated based on closing stock prices on December 8, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Crown was based on the base case for Crown. This analysis indicated a reference range per share of Crown common stock of $4.28 to $7.79.

Selected Mergers and Acquisitions Analysis. CSFB compared purchase prices paid or proposed to be paid in selected transactions as multiples of the latest 12 months EBITDA, refining capacity and, for retail marketing transactions, store count.

   CSFB then applied a range of selected multiples derived from that analysis to Crown's latest 12 months EBITDA, refining capacity and store count. All multiples were based on publicly available financial information. This analysis indicated a reference range per share of Crown common stock of $4.88 to $8.98.

Miscellaneous. Crown has agreed to pay CSFB for its services an aggregate transaction fee of 1.375% of the total fair market value, at the time of closing, of all consideration, including cash, securities, property, all debt remaining on Crown's financial statements at closing and other indebtedness and obligations assumed by Rosemore, and any other consideration received by Crown or the stockholders of Crown in the merger, subject to a minimum transaction fee of $1.5 million. Based upon financial information included as a part of this proxy statement and giving effect to the merger as presently contemplated, CSFB will be entitled to a fee of approximately $3.27 million. See "THE MERGER--Merger Financing; Expenses of the Merger" on page 56. A substantial portion of the transaction fee is contingent upon consummation of the merger. Crown also has agreed to reimburse CSFB for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Since 1998, CSFB and its affiliates have provided services to Crown unrelated to the merger, including (1) acting as Crown's financial advisor for the solicitation of consents from the holders of Crown's 10 7/8% senior notes,
(2) providing opinions to the trustee under the indenture governing these notes with respect to prior affiliated transactions, which are required under the indenture to be provided with respect to any transaction between Crown and Rosemore in which there is consideration in excess of $5 million, (3) providing advice to Crown with respect to Crown's adoption of a shareholder rights plan and (4) acting as Crown's financial advisor in connection with the merger previously proposed between Crown and Rosemore. CSFB and its affiliates have earned or been reimbursed an aggregate of approximately $1.09 million in fees and expenses for these services. As of December 17, 2000, CSFB has agreed to subsequently provide the opinion to the trustee required under the indenture with respect to the merger.

   In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Crown for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Rosemore's Purposes and Reasons for the Merger

   Rosemore and its predecessors have held a significant interest in Crown since 1930. On various occasions, Rosemore has been asked to provide and has provided financial support to Crown. In addition, various members of the Rosenberg family are currently serving and have served in the past as directors and officers of Crown. See "--Interests of and Effects of the Merger on Crown's Directors and Officers" on page 50, "THE MERGER--Interests of Certain Persons in the Merger" on page 57 and "RELATED PARTY TRANSACTIONS" on page 73.

   Rosemore, from time to time, reviews its investment portfolio and evaluates its investments, including its holdings in Crown, in order to maximize their value. In December 1999, in light of developments at Crown, the Rosemore board formed the Rosemore special committee and charged it with the responsibility of retaining legal and financial advisors to assist the special committee in its review of Rosemore's investment in Crown. Mr. Henry A. Rosenberg, Jr., chairman of the board of Rosemore, was not a member of this committee. On January 18, 2000, Crown invited Rosemore to make a proposal to acquire Crown. In response to this invitation and since that time, the Rosemore special committee with the assistance of its financial and legal advisors has conducted extensive due diligence on Crown in order to value Crown and to determine whether Rosemore might be interested in making a proposal. Throughout this period, the Rosemore special committee has examined several alternatives, ranging from the sale of its investment in Crown to the acquisition of the shares of Crown common stock not owned by Rosemore. The Rosemore special committee also sought to anticipate the likely results of the Crown Board's exploration of strategic alternatives so that in its capacity as a significant Crown stockholder it could be a constructive participant in that process. Rosemore has concluded that increasing its equity interest in Crown to 100% would best enable it to satisfy its investment goals and to support Crown's financial recovery.

   On December 15, 2000, by a 5-3 vote, the Rosemore board (with Mr. Clive R.G. O'Grady recusing himself from the board deliberations and vote) approved the merger and merger agreement and determined that the merger is consistent with and in furtherance of Rosemore's long-term business strategy of investing in the oil and gas industry, and participating in enterprises that operate in lines of business in which Rosemore has knowledge and which Rosemore believes will yield a suitable return on investment. Rosemore's purpose of the merger is for Rosemore to acquire the remaining equity interest in Crown not already owned by Rosemore in order to effect its plans for Crown as described under "-- Rosemore's Plans for Crown after the Merger" on page 51. Upon consummation of the merger, Crown will become an indirect wholly owned subsidiary of Rosemore. The Rosemore directors who voted against the merger did so because they believe:

  .  the merger consideration to be paid by Rosemore is too high;

  . given the size of Rosemore's total potential investment in Crown, the merger is not consistent with Rosemore's investment objectives from a diversification standpoint;

  . Crown operates in a volatile and high risk business environment and Rosemore's capital might be better employed in other investments with higher returns relative to the associated risk; and

  . subsequent to the merger, Rosemore might be required to provide additional financial support to Crown.

   Mr. O'Grady recused himself from the deliberations and voting of the Rosemore board due to conflicts of interest. See "--Background of the Merger" on page 14.

   In reaching its conclusions, the Rosemore board consulted with its advisors and considered the matters described above and the following additional factors:

  . the current economic, financial and business environment generally, and the present and anticipated environment in the petroleum refining and marketing industry in particular;

  . the judgment, advice and analysis of Rosemore's management with respect to the financial benefits of the merger. This was based in part on the due diligence investigation performed with respect to Crown, and on the Rosemore board's independent knowledge of Rosemore, Crown and the petroleum industry;

  . the financial condition, results of operations, businesses and prospects of Crown and Rosemore;

  .  the recent and historic stock prices of Crown;

  . the pendency of a derivative lawsuit against Crown and its present and former officers and directors, including Messrs. Henry A. Rosenberg, Jr., Edward L. Rosenberg and Frank B. Rosenberg, and the impact that the merger might have on the standing of the plaintiffs to continue the lawsuit (see "THE MERGER--Stockholder Litigation" on page 61);

  . the findings of the due diligence investigation with respect to Crown, especially regarding environmental and compensation and benefits issues;

  . the alternative proposals submitted to the Crown Board by Apex on October 10, 2000 might not be timely consummated and the effects on Crown of such a delay or failure;

  . the fact that Crown would continue to be operated on a stand-alone basis and that the likelihood of retaining certain members of the Crown senior management was enhanced as a result of their execution of certain waiver agreements in connection with the merger (see "THE MERGER AGREEMENT--Waiver Agreements" on page 65); and

  . the fact that Crown stockholders would receive a premium over the then current market price of Crown common stock.

Rosemore's Statement as to the Fairness of the Merger

   In addition to the factors identified above under "--Rosemore's Purposes and Reasons for the Merger," each of Rosemore, Rosemore Holdings and RAC believes that the merger and the terms of the merger agreement, including the merger consideration of $10.50 per share, are fair to Crown and its unaffiliated stockholders based on the following factors:

  . the appointment and involvement of the Crown Independent Committee, which consisted solely of independent members of the Crown Board;

  . the unanimous approval and recommendation of the merger and merger agreement by the Crown Independent Committee;

  . the fact that the price per share to be paid in the merger represents a premium of 31.25% to the closing price of Crown Class A common stock and a 50% premium to the closing price of Crown Class B common stock on December 14, 2000, the day prior to the date Rosemore announced its intention to seek to acquire Crown;

  . the fact that the price and the terms and conditions of the merger agreement were the result of arm's-length negotiations between the Crown Independent Committee and Rosemore;

  . notwithstanding that the opinion of CSFB was addressed to the Crown Board and that Rosemore is not entitled to rely on it, the fact that the Crown Board received an opinion from CSFB that, as of December 17, 2000, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by Crown stockholders in the merger is fair, from a financial point of view, to the Crown stockholders other than Rosemore, the Novelly Group and their respective affiliates;

  . although Rosemore did not request Aegis Muse to and Aegis Muse did not advise that the price offered was fair to Crown's unaffiliated stockholders, Rosemore considered that Aegis Muse had made a presentation to Rosemore in connection with the April 7, 2000 merger proposal, as described under "--Previous Financial Report Prepared by Aegis Muse" on page 47;

  . the fact that Crown had publicly announced that it was exploring strategic alternatives in February 1999 and that there had been ample opportunity since that time for interested parties to submit competing proposals, as well as the fact that Rosemore had indicated to Crown that it would consider any alternative proposal made by a third party that the Rosemore board believed met its strategic and tax objectives and considered fair to and in the best interest of Rosemore and its stockholders;

  . Rosemore considered that Apex, controlled by the Novelly Group, had proposed to acquire Crown at $10.50 per share. Rosemore also considered that, pursuant to the stock purchase agreement, the Novelly Group would agree that at this price it would support Rosemore's acquisition of Crown, and the shares held by the Novelly Group, amounting to 13.6% of the votes entitled to be cast, would be voted in favor of Rosemore's acquisition of Crown at $10.50 per share. The Novelly Group would also agree not to propose any competing transactions that would have a negative impact on the consummation of the merger; and

  . the merger requires the approval of a majority of all of the votes present and cast on the matter by holders of Crown Class A and Class B common stock voting together as a single class, other than by stock owned by Rosemore and its affiliates.

   In connection with its determination of the fairness of the consideration to be received by the unaffiliated stockholders of Crown under the merger agreement, the Rosemore board has adopted the conclusions as to fairness set forth under "--Crown's Reasons for the Merger and Statement as to the Fairness of the Merger" on page 37, and the analyses underlying such conclusions of the Crown Board, based upon the views of the members of Rosemore's board as to the reasonableness of such analyses. Rosemore did not find it practicable to and did not assign relative weights to the individual factors considered in reaching its conclusion as to fairness. However, the Rosemore board believes that each of the factors is material to its determination that the merger is fair, and has characterized as positive each of the factors characterized as positive by the Crown Board.

Previous Financial Report Prepared by Aegis Muse

   In connection with Aegis Muse's prior services as financial advisor to Rosemore regarding the transaction contemplated by the April 7, 2000 merger agreement, the Rosemore board asked Aegis Muse to value Crown. That Aegis Muse valuation report was delivered to Rosemore's board on March 6, 2000. In connection with the transactions contemplated by the December 17, 2000 merger agreement, the stock purchase agreement and the escrow agreement, Rosemore did not request and Aegis Muse did not provide any valuation of Crown, nor did Aegis Muse update any of the analysis that is described below. Moreover, the analysis below assumed gross refining margins equal to approximately $3.90 per barrel for the ten-year period beginning with the year 2000, which is considerably higher than the gross margin levels actually realized over the past ten years. What follows is included here only for informational purposes and to comply with applicable SEC disclosure requirements. In its valuation report Aegis Muse reviewed the stock price performance of Crown and the environment in which Crown's stock was then trading, discussed the methodology and assumptions used to value Crown, described the three refining margin scenarios and two refining operating scenarios employed in its valuation, and presented a summary of its valuation.

   The Aegis Muse March 6, 2000 report relied principally on discounted cash flows (DCF) after taxes and after capital expenditures. Aegis Muse considered a DCF analysis to be a better measure of value than other methods, namely net book value and liquidation value, although it did observe prices paid in comparable transactions to confirm the values generated using the DCF method. In defining its valuation range Aegis Muse focused on its "expected case" for refining margins under two refining operating scenarios: "continue refining" and "exit refining." The "continue refining" scenario assumed that Crown would make all of the then- anticipated capital expenditures necessary for its refinery operations to meet future expected fuel specifications and continues to operate its refineries indefinitely. The "exit refining" scenario assumed Crown foregoes the capital expenditures necessary to meet future expected fuel specifications and discontinues refining operations by the year 2008 when Crown's refineries are assumed to no longer produce fuels that comply with then prevailing specifications that have been adopted or are projected to be adopted. Under all refining margin and operating cases, Crown was assumed to continue its retail gasoline and terminalling operations.

   The cash flow projections used in the March 6, 2000 Aegis Muse report were based upon various assumptions regarding the future operations of Crown. In general, Aegis Muse relied upon its own experience and judgment in projecting revenues and gross margins. Operating expenses were typically based on Crown's historical performance at the time of this report, and estimates of future capital expenditures were based both on Aegis Muse's own estimates of amounts needed to be spent to comply with existing and anticipated environmental regulations as well as Crown's projections at the time for sustaining capital. Estimates of future general and administrative expenses were provided by Crown and included management's projected reductions in overhead which were expected to result principally from the implementation of a reduction in personnel and the replacement of Crown's existing benefits programs with less expensive programs.

   The after-tax and after-capital expenditures cash flows resulting from the various margin cases and refining scenarios were discounted at 13%, the weighted average after-tax cost of capital determined using the Capital Asset Pricing Model as generally applied to publicly traded independent refining and marketing companies.

Cash flows were projected for ten years from the date of this report with the final year's cash flow treated as a perpetuity valued using the 13% discount rate.

   The expected-margin-continue-refining combination produced a DCF value of approximately $5.50 per share. The expected-margin-exit-refining combination produced a DCF value of approximately $11.50 per share. Aegis Muse then estimated a value range for Crown of $6.00 to $9.00 per share based upon the following:

  . Were Crown to elect to continue refining operations indefinitely, the expected-margin-continue-refining case represented the low end of the value range.

  . The then expected-margin-exit-refining case produced an $11.50 per share value; however, that value was predicated upon the continuation of refining operations until 2008. Because margin estimates are decreasingly reliable the further into the future they are projected, and because Rosemore at the time of the March 6 report was understood to be more likely to favor discontinuation by Crown of a portion of its refining operations prior to 2008, a $9.00 per share upper end of the range was chosen.

   In addition to estimating a value range for Crown, Aegis Muse developed an investment return analysis for Rosemore's proposed purchase of Crown at various per share acquisition prices and under the same margin and operating scenarios as were then used in estimating an equity value range for Crown. The investment return calculations assumed the senior long-term debt of Crown remained outstanding and was refinanced at its scheduled maturity in 2005 on substantially the same terms. Under the expected-margin-continue-refining case, a proposed purchase price of $9.00 per share was calculated to produce an investment return to Rosemore of 18%. Under the expected-margin-exit-refining case, a proposed purchase price of $9.00 per share was calculated to produce an investment return to Rosemore of 32%. The 32% return reflects Crown's continued operation of its refineries until 2008. Were Crown to discontinue refining operations sooner than 2008, which has been and may continue to be considered by Rosemore, then the investment return on the expected-margin-exit-refining case would likely be significantly lower than 32%. In addition, all of the hypothetical investment return calculations assumed that the 10 7/8% senior notes remain outstanding and are refinanced on substantially the same terms at scheduled maturity in 2005. There is no guarantee that Crown will seek to or will be able to refinance the 10 7/8% senior notes on terms as favorable as the current terms of the senior notes, if at all, in which case the returns on Rosemore's investment in Crown could be materially lower than calculated in the hypothetical investment return analysis.

   Aegis Muse is a Texas limited liability company that was formed in 1999 to provide strategic advice to companies engaged in oil and gas refining and marketing activities. It is a joint venture between Aegis Energy Advisors Corp., a boutique energy investment bank based in New York, and Muse Stancil & Co. (Muse Stancil), a refining and marketing consulting firm based in Dallas, Texas. On four separate occasions since 1996, Muse Stancil has provided consulting services to Crown for a variety of assignments involving both technical and economic analysis of certain aspects of Crown's business activities. Prior to Aegis Muse being retained by Rosemore, both Rosemore and Crown were fully apprised of Muse Stancil's participation in Aegis Muse and the nature of Muse Stancil's previous relationship with Crown, and Aegis Muse was instructed not to use any materials previously prepared by Muse Stancil in connection with its prior work for Crown.

   Aegis Muse and its principals have advised clients on more than 100 refining and marketing transactions over the past two decades. Aegis Muse was paid a retainer of $100,000 at the time it was first engaged and it was paid an additional $150,000 at the time it delivered its March 6, 2000 report to the Rosemore board. In addition, in connection with Rosemore making a proposal to acquire the Crown common stock in the spring of the year 2000, Aegis Muse was paid an additional $250,000 and was also reimbursed for expenses in the amount of approximately $15,000. In the event the transaction contemplated by the December 17, 2000 merger agreement is ultimately consummated, its total compensation will be $1,500,000, and Aegis Muse will also be reimbursed for its expenses.

Henry A. Rosenberg, Jr.'s Reasons for the Merger and Statement as to the Fairness of the Merger

   Mr. Henry A. Rosenberg, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer of Crown, is an affiliate and the chairman of the board of directors of Rosemore.

   After Crown's financial advisor, CSFB, recommended to Crown's Board of Directors in January, 2000, that it approach Rosemore to discuss whether Rosemore was interested in making an offer to acquire Crown, Mr. Henry A. Rosenberg, Jr. recused himself from any further proceedings of the Board of Directors of Crown relating to Crown's consideration and evaluation of strategic alternatives other than the final vote of the Crown Board to approve the merger and merger agreement after they had been recommended by the Independent Committee. He also agreed to limit his involvement with Rosemore in any proposal made by Rosemore and further agreed not to discuss with any representative of Rosemore any information or knowledge he had previously acquired with respect to strategic proposals and transactions of Crown. See "THE MERGER--Interests of Certain Persons in the Merger" on page 57.

   The rules of the SEC require Mr. Rosenberg to express his belief as to the fairness of the merger to Crown's unaffiliated stockholders. As described in more detail under "--Background of the Merger," on page 14, the terms of the merger agreement were negotiated at arm's-length between the Independent Committee and the Rosemore special committee and their respective financial and legal advisors. Mr. Rosenberg considered the conclusions and recommendations of Crown's Independent Committee and the factors referred to under "--Crown's Reasons for the Merger and Statements as to the Fairness of the Merger" as having been taken into account by the Independent Committee, including the analyses and presentations prepared by CSFB, and the opinion of that firm dated December 17, 2000. He also believes, for the reasons set out in "--Crown's Reasons for the Merger and Statements as to the Fairness of the Merger," that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Independent Committee to represent effectively the interests of the unaffiliated stockholders. In addition, Mr. Rosenberg supports the merger because it assures all stockholders other than Rosemore will receive $10.50 for each share of Crown stock that they own, and it allows the Rosenberg family to continue its historic management relationship with Crown.

   For reasons set forth above and in the statements Mr. Rosenberg has adopted, Mr. Rosenberg believes that the terms of the merger and merger agreement are fair to Crown's unaffiliated stockholders.

   Mr. Rosenberg owns directly or in the Crown Savings Plans 32,525 shares of Class A common stock and 82,676 shares of Class B common stock including PVR stock. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT--Owners of More than Five Percent" on page 74. In addition,
Mr. Rosenberg holds vested options for the acquisition of 223,426 additional shares of Class B common stock and options that will vest on May 1, 2001 to acquire 14,634 shares of Class B common stock. None of Mr. Rosenberg's options are in the money. Mr. Rosenberg also holds 148,000 stock appreciation units for which he will receive no payment as the established floor price of the units of $14.91 is higher than the merger consideration. Mr. Rosenberg will receive $10.50 per share as a result of the merger for each of the 115,201 Crown shares he owns for an aggregate consideration of $1,209,610 and will receive $513,763 for his options (as to which he will recognize ordinary income) based upon a discounted Black-Scholes valuation of his options. Mr. Rosenberg will recognize long term capital gain or loss on the Crown shares he holds directly (other than for shares as to which he will recognize ordinary income), depending on his tax basis for each such share. He will not currently recognize taxable gain or loss on the Crown shares he holds in the Crown savings plans.

Ownership of Rosemore

   On December 31, 1998, as part of a reorganization of American Trading and Production Corporation, American Trading transferred certain of its assets, including all of its stock in Crown at a final valuation of $8.25 and $8.34375 per share of Crown Class A and Class B common stock, respectively, to Rosemore and spun Rosemore off to the current stockholders of Rosemore, who received stock in Rosemore in exchange for their stock in American Trading. All of the shares of Rosemore are held by trusts for the benefit of descendants of Ruth B. Rosenberg (daughter of

Louis Blaustein and mother of Mr. Henry A. Rosenberg, Jr. and his sisters). Mr. Henry A. Rosenberg, Jr. is a trustee of all of these trusts and is a beneficiary of trusts holding 31% of the stock of Rosemore. Mr. Rosenberg's sisters, Mrs. Ruth R. Marder and Mrs. Judith R. Hoffberger, are trustees of trusts holding over 98% of the stock of Rosemore and each is also a beneficiary of trusts holding 31% of the stock of Rosemore.

Effects of the Merger

   As a result of the merger, Crown will become an indirect wholly owned subsidiary of Rosemore. All shares of Crown stock not owned by Rosemore will be converted into the right to receive $10.50 per share in cash. Accordingly, Rosemore's interest in Crown common stock will increase in the merger from 29.4% to 100%, and as a consequence its interest in the net book value of Crown will increase in the merger from a 29.4% equivalent interest of approximately $44.0 million to an interest of approximately $149.5 million as of September 30, 2000, and its interest in the net earnings (loss) of Crown will increase in the merger from a 29.4% equivalent interest of approximately $(8.8 million) and $(0.1 million) for the twelve-month period ended December 31, 1999 and the nine-month period ended September 30, 2000, respectively, to an interest of approximately $(30 million) and $(0.2 million) for these periods. See "RECENT DEVELOPMENTS" on page 10.

   Given Mr. Henry A. Rosenberg, Jr.'s ultimate beneficial interest in 31% of the stock of Rosemore, he could be construed to have an implicit interest of 9.1% in Crown through Rosemore, in addition to the interests that he presently owns directly in Crown consisting of 1.0% of Crown's common stock and vested options for up to 2.2% of Crown's common stock, giving him a combined equivalent implicit interest of 12.3% in Crown's common stock before the merger. This equivalent implicit interest of 12.3% in Crown's common stock equates to an equivalent implicit interest in the net book value of Crown before the merger of approximately $18.4 million as of September 30, 2000, and an equivalent implicit interest in the net earnings (loss) of Crown before the merger of approximately $(3.7 million) and $(0.2 million) for the twelve-month period ended December 31, 1999 and the nine-month period ended September 30, 2000, respectively. Mr. Rosenberg will receive the merger consideration for his Crown common stock and payment for the cancellation of his Crown options. His only interest in Crown's common stock after the merger will be the interest he is construed to have through his ultimate beneficial interest in 31% of the stock of Rosemore, which will therefore give him an implicit interest in 31% of the common stock of Crown after the merger. This implicit interest of 31% in Crown's common stock equates to an implicit interest in the net book value of Crown after the merger of approximately $46.3 million as of September 30, 2000, and an implicit interest in the net earnings (loss) of Crown after the merger of approximately $(9.3 million) and $(0.1 million) for the twelve-month period ended December 31, 1999 and the nine-month period ended September 30, 2000, respectively.

   As a result of the merger, the Crown common stock will no longer be listed on any stock exchange and will not be publicly traded. The Crown common stock will cease to be registered under the Exchange Act. Accordingly, holders of Crown common stock, other than Rosemore, will cease to hold Crown common stock as a result of the merger and will be precluded from participating in any future growth of Crown, and Crown will no longer prepare or file reports with the SEC with respect to the Crown common stock, although the indenture relating to the 10 7/8% senior notes requires Crown to continue to file periodic reports, if permitted, or to otherwise provide comparable financial data.

   The merger is a tax-free transaction for Rosemore, RAC and Rosemore Holdings. The merger will be a tax-free transaction for Crown unless Rosemore elects to treat the transaction as an asset sale by Crown. Rosemore does not currently intend to elect to treat the transaction as an asset sale by Crown but may determine to do so at a later time.

Interests of and Effects of the Merger on Crown's Directors and Officers

   All of Crown's executive officers except for Henry A. Rosenberg, Jr. are participants in the Executive Severance Plan, which provides for certain payments of benefits in connection with the merger and in the event of the termination of the employment of a participant without "cause" or if such executive resigns for "good reason" within the two-year period following the completion of the merger. The executives, other than Mr. Henry A. Rosenberg, Jr., all executed limited waivers of payments and benefits due under the Executive Severance Plan as a result of the merger, and Mr. Henry A. Rosenberg, Jr. executed a limited waiver with respect to Crown stock options that he holds. The limited waivers applicable to the Executive Severance Plan waive the requirement for the immediate funding of benefits under the Supplemental Retirement Income Plan and consent to a possible reduction in certain medical benefits, adopt an interpretation of the term "good reason" as it applies to an executive's duties and responsibilities following the merger and agree to a revision of the definition of "change of control" with respect to certain reductions in Crown's economic interests in refining capacity. Pursuant to the limited waivers, the executives agree to accept payment at a discounted Black-Scholes valuation for the cancellation of their options, and Crown agrees to adopt annual incentive plans for performance years 2001 and 2002 applicable to the executives that provide target incentive award opportunity percentages substantially comparable to target incentive award opportunity percentages provided in the 2000 Executive Performance Incentive Plan. In 2001, upon the consummation of the merger, executives will be deemed to have satisfied 100% of the performance goals under the year 2001 Executive Performance Incentive Plan. See "THE MERGER AGREEMENT--Waiver Agreements" on page 65. Restrictions on performance vested restricted (PVR) stock will lapse as a result of the merger, and executive officers will, therefore, be entitled to receive the merger consideration for their PVR stock and also to receive payment for the cancellation of their options. Mr. Henry A. Rosenberg, Jr. will resign as President and Chief Executive Officer after the merger, but will remain Chairman of the Board of Crown. Mr. Frank B. Rosenberg will be elected President and Chief Executive Officer of Crown.

   Pursuant to the merger agreement, the charter and bylaws of the surviving corporation shall contain the provisions for the indemnification of directors and officers that were applicable at the date of the merger agreement and those provisions may not be amended or repealed for a period of six years. The surviving corporation is also required to use its best efforts to maintain directors' and officers' liability insurance with coverage at least as favorable as that contained in Crown's existing policies.

   Directors and officers will be entitled to receive the merger consideration for the Crown stock they hold. The Independent Directors waived the standard retainer for service on Crown Board committees, but not the right to be reimbursed for expenses incurred, when the Crown Board established the Independent Committee and appointed the Independent Directors to that committee. Other than the interests of Mr. Henry A. Rosenberg, Jr., as the chairman of Rosemore, and a trustee and trust beneficiary of family trusts that own stock in Rosemore and of Mr. Frank B. Rosenberg as a trust beneficiary of a family trust that owns stock in Rosemore, the directors and officers of Crown will receive no other benefits as a result of the merger.

   Mr. Stanley A. Hoffberger, elected a director of Crown on December 14, 2000, is the husband of Judith R. Hoffberger. Mrs. Hoffberger, a sister of Henry A. Rosenberg, Jr., is a director of Rosemore, and a trustee of trusts holding over 93% of the stock of Rosemore and a beneficiary of trusts holding 31% of the stock of Rosemore. Their son, Jeffrey A. Hoffberger, is a director and vice president of Rosemore, and a member of the special committee of the Rosemore board which reviewed Rosemore's investment in Crown.

   Mr. Barry L. Miller, elected a director of Crown on December 14, 2000, is a Senior Vice President and the Treasurer and Chief Financial Officer of Rosemore. In that capacity, prior to his election to Crown's Board, he assisted the special committee of the Rosemore board and the Rosemore board in their deliberations with respect to Rosemore's investment in Crown. After his election to Crown's Board, Mr. Miller did not participate in or assist the Rosemore special committee or board in their deliberations.

Rosemore's Plans for Crown after the Merger

   After completion of the merger, Rosemore plans to utilize the business opportunities that are available to Crown in order to maximize revenues and profits. This could include, but not necessarily be limited to, reduction of overhead and the restructuring of Crown's borrowing arrangements. Following the merger, Rosemore intends to request that Crown evaluate on a regular basis the future capital requirements and operating performance for each of its operations and assets, and, in light of these criteria, to make an asset-by-asset determination as to which assets to retain.

   Rosemore and Crown expect to discuss with First Union National Bank (First Union) current and post-merger financing. Although Crown has the right to redeem its 10 7/8% senior notes under the indenture at a redemption price of 103.625% commencing on February 1, 2001, Rosemore and Crown have no immediate plans to redeem the 10 7/8% senior notes.

   In 1999, Crown initiated and is undergoing a rationalization program designed to improve its operating margins that includes an overhead reduction program and a limited reduction in the workforce. Rosemore understands that Crown has made significant progress with the implementation of these cost-saving initiatives and Rosemore expects that Crown will continue this program.

   Crown will be the surviving corporation of the merger, and the directors and the officers of Crown immediately prior to the effective time of the merger will continue to be the directors and the officers of Crown after the completion of the merger, until their respective successors are elected or appointed and qualified, in accordance with the charter and bylaws of Crown. It is expected that, after the completion of the merger, Mr. Henry A. Rosenberg, Jr., while keeping his position as the Chairman of the Crown Board, will resign as President and Chief Executive Officer of Crown and that Mr. Frank B. Rosenberg will be appointed President and Chief Executive Officer. Rosemore has no current intention to change the size or membership of the Crown Board immediately following the merger.

   Other than by virtue of the merger and except as otherwise described above or elsewhere in this proxy statement, Rosemore has no current plans or proposals which relate to or would result in:

  . any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Crown or any of its subsidiaries;

  . any purchase, sale or transfer of a material amount of assets of Crown or any of its subsidiaries;

  . any material change in Crown's capitalization, dividend rate or policy, or indebtedness;

  . any change in the management of Crown, the composition of the Crown Board or any change in any material term of the employment arrangements of any executive officer; or

  .  any other material change in Crown's corporate structure or business.

Federal Income Tax Consequences

   The following discussion is a summary of material U.S. federal income tax consequences of the merger to holders of Class A and Class B common stock who are U.S. persons and hold their shares as capital assets. This summary is based upon the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the IRS) and judicial decisions in effect on the date hereof, all of which are subject to change, retroactively and prospectively, and to possibly differing interpretations. For purposes hereof, a U.S. person is (i) a U.S. citizen or resident alien individual, (ii) a corporation created or organized in or under the laws of the United States or any state, (iii) an estate the income of which is subject to U.S. federal income tax without regard to the source, and (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions relating to the trust. The discussion set forth below is for general information only and, thus, does not address all of the U.S. federal income tax consequences of the merger that may be relevant to the holders of Crown common stock based upon their particular circumstances. Moreover, this summary does not apply to certain categories of holders of common stock that may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, regulated investment companies, non-U.S. persons and holders who acquired such shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

   EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

General Federal Income Tax Consequences of the Merger. The receipt of cash in exchange for Class A and Class B common stock pursuant to the merger would be a taxable sale for U.S. federal income tax purposes. Accordingly, a Crown stockholder who receives cash pursuant to the merger will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the shares surrendered therefor. The gain or loss will be a long-term capital gain or loss if, as of the date of the sale, such stockholder's holding period for such shares is more than one year. Under current law, an individual is subject to a maximum federal income tax rate of 20% on any net long-term capital gains, and a corporation is subject to a maximum U.S. federal income tax rate of 35% on any net capital gain. If the receipt of cash in exchange for shares results in recognition of a capital loss, deductibility of such loss may be subject to limitation. You will not currently recognize taxable gain or loss if you hold your Crown stock in one of the Crown savings plans or in an individual retirement account. For additional information on the tax consequences affecting options to purchase shares of Crown common stock, and performance vested restricted stock, see "THE MERGER-- Treatment of Stock Options, Stock Grants, and Stock Appreciation Units" on page 55.

Backup Withholding. Unless a Crown stockholder complies with certain reporting or certification procedures or is an "exempt recipient" (in general, corporations and certain other entities) under applicable provisions of the Code and Treasury regulations, such stockholder may be subject to a withholding tax of 31% with respect to any cash payments received pursuant to the merger. Backup withholding is not an additional tax. Any amount withheld under these rules will be credited against a stockholder's U.S. federal income tax liability provided such stockholder furnishes the required information to the IRS. If a stockholder does not comply with the backup withholding rules, such holder may be subject to penalties imposed by the IRS. A non-U.S. Crown stockholder should consult its tax advisor with respect to the application of withholding rules to it with respect to any cash payments received pursuant to the merger.

                                   THE MERGER

Merger Consideration

   The merger will become effective when the articles of merger are filed with, and are accepted for record by, the State Department of Assessments and Taxation of Maryland. At the time of the merger, RAC will be merged with and into Crown. The separate corporate existence of RAC will cease, and Crown will continue as the surviving corporation and become an indirect wholly owned subsidiary of Rosemore.

   The merger will have the following effects:

  . Each outstanding share of Crown common stock will be converted into the right to receive $10.50 in cash as merger consideration. The merger consideration will be payable without any interest once the Crown stock certificate that formerly evidenced such share of Crown common stock has been duly returned. Crown common stock includes the associated right to purchase Crown's Series A or Series B Junior Participating Preferred Stock that was granted pursuant to Crown's shareholder rights plan. See "SHAREHOLDER RIGHTS PLAN" on page 71. The rights will expire at the earlier of the close of business on February 14, 2001 or the time that is immediately before the articles of merger are filed with the State Department of Assessments and Taxation of Maryland, and the holders of these rights will receive no compensation for these rights in connection with the merger. The conversion described in this paragraph will not apply to the shares owned by Rosemore Holdings.

  . Each outstanding share of common stock of RAC will be converted into one share of common stock of Crown as the surviving corporation.

  . Each share of Crown common stock owned by Rosemore Holdings will automatically be cancelled, and no payment will be made with respect thereto.

   Dissenting stockholders do not have any statutory right to seek a determination of the fair value of their shares of Crown common stock under Maryland corporate law. See "--No Appraisal Rights" on page 62.

Payment Procedure

   On or before the closing date of the merger, Rosemore will enter into an agreement with a bank or trust company to serve as a paying agent selected by Rosemore and reasonably acceptable to Crown. At the time the merger becomes effective, Rosemore will deposit for the account of the paying agent, in trust for the benefit of the holders of Crown common stock who are to receive merger consideration, an amount in cash equal to the aggregate merger consideration. This amount will be used as the exchange fund for the merger.

   The paying agent will mail to you a letter of transmittal after the merger becomes effective. The letter of transmittal will contain instructions that explain how you should return Crown stock certificate(s) in order to receive the merger consideration. You should not return your Crown stock certificate(s) until you receive the letter of transmittal.

   Upon returning your Crown stock certificate(s), together with your letter of transmittal, duly completed and validly executed in accordance with the paying agent's instructions, the paying agent will pay you an amount in cash equal to the product of the merger consideration multiplied by the number of shares of Crown common stock formerly represented by such Crown stock certificate(s). Upon payment, all returned Crown stock certificate(s) will be cancelled.

   Until you return your Crown stock certificate(s), they will only represent the right to receive the merger consideration. No interest will be paid or accrued on the merger consideration. If the merger consideration (or any portion thereof) is to be paid to any person other than you, then the stock certificate(s) must be properly endorsed or otherwise be in proper form for transfer. The person surrendering such Crown stock certificate(s) will pay to the paying agent any transfer or other similar taxes required. Alternatively, you may establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

   After the six-month anniversary of the merger, the surviving corporation will be entitled to require the paying agent to return to the surviving corporation any portion of the exchange fund (including, without limitation, all interest and other income received by the paying agent in respect of all funds made available to it) which remains undistributed to the holders of Crown stock certificates and any other documents in its possession relating to the merger, and the paying agent's duties will terminate. If you have not received payment of the merger consideration by this time, then you may look only to the surviving corporation for payment. You may obtain payment from the surviving corporation by surrendering your Crown stock certificate(s) to the surviving corporation and complying with instructions received from the surviving corporation.

   After the merger, the stock transfer books of Crown will be closed. There will be no further registration of transfers on the stock transfer books of the surviving corporation of any shares of Crown common stock that were outstanding immediately before the merger. Crown stock certificates presented to the surviving corporation or the paying agent after the merger will be surrendered and cancelled in return for the payment of the merger consideration represented thereby, as provided above and pursuant to the terms of the merger agreement.

   You will cease to have any rights with respect to shares of Crown common stock after the merger, except the right to receive the merger consideration.

   The paying agent and the surviving corporation will be entitled to deduct and withhold from the merger consideration otherwise payable to you as required under the Code, or any applicable provision of state, local or foreign tax law. Any withheld tax amounts will be treated as having been paid to you.

   You will need to provide an affidavit if you have lost your Crown stock certificate(s) or if your certificate(s) have been stolen or destroyed. The paying agent or surviving corporation may require you to post a bond of a reasonable amount as indemnity against any claim that may be made with respect to any missing Crown stock certificate. The paying agent will issue in exchange for such lost, stolen or destroyed Crown stock certificate(s) the merger consideration to which you are entitled pursuant to the merger agreement.

Treatment of Stock Options, Stock Grants and Stock Appreciation Units

   Various rights were granted pursuant to Crown's 1994 Long-Term Incentive Plan, Crown's 1995 Management Stock Option Plan, and Crown's 1999 Long-Term Incentive Plan.

Options. At the time of the merger and pursuant to Crown's stock plans, each option to purchase shares of Crown Class B common stock will (i) become fully vested and immediately exercisable and (ii) remain outstanding and, thereafter, be an option to purchase common stock in the surviving corporation with the same relative rights and exercise prices as applied to such option immediately before the merger. Each option will be subject to the terms (as in effect as of the date of the merger) of the Crown stock plan with regard to which such option was issued. After the merger, all references to Crown in Crown's stock plans will be deemed to be references to the surviving corporation and all references to Crown common stock will be deemed to be references to the common stock of the surviving corporation. Crown will take all necessary action to approve the disposition of the options in connection with the transactions contemplated by the merger agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

   Promptly after the merger, Rosemore will or will cause the surviving corporation to provide each holder of options with the opportunity to receive payment for the cancellation of his or her options at prices ranging from $1.27 to $3.62 per option (depending upon the exercise price and the remaining term of the option). If all of Crown's 979,707 outstanding options are cancelled, it would result in an aggregate payment of $2,186,278. Any payments related to the cancellation of options will result in the recognition of ordinary income by the option holder and will be subject to all applicable federal, state and local tax withholding requirements. The surviving corporation will get a tax deduction for the payments.

Performance Vested Restricted Stock. At the time of the merger, restrictions on Crown stock awards in the form of performance vested restricted stock granted pursuant to Crown's 1994 Long-Term Incentive Plan will lapse (and this will result in the recognition of ordinary income equal to the value of the stock at the time the restrictions lapse), any restrictive legend contained on any Crown stock certificate(s) related thereto will be removed and any Crown stock certificate(s) related thereto held in escrow by Crown pursuant to the terms of such plan will be released to the grantee of such Crown stock award. The surviving corporation will get a tax deduction equal to the ordinary income that is recognized. At the time of the merger, the performance vested common stock, which is Class B common stock, will therefore be converted into the right to receive $10.50 in cash as merger consideration. The payment procedures previously described in "--Payment Procedure" on page 54 will apply to this stock.

Stock Appreciation Units. At the time of the merger and pursuant to Crown's 1999 Long-Term Incentive Plan, each stock appreciation unit will become fully vested and immediately exercisable. Holders of stock appreciation units are entitled to payment of the difference between the market price of the Crown Class B common stock on the date of the merger and the floor price of $14.91. As the established floor price for the stock appreciation units is higher than the merger consideration, no amounts will be paid out with respect to the stock appreciation units, and these units will cease to continue as an obligation under such plan.

Merger Financing; Expenses of the Merger

   The total amount of funds required by Rosemore to acquire all of the outstanding shares of Crown common stock not owned by Rosemore and to pay related fees and expenses of the transaction is estimated to be approximately $82 million in addition to the $1.75 million in documented expenses which have been reimbursed to the Novelly Group. Rosemore Holdings has amended its existing revolving credit agreement with First Union to borrow up to an additional $75 million to finance the acquisition of the Crown common stock, to pay for the cancellation of options and for Rosemore's general corporate purposes. The revolving credit facility, unless renewed, will terminate on May 30, 2001, and will be secured by certain publicly traded securities owned by Rosemore Holdings and pledged to First Union. Rosemore Holdings will pay interest on the outstanding borrowings under the $75 million portion of the credit facility at a floating rate indexed to LIBOR.

   The merger agreement provides that, with certain limited exceptions, all costs and expenses incurred in connection with the merger will be paid by the party incurring such expenses, whether or not the merger is consummated. Crown is required under the merger agreement to reimburse Rosemore's reasonable and documented expenses incurred in connection with the merger agreement if:

  . Crown or Rosemore terminates the merger agreement due to the failure of Crown's stockholders to approve the merger and merger agreement;

  . at the time of such failure to approve the merger and merger agreement, there exists a publicly announced competing transaction to that of Rosemore;

  . within 12 months of the termination of the merger agreement with Rosemore, Crown enters into an agreement with a third party with respect to a competing transaction; and

  .  the competing transaction is subsequently consummated.

   The following is an estimate of expenses to be incurred in connection with the merger.

EXPENSES TO BE PAID BY CROWN:
 Financial advisory fees and expenses............................... $3,246,700
 Legal fees and expenses............................................  1,838,100
 Printing and mailing fees..........................................    176,700
 Accounting fees and expenses.......................................     25,000
 Solicitation expenses..............................................     25,000
 Miscellaneous......................................................     51,200
 SEC filing fees....................................................      1,412
                                                                     ----------
  Total............................................................. $5,364,112
                                                                     ==========

EXPENSES TO BE PAID BY ROSEMORE:
 Financial advisory fees and expenses............................... $1,520,000
 Legal fees and expenses............................................  1,137,500
 Reimbursement of expenses incurred by the Novelly Group............  1,750,000
 Miscellaneous......................................................     18,000
 HSR filing fees....................................................     45,000
                                                                     ----------
  Total............................................................. $4,470,500
                                                                     ==========

Interests of Certain Persons in the Merger

   In considering the merger, you should be aware that certain members of Crown's management and Board may have interests in the merger that are different from, or in addition to, their interests solely as stockholders of Crown. These interests are described below.

   The Independent Committee and the Crown Board were aware of these potential or actual conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS--Recommendation of Crown's Board of Directors" on page 37 and "SPECIAL FACTORS--Interests of and Effects of the Merger on Crown's Director and Officers" on page 50.

Messrs. Henry A. Rosenberg, Jr. and Frank B. Rosenberg. Mr. Henry A. Rosenberg, Jr. is Chairman of the boards of both Rosemore and Crown. Mr. Frank B. Rosenberg, the son of Henry A. Rosenberg, Jr., is a director and Senior Vice President--Marketing of Crown.

   Mr. Henry A. Rosenberg, Jr., as a result of his position with Crown, owes fiduciary duties to the stockholders of Crown, in addition to the fiduciary duties he owes to the stockholders of Rosemore. At times, he may be confronted by issues, including the merger, that present him with potentially conflicting interests and obligations.

   On January 18, 2000, CSFB recommended to the Crown Board that it be authorized to approach Rosemore to solicit its interest in making an offer to acquire Crown. The Crown Board authorized CSFB to approach Rosemore, which it did on January 18, 2000. Because of Mr. Henry A. Rosenberg, Jr.'s conflicting fiduciary duties, Crown's Board empowered the Independent Committee to represent the interests of Crown's stockholders in the review, evaluation and negotiation of the merger. Mr. Henry A. Rosenberg, Jr. was not a member of the Independent Committee.

   Also, from January 18, 2000, when CSFB approached Rosemore to solicit its interest in making an offer to acquire Crown, Mr. Henry A. Rosenberg, Jr. recused himself from all consideration by the management and Board of Crown of any proposal made to Crown by any persons (including, without limitation, Rosemore) concerning any material transaction with or with respect to Crown, except to the extent requested of him by the Independent Committee, and the final vote of the Crown Board to approve the merger and merger agreement that had been recommended by the Independent Committee.

   In a letter submitted to the Crown Board at its meeting on January 27, 2000, Mr. Henry A. Rosenberg, Jr. committed to the Crown Board not to discuss with any representative of Rosemore any information or knowledge he had or would have concerning any strategic proposals made to Crown by any third party concerning any material strategic transaction with or with respect to Crown. He also committed to the Crown Board that he would not participate in the formulation by Rosemore of any proposal with respect to Crown and would limit his participation to meetings in which the Rosemore board considered and approved or disapproved any such proposal.

   Rosemore has a Schedule 13D on file with the SEC with respect to its stockholdings in Crown. Mr. Frank B. Rosenberg, a director and officer of Crown, was included in Rosemore's 13D filing but has disclaimed membership in any filing group. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT--Owners of More than Five Percent" on page 74. In consideration of potential conflicts, at a meeting of the Crown Board on January 27, 2000, Mr. Frank B. Rosenberg committed, through a letter submitted to the Crown Board, not to discuss with any representative of Rosemore any information or knowledge he had or would have concerning any strategic proposals made to Crown by any third party concerning any material transaction with or with respect to Crown. Mr. Frank B. Rosenberg further agreed not to participate in the evaluation of any such proposals made by third parties, except to the extent necessary to fulfill his responsibilities for Crown's retail marketing and wholesale operations as Senior Vice President--Marketing, and then only after discussion of his participation with the Independent Committee or their representatives.

   Rosemore has informed Crown that, after the merger has become effective, Rosemore intends to appoint Mr. Frank B. Rosenberg as President and Chief Executive Officer of Crown.

   Messrs. Frank B. Rosenberg and Henry A. Rosenberg, Jr. each have pre-existing elections in the Savings Plans, pursuant to which the plan trustee purchases stock for each of them as a part of its purchases for all other participants in the plans. Both Messrs. Frank B. Rosenberg and Henry A. Rosenberg, Jr. undertook, for a period of twelve months from January 2000, or such shorter period to which the Crown Board may consent, that neither of them would change or amend those pre-existing elections. See "SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT--Directors and Officers" on page 74.

Messrs. Stanley A. Hoffberger and Mr. Barry L. Miller. Mr. Stanley A. Hoffberger, elected a director of Crown on December 14, 2000, is the husband of Judith R. Hoffberger. Mrs. Hoffberger, a sister of Henry A. Rosenberg, Jr., is a director of Rosemore, and a trustee of trusts holding over 93% of the stock of Rosemore and a beneficiary of trusts holding 31% of the stock of Rosemore. Their son, Jeffrey A. Hoffberger, is a director and vice president of Rosemore and a member of the special committee of the Rosemore board which reviewed Rosemore's investment in Crown.

   Mr. Barry L. Miller, elected a director of Crown on December 14, 2000, is a Senior Vice President and the Treasurer and Chief Financial Officer of Rosemore. In that capacity, prior to his election to Crown's Board, he assisted the special committee of the Rosemore board and the Rosemore board in their deliberations with respect to their investment in Crown. After his election to Crown's Board, Mr. Miller did not participate in or assist the Rosemore special committee or board in their deliberations.

Stockholder Litigation. Messrs. Henry A. Rosenberg, Jr., Edward L. Rosenberg and Frank B. Rosenberg were named defendants in Knox, et al. v. Rosenberg, et al., a shareholder derivative lawsuit brought in December 1998. This lawsuit by five Crown stockholders on behalf of Crown against Crown's then-current directors and three of its non-director officers was dismissed without prejudice by the Court on January 24, 2001. The parties have agreed to and are preparing appropriate pleadings to file with the Court to dismiss with prejudice all of the claims of the five individual plaintiffs. Upon completion of the merger, stockholders of Crown prior to the merger will have no rights in the Crown common stock other than the right to receive $10.50 per share. As a result, former stockholders may lose standing, if any exists, to continue the derivative lawsuit. See "--Stockholder Litigation" on page 61.

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

Effects of the Merger on Interested Persons' Stock Plans. Crown's executive officers hold options to purchase shares of Crown Class B common stock pursuant to Crown's 1994 Long-Term Incentive Plan and 1995 Management Stock Option Plan, and also hold stock appreciation units pursuant to Crown's 1999 Long-Term Incentive Plan.

  . Options. As of September 30, 2000, the outstanding Crown options had exercise prices between $7.75 and $19.50. In connection with the merger, the options will become fully vested and immediately exercisable (including options that, in the ordinary course, would not have been exercisable and vested at the time the merger becomes effective). Upon completion of the merger, each outstanding option to purchase Crown Class B common stock will convert into an option to purchase common stock of the surviving corporation with the same relative rights and exercise prices as applied to such option immediately before the merger. Promptly after the merger, Rosemore will or will cause the surviving corporation to provide each holder of options with the opportunity to receive payment for the cancellation of his/her options at prices ranging from $1.27 to $3.62 per option based upon a discounted Black-Scholes valuation that reflects the strike price and term of the option.

  . Performance Vested Restricted Stock. In connection with the merger, restrictions on outstanding stock awards for 193,975 shares of Crown Class B common stock will lapse, any restrictive legend contained on any Crown stock certificate(s) related thereto will be removed and any Crown stock certificate(s) related thereto held in escrow by Crown pursuant to the terms of any stock plan or otherwise will be released to the grantee of such Crown stock award (including stock awards that, in the ordinary course, would not have had their restrictions lapse and would not have been released to the grantee for a period of time ranging from twelve to twenty-four months, depending upon the grant date). At the time the merger becomes effective, each executive will be paid $10.50 for each share of formerly restricted Crown common stock held by him/her, less any applicable taxes.

  . Stock Appreciation Units. In connection with the merger, the stock appreciation units will become payable (including stock appreciation units that, in the ordinary course, would not have become payable at the time the merger becomes effective) and must be promptly exercised. A floor price of $14.91 was established for the outstanding stock appreciation units (based on the fair market value of Crown Class B common stock during the previous three calendar years). Holders of stock appreciation units are entitled to payment of the difference between the market price of the Crown Class B common stock and the floor price. As the established floor price of the stock appreciation units is higher than the value of the Class B common stock on the date of the merger, no amounts will be paid out with respect to the stock appreciation units, and these units will cease to continue as an obligation under the stock plans.

   The following table sets forth the value of the options outstanding under Crown's stock plans (based on the prices to be paid for the cancellation of each option) and the value of the number of shares of Crown common stock represented by performance vested restricted stock awards held by Crown's chief executive officer, the four other most highly compensated executive officers and all of the executive officers as a group:

                                                            Option
Crown Executive Officers                                    Value    PVR Stock
------------------------                                  ---------- ----------
Henry A. Rosenberg, Jr. ................................  $  513,763 $  762,300
Randall M. Trembly......................................  $  162,429 $  245,595
John E. Wheeler, Jr. ...................................  $  125,647 $  170,625
Thomas L. Owsley........................................  $   91,877 $  106,890
Frank B. Rosenberg......................................  $   87,338 $  101,535
All executive officers as a group including those listed
 above (12 officers)....................................  $1,313,427 $1,760,325

Effects of the Merger on Interested Persons' Executive Severance Plan. All of Crown's executive officers other than Henry A. Rosenberg, Jr. participate in the Executive Severance Plan. Pursuant to the terms of the Executive Severance Plan, each participating executive officer will be entitled to certain payments and benefits in connection with the merger and in the event the surviving corporation were to terminate their employment without "cause" or if the officer were to resign for "good reason" within a two-year period following the completion of the merger. In accordance with the terms of the Executive Severance Plan, upon the completion of the merger, the participating officers will be entitled to receive a bonus under the 2001 Executive Performance Incentive Plan based on deemed achievement of 100% of the performance goals established under the Plan. The participating officers waived certain other benefits under the Executive Severance Plan. See "THE MERGER AGREEMENT--Waiver Agreements" on page 65.

Waivers. As a condition to the willingness of Rosemore and RAC to enter into the merger agreement, Rosemore required that twelve Crown executives each enter into a waiver agreement relating to certain of their rights to severance benefits. See "THE MERGER AGREEMENT--Waiver Agreements" on page 65.

Arrangements with the Novelly Group. Rosemore has entered into a stock purchase agreement dated December 17, 2000 with the trustees of The Novelly Exempt Trust, The Capital Trust and the Paul A. Novelly Living Trust, and Golnoy Barge Company, Inc., members of the Novelly Group related to Mr. Paul A. Novelly, the chairman of Apex. Pursuant to the stock purchase agreement, the Novelly Group has agreed to vote its Crown shares, representing in total approximately 13.6% of the votes entitled to be cast at the Special Meeting, in favor of the merger and merger agreement, and to vote against any action or other proposal that is inconsistent with the merger, or would result in a breach of, the merger agreement. They have each granted proxies to the designees of Rosemore, permitting Rosemore's designees to vote their shares of Crown common stock accordingly at the Special Meeting. Each member has reserved the right to vote its shares of Crown common stock on other matters that are not inconsistent with such voting agreement, but has limited its ability to grant subsequent proxies, powers of attorney, consents or revocations, or enter into any agreement or understanding with any person to vote its shares with respect to any matter included in the voting agreement or make any transfers of shares in any manner inconsistent with such voting agreement. The Novelly Group has agreed not to propose any competing transactions, and not to make or support any such proposals or competing transactions at the Special Meeting or any other meeting of Crown stockholders.

   If the merger is consummated, shares of Crown held by the Novelly Group would be converted into the right to receive $10.50 in cash in the same manner as shares held by other Crown stockholders. The stock purchase agreement also requires the Novelly Group members to sell their shares of Crown common stock to Rosemore for $10.50 per share in cash in the event the merger agreement is terminated. If the merger agreement is terminated, the purchase and sale of the Crown shares under the stock purchase agreement will be consummated on the earlier of March 31, 2001 or the fifth Business Day following the date that the merger agreement is terminated. Pursuant to an escrow agreement dated December 17, 2000 among the Novelly Group, Rosemore and Union Planters Bank, as escrow agent, the shares of Crown common stock owned by the Novelly Group are being held in escrow along with the purchase price of $10.50 per share to be paid by Rosemore, pending the outcome of the proposed merger or, if the merger agreement is terminated, the stock purchase. However, the stock purchase agreement may be terminated by Rosemore upon the occurrence of an event or change in circumstances that results in a material adverse effect on the business, financial condition, or results of operations of Crown and its subsidiares, taken as a whole, subject to certain exceptions, that also results in Rosemore terminating the merger agreement, in which event Rosemore would have no obligation to purchase any of the Novelly Group's shares.

   Rosemore has also reimbursed the Novelly Group for expenses, in the amount of $1,750,000, incurred by the Novelly Group in connection with the Novelly Group's efforts to acquire control of Crown. Rosemore received invoices and receipts from the Novelly Group for expenses incurred and paid by the Novelly Group, in excess of $1,750,000 for services rendered to it in connection with the Novelly Group's previous efforts to acquire control of Crown.

   Rosemore has agreed not to amend the merger agreement in any manner that would decrease the amount or change the character of the merger consideration or otherwise materially adversely affect the Novelly Group, without the Novelly Group's prior written consent. The Novelly Group has also agreed on behalf of itself and its affiliates that, if the merger is not completed, then, for a period of five years from the date that it sells its Crown shares to Rosemore, it will not, acting alone or with others, acquire or agree to acquire any voting securities or assets of Crown or to participate in any solicitation of any proxies relating to Crown common stock or to otherwise seek to influence the management or policies of Crown.

   The stock purchase agreement also includes representations, warranties and other terms and conditions customary in transactions of the type contemplated by the stock purchase agreement.

Stockholder Litigation

Stockholder Derivative Lawsuit. On December 15, 1998, five stockholders filed a derivative lawsuit in District Court for Harris County, Texas against each of Crown's then-current directors and three of its non-director officers, including Messrs. Henry A. Rosenberg, Jr., Edward L. Rosenberg and Frank B. Rosenberg. One non-director officer was subsequently dismissed from the lawsuit. Knox, et al. v. Rosenberg, et al., C.A. No. 1998 58870. Three of the plaintiff stockholders are union employees who had been locked-out, and the remaining two are retired union employees. The defendants removed the case to the U.S. District Court for the Southern District of Texas, H-99-0123. The suit alleged that Crown's executive management was liable for breach of its fiduciary duties to Crown and for gross mismanagement and abuse of control for the way in which it conducted Crown's affairs. The suit further alleged that the defendant board members breached their fiduciary duties, abused their control and grossly mismanaged Crown by failing to properly oversee Crown and its executives' management of Crown while allowing those executives to self-deal and unjustly enrich themselves with excessive salaries, benefits and perquisites. In addition, the suit alleged that Crown's executive management and board members made misrepresentations to, and concealed material facts from Crown and its stockholders, by suggesting that Crown was well-managed and that workers were responsible for any financial troubles that Crown was experiencing. On January 25, 2001 the court dismissed the case, without prejudice. The parties have agreed to and are preparing appropriate pleadings to file with the court to dismiss individual claims of the five plaintiffs, with prejudice. Pursuant to undertakings received from the individual defendants, Crown advanced the defense costs and agreed to indemnify the defendants to the extent permitted by law and Crown's charter and bylaws.

   Upon completion of the merger, stockholders of Crown prior to the merger will have no rights in the Crown common stock other than the right to receive $10.50 per share. As a result, former stockholders may lose standing to continue the derivative lawsuit.

Union Corporate Campaign

   Crown's collective bargaining agreement with the Paper, Allied-Industrial, Chemical and Energy Workers Union (PACE), formerly the Oil, Chemical & Atomic Workers Union, covering employees at the Pasadena refinery expired on February 1, 1996. Following a number of incidents apparently intended to disrupt normal operations at the refinery and also as a result of the unsatisfactory status of the negotiations, on February 5, 1996 Crown implemented a lock-out of employees in the collective bargaining unit at the Pasadena facility. During the lock-out, PACE waged an orchestrated corporate campaign that included filing numerous unfair labor practice charges with the National Labor Relations Board, a boycott of Crown's retail facilities and support of various lawsuits against Crown. On January 17, 2001, the local bargaining unit ratified a new collective bargaining agreement, and Crown ended the lock-out. As a result, PACE agreed to cease all boycott activities, dismiss regulatory complaints, resolve all litigation with Crown and end the corporate campaign. Texans United for a Safe Economy Education Fund, et al. vs. Crown Central Petroleum Corporation, a citizens' suit under the Clean Air Act, has been settled in principal and a consent decree is being prepared. The case of Knox, et al. vs. Rosenberg, et al., a shareholder derivative lawsuit, has been dismissed without prejudice and the parties have agreed to and are preparing appropriate pleadings to file with the Court to dismiss, with prejudice, individual claims of the five plaintiffs. Maiden vs. Crown Central Petroleum Corporation, et al., a purported shareholder class action lawsuit was previously dismissed. Crown expects that other corporate campaign related litigation and regulatory complaints will be resolved promptly.

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

Accounting Treatment

   Rosemore will account for the merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Under this accounting method, Crown's historical results for the periods before the merger will remain unchanged. In addition, the aggregate consideration paid by Rosemore in connection with the merger, together with the direct costs of acquisition, will be allocated to Crown's assets and liabilities and measured at their fair values. The excess, if any, of the investment cost over the net assets' fair value will be recognized as an intangible asset (goodwill). Crown's pre-merger earnings, to the extent not historically included by Rosemore under the equity method of accounting, will be excluded from the net income of the combined enterprise. Costs incurred to effect the merger will be capitalized by adding to the investment cost.

Regulatory Approvals

   The merger agreement provides that Rosemore and Crown will use their reasonable best efforts to cause the merger to be consummated, including the obtaining of all necessary consents, waivers, permits, authorizations, orders and consents of third parties, whether private or governmental, in connection with the merger.

   Except for the filing of articles of merger with the State Department of Assessments and Taxation of Maryland, after Crown's stockholder approval of the merger and merger agreement and compliance with federal and state securities laws, neither Rosemore nor Crown is aware of any material U.S. federal or state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in connection with the merger.

   In connection with the April 7, 2000 merger agreement, each of Crown and Rosemore provided notice of and information regarding the merger to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for their review. On May 26, 2000, the Federal Trade Commission terminated the required waiting period under the Act relating to the merger. If the merger is completed by May 26, 2001, no additional notice or informational filings are required under the Act. However, at any time before or after the completion of the merger, either the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including an attempt to enjoin the merger. Accordingly, it is possible that a challenge to the merger on antitrust grounds will be made, and, if made, it is uncertain what the result will be. Crown believes, however, that the anticipated closing of the merger will not violate any antitrust laws.

No Appraisal Rights

   The Maryland General Corporation Law does not provide statutory appraisal rights or any other similar remedy to stockholders of a corporation in connection with a merger if the corporation's shares are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the merger and merger agreement. All shares of Crown common stock outstanding on the record date for determining stockholders entitled to vote on the merger and merger agreement at the Special Meeting were listed on the AMEX.

   Thus, if you decide to vote against the merger and merger agreement, i.e., dissent or withhold your vote, you will not be entitled to seek statutory appraisal rights or other similar rights under Maryland law. If the merger is approved by the required vote, stockholders who vote against the merger, like stockholders who vote to approve the merger, will be bound by the terms of the merger.

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

Delisting and Deregistration of Crown Common Stock after the Merger

   Crown common stock is currently listed on the AMEX. Because all of the Crown common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive the merger consideration as a result of the merger, the Crown Class A and Class B common stock will be delisted from the AMEX.

   Crown common stock is currently registered under the Exchange Act. Crown has stated its intention to terminate registration of Crown common stock under the Exchange Act following the merger. The termination of registration of the common stock under the Exchange Act will reduce the information required to be furnished to the SEC and will make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable. Crown will, however, remain required under the indenture relating to the 10 7/8% senior notes, whether or not it is subject to Section 13(a) or 15(d) of the Exchange Act to file with the SEC to the extent permitted under the Act, the annual reports, quarterly reports and other documents which Crown would have been required to file with the SEC pursuant to Section 13(a) or 15(d) were it still subject to those sections. In any event, even if the filing of the documents with the SEC is not permitted under the Exchange Act, Crown will transmit to noteholders and file with the indenture trustee such annual reports, quarterly reports and other documents which Crown would have been required to file pursuant to Sections 13(a) and 15(d) were it still subject to those sections, and upon the written request and payment of the reasonable cost of duplication and delivery, provide copies of such documents to prospective noteholders.

                              THE MERGER AGREEMENT

   The merger agreement provides for the merger of RAC with and into Crown, with Crown continuing as the surviving corporation after the merger. This section of the proxy statement describes material provisions of the merger agreement. Because the description of the merger agreement contained in this proxy statement is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Exhibit A to this proxy statement before you decide how to vote. The merger agreement attached as Exhibit A to this proxy statement qualifies the description of the merger agreement contained in this document in its entirety and is incorporated by reference into this proxy statement.

Completion of the Merger

Closing. Unless the parties agree otherwise, the closing of the merger will take place as promptly as practicable and no later than the second business day after the date on which certain closing conditions have been satisfied or waived or any other time as agreed to in writing by Rosemore and Crown.

Effective Time of the Merger. The merger will be effective upon the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland, or at such time not to exceed 30 days after acceptance for record as agreed to by Rosemore and Crown. See "--Conditions to the Merger" on page 68.

Effect of Merger. At the effective time, all outstanding shares, other than shares held by Rosemore Holdings, of Class A common stock and Class B common stock will be converted into the right to receive $10.50 per share in cash. Following the merger, Crown will become an indirect wholly owned subsidiary of Rosemore.

Required Vote. Under Maryland law and Crown's charter, the approval of the merger and merger agreement requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter by the holders of Class A common stock and the holders of Class B common stock voting together as a single class, with each share of Class A common stock entitling the holder to one vote and each share of Class B common stock entitling the holder to one-tenth
(1/10) vote. The merger agreement also requires that the merger and merger agreement be approved by a majority of the votes cast other than by stock owned by Rosemore and its affiliates. The Crown stock owned by the Novelly Group will count towards this vote.

Representations and Warranties of Crown and Rosemore

   The merger agreement contains various representations and warranties of Crown relating to:

  .  proper organization and good standing of Crown and its subsidiaries;

  .  the charter and bylaws of Crown;

  .  the capitalization of Crown;

  .  the corporate authorization and enforceability of the merger agreement;

  .  compliance with laws;

  .  the filing of SEC reports and the preparation of financial statements;

  .  the absence of certain material adverse changes or events;

  .  employee benefit plans and labor matters;

  .  material contracts and debt instruments;

  .  litigation;

  .  environmental matters;

  .  trademarks, patents and copyrights;

  .  taxes;

  .  title to personal property, real property and leases;

  .  Crown's shareholder rights plan;

  .  insurance;

  .  Crown Board recommendation;

  .  opinion of financial advisor;

  .  brokers;

  . required stockholder vote to approve the merger and merger agreement and state takeover statutes; and

  .  waiver of certain obligations.

   The merger agreement contains various representations and warranties of Rosemore and RAC relating to:

  .  proper organization and good standing of Rosemore and RAC;

  .  compliance with laws;

  .  absence of litigation;

  .  brokers;

  .  purpose of RAC;

  .  financing of the merger; and

  .  ownership of Crown common stock.

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

Certain Covenants

   The merger agreement contains certain covenants relating to:

  .  filing of this proxy statement and a transaction statement on Schedule
     13E-3;

  . Crown's obligation to call a stockholders' meeting to vote on the approval of the merger and merger agreement;

  .  access to information and confidentiality of information;

  .  restrictions on Crown's ability to solicit competing transactions;

  .  directors' and officers' indemnification and insurance;

  . Hart-Scott-Rodino Act filing and obtaining necessary regulatory and other authorizations;

  .  amendment of Crown's shareholder rights plan;

  .  further requirements to complete the transactions;

  .  public announcements; and

  .  amendment of certain employee benefit plans.

Waiver Agreements

   As a condition of the willingness of Rosemore and RAC to enter into the merger agreement, Rosemore required that 12 executives of Crown execute limited waiver agreements with Crown. Generally, under the waiver agreements, the executives agreed, among other things:

  . to waive the funding of benefits under the Supplemental Retirement Income Plan as required by the terms of the Executive Severance Plan;

  . to surrender to Crown all options granted under the Crown stock plans in exchange for payment of between $1.27 and $2.78 per option (depending on the exercise price and the expiration date of the option);

  . that a change in his or her duties or responsibilities following the merger relating to Crown becoming a private company or a change in the person to whom the executive reports will not constitute "good reason" for such executive to resign and be entitled to significant cash severance benefits;

  . to a possible reduction in certain medical benefits applicable generally to all employees of Crown; and

  . that certain reductions in Crown's economic interests in refining capacity will not trigger a "change of control."

No Solicitation of Acquisition Transactions

Competing Transaction. The merger agreement provides that Crown and its subsidiaries, officers, directors, employees, agents or other representatives will not initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to:

  . a merger, reorganization, business combination, liquidation, dissolution or other similar transaction involving Crown;

  . the purchase or sale of all or any significant portion of the assets of Crown and its subsidiaries, taken as a whole; or

  .  the purchase or sale of 15% or more of the equity securities of Crown.

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

   Crown, its subsidiaries and their officers, directors, employees, agents or other representatives will not have any discussion with or provide any confidential information relating to Crown or its subsidiaries to any person relating to a competing transaction or engage in or facilitate any negotiations concerning a competing transaction unless:

  . Crown concludes in good faith, after consultation with independent financial advisors, that such competing transaction would, if consummated, be more favorable to Crown's stockholders than the merger (a Superior Proposal);

  . either the Crown Board or the Independent Committee determines in good faith, after consultation with independent legal counsel, that such action is necessary for the Crown Board to act consistently with its fiduciary duty;

  . prior to providing any Crown confidential information in response to such Superior Proposal, Crown receives a confidentiality agreement with respect to such person at least as restrictive with such person as the confidentiality agreement entered into with Rosemore; and

  . prior to providing any Crown confidential information or entering into any discussions with such person making a Superior Proposal, Crown gives notice to Rosemore of the identity of the person making, and the terms of, the Superior Proposal.

Conduct of the Business of Crown before the Merger

   Pursuant to the merger agreement, Crown has agreed that, among other things, prior to the merger, unless Rosemore will otherwise consent in writing, which consent will not be unreasonably withheld or delayed, it will, and, where applicable, will cause each of its subsidiaries to:

  . conduct its business in the ordinary course of business and consistent with past practice;

  . use its reasonable best efforts to keep available the services of the present officers, significant employees and consultants of Crown and its subsidiaries and to preserve the current relationship with customers, suppliers and others having significant business relations with them, in order to preserve substantially intact its business organization;

  .  not amend organizational documents;

  . not issue, sell, dispose of, or otherwise encumber any shares of capital stock, any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of Crown or any of its subsidiaries, except for the issuance of any shares of capital stock issuable pursuant to the exercise of any Crown stock options outstanding as of December 17, 2000;

  . not issue, sell, dispose of, or otherwise encumber any property or assets of Crown or its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice, provided that the aggregate amount of any such sale or disposition or pledge, grant, transfer, lease, license, guarantee or encumbrance of the property or assets will not exceed $500,000 or, in the case of any sale or disposition of retail gasoline sites, $1,000,000;

  . not declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise;

  . not reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire its outstanding capital stock;

  . not acquire any interest in any business organization other than acquisitions of assets in the ordinary course of business consistent with past practice which are not, in the aggregate, in excess of $300,000 or purchases of crude oil or intermediate products for refining or refined petroleum products or other inventory for resale in the ordinary course of business and consistent with past practice;

  . not incur any indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any person except for indebtedness incurred in the ordinary course of business and consistent with past practice under Crown's secured credit facility, or incurred to refinance outstanding indebtedness of Crown or other indebtedness of Crown with a maturity of not more than one year or a principal amount not, in the aggregate, in excess of $1,000,000;

  . not terminate, cancel or request or agree to any material change in any material contract of Crown, or enter into any contract or agreement material to the business, results of operations or financial condition of Crown and its subsidiaries, other than in the ordinary course of business and consistent with past practice;

  .  not make or authorize certain capital expenditures;

  .   not enter into or amend any contract or arrangement that, if fully performed, would not be permitted under the previous four provisions;

  . not increase the compensation of officers or employees, except for increases in accordance with past practices in salaries of employees who are not officers of Crown;

  . not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Crown or its subsidiaries;

  . not establish, adopt, enter into or amend any employee benefit agreement, except as required by the merger agreement or the terms of a collective bargaining agreement or a contractual obligation existing on December 17, 2000;

  . not take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of accounting principles generally accepted in the United States and as advised by Crown's regular certified independent public accountants;

  . not waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $250,000; and

  .  not make any material tax election or settle any material tax liability.

   Pursuant to the merger agreement, each of Crown and Rosemore will give prompt notice to the other of:

  . any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger;

  . any notice or other communication from any governmental entity in connection with the merger;

  . any actions or proceedings commenced or, to the best of the party's knowledge, threatened in writing against or relating to Rosemore, Crown or their subsidiaries that relate to the completion of the merger;

  . the occurrence of a default or event that will become a default under any of Crown's material contracts; and

  . any change that is reasonably likely to result in a material adverse effect under the merger agreement or is likely to delay or impede the ability of either Rosemore or Crown to complete the transactions contemplated in the merger agreement or to fulfill its obligations under the merger agreement.

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

Employee Stock Plans

   Effective as of the completion of the merger, each outstanding Crown stock option or stock appreciation unit will:

  .  become fully vested and immediately exercisable;

  . for options--remain outstanding and become the surviving corporation's stock option with the same rights and relative exercise prices as applied to the Crown stock options immediately prior to the completion of the merger and otherwise subject to the terms of the Crown stock plans pursuant to which the Crown stock option was issued; and

  . for stock appreciation units--cease to continue as a plan obligation, and no amount will be paid out with respect to the stock appreciation units, as the established floor price for the stock appreciation units is higher than the merger consideration.

   Promptly after the completion of the merger, Rosemore will or will cause Crown to provide each holder of Crown stock options with the opportunity to receive payment in exchange for the cancellation of his or her stock options. Any payments related to the cancellation of his or her stock options will be subject to all applicable federal, state and local tax withholding requirements.

   At the completion of the merger, restrictions on the performance vested restricted stock will lapse and each holder of performance vested restricted stock will be paid the merger consideration paid to holders of Class B common stock in full satisfaction of such performance vested restricted stock.

Indemnification and Insurance

   Following the merger, the charter and bylaws of the surviving corporation will contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of December 17, 2000, in the charter and bylaws of Crown. For a period of six years from the completion of the merger those provisions will not be amended, replaced or otherwise modified in a manner that would affect adversely the rights of individuals who at or prior to the completion of the merger were directors, officers, employees, fiduciaries or agents of Crown. In addition, for a period of six years from the completion of the merger, the surviving corporation will maintain insurance policies for directors and officers with coverage relating to claims arising from facts or events that occurred prior to the completion of the merger as extensive as Crown's existing policies.

   The merger agreement provides that, following the merger, the surviving corporation will indemnify each present and former director and officer of Crown for all costs incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the completion of the merger.

Conditions to the Merger

Conditions to Each Party's Obligation to Complete the Merger. The respective obligation of Crown, Rosemore and RAC to effect the merger is subject to the satisfaction of the following conditions, unless waived by the parties:

  . Stockholder Approval. The merger and merger agreement will have been approved by the requisite affirmative vote of the stockholders of Crown under applicable law and as prescribed in the merger agreement.

  . No Proceedings. No preliminary or permanent injunction, decree or other order issued by any governmental entity or other legal restraint or prohibition preventing the completion of the merger will be in effect, and no law will have been enacted or adopted that enjoins, prohibits or makes illegal the completion of the merger.

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

  . Hart-Scott-Rodino Act. The waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Act will have expired or been terminated. On May 26, 2000, in connection with the merger agreement executed by Rosemore and Crown in April 2000, the Federal Trade Commission terminated the required waiting period and, if the merger is completed by May 26, 2001, no additional notice or filing is required.

Additional Conditions to the Obligation of Rosemore and Rosemore Acquisition Corporation. The obligation of Rosemore and RAC to effect the merger is further subject to the satisfaction of the following additional conditions, unless waived by Rosemore and RAC:

  . Representations and Warranties. The representations and warranties of Crown contained in the merger agreement will be true and correct in all material respects as of the time of the merger as if made at and as of such time, except that the representations and warranties that address matters only as of a particular date will remain true and correct in all material respects as of such date and Rosemore will have received a certificate of the chief financial officer of Crown to that effect. Any representation or warranty of Crown which would otherwise not be true and correct in all material respects, that was made by Crown (1) with the approval of Mr. Henry A. Rosenberg, Jr. despite his actual knowledge that such representation and warranty was false; and (2) without knowledge on December 17, 2000, by any of the other officers or directors of Crown that such representation or warranty was false, will be deemed to be true and correct in all material respects.

  . Performance of Obligations. Crown will have performed or complied in all material respects with all agreements and covenants required by the merger agreement and Rosemore will have received a certificate of the chief financial officer of Crown to that effect.

  . Governmental Approvals. All consents, approvals, waivers and authorizations required to be obtained to complete the merger will have been obtained from all governmental entities, except if the failure to obtain any such consents would not result in a material adverse effect under the merger agreement.

  . Third Party Consents. All consents, approvals, waivers and authorizations of third parties the failure of which to obtain would result in a material adverse effect under the merger agreement will have been obtained.

  . No Event of Default. No event of default under the indenture relating to the 10 7/8% senior notes will have occurred and the completion of the merger will not result in the occurrence of an event of default under the indenture. Under the indenture, Crown is required to comply with certain financial performance criteria in order to be able to consummate the merger.

Additional Conditions to the Obligations of Crown. The obligation of Crown to effect the merger is further subject to the satisfaction of the following additional conditions, unless waived by Crown:

  . Performance of Obligations/Representations and Warranties. Rosemore and RAC will have performed or complied in all material respects with all of their agreements and covenants in the merger agreement, and the representations and warranties of Rosemore and RAC will be true and correct in all material respects as of the time of the merger as if made at and as of such time, except that those representations and warranties that address matters only as of a particular date will remain true and correct in all material respects as of such date and Crown will have received a certificate of the chief financial officer of Rosemore to that effect.

Organization of the Business of the Surviving Corporation after the Merger

   Following the merger between RAC and Crown, Crown will be an indirect wholly owned subsidiary of Rosemore. Pursuant to the merger agreement, the charter of RAC, as in effect immediately prior to the time of the merger, will be the charter of Crown following the merger, except that it will be amended to provide that the name of the surviving corporation will be "Crown Central Petroleum Corporation." Pursuant to the merger agreement, the bylaws of RAC, as in effect immediately prior to the time of the merger will be the bylaws of Crown following the merger. After the merger, the organizational documents may be amended as provided by applicable law and by the organizational documents of Crown.

Termination, Amendment or Waiver

Termination. The merger agreement may be terminated at any time prior to the merger, whether before or after the approval by the stockholders of Crown:

  . by the mutual written consent of the boards of directors of Crown and Rosemore and the Independent Committee;

  .  by either Rosemore or Crown if:

    - the merger is not completed by March 30, 2001, so long as the delay or default was not on the part of the terminating party;

    - the merger is restrained, enjoined or otherwise prohibited by a court order or any law is enacted that enjoins, prohibits or makes illegal completion of the merger; or

    - any required approval of the merger or merger agreement by the stockholders of Crown is not obtained due to the failure to obtain the required vote at Crown's stockholders meeting; or

  . by Rosemore upon a breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement on the part of Crown contained in the merger agreement, which had caused certain conditions to the obligation of Crown to effect the merger to be incapable of being satisfied, provided that this breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure;

  . by Crown upon a breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement on the part of Rosemore contained in the merger agreement, which had caused certain conditions to the obligation of Rosemore to effect the merger to be incapable of being satisfied, provided that this breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure;

   .  by Rosemore if:

    - the Crown Board withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to Rosemore or resolves to do so;

    - after receiving a proposal relating to a competing transaction the Crown Board refuses to affirm its recommendation of the merger agreement with Rosemore upon request by Rosemore;

    - the Crown Board recommends to its stockholders a competing transaction or resolves to do so; or

  . a tender offer or exchange offer for 15% or more of the outstanding shares of Crown common stock is commenced and the Crown Board fails to recommend against acceptance of the tender offer or exchange offer by its stockholders.

Amendment. The merger agreement may be amended by action taken by the parties' respective boards of directors, including the approval of the Independent Committee with respect to Crown, at any time prior to the time of the merger. Pursuant to the stock purchase agreement, Rosemore has agreed not to amend the merger agreement in any manner that would decrease the amount or change the character of the merger consideration or otherwise materially adversely affect the Novelly Group, without the Novelly Group's prior written consent. Following the approval of the merger agreement by Crown stockholders, no amendment will be made which would reduce the amount of or change the type of consideration into which each share of Crown common stock will be converted upon the completion of the merger.

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

Waiver. At any time prior to the time of the merger, either party to the merger agreement may, in writing:

  . extend the time for the performance of any obligation or other act of the other party to the merger agreement;

  . waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance with any agreement or condition contained in the merger agreement.

Expenses and Termination Fee

Expenses. The merger agreement provides that all costs and expenses incurred in connection with the merger and merger agreement will be paid by the party incurring those expenses, whether or not the merger is completed, except:

  . if Crown or Rosemore terminates the merger agreement due to the failure of Crown's stockholders to approve the merger and merger agreement and at the time of such failure there exists a publicly announced competing transaction with respect to Crown and within 12 months of the termination of the merger agreement, Crown enters into an agreement with any third party with respect to a competing transaction, which transaction is subsequently completed, then Crown will reimburse all reasonable documented expenses of Rosemore and RAC.

No Termination Fee. The merger agreement provides that the above reimbursement will be the sole and exclusive remedy of the parties upon a termination of the merger agreement based upon the termination of the merger agreement due to the failure of Crown's stockholders to approve the merger and merger agreement; provided, however, that nothing in the merger agreement relieves any party from liability for the willful breach of any of its representations or warranties, and the breach of any of its covenants or agreements set forth in the merger agreement.

                            SHAREHOLDER RIGHTS PLAN

   On February 1, 2000, Crown adopted a one-year shareholder rights plan in which rights to purchase its preferred stock were distributed to holders of its common stock on February 15, 2000 to ensure that any strategic transaction undertaken by Crown will be one in which all stockholders can receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unequal treatment of stockholders.

   Under the rights plan, the Crown Board created two new classes of preferred stock, known as Series A and Series B Junior Participating Preferred Stock. Crown declared a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock. Each right entitles stockholders to buy one one-thousandth of a share of preferred stock at an exercise price of $16.00, with Crown Class A common stock receiving purchase rights for the Series A preferred stock and the Crown Class B common stock receiving purchase rights for the Series B preferred stock.

   Generally, the rights become exercisable only if a person or group acquires a substantial block (i.e., 15% or more) of either class of common stock or announces a tender offer which may result in any person becoming the owner of a substantial block of either class. For persons owning in excess of 14% of any class as of the date of the adoption of the rights plan, however, the rights plan "grandfathers" their current level of ownership (as indicated on such person's federal securities law filings) plus an additional 1% of that class.

   Under the rights plan, the Crown Board can pre-approve a tender offer or other transaction that would otherwise trigger the rights plan. If a person acquires a substantial block of either class of Crown common stock other than pursuant to an offer or transaction which has been pre-approved by the Crown Board, each right then will entitle its holder to purchase a number of shares of Crown common stock having a market value at that time of twice the right's exercise price, except for the rights held by the person who acquired the substantial block of stock and those rights will become void and will not be exercisable to purchase shares at the discounted purchase price.

   If, after a person has acquired a substantial block of Crown common stock other than pursuant to a Crown Board approved offer or transaction, Crown is acquired in a merger or other business combination transaction, each right (other than the rights held by the owner of the substantial block) will entitle its holder to purchase a number of the acquiring person's common shares having a market value at the time of twice the right's exercise price.

   The rights plan permits Crown to redeem each purchase right at the option of the Crown Board for $.001 per right or for one one-thousandth of a share of common stock, at any time before a person acquires a substantial block of either class of common stock. Until the rights become exercisable, no separate rights certificate will be issued to stockholders. Instead, the rights will be evidenced by the certificates for the Crown common stock. At the time the rights become exercisable, rights certificates will be distributed to holders of the Crown common stock. The rights plan will expire at the close of business on February 14, 2001.

   In connection with the merger, merger agreement, stock purchase agreement and related escrow agreement, the Crown Board and the rights agent adopted a second amendment to the rights plan as of December 17, 2000 to provide that the merger and the transactions contemplated by the stock purchase agreement will not cause a distribution date to occur or otherwise trigger the operative provisions of the rights plan.

   The definition of "Acquiring Person" was amended to provide that no person will become an "Acquiring Person" solely as a result of shares of Crown common stock acquired under an arrangement entered into in connection with the consummation of an "Approved Transaction," where the "Approved Transaction" is not consummated and such shares of Crown common stock are acquired after the latest date on which the "Final Expiration Date" can occur under the rights plan. The definition was also amended to provide that no person will become an "Acquiring Person" solely as a result of shares of Crown common stock acquired in connection with the stock purchase agreement and related escrow agreement.

   The second amendment also expanded the definition of "Approved Transaction" to include the transactions contemplated by the merger agreement, the stock purchase agreement and the escrow agreement, and amended the definition of "Beneficial Owner" and "beneficially own" to provide that a person will be deemed to not be a "Beneficial Owner" and to not "beneficially own" any shares of Crown common stock that such person:

  . has the right to vote under any arrangement, if the right to vote such shares is granted in connection with the consummation of, or the solicitation of stockholder approval for, an "Approved Transaction," or otherwise in connection with any arrangement for the acquisition of Crown common stock described immediately below;

  . has the right to acquire under an arrangement entered into in connection with the consummation of an "Approved Transaction," including any Crown common stock which that person has the right to acquire under the arrangement if the "Approved Transaction" is not consummated, but only if such acquisition is not consummated before the latest date on which the "Final Expiration Date" can occur under the rights plan; or

  . has the right to vote in connection with the stock purchase agreement or to acquire in connection with that agreement in the event that the merger is not consummated, but only if such acquisition is not consummated prior to the latest date on which the Final Expiration Date can occur under the rights plan.

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

   The second amendment to the rights plan also modified the definition of "Final Expiration Date" to reflect that the "Final Expiration Date" is the earlier of the close of business on February 14, 2001 or the time which is immediately prior to acceptance by the State Department of Assessments and Taxation of Maryland of articles of merger consummating the merger.

   The Crown Board also declared the merger and the transactions contemplated by the stock purchase agreement and escrow agreement to be an "Approved Transaction" under the rights plan, so that the execution of the merger agreement, stock purchase agreement and escrow agreement would not result in a distribution date under the rights plan, or the separation of the rights from the common stock to which they are attached.

                           RELATED PARTY TRANSACTIONS

   Prior to entering into the merger agreement, Crown and Rosemore engaged in a number of transactions with one another. The management of Crown believes that all such transactions between Crown and Rosemore are the result of arm's-length negotiations between the parties and are fair to Crown.

   Rosemore Holdings, a wholly owned subsidiary of Rosemore, owns directly over 49% of the Crown Class A common stock and over 11% of the Crown Class B common stock. Trusts for the benefit of Mr. Henry A. Rosenberg, Jr. and for members of his immediate family and for the benefit of his sisters, Mrs. Ruth R. Marder and Mrs. Judith R. Hoffberger, and for members of their immediate families, hold all of the Rosemore stock. Rosemore, Rosemore Holdings and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in Section 13(d)(3) of the Exchange Act; accordingly, the Rosemore group has filed Statements of Beneficial Ownership on Schedule 13Ds to report its holdings of Class A and Class B common stock.

   In early 1999, Rosemore agreed to participate in Crown's working capital and letter of credit facility established pursuant to its secured credit facility (the "working capital facility"). Rosemore's participation resulted in an increase of $50,000,000 in the credit limit under this facility. Rosemore is compensated at competitive rates for its participation in the facility as it relates to the availability of certain letters of credit issued for the account of Crown. Payments for 1999 comprised of commitment and utilization fees totaled approximately $147,000. Of this amount, in accordance with the terms of the working capital facility, Rosemore has advised Crown that Rosemore paid approximately $49,000 to First Union.

   Crown terminated its aircraft lease with General Electric Credit Corporation in early 1999. Rosemore subsequently entered into an aircraft lease with General Electric Credit Corporation. Crown then assigned its lease with the Maryland Aviation Administration of hangar space at Martin State Airport to Rosemore, and Rosemore has purchased from Crown for $345,000 the leasehold improvements, furniture and various supplies and spare parts formerly used by Crown in connection with its operation of the aircraft and the related charter activities.

   During 1999, Rosemore and its subsidiaries purchased certain entertainment and oil product related assets of Crown for approximately $208,000.

   During the first quarter of 2000, Crown negotiated an agreement with Rosemore by which Rosemore would provide up to $66 million in performance guarantees relating to Crown's purchase of crude oil, feedstocks and other petroleum products. The maximum amount actually guaranteed under the agreement was $58,824,000. The agreement was subsequently amended to reduce the maximum amount that Rosemore would guarantee and the current agreement that Rosemore will guarantee up to $50 million is currently scheduled to expire on March 31, 2001. On January 30, 2001, Rosemore had guarantees outstanding of $45,244,000 under this agreement. During the first quarter of 2000, Crown also negotiated an agreement with Rosemore under which Rosemore agreed to provide up to approximately $16.2 million in cash borrowing availability pursuant to an arrangement that expired on September 30, 2000. This agreement has been reinstated at a reduced level, and Rosemore has agreed to provide up to $13.4 million in cash borrowing availability through March 31, 2001. Rosemore has been and will continue to be compensated at competitive rates for its performance guarantees and cash borrowing availability. Payments and obligations incurred in 2000 in guarantee fees and interest on prior borrowings under these arrangements and commitment and utilization fees under the working capital facility have totaled approximately $572,000. Of this amount, in accordance with the terms of the working capital facility, Rosemore has advised Crown that Rosemore paid approximately $166,000 to First Union. In connection with entering into these arrangements, as well as the working capital facility referred to above, Crown provided the opinions of CSFB to the trustee in accordance with the requirements of the indenture governing the 10 7/8% senior notes.

   Mr. Edward L. Rosenberg, president and chief executive officer of Rosemore, was formerly employed by Crown. In December 1998, Mr. Rosenberg resigned from the position of Executive Vice President-Supply and Transportation and no longer works for Crown.


      SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT

Owners of More than Five Percent

   The following table sets forth the class of shares of Crown common stock, and the amount and percentage of that class, owned by all persons known by Crown to be the beneficial owners of more than 5% of the shares of any class of Crown common stock on January 17, 2001.

      NAME AND ADDRESS OF                  TITLE             PERCENT
      BENEFICIAL OWNER                    OF CLASS  AMOUNT   OF CLASS
      -------------------                 -------- --------- --------
      Rosemore "Group" (a)                Class A  2,401,232  49.85
      One North Charles Street            Class B    955,100  17.33
      Suite 2300
      Baltimore, MD 21201
      Novelly "Group" (b)                 Class A    708,375  14.70
      8182 Maryland Avenue                Class B    182,800   3.48
      St. Louis, MO 63105
      Dimensional Fund Advisors Inc. (c)  Class A    288,850   6.00
      1299 Ocean Avenue, 11th Floor       Class B    291,100   5.55
      Santa Monica, California 90401
      Heartland Advisors, Inc. (c)        Class B    365,300   6.96
      789 North Water Street
      Milwaukee, WI 53202

   (a) Rosemore Holdings, a wholly owned subsidiary of Rosemore, owns directly over 49% of Crown Class A common stock and over 11% of Crown Class B common stock. Trusts for the benefit of Mr. Henry A. Rosenberg, Jr. and for members of his immediate family and for the benefit of his sisters, Mrs. Ruth R. Marder and Mrs. Judith R. Hoffberger, and for members of their immediate families hold all of the Rosemore stock. Rosemore, Rosemore Holdings and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in Section 13(d)(3) of the Exchange Act; accordingly, the Rosemore group has filed reports on Schedule 13D with the SEC to report its holdings of Class A and Class B common stock. Rosemore Holdings is the holder of 2,366,526 shares of Class A common stock and 591,629 shares of Class B common stock, and other members of the Rosemore group are the holders of 34,706 shares of Class A common stock and 363,471 shares of Class B common stock. The Class B common stock shown in the table includes 82,270 shares of stock granted to members of the Rosemore group as performance vested restricted stock under Crown's 1994 Long-Term Incentive Plan and 263,039 shares that members of the Rosemore group have a right to acquire pursuant to options granted under the 1994 Long-Term Incentive Plan that vested on or before

January 17, 2001. No additional options will vest for members of the Rosemore group within 60 days of January 17, 2001. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options granted to members of the Rosemore group.

   (b) This information was obtained from a report on Schedule 13D dated January 14, 1983, Amendment No. 11 thereto dated November 8, 1999, and later amendments, which were filed with the SEC. The Novelly Exempt Trust and others acknowledge that they are a "group" as that term is used in Section 13(d)(3) of the Exchange Act.

   (c) Information concerning the stock holdings of Dimensional Fund Advisors Inc. and Heartland Advisors, Inc. was obtained from reports on Schedule 13G and amendments to those schedules that have been filed with the SEC. Dimensional Fund Advisors Inc. and Heartland Advisors, Inc. report that they are registered as investment advisers.

Directors and Officers

   The following table sets forth the number of shares of each class of Crown stock and the percentage of each class owned by each of the directors, by certain executive officers and by all directors and officers as a group on January 17, 2001:

                                  SHARES OF SECURITIES BENEFICIALLY OWNED
                                             JANUARY 17, 2001
                                    CLASS A STOCK         CLASS B STOCK
                                 -------------------  ----------------------
NAME                               AMOUNT       %        AMOUNT         %
Jack Africk                               --      --            500       (b)
Michael F. Dacey                       1,000      (b)            --       --
Stanley A. Hoffberger                     --      --             --       --
Barry L. Miller                           --      --             --       --
Thomas L. Owsley                         100      (b)      52,471(c)      (b)
Rev. Harold Ridley, S.J.                  --      --            100       (b)
Frank B. Rosenberg (d)                 1,863      (b)      52,807(c)    1.00
Henry A. Rosenberg, Jr. (e)        2,399,369   49.81        902,293    16.49
Randall M. Trembly (f)                11,774      (b)     105,021(c)    1.98
John E. Wheeler, Jr. (f)               3,264      (b)      72,984(c)    1.38
All directors and officers as a
 group including those
 listed above (17 individuals)     2,423,596   50.31    1,371,433(g)   23.83

   (a) Each director holds sole voting and investment power over the shares listed except for Mr. Dacey who holds his stock jointly with his wife; however, in one or more cases the stock may be registered in the name of a trust or retirement fund for the benefit of the director. In the case of officers of Crown, the table includes interest in shares held by the trustee under the Savings Plans, the Class B common stock granted as performance vested restricted stock under the 1994 Long-Term Incentive Plan (but not shares of performance vested restricted stock granted but subsequently forfeited) and shares subject to options. See footnote (c).

  (b) Represents less than one percent of the shares outstanding.

   (c) Includes vested options as follows: Mr. Owsley, 41,686 shares; Mr. Frank
B. Rosenberg, 39,613 shares; Mr. Trembly, 67,003 shares and Mr. Wheeler, 52,813 shares. The percentage calculations are based on the shares outstanding plus the shares that may be acquired pursuant to the vested options granted to the executive.

   (d) Mr. Frank B. Rosenberg disclaims membership in any filing "group" as that term is used in Section 13(d)(3) of the Exchange Act. Mr. Frank B. Rosenberg purchased 58.64 shares on December 5, 2000 and 49.27 shares on January 4, 2001 of Class B common stock in the Savings Plans at prices of $8.31 and $9.90 per share, respectively.

   (e) Mr. Henry A. Rosenberg, Jr. is chairman of the board of Rosemore. The shares listed are the shares owned by the Rosemore group other than shares reported separately in the table as owned by Mr. Frank B. Rosenberg. Of the shares listed above, Mr. Henry A. Rosenberg, Jr. holds 32,525 shares of Class A common stock and 306,102 shares (including PVR Stock) of Class B common stock individually and in Crown's Savings Plans. Mr. Henry A. Rosenberg, Jr. has purchased 3,427.89 shares of Class B common stock in the Savings Plans in calendar years 1999 and 2000 at prices from $12.91 to $5.72 per share. The average purchase prices for each quarter were as follows: 1st Quarter 1999-- $7.68; 2nd Quarter 1999--$8.53; 3rd Quarter 1999--$8.56; 4th Quarter 1999--
$5.83; 1st Quarter 2000--$6.93; 2nd Quarter 2000--$9.09; 3rd Quarter 2000--
$9.29; and 4th Quarter 2000--$8.54. In addition, 135.32 shares were purchased on December 5, 2000 and 113.69 shares on January 4, 2001 at prices of $8.31 and $9.90 per share, respectively. The Class B common stock shown on the table also includes 223,426 shares that may be acquired by Mr. Henry A. Rosenberg, Jr. upon the exercise of vested options granted under the 1994 Long-Term Incentive Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options granted to Mr. Rosenberg.

   (f) Mr. Trembly purchased 273.64 shares on December 5, 2000 and 229.92 shares on January 4, 2001 and Mr. Wheeler purchased 58.64 shares on December 5, 2000 and 49.27 shares on January 4, 2001 of Crown Class B common stock in the Savings Plans at prices of $8.31 and $9.90 per share, respectively.

   (g) Includes 570,865 shares that may be acquired pursuant to vested options granted under the 1994 Long-Term Incentive Plan or under the 1995 Management Stock Option Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options. No additional options held by the executive officers will vest within 60 days of January 17, 2001.

                             STOCKHOLDER PROPOSALS

   The matters to be considered at the Special Meeting are limited to those set forth in the Notice of Special Meeting accompanying this proxy statement and procedural matters relating to the meeting.

   According to the Crown bylaws, as amended, the Annual Meeting of Stockholders of Crown for the year 2001 is to be held during a 30-day period commencing on the last Thursday of April. In accordance with Crown's proxy statement dated November 20, 2000 for its annual meeting of stockholders held December 14, 2000, stockholder proposals intended to be presented at the Annual Meeting of Stockholders of Crown in 2001, if the merger is not approved and such a meeting is held, should have been received by Ms. Dolores B. Rawlings, Vice President--Secretary of Crown, P.O. Box 1168, Baltimore, Maryland 21203 on or before December 28, 2000. Stockholder proposals that were received before this date must also comply with the bylaws of Crown and with the rules of the SEC to be eligible for inclusion in the proxy statement for the annual meeting in 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

   Crown files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a "going private" transaction, Crown, Rosemore, Rosemore Holdings, RAC and Mr. Henry A. Rosenberg, Jr. have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Crown. You may read and copy any reports, statements or other information filed by Crown at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. SEC filings of Crown are also available to the public from commercial document retrieval services and at the website maintained by the SEC--"http://www.sec.gov."

   The SEC allows Crown to "incorporate by reference" information into this proxy statement. This means that Crown can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supercede the information in this proxy statement.

   Crown incorporates by reference into this proxy statement the following documents filed by it with the SEC (File No. 1-1059) pursuant to the Exchange
Act:

  . Crown's Annual Report on Form 10-K for the year ended December 31, 1999, as amended (attached hereto as Appendix B);

  . Crown's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (attached hereto as Appendix A); Crown's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and Crown's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

  . Crown's Current Reports on Form 8-K, filed on January 18, 2001; January 3, 2001; December 18, 2000; November 30, 2000; November 14, 2000;
     November 1, 2000; October 11, 2000; September 28, 2000; August 24, 2000;
     August 7, 2000; July 18, 2000; June 22, 2000; May 11, 2000; May 2, 2000;
     April 10, 2000; April 3, 2000; March 31, 2000; March 17, 2000; March 13,
     2000; March 10, 2000; March 7, 2000; and February 3, 2000.

   Crown undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Crown Central Petroleum Corporation, P.O. Box 1168, Baltimore, Maryland 21203, Attention: Vice President--Secretary (Telephone number: (410) 539-7400).

   If you would like to request documents from Crown, please do so by February 12, 2001 to receive them before the Special Meeting.

   Crown's Board does not intend to bring any other matters to the stockholders for consideration at the Special Meeting.

   The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of Crown since the date of this proxy statement or that the information herein is correct as of any later date.

   You should rely on the information contained or incorporated by reference in this proxy statement. Crown has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 31, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                          By Order of the Board of Directors

                                          /s/ DOLORES B. RAWLINGS

                                          Dolores B. Rawlings
                                          Vice President--Secretary

January 31, 2001

                                                                       EXHIBIT A


--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                                ROSEMORE, INC.,

                        ROSEMORE ACQUISITION CORPORATION

                                      and

                            CROWN CENTRAL PETROLEUM
                                  CORPORATION

                         Dated as of December 17, 2000


--------------------------------------------------------------------------------

                              Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

SECTION 1.01. The Merger...................................................   1
SECTION 1.02. Effective Time; Closing......................................   2
SECTION 1.03. Effect of the Merger.........................................   2
SECTION 1.04. Charter; Bylaws..............................................   2
SECTION 1.05. Directors and Officers of the Surviving Corporation..........   2

                                   ARTICLE II

SECTION 2.01. Conversion of Capital Stock..................................   2
SECTION 2.02. Payment for Shares...........................................   3
SECTION 2.03. Employee Stock Options.......................................   4

                                  ARTICLE III

SECTION 3.01. Organization and Qualification; Subsidiaries.................   5
SECTION 3.02. Charter and Bylaws...........................................   5
SECTION 3.03. Capitalization...............................................   5
SECTION 3.04. Authority Relative to This Agreement.........................   6
SECTION 3.05. No Conflict; Required Filings and Consents...................   6
SECTION 3.06. Permits; Compliance..........................................   7
SECTION 3.07. SEC Filings; Financial Statements............................   7
SECTION 3.08. Absence of Certain Changes or Events.........................   8
SECTION 3.09. Employee Benefit Plans; Labor Matters........................   8
SECTION 3.10. Contracts; Debt Instruments..................................  11
SECTION 3.11. Absence of Litigation........................................  12
SECTION 3.12. Environmental Matters........................................  13
SECTION 3.13. Trademarks, Patents and Copyrights...........................  14
SECTION 3.14. Taxes........................................................  14
SECTION 3.15. Property and Leases..........................................  15
SECTION 3.16. Rights Agreement.............................................  15
SECTION 3.17. Insurance....................................................  16
SECTION 3.18. Board Recommendation.........................................  16
SECTION 3.19. Opinion of Financial Advisor.................................  16
SECTION 3.20. Brokers......................................................  16
SECTION 3.21. Vote Required; State Takeover Statutes.......................  16
SECTION 3.22. Waiver of Certain Obligations................................  17

                                   ARTICLE IV

SECTION 4.01. Organization and Qualification...............................  17
SECTION 4.02. No Conflict; Required Filings and Consents...................  17
SECTION 4.03. Absence of Litigation........................................  18
SECTION 4.04. Brokers......................................................  18
SECTION 4.05. No Activities................................................  18
SECTION 4.06. Financing....................................................  18
SECTION 4.07. Ownership of Company Common Stock............................  18

                                                                          Page
                                                                          ----
                                   ARTICLE V

SECTION 5.01. Conduct of Business by the Company Pending the Closing.....  18
SECTION 5.02. Notices of Certain Events..................................  20
SECTION 5.03. Contractual Consents.......................................  21

                                   ARTICLE VI

SECTION 6.01. Proxy Statement; Schedule 13E-3............................  21
SECTION 6.02. Company Stockholders' Meeting..............................  22
SECTION 6.03. Access to Information; Confidentiality.....................  22
SECTION 6.04. No Solicitation of Transactions............................  22
SECTION 6.05. Amendment of Plans.........................................  23
SECTION 6.06. Directors' and Officers' Indemnification and Insurance.....  23
SECTION 6.07. Further Action; Consents; Filings..........................  24
SECTION 6.08. The Company Rights Plan....................................  25
SECTION 6.09. Public Announcements.......................................  25

                                  ARTICLE VII

SECTION 7.01. Conditions to the Obligations of Each Party to Consummate
 the Merger..............................................................  25
SECTION 7.02. Conditions to the Obligations of the Company...............  26
SECTION 7.03. Conditions to the Obligations of Parent and Merger Sub.....  26

                                  ARTICLE VIII

SECTION 8.01. Termination................................................  27
SECTION 8.02. Notice of Termination; Effect of Termination...............  28
SECTION 8.03. Amendment..................................................  28
SECTION 8.04. Waiver.....................................................  28
SECTION 8.05. Expenses...................................................  28

                                   ARTICLE IX

SECTION 9.01. Non-Survival of Representations, Warranties and
 Agreements..............................................................  29
SECTION 9.02. Notices....................................................  29
SECTION 9.03. Certain Definitions........................................  30
SECTION 9.04. Severability...............................................  31
SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit............  31
SECTION 9.06. Incorporation of Exhibits..................................  31
SECTION 9.07. Specific Performance.......................................  31
SECTION 9.08. Governing Law..............................................  31
SECTION 9.09. Submission to Jurisdiction; Venue..........................  31
SECTION 9.10. Headings...................................................  32
SECTION 9.11. Counterparts...............................................  32
SECTION 9.12. Entire Agreement...........................................  32
SECTION 9.13. Waiver of Jury Trial.......................................  32

                           GLOSSARY OF DEFINED TERMS

Aegis Muse..................................................... (S) 4.04
affiliate...................................................... (S) 9.03(a)
Agreement...................................................... Preamble
AMEX........................................................... (S) 3.03
Articles of Merger............................................. (S) 1.02
business day................................................... (S) 9.03(c)
Class A Common Stock........................................... Recitals
Class B Common Stock........................................... Recitals
Closing........................................................ (S) 1.02
Closing Date................................................... (S) 1.02
Code........................................................... (S) 2.02(e)
Company........................................................ Preamble
Company Board.................................................. Recitals
Company Certificates........................................... (S) 2.02(a)
Company Common Stock........................................... Recitals
Company Option................................................. (S) 2.03(a)
Company SEC Reports............................................ (S) 3.07(a)
Company Independent Committee.................................. Recitals
Company Stock Award............................................ (S) 2.03(b)
Company Stock Plans............................................ (S) 2.03(a)
Company Stockholders' Meeting.................................. (S) 6.01(a)
Company Subsidiaries........................................... (S) 3.01(a)
Competing Transaction.......................................... (S) 6.04
Confidentiality Agreement...................................... (S) 6.03(b)
control........................................................ (S) 9.03(c)
controlled by.................................................. (S) 9.03(c)
Costs.......................................................... (S) 6.06(d)
CPP............................................................ (S) 7.03(d)
CSFB........................................................... (S) 3.19
Disclosure Schedule............................................ (S) 3.01(a)
Effective Time................................................. (S) 1.02
Environmental Claims........................................... (S) 3.12(b)
Environmental Laws............................................. (S) 3.12(b)
Environmental Permit........................................... (S) 3.12(b)
ERISA.......................................................... (S) 3.09(a)
Escrow Agent................................................... Recitals
Escrow Agreement............................................... Recitals
Exchange Act................................................... (S) 3.05(b)(i)
Expenses....................................................... (S) 8.05(a)
Governmental Entity............................................ (S) 3.05(b)
Hazardous Material............................................. (S) 3.12(b)
Holdings....................................................... Recitals
HSR Act........................................................ (S) 3.05(b)(i)
Indemnified Parties............................................ (S) 6.06(d)
Indenture...................................................... (S) 6.07
IRS............................................................ (S) 3.09(a)(iii)
knowledge...................................................... (S) 9.03(d)
Law............................................................ (S) 3.05(a)(ii)
Letter of Transmittal.......................................... (S) 2.02(b)
Material Adverse Effect........................................ (S) 3.01(a)

Material Contract............................................... (S) 3.10(a)
Merger.......................................................... Recitals
Merger Consideration............................................ (S) 2.01(a)
Merger Sub...................................................... Preamble
MGCL............................................................ Recitals
Multiemployer Plan.............................................. (S) 3.09(b)
Multiple Employer Plan.......................................... (S) 3.09(b)
Order........................................................... (S) 7.01(b)
Parent.......................................................... Preamble
Paying Agent.................................................... (S) 2.02(a)
Permits......................................................... (S) 3.06
person.......................................................... (S) 9.03(e)
Plans........................................................... (S) 3.09(a)
Preferred Stock................................................. (S) 3.03(c)
Proxy Statement................................................. (S) 6.01(a)
Real Property................................................... (S) 3.12(a)(ii)
Release......................................................... (S) 3.12(b)
Remedial Action................................................. (S) 3.12(b)
Reorganization Agreement........................................ (S) 3.09(b)
Representatives................................................. (S) 6.02(a)
Rights Agreement................................................ (S) 3.16
SAR Unit........................................................ (S) 2.03(a)
Schedule 13E-3.................................................. (S) 6.01(a)
SDAT............................................................ (S) 1.02
SEC............................................................. (S) 3.07(a)
Seller or Sellers............................................... Recitals
Stock Purchase Agreement........................................ Recitals
subsidiary(ies)................................................. (S) 9.03(f)
Superior Proposal............................................... (S) 6.04
Surviving Corporation........................................... (S) 1.01
Tax Returns..................................................... (S) 3.14
Taxes........................................................... (S) 3.14
Third Party Provision........................................... (S) 9.05
under common control with....................................... (S) 9.03(c)
U.S. GAAP....................................................... (S) 3.07(b)
Waivers......................................................... (S) 3.22

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2000 (this "Agreement"), by and among ROSEMORE, INC., a Maryland corporation ("Parent"), CROWN CENTRAL PETROLEUM CORPORATION, a Maryland corporation (the "Company"), and ROSEMORE ACQUISITION CORPORATION, a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub").

   WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL"), Parent will acquire, pursuant to the merger (the "Merger") of Merger Sub with and into the Company, all of the issued and outstanding shares of the Company's Class A common stock, par value $5.00 per share (the "Class A Common Stock"), and Class B common stock, par value $5.00 per share (the "Class B Common Stock"; and together with the Class A Common Stock, the "Company Common Stock"), at a price of $10.50 per share;

   WHEREAS, a special committee of independent members (the "Company Independent Committee") of the Board of Directors of the Company (the "Company Board") has unanimously recommended to the Company Board that it (a) approve and deem the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (b) recommend the approval of the Merger and this Agreement by the stockholders of the Company, and the Company Board has unanimously (i) approved and deemed the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (ii) recommended the approval of the Merger and this Agreement by the stockholders of the Company;

   WHEREAS, the Board of Directors of Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

   WHEREAS, this Agreement has been approved and adopted by the Board of Directors of Merger Sub and by Rosemore Holdings, Inc., a Maryland corporation and a wholly owned subsidiary of Parent ("Holdings"), as sole stockholder of Merger Sub; and

   WHEREAS, P.A. Novelly, II and John K. Pruellage, as trustees for The Novelly Exempt Trust U/I dated August 12, 1992, Douglas D. Hommert and William Lauber, as trustees for The Capital Trust U/I dated February 4, 1994, Paul A. Novelly, as trustee of the Paul A. Novelly Living Trust U/I dated July 28, 1982, as amended and Golnoy Barge Company, Inc. (each of the foregoing, a "Seller", and collectively, the "Sellers") and Parent have entered into a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), whereby, subject to the terms and conditions contained therein, the Sellers (i) irrevocably appoint the designees of Parent as their proxies to vote in favor of the Merger, this Agreement and the transactions contemplated hereby with respect to the Company Common Stock held by such Sellers, and (ii) shall sell their Company Common Stock to Parent if this Agreement is terminated; and the Sellers, Parent and an escrow agent (the "Escrow Agent") shall enter into an Escrow Agreement (the "Escrow Agreement") promptly after the date hereof, to effect the transactions contemplated by the Stock Purchase Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.01. The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, upon the terms and subject to the conditions set forth in Article VII, and in accordance with the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.02. Effective Time; Closing. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in clauses
(a) through (c) of Section 7.01 (or such other date as may be agreed to in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing the articles of merger (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland ("SDAT") in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL. The term "Effective Time" means the date and time of the filing with, and the acceptance for record by, the SDAT of the Articles of Merger (or such later time, not to exceed 30 days after such acceptance for record, as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York (or such other place as the parties hereto may agree).

   SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   SECTION 1.04. Charter; Bylaws. At the Effective Time, (a) the charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended as provided by law, the bylaws and such charter of the Surviving Corporation, except that
Article I shall be amended to provide that the name of the Surviving Corporation shall be "Crown Central Petroleum Corporation" and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the charter of the Surviving Corporation and such bylaws.

   SECTION 1.05. Directors and Officers of the Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                     CONVERSION OF SECURITIES IN THE MERGER

   SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

    (a) each share of Company Common Stock (together with the associated right to purchase Company Series A or Series B Junior Participating Preferred Stock, no par value, as the case may be, pursuant to the Rights Agreement (as defined in Section 3.16 hereof)) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(b) hereof) shall be converted into the right to receive $10.50 in cash (the "Merger Consideration"), payable without interest to the holder of such share of Company Common Stock, upon surrender of the Company Certificate that formerly evidenced such share of Company Common Stock;

    (b) each share of Company Common Stock owned by Parent or owned by any direct or indirect wholly owned subsidiary of the Company or Parent shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

    (c) each issued and outstanding share of common stock, par value $5.00 per share, of Merger Sub will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

   SECTION 2.02. Payment for Shares. (a) From and after the Effective Time, a bank or trust company designated by Parent and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates that, prior to the Effective Time, represented shares of Company Common Stock entitled to payment of the Merger Consideration pursuant to Section 2.01(a) (the "Company Certificates"). From and after the Effective Time, Parent shall cause to be provided to the Paying Agent cash in amounts necessary to pay for all of the shares of Company Common Stock pursuant to Section 2.01(a). Such funds (and the interest thereon) shall be invested by the Paying Agent in an interest-bearing investment consisting of short-term U.S. Government obligations or federally insured, interest-bearing demand deposit accounts.

   (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of a Company Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificate shall pass, only upon delivery of the Company Certificate to the Paying Agent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Company Certificate in exchange for payment therefor. Upon the surrender of each such Company Certificate, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions, the Paying Agent shall pay the holder of such Company Certificate an amount in cash equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Company Certificate, in consideration therefor, and such Company Certificate shall forthwith be cancelled. Until so surrendered, each such Company Certificate (other than Company Certificates representing shares of Company Common Stock to be canceled pursuant to Section 2.01(b)) shall represent solely the right to receive the aggregate Merger Consideration represented thereby. No interest shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be paid to any person other than the person in whose name the Company Certificate surrendered is registered, it shall be a condition to such right to receive such payment that the Company Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Company Certificate shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

   (c) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to direct the delivery of any funds which previously had been made available to the Paying Agent and were not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), Company Certificates and other documents in its possession relating to the Merger, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law.

   (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration represented thereby, as provided in this Article
II. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

   (e) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding were made by the Surviving Corporation.

   (f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

   SECTION 2.03. Employee Stock Options. (a) At the Effective Time, each option to purchase shares of Company Common Stock (a "Company Option") or stock appreciation unit award ("SAR Unit") with respect to Company Common Stock outstanding and unexercised as of the Effective Time granted pursuant to the Company's 1994 Long-Term Incentive Plan, the Company's 1995 Management Stock Option Plan and the Company's 1999 Long-Term Incentive Plan, each as amended through the date of this Agreement, and the option grant agreements and award agreements entered into in connection therewith, (collectively, the "Company Stock Plans"), or granted by the Company other than pursuant to the Company Stock Plans shall (i) become fully vested and immediately exercisable and (ii) remain outstanding and, thereafter, be a Company Option or SAR Unit with the same rights and exercise prices as applied to such Company Option or SAR Unit immediately prior to the Effective Time, and otherwise subject to the terms (as in effect as of the date hereof) of the Company Stock Plans pursuant to which such Company Option or SAR Unit was issued, except that all references to the Company shall be deemed to be references to the Surviving Corporation and all references to Company Common Stock shall be deemed to be references to the common stock of the Surviving Corporation. The Company shall take all necessary action to approve the disposition of the Company Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act (as defined in Section 3.05(b)(i)).

   Promptly after the Effective Time, Parent shall or shall cause Surviving Corporation to provide each holder of Company Options with the opportunity to sell its Company Options at the prices set forth in Annex A of the Waivers (defined herein). Any payments related to such sale of Company Options shall be subject to all applicable federal, state and local tax withholding requirements.

   (b) At the Effective Time, each performance-restricted stock award (a "Company Stock Award") granted pursuant to the Company Stock Plans or granted by the Company (other than pursuant to the Company Stock Plans) shall become fully vested, the restrictions thereon shall lapse, any restrictive legend contained on any Company Certificate related thereto shall be removed and any Company Certificate related thereto held in escrow by the Company pursuant to the terms of any Company Stock Plan or otherwise shall be released to the grantee of such Company Stock Award. At the Effective Time, each holder of a Company Stock Award shall be paid in full satisfaction of such Company Stock Award a cash payment in an amount in respect thereof equal to the product of
(i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Stock Award, less any income or employment tax withholding required under the Code or any provision of state or local law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Merger Sub that:

   SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 3.01(a) of the Disclosure Schedule attached hereto and forming a part of this Agreement (the "Disclosure Schedule"), the Company and each subsidiary of the Company (the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not materially delay consummation of the Merger and would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any event, circumstances, change in or effect on the business of the Company and the Company Subsidiaries, taken as a whole, that, when taken together with all other events, circumstances, changes and effects occurring after the date hereof that do not individually have a Material Adverse Effect and all other circumstances that would, but for the fact that they do not individually have a Material Adverse Effect, constitute a breach of any representation or warranty made by the Company in this Agreement, is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole.

   (b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

   SECTION 3.02. Charter and Bylaws. The copies of the Company's charter and bylaws, each as amended and restated, that are set forth as exhibits to the Company's proxy statement dated March 15, 1996 and Form 10-K for the year ended December 31, 1999, as amended, and Form 10-Q for the quarter ended September 30, 2000, respectively, are complete and correct copies thereof. Such charter and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its charter or bylaws.

   SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of (a) 15,000,000 shares of Class A Common Stock, (b) 15,000,000 shares of Class B Common Stock and (c) 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"), 4,818 shares of which are designated Series A Junior Participating Preferred Stock, no par value, and 5,254 of which are designated Series B Junior Participating Preferred Stock, no par value. At the close of business on (A) November 15, 2000, (i) 4,817,394 shares of Class A Common Stock and 5,248,912 shares of Class B Common Stock, all of which were validly issued, fully paid and nonassessable and no shares of Preferred Stock were issued and outstanding, (ii) no shares of Class A Common Stock and Class B Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (iii) 4,818 shares of Series A Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement and (iv) 5,254 shares of Series B Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement, and (B) November 30, 2000, 980,507 shares of Class B Common Stock were reserved for issuance in connection with the exercise of outstanding Company Options in the amounts and at the exercise prices set forth in Section 3.03 of the Disclosure Schedule. Except as set forth in Section 3.03 of the Disclosure Schedule, all publicly traded shares of Company Common Stock are authorized for listing on the American Stock Exchange (the "AMEX"). From November 15, 2000 through the date hereof, the Company has not issued any additional shares of capital stock, except pursuant to the exercise of Company Options outstanding on November 15, 2000, nor has the Company granted any additional options, warrants or other rights or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as issued pursuant to the Company Stock Plans, the Rights Agreement, pursuant to agreements or arrangements described in Section 3.03 of the Disclosure Schedule or as set forth in the Company SEC Reports (as defined herein), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.03 of the Disclosure Schedule, each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than obligations arising in the ordinary course of business, obligations disclosed in the Company SEC Reports and guarantees by the Company of any indebtedness of any Company Subsidiary.

   SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action, including the unanimous approval of the Company Board and the unanimous approval of the Company Independent Committee, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the requisite affirmative vote of the stockholders of the Company as required by the MGCL). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger
Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the charter or bylaws of the Company or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States or supranational law, statute, ordinance, rule, regulation, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

   (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States or supranational government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the AMEX, the pre-merger notification requirements (A) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") which requirements have been satisfied assuming the Closing occurs before May 26, 2001, or (B) as may be applicable pursuant to the antitrust laws of any state, (ii) for applicable requirements relating to the filing and recordation of appropriate merger documents pursuant to the MGCL and
(iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) have a Material Adverse Effect.

   SECTION 3.06. Permits; Compliance. Except as set forth in Section 3.06 of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the performance of this Agreement by the Company, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party to or by which the Company or any Company Subsidiary is bound by, except for any such conflicts, defaults or violations that would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

   SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") from December 31, 1998 through the date of this Agreement (collectively, the "Company SEC Reports"). The Company SEC Reports and all forms, reports and documents to be filed by the Company after the date hereof and prior to the Closing (i) were or will be prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) did or will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (iii) did not and will not omit any document required to be filed as an exhibit thereto. No Company Subsidiary is required to file any form, report or other document with the SEC.

   (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports and each of the financial statements to be included in forms, reports and documents to be filed with the SEC after the date hereof and prior to the Closing, was or will be prepared in accordance with United States generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants and as interpreted from time to time by the staff of the SEC ("U.S. GAAP"), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly or will present fairly, the consolidated financial position, results of operations and cash flow of the Company, and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in all material respects, except as otherwise noted therein in accordance with U.S. GAAP (subject, in the case of unaudited statements, to normal year- end adjustments which were not and are not expected to have a Material Adverse Effect).

   (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2000, including the notes thereto, or in any of the Company SEC Reports filed subsequent to September 30, 2000, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business since September 30, 2000 that would not reasonably be expected to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by the Company.

   (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendment or modification, that has not yet been filed with the SEC, to agreements, documents or other instruments that previously have been filed by the Company with the SEC pursuant to the Exchange Act.

   SECTION 3.08. Absence of Certain Changes or Events. Since September 30, 2000, except as expressly contemplated by this Agreement or as specifically disclosed in the Company SEC Reports filed subsequent to September 30, 2000, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any change, condition, event or development that has had a Material Adverse Effect, (b) there has not been any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 5.01.

   SECTION 3.09. Employee Benefit Plans; Labor Matters. (a) Section 3.09(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has furnished or made available to Parent a true and complete copy of each material Plan and has delivered or made available to Parent a true and complete copy of each material document, if applicable, prepared in connection with each such Plan, including, without limitation, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Internal Revenue Service ("IRS") Form 5500, (D) the most recently received IRS determination letter for each such Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

   (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates or obligated the Company or any Company Subsidiary to pay, or segregate any funds to pay (into a trust or otherwise), separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or pursuant to the consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated December 8, 1998, as amended, among American Trading and Production Corporation, ATAPCO, Inc., American Trading Real Estate Company, Inc. and Gateway Gathering and Marketing Company (the "Reorganization Agreement"), or (iii) obligates or obligated the Company or any Company Subsidiary to make any payment, or segregate any funds to pay (into a trust or otherwise), or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code solely or partially as a result of any transaction contemplated by this Agreement or the Reorganization Agreement. Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

   (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Law including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in material default under or in violation of, and have no knowledge of any default or violations by any party to, any Plan. No action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and, to the Company's knowledge, no fact or event exists that could reasonably be expected to give rise to any such action.

   (d) Each Plan that is intended to be qualified under Section 401(a) or
Section 401(k) of the Code has heretofore been determined by the IRS so to qualify, and if submitted and assuming all amendments required by the IRS were made, the Company believes that such Plans would receive a favorable determination letter from the IRS with respect to the changes required by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade, the Tax Reform Act of 1997, and the Uniformed Services Employment and Reemployment Rights Act of 1994, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

   (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available with respect to any Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

   (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Company's knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

   (g) Except as set forth in Section 3.09(g) of the Disclosure Schedule, all directors and officers of the Company and the Company Subsidiaries (other than those directors of the Company Subsidiaries organized in England, Vermont and the Netherland Antilles who are not employees of the Company or any Company Subsidiary) are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

   (h) The Company currently operates and for the last five years has operated each of the Company's Employee Savings Plan and Employee Supplemental Savings Plan in accordance with its terms, including, without limitation, the provision
(A) permitting the participant to direct the trustee under such plan to vote the participant's Company Common Stock held in the participant's account in accordance with his or her instructions and (B) providing that any shares of the Company Common Stock in the accounts of a participant for which clear and timely instructions of the participant are not received shall be voted in the same proportion as such shares for which instructions are received.

   (i) Section 3.09(i) of the Disclosure Schedule sets forth a true and accurate list of all issued and outstanding SAR Units, including the amounts and exercise prices related thereto.

   (j) Except as set forth in Section 3.09(j) of the Disclosure Schedule or as disclosed in the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in
Section 3.09(j) of the Disclosure Schedule is not required to consummate the Merger or the transactions contemplated by the Stock Purchase Agreement.

   (k) Except as set forth in Section 3.09(k) of the Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and the Company Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any significant arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company's knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Except as set forth in Section 3.09(k) of the

Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 3.09(k) of the Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company's knowledge, threatened with respect to the Company. Except as set forth in
Section 3.09(k) of the Disclosure Schedule or as disclosed in the Company SEC Reports, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary have employed or employ any person.

   SECTION 3.10. Contracts; Debt Instruments. (a) Set forth in subsections (i) through (viii) of Section 3.10(a) of the Disclosure Schedule is a true and accurate list of all contracts and agreements of the types described in such subsections to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as required to be set forth in Section 3.10(a) of the Disclosure Schedule, together with those listed in Section 3.09(a) of the Disclosure Schedule, and subject to the proviso at the end of paragraph (a) of this Section 3.10 being the "Material Contracts"):

    (i) as of the date of this Agreement, each contract and agreement which
  (A) is likely to involve consideration of more than $500,000, in the aggregate, during the calendar year ending December 31, 2000 or (B) is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract, except for purchase orders for crude oil or intermediate feedstock arising in the usual and ordinary course of business and consistent with past practices (provided that in any case and without regard to the proviso at the end of paragraph (a) of this
  Section 3.10, the top 15 purchase orders as of November 30, 2000 are set forth in Section 3.10(a)(i) of the Disclosure Schedule) and which, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days' notice;

    (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party, in each case, not cancellable without penalty on not more than 90 days' notice;

    (iii) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

    (iv) all material contracts and agreements evidencing indebtedness of the Company or any Company Subsidiary;

    (v) as of the date hereof, all material contracts and agreements with any Governmental Entity to which the Company or any Company Subsidiary is a party;

    (vi) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

    (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; and

    (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and any Company Subsidiary or the conduct of its businesses, or the absence of which would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

   The foregoing provisions of this Section 3.10(a) are subject to the following proviso. With respect to Section 3.10(a)(i): (1) contracts for the purchase of crude oil and other feedstocks which in the aggregate do not exceed the requirements for the combined operation of the Company's two refineries at 105% of rated capacity for a period of sixty (60) days and do not have a term in excess of seventy-five (75) days shall be deemed to be in the usual and ordinary course of business and, as such, shall not be Material Contracts and shall not be included in the Disclosure Schedule; (2) contracts for the sale of finished petroleum products which in the aggregate combined with the Company's retail requirements do not exceed the combined rated capacities of the Company's two refineries when measured over a sixty (60) day period shall be deemed to be in the usual and ordinary course of business and, as such, shall not be Material Contracts and shall not be included in the Disclosure Schedule; and (3) contracts for the sale of intermediate feedstocks, sulfur, petroleum coke and other by products of the petroleum refining process shall, if produced by the Company and sold from inventory or from the anticipated production of the refineries within the next two months, be deemed to be in the usual and ordinary course of business and, as such, shall not be Material Contracts and shall not be included in the Disclosure Schedule. With respect to Sections 3.10(a)(i) through (v) and Section 3.10(a)(viii) (and without derogating from the immateriality of contracts in excess of the following threshold which are not otherwise material), all contracts involving consideration or the payment of less than $250,000 shall be deemed to be not material. Notwithstanding the foregoing, the types of contracts described in clauses (1), (2) and (3) of the first sentence of the foregoing proviso shall be deemed to be Material Contracts with respect to clauses (b) and (c) of this Section 3.10.

   (b) Except as set forth in Section 3.10(b) of the Disclosure Schedule or as would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and, to the Company's knowledge, none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract;
(iii) the Company and the Company Subsidiaries are not in receipt of any claim of default under any Material Contract; and (iv) except as set forth in Section 3.10(b)(iv) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any transaction contemplated hereby or the transactions contemplated under the Stock Purchase Agreement shall constitute a default, give rise to cancellation rights, or otherwise materially and adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

   (c) Set forth in Section 3.10(c) of the Disclosure Schedule is a description of any material changes to the amount and material terms of the indebtedness of the Company and the Company Subsidiaries as described in the notes to the financial statements incorporated in, or otherwise disclosed in, the Company's Form 10-K for the year ended December 31, 1999, as amended, and Form 10-Q for the period ended September 30, 2000.

   SECTION 3.11. Absence of Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule or as specifically disclosed in the Company SEC Reports, there is no litigation, suit, claim, action, proceeding, arbitration, review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary before any Governmental Entity that is reasonably likely to have a Material Adverse Effect or seeks to materially delay or prevent the consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. Except as set forth in Section 3.11 of the Disclosure Schedule or as disclosed in the Company SEC Reports, there has been no change since
September 30, 2000 in the status of any litigation, suit, claim, action, proceeding or investigation relating to the Company or any Company Subsidiary that would be reasonably likely to have a Material Adverse Effect. Except as disclosed in the Company SEC Reports or as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding Order (as defined below), writ, injunction or decree which, insofar as can be reasonably foreseen, would have a Material Adverse Effect.

   SECTION 3.12. Environmental Matters. (a) Except as disclosed in Section 3.12(a) of the Disclosure Schedule or as disclosed in the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect:

    (i) The Company is in compliance with all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits identified by the Company has been resolved without any pending, ongoing or future obligation, cost or liability, and, to the Company's actual knowledge, there is no requirement proposed as of the date hereof that is reasonably expected to be adopted or implemented and give rise to liability under any Environmental Law or Environmental Permit;

    (ii) Except as expressly authorized under any Environmental Law or Environmental Permit, there has been no Release of Hazardous Materials on any of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") or, during the Company's ownership or occupancy of such property, on any property formerly owned, leased, used or occupied by the Company;

    (iii) The Company is not conducting, and has not undertaken or completed, any Remedial Action relating to any Release or threatened Release on the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law or Environmental Permit;

    (iv) To the Company's knowledge, there is no asbestos or asbestos-containing material on any of the Real Property;

    (v) None of the Real Property is listed or proposed for listing, or, to the Company's knowledge, adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous federal, state or local list;

    (vi) There are no Environmental Claims pending or, to the Company's knowledge, threatened against the Company or the Real Property, and, to the Company's knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including, without limitation, with respect to any off-site disposal location presently or formerly used by the Company or any of its predecessors or with respect to any previously owned or operated facilities;

    (vii) Under current Law, the Company can maintain present production levels, or any planned expansion of production levels upon which financial projections provided to Parent have been based, in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits;

    (viii) The Company has provided Parent or made available copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Real Property or the Company, and (ii) all insurance policies issued at in the past five years that may provide coverage to the Company for environmental matters; and

    (ix) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Entities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

   (b) For purposes of this Agreement:

    "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

    "Environmental Law" means any Law in effect and as amended as of the Effective Time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

    "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

    "Hazardous Material" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (ii) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

    "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

    "Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Real Property.

   SECTION 3.13. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know- how and other proprietary rights and information used or held for use in connection with the businesses of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted, and, to the Company's knowledge, there is no assertion or claim challenging the validity of any of the foregoing. Neither the Company nor any of the Company Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect.

   SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries have timely filed or will timely file all material federal, state, local and foreign Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any of the Company Subsidiaries for which there are not adequate reserves; (d) the Company and the Company Subsidiaries have provided adequate reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) as of the date hereof, the Company and the Company Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency; (f) none of the Company and the Company Subsidiaries is a party to any Tax sharing agreement or arrangement other than with each other; (g) as of the date hereof, there are no pending or threatened in writing material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Company Subsidiary; (h) no liens for Taxes exist with respect to any of the assets or properties of the Company or the Company Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith for which there are adequate reserves;
(i) all Taxes which the Company or any Company Subsidiary are required to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (j) none of the Company or any Company Subsidiary has been a member of any group or corporation filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees and customs duties, tariffs, and similar charges.

   "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

   SECTION 3.15. Property and Leases. (a) The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

   (b) No parcel of real property owned or leased by the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed other than as could not reasonably be expected to have a Material Adverse Affect.

   (c) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used other than preclusions or restrictions which do not preclude or restrict or otherwise adversely affect the actual use which the Company or Company Subsidiary is making of the real property on the date of this Agreement but which may or would preclude or restrict any expansion or enhancement or change in such use. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

   SECTION 3.16. Rights Agreement. The copy of the Rights Agreement, dated as of February 1, 2000, between the Company and First Union National Bank, a national banking association, as rights agent, that is set forth as an exhibit to the Company's Form 8-A filed with the SEC on February 3, 2000, as amended by the First Amendment to Rights Agreement dated April 10, 2000 as set forth as an exhibit to the Company's amended Form 8-A filed with the SEC on April 19, 2000 and the Second Amendment to Rights Agreement dated December 17, 2000 (as true and correct copy of which has been furnished to the Parent), as set forth as an exhibit to the Company's amended Form 8-A to be filed with the SEC on December 18, 2000 (collectively, the "Rights Agreement") is a complete and correct copy thereof. The Company Board has taken all necessary action to amend the Rights Agreement, a copy of which amendment has been provided to Parent and its Representatives (as defined herein), so that (a) neither the execution of this Agreement, the Stock Purchase Agreement or the Escrow Agreement nor the consummation of the Merger or the transactions contemplated by the Stock Purchase Agreement or the Escrow Agreement will (i) cause the Rights (as such term is defined in the Rights Agreement) issued pursuant to the Rights Agreement to become exercisable, (ii) cause Parent or Merger Sub to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date (as such term is defined in the Rights Agreement) and (b) the Rights will expire pursuant to the terms of the Rights Agreement no later than immediately prior to the Effective Time.

   SECTION 3.17. Insurance. The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which the Company and the Company Subsidiaries are engaged and comparable in size and operations to the Company and the Company Subsidiaries. The Company's current annual premium for directors' and officers' liability insurance is approximately $400,000 per year, and, as of the date of this Agreement, the Company has no reason to believe that such insurance will not be renewable by it or the Surviving Corporation upon expiration in June 2001 on similar or more favorable terms.

   SECTION 3.18. Board Recommendation. On the unanimous recommendation of the Company Independent Committee, the Company Board, including all of the members of the Company Independent Committee, at a meeting duly called and held, has by unanimous vote of the Company Board (i) determined that the transactions contemplated by this Agreement, the Stock Purchase Agreement and the Escrow Agreement constitute an "Approved Transaction" within the meaning of the Rights Agreement, (ii) approved and deemed it advisable that the Company and its stockholders consummate the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated herein, including the Merger.

   SECTION 3.19. Opinion of Financial Advisor. Credit Suisse First Boston Corporation ("CSFB") has delivered to the Company its verbal opinion on December 16, 2000, with the authorization to include such opinion in the Proxy Statement and the Schedule 13E-3 (each as defined below), subject to CSFB being provided with a reasonable opportunity prior to the filing thereof to review the proposed disclosure and to comment upon any CSFB related reference contained therein, to the effect that, as of the date of this Agreement, the aggregate Merger Consideration to be received by the stockholders of the Company is fair, from a financial point of view, to the Company's stockholders (other than Parent, Sellers and their respective affiliates). The Company expects that CSFB will deliver a written opinion to that effect to the Company, and the Company will promptly thereafter deliver a signed copy of such written opinion to Parent.

   SECTION 3.20. Brokers. No broker, finder or investment banker (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

   SECTION 3.21. Vote Required; State Takeover Statutes. (a) Subject to Section 7.01(a), the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement or the transactions contemplated by this Agreement is the affirmative vote by the Company's stockholders representing two-thirds of the outstanding shares of the Company's Class A Common Stock and Class B Common Stock voting together, with each outstanding share of Class A Common Stock representing one vote and each outstanding share of Class B Common Stock representing one-tenth of a vote.

   (b) Section 3-602 of the MGCL does not apply to Parent, Merger Sub or any of their affiliates in connection with the Merger or the transactions contemplated by this Agreement, the Stock Purchase Agreement or the Escrow Agreement. The Company Board has validly amended the bylaws of the Company to exempt any acquisition of Company Common Stock by Parent or Merger Sub from Section 3-702 of the MGCL and has taken all other action necessary to ensure that the provisions of Title 3, Subtitles 6 and 7 of the MGCL or any other applicable state takeover statutes are not and will not be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, the Stock Purchase Agreement or the Escrow Agreement. No stockholder of the Company shall have any statutory appraisal rights under applicable Law as a result of the Merger, this Agreement or any of the transactions contemplated hereby or thereby.

   SECTION 3.22. Waiver of Certain Obligations. The Company and, to the Company's knowledge, each of the individuals identified in Section 3.22 of the Disclosure Schedule has agreed to duly execute and deliver the respective agreement provided by Parent (collectively, the "Waivers"), true and complete copies of which have been furnished to Parent, and such Waivers will be, when executed and delivered, in full force and effect.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, that:

   SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Parent and Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes (assuming due authorization, execution and delivery by the Company) a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

   SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the transactions contemplated hereby by Parent and Merger Sub will not, (i) conflict with or violate any provision of the charter or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.02(b) have been obtained and all filings and obligations described in Section 4.02(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause
(iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to prevent or materially delay the performance of this Agreement by either Parent or Merger Sub.

   (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, the pre-merger notification requirements of the HSR Act which requirements have been satisfied assuming the Closing occurs before May 26, 2001, and the filing and recordation of appropriate merger documents as required by the MGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

   SECTION 4.03. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or assets before any court, arbitrator or Governmental Entity which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any of the transactions contemplated hereby. Neither Parent nor Merger Sub or any property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity or any order, writ, judgment, injunction, decree, determination or award of any governmental or regulatory authority or any arbitrator which would prevent Parent or Merger Sub from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

   SECTION 4.04. Brokers. No broker, finder or investment banker other than Aegis Muse Associates LLC and its associates (collectively, "Aegis Muse") is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

   SECTION 4.05. No Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Agreement and Plan of Merger, dated as of April 7, 2000, among Parent, Merger Sub and the Company and in any subsequent transaction to acquire the Company by Parent and Merger Sub, including the Merger contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the Agreement and Plan of Merger, dated as of April 7, 2000, among Parent, Merger Sub and the Company, Merger Sub does not have any obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) and has not engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

   SECTION 4.06. Financing. At or prior to the Closing Date, Parent will cause Merger Sub to have, and Merger Sub will have, all of the financing required to consummate the transactions contemplated by this Agreement.

   SECTION 4.07. Ownership of Company Common Stock. As of the date hereof, the information relating to Holdings' ownership of Company Common Stock contained in the Statement of Beneficial Ownership on Schedule 13-D filed jointly by Parent and others with the SEC on January 12, 1999, as amended, is true and correct in all material respects.

                                   ARTICLE V

                                   COVENANTS

   SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall consent in writing, which consent shall not be unreasonably withheld or delayed, (1) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, the Company shall not, and shall neither cause nor permit any Company Subsidiaries or any of the Company's affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

    (a) amend or otherwise change its charter or bylaws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of any shares of capital stock issuable pursuant to the exercise of any Company Options outstanding on the date of this Agreement); or (ii) any property or assets of the Company or any Company Subsidiary, except in all cases in the ordinary course of business and in a manner consistent with past practice; provided that the aggregate amount of any such sale or disposition (other than a sale or disposition of petroleum products or other inventory in the ordinary course of business consistent with past practice, as to which there shall be no restriction on the aggregate amount), or pledge, grant, transfer, lease, license, guarantee or encumbrance of such property or assets of the Company or any Company Subsidiary shall not exceed (x) $500,000 or (y) in the case of any sale or disposition of retail gasoline sites, $1,000,000, provided that not more than four retail gasoline sites may be disposed of under this subsection (y) between the date of this Agreement and the Effective Time;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends paid by any of the wholly owned Company Subsidiaries to the Company in the ordinary course of business consistent with past practice;

    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than (x) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $300,000 or (y) purchases (whether for cash or pursuant to an exchange) of crude oil or intermediate products for refining or refined petroleum products or other inventory for resale in the ordinary course of business and consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice under the Loan and Security Agreement, effective as of December 10, 1998 and last amended effective as of March 16, 2000, between Congress Financial Corporation and First Union National Bank, as lenders, Congress Financial Corporation, as administrative agent, the Company and certain of the Company Subsidiaries, as borrowers, or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be materially more burdensome to the Company in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect), or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000; (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than as set forth in Section 5.01(e)(iv) of the Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

    (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary who are not officers of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (including, without limitation, the granting of stock options, stock appreciation rights, stock option appreciation unit awards, performance awards or performance restricted stock awards), stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof;

    (g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of U.S. GAAP and as advised by the Company's regular certified independent public accountants;

    (h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $250,000, except for claims asserted by the Company or the applicable Company Subsidiary;

    (i) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

    (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

    (k) amend or modify, or propose to amend or modify, the Rights Agreement, as amended as of the date hereof, except as contemplated in this Agreement;

    (l) take any action that will be likely to result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect (or, with respect to any representation and warranty already qualified by materiality, false or inaccurate in any respect);

    (m) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.01;

    (n) take any action or fail to take any action that could reasonably be expected to have or result in a Material Adverse Effect; or

    (o) permit or cause any Company Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

   SECTION 5.02. Notices of Certain Events. Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting Parent, the Company or their subsidiaries that relate to the consummation of the Merger or the transactions contemplated by this Agreement;
(iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that is reasonably likely to result in a Material Adverse Effect or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

   SECTION 5.03. Contractual Consents. Prior to or at the Effective Time each of the parties hereto shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger, of the triggering of a change of control or similar clause or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.01. Proxy Statement; Schedule 13E-3. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (in consultation with Parent) and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval of this Agreement and the Merger, and (ii) Parent, Merger Sub and the Company shall, if required by the Exchange Act, prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 or an amendment to such Schedule filed with the SEC by the same parties on May 16, 2000, as appropriate (together with all amendments and supplements thereto, the "Schedule 13E-3"), relating to the Merger and the other transactions contemplated by this Agreement. The Company shall furnish all information concerning the Company that Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and Schedule 13E-3, if any.

   (b) Subject to the fiduciary duties of the Company Board, as described in the following proviso, the Proxy Statement shall include the unanimous recommendation of the Company Board to the stockholders of the Company to vote in favor of approving the Merger and this Agreement; provided, however, that the Company Board may, at any time prior to the date of the Company Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Company Board or the Company Independent Committee determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change their recommendation could cause the Company Board to breach its fiduciary duties to the Company's stockholders under applicable law.

   (c) No amendment or supplement to the Proxy Statement or the Schedule 13E-3, if any, will be made or filed with the SEC by Company or Parent, as the case may be, without the approval of the other party (which will not be unreasonably withheld). The Company and Parent each will advise the other, promptly after they receive notice thereof of any request by the SEC for amendment of the Proxy Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

   (d) The information supplied by Parent for inclusion in the Proxy Statement and the Schedule 13E-3 shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to Parent, or its officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, Parent shall promptly inform the Company. The Schedule 13E-3 will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act.

   (e) The information supplied by the Company for inclusion in the Proxy Statement and the Schedule 13E-3 shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto), is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall promptly inform Parent. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

   SECTION 6.02. Company Stockholders' Meeting. (a) The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger.

   (b) The Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and shall use all commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the MGCL and pursuant to the terms of Section 7.01(a) hereof and the rules of the AMEX to obtain such approvals.

   (c) Parent shall cause Holdings to vote all shares of the Company Common Stock held by it, or for which it holds proxies, in favor of the Merger and this Agreement.

   SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company Subsidiaries is a party or pursuant to applicable Law from the date of this Agreement to the Effective Time, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times, upon prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof (including, without limitation, access to the Company's accountants, any correspondence between the Company and such accountants and work papers prepared with respect to the Company by such accountants), (ii) provide to Parent and its Representatives access to the Real Property for Parent to conduct any environmental site assessment that Parent deems appropriate, including, without limitation, access to enter upon and investigate and collect air, surface water, groundwater and soil samples, and (iii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its respective Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

   (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated January 26, 2000 (the "Confidentiality Agreement") between Parent and the Company with respect to the information disclosed pursuant to this Section 6.03.

   SECTION 6.04. No Solicitation of Transactions. The Company agrees that, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company (including the sale of either of the Company's refineries or any of its terminals) and the Company Subsidiaries, taken as a whole, or 15% or more of the equity securities of the Company (any such proposal or offer being hereinafter referred to as a "Competing Transaction"). The Company further agrees that neither it nor any Company Subsidiary shall, and that it shall cause its and each Company Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data relating to the Company or any Company Subsidiary to any person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; provided, however, that nothing contained in this

Section 6.04 shall prevent the Company or the Company Board from (i) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited written Competing Transaction by any such person; or (ii) recommending such an unsolicited written Competing Transaction to the holders of Company Common Stock if, in any such case as is referred to in clause (i) or (ii), (A) the Company Board concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction would, if consummated, result in a transaction more favorable to holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) either the Company Board or the Company Independent Committee determines in good faith after consultation with independent legal counsel that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties under applicable Law,
(C) prior to providing any information or data regarding the Company to any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company receives from such person an executed confidentiality agreement on terms at least as restrictive on such person as those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any person or any of such person's Representatives or entering into discussions or negotiations with any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company notifies Parent promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such person and attaching a copy of the proposal or offer or providing a complete written summary thereof. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this Section 6.04. Immediately following the execution of this Agreement, the Company shall terminate and cause the Company Subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and promptly after the public announcement of the execution of this Agreement shall use all reasonable efforts to request that all confidential information previously furnished to any such third parties be returned promptly. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-(2)(a) promulgated under the Exchange Act.

   SECTION 6.05. Amendment of Plans. At the request of Parent, the Company shall use its best efforts to amend its Plans containing a "change of control" or similar provision, to the satisfaction of Parent, to clarify that a reduction in the Company's economic interest in total refining output below 80,000 barrels per day as a result of processing agreements, joint ventures or similar transactions, will not constitute a "change of control" under such Plans provided that the Company retains responsibility for staffing and operating the refineries.

   SECTION 6.06. Directors' and Officers' Indemnification and
Insurance. (a) The charter and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the charter and the bylaws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

   (b) For a period of six years after the Effective Time, the Surviving Corporation shall use best efforts to cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time.

   (c) This Section 6.06 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

   (d) From and after the Effective Time, the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), from and against any costs, judgments, fines, losses, obligations, claims, damages, liabilities, or expenses (including interest, penalties, reasonable out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, resulting from, or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted or required under Maryland laws and under the Company's charter documents (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Maryland law and the Company's charter documents shall be made by independent counsel selected by the Surviving Corporation.

   (e) Any Indemnified Party wishing to claim indemnification under paragraph
(d) of this Section 6.06, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel selected by Parent and reasonably acceptable to the Indemnified Party, and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Parent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. The Surviving Corporation shall not, in the defense of any claim or litigation, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

   (f) If the Surviving Corporation or any of its successors or assigns shall
(i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall expressly assume all of the obligations set forth in this Section 6.06.

   SECTION 6.07. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger required under (A) the Exchange Act, (B) the HSR Act, which requirements have been satisfied assuming the Closing occurs before May 26, 2001, (C) the rules of the AMEX, or (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the parties hereto shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the parties shall promptly take, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b). Each of the parties agrees to consult in good faith and to use all commercially reasonable efforts to avoid or cure the occurrence of an Event of Default, as such term is defined in the Indenture dated as of January 24, 1995, as amended and as in effect as of the date of this Agreement, between the Company and The First National Bank of Boston as trustee (the "Indenture").

   SECTION 6.08. The Company Rights Plan. Prior to the Effective Time, the Company shall take all further action necessary to (i) amend the Rights Agreement so as to accelerate the Final Expiration Date (as such term is used in the Rights Agreement) to a date that is immediately prior to the Effective Time, and (ii) ensure that after such acceleration of the Final Expiration Date
(A) neither the Company, Parent nor Merger Sub shall have any obligations under the Rights or Rights Agreement and (B) none of the holders of the Rights shall have any rights under the Rights or Rights Agreement.

   SECTION 6.09. Public Announcements. After the issuance of the initial press release, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the AMEX, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

   SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of Parent, the Company and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

    (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the requisite affirmative vote of the stockholders of the Company in accordance with the MGCL; and

  (ii) a majority of the votes cast by or on behalf of the holders of all Company Common Stock not beneficially owned by Parent or its affiliates which is represented in person or by proxy at, and votes at, the Company Stockholders' Meeting, for which purpose: (A) the Class A Common Stock and the Class B Common Stock shall, as provided for in Section 5.3 of the Company's charter, vote together as a single class with each share of Class A Common Stock entitling the holder of record thereof to one (1) vote, and each share of Class B Common Stock entitling the holder of record thereof to one-tenth (1/10) vote, and (B) shares of Company Common Stock which Parent or its affiliates have the right to acquire or have acquired prior to the Company Stockholders' Meeting pursuant to the Stock Purchase Agreement shall be deemed to not be beneficially owned by Parent or its affiliates and shall, if present and voting at the Company Stockholders' Meeting, be counted toward the votes cast by or on behalf of the holders of Company Common Stock not beneficially owned by Parent or its affiliates, notwithstanding the acquisition by Parent or its affiliates of, or the right of Parent or its affiliates to acquire, such Company Common Stock;

    (b) no preliminary or permanent injunction, decree or other order (an "Order"), issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; and

    (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (which shall not be applicable assuming the Closing occurs before May 26, 2001) shall have expired or been terminated.

   SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver, prior to the Closing Date, of the following further conditions:

    (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date, and the Company shall have received a certificate of the Chief Financial Officer of Parent to that effect; and

    (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

   SECTION 7.03. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

    (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality (including, without limitation, qualification by reference to a Material Adverse Effect) shall be true in all respects as of the Effective Time or as of such particular date, as the case may be), and Parent shall have received a certificate of the Chief Financial Officer of the Company to that effect, it being understood that any representation and warranty of the Company which would otherwise not be true and correct in all material respects or in all respects, as the case may be, but was made by the Company (i) with the approval of Mr. Henry A. Rosenberg, Jr. despite his actual knowledge that such representation and warranty was false and
  (ii) without knowledge at the date of this

  Agreement by any of the other officers or directors of the Company that such representation and warranty was false shall not be deemed to not be true and correct in all material respects or to not be true and correct in all respects, as the case may be, for purposes of this Section 7.03(a);

    (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Financial Officer of the Company to that effect;

    (c) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except if the failure to obtain any such consents, approvals and authorizations would not result in a Material Adverse Effect; and

    (d) no Event of Default (as such term is defined in the Indenture) shall have occurred under the Indenture and the consummation of the Merger will not result in the occurrence of an Event of Default under the Indenture.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

    (a) by mutual written consent duly authorized by each of the Company Board, the Company Independent Committee and the Board of Directors of Parent;

    (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before March 30, 2001; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either Parent or the Company, if any Order or other legal restraint or prohibition preventing the consummation of the Merger shall have been entered by any Governmental Entity or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the Merger;

    (d) by Parent, if (i) the Company Board withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Parent, or shall have resolved to do so, (ii) after receiving a bona fide proposal or offer relating to a Competing Transaction, the Company Board shall have refused to affirm its recommendation of this Agreement as promptly as practicable (but in any case within ten business days) after receipt of any written request from Parent, (iii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction, or shall have resolved to do so, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including not taking a position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

    (e) by Parent or the Company, if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

    (f) by Parent, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in clause
  (a) or (b) of Section 7.03 would not be satisfied; or

    (g) by the Company, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 7.02 would not be satisfied.

   SECTION 8.02. Notice of Termination; Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to
Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the nonterminating party. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, the Company or Merger Sub or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Section 8.05(b), (c) and (d); provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

   SECTION 8.03. Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors (with respect to the Company, including approval of the Company Independent Committee) at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger.

   SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01 will be effective only if made in writing by each of the Company and Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   SECTION 8.05. Expenses. (a) Except as otherwise set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses," as used in this Agreement, shall consist of all out- of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, (including, without limitation, any fees or expenses payable to Aegis Muse pursuant to the terms of the engagement letter from Aegis Muse to Parent dated January 26, 2000) experts and consultants to a party hereto and its affiliates) reasonably incurred by a party or on its behalf in connection with, or related to the authorization, preparation, negotiation, execution and performance of, this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

   (b) The parties agree that if the Company or Parent shall terminate this Agreement pursuant to Section 8.01(e) due to the failure of the Company's stockholders to approve and adopt this Agreement and (i) at the time of such failure to so approve and adopt this Agreement there shall exist a Competing Transaction (which Competing Transaction shall have become the subject of a public announcement or any person shall have publicly announced an intention to make a proposal or offer relating thereto) with respect to the Company and (ii) within 12 months of the termination of this Agreement, the Company enters into an agreement with any third party with respect to a Competing Transaction, which transaction is subsequently consummated, then the Company shall reimburse all reasonable and documented Expenses of Parent and Merger Sub simultaneously with the consummation of such transaction.

   (c) The parties agree that the payment of Expenses provided for in Section 8.05(b) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 8.01(e), and such remedy shall be limited to the payments stipulated in Section 8.05(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

   (d) Any payment of Expenses required to be made pursuant to Section 8.05(b) shall be made by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive payment.

   (e) In the event that the Company shall fail to pay any Expenses of Parent in accordance with Section 8.05(b) when due, the amount of any such Expenses shall be increased to include the costs and expenses actually incurred or accrued by Parent, acting together (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   SECTION 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Section 6.06 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b) and 8.05 and this Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

   SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to Parent:

    Rosemore, Inc.
    One North Charles Street, Suite 2300
    Baltimore, Maryland 21201
    Attention: Edward L. Rosenberg
           President and Chief Executive Officer
    Telephone: (410) 347-7090
    Facsimile: (410) 347-7081

  with a copy (which shall not constitute notice to Parent) to:

    Shearman & Sterling
    599 Lexington Avenue
    New York, New York 10022-6069
    Attention: John A. Marzulli, Jr., Esquire
    Telephone: (212) 848-8590
    Facsimile: (212) 848-7179
  if to the Company:

    Crown Central Petroleum Corporation
    One North Charles Street
    Baltimore, Maryland 21201-3740
    Attention: Thomas L. Owsley, Esquire
    Telephone: (410) 659-4833
    Facsimile: (410) 659-4763

  If mailed to the Company:

    P.O. Box 1168
    Baltimore, Maryland 20208

  with copies (which shall not constitute notice to the Company) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    1440 New York Avenue, NW
    Washington, D.C. 20005-2111
    Attention: Stephen W. Hamilton, Esquire
    Telephone: (202) 371-7000
    Facsimile: (202) 393-5670

  and

    McGuireWoods LLP
    1750 Tysons Boulevard, Suite 1800
    Tysons Corner, Virginia 22102-3915
    Attention: Clive R. G. O'Grady, Esquire
    Telephone: (703) 712-5017
    Facsimile: (703) 712-5248

   SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person;

    (b) "beneficial owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Maryland;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "knowledge" means, with respect to any matter in question, that the executive officers of Parent or the Company, as the case may be, (i) have knowledge of such matter, or (ii) after reasonable due investigation, should have known of such matter;

    (f) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

    (g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

   SECTION 9.05. Assignment; Merger Sub; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Notwithstanding anything to the contrary contained in this Agreement, Parent may transfer the shares of Merger Sub to one of its subsidiaries prior to the consummation of the Merger. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.06 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

   SECTION 9.06. Incorporation of Exhibits. The Disclosure Schedule and any exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

   SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

   SECTION 9.08. Governing Law. Except to the extent that the Merger is mandatorily governed by, or pursuant to the terms of this Agreement is subject to, the MGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the parties hereto or any of their respective subsidiaries, affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

   SECTION 9.09. Submission to Jurisdiction; Venue. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States

District Court for the District of Maryland and the courts of the State of Maryland and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; the parties further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it might otherwise be entitled or become entitled in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

   SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

   SECTION 9.12. Entire Agreement. This Agreement (including the exhibits attached hereto and the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless it is made in writing and signed by all parties hereto.

   SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

   IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ROSEMORE, INC.

                                          By : /s/ Edward L. Rosenberg
                                          -------------------------------------
                                          Name: Edward L. Rosenberg
                                          Title: President and Chief Executive
                                           Officer

                                          CROWN CENTRAL PETROLEUM
                                          CORPORATION

                                          By : /s/ John E. Wheeler, Jr.
                                          -------------------------------------
                                          Name: John E. Wheeler, Jr.
                                          Title: Executive Vice President and
                                              Chief Financial Officer

                                          ROSEMORE ACQUISITION
                                          CORPORATION

                                          By : /s/ Edward L. Rosenberg
                                          -------------------------------------
                                          Name: Edward L. Rosenberg
                                          Title: President

                                                                       EXHIBIT B


                      [LOGO OF CREDIT SUISSE/FIRST BOSTON]
   December 17, 2000

   Board of Directors
   Crown Central Petroleum Corporation
   One North Charles Street
   Baltimore, MD 21203

Members of the Board:

   You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Crown Central Petroleum Corporation (the "Company" or "you"), other than Rosemore, Inc. ("Rosemore"), the Sellers (as such term is defined in the Merger Agreement (as defined below)) and their respective affiliates, of the aggregate consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger dated as of December 17, 2000 (the "Merger Agreement") among the Company, Rosemore and Rosemore Acquisition Corporation ("Merger Sub"). The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company pursuant to which the Company will become an indirect wholly owned subsidiary of Rosemore and each outstanding share of Class A Common Stock and Class B Common Stock of the Company, par value $5.00 per share, other than shares owned by the Company, Rosemore or any of their direct or wholly owned subsidiaries, will be converted into the right to receive $10.50 per share in cash.

   In arriving at our opinion, we have reviewed certain business and financial information relating to the Company, as well as the Merger Agreement and certain related documents. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

   We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in acquiring all or significant assets of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

   We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

   In the past, we have performed certain investment banking services unrelated to the Merger for the Company, and have received customary fees for such services.

   In the ordinary course of our business, we and our affiliates may actively trade the equity and debt securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of the Company (including members of the Independent Committee thereof) in connection with its consideration of the Merger, does not address the allocation of the aggregate consideration to be received by the stockholders of the Company between the Class A Common Stock and Class B Common Stock and does not constitute a recommendation as to how any stockholder should vote with respect to any matter relating to the Merger.

   It is understood that any written advice or opinion of CSFB may be disclosed, to the extent required by applicable law, in any communication to your stockholders or in any filing with the Securities and Exchange Commission, or to the extent required to be disclosed pursuant to judicial or regulatory order, provided that, in each such instance, CSFB has been promptly advised by the Company as to such requirement and has been given reasonable opportunity to review the proposed disclosure and to comment upon any CSFB-related reference in any such communication, filing or disclosure.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders, other than Rosemore, the Sellers and their respective affiliates, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:/s/ William C. Sharpstone
  -------------------------
     William C. Sharpstone
       Managing Director

                                                                      APPENDIX A

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004

                                   FORM 10-Q

          [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended September 30, 2000

                                       OR

          [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                   For the transition period from     to

                         COMMISSION FILE NUMBER 1-1059

                      CROWN CENTRAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

              Maryland                                 52-0550682
      (State or jurisdiction of              (I.R.S. Employer Identification
   incorporation or organization)                        Number)

One North Charles Street, Baltimore, Maryland             21201
   (Address of principal executive                     (Zip Code)
              offices)

                                  410-539-7400
              (Registrant's telephone number, including area code)

                                 Not Applicable
   (Former name, former address and former fiscal year, if changed since last report)

  Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

                                YES [X]   NO [_]

   The number of shares outstanding at October 31, 2000 of the Registrant's $5 par value Class A and Class B Common Stock was 4,817,394 shares and 5,249,137 shares, respectively.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

                               Table of Contents

                                                                          Page
 PART I-  FINANCIAL INFORMATION

 Item 1-  Financial Statements (Unaudited)

          Consolidated Condensed Balance Sheets
          September 30, 2000 and December 31, 1999......................    2

          Consolidated Condensed Statements of Operations
          Three and nine months ended September 30, 2000 and 1999.......    4

          Consolidated Condensed Statements of Cash Flows
          Nine months ended September 30, 2000 and 1999.................    5

          Notes to Unaudited Consolidated Condensed Financial
          Statements....................................................    6

 Item 2-  Management's Discussion and Analysis of Financial
          Condition and Results of Operations...........................   12

 Item 3-  Quantitative and Qualitative Disclosures About Market Risk....   21

 PART II- OTHER INFORMATION

 Item 1-  Legal Proceedings.............................................   21

 Item 4-  Submission of Matters to a Vote of Security Holders...........   22

 Item 6-  Exhibits and Reports on Form 8-K..............................   22

 SIGNATURE...............................................................  23

PART I--FINANCIAL INFORMATION
Item 1. Financial Statements

                     CONSOLIDATED CONDENSED BALANCE SHEETS
              Crown Central Petroleum Corporation and Subsidiaries
                             (thousands of dollars)

                                                       September 30 December 31
                                                           2000        1999
                                                       ------------ -----------
                                                        (Unaudited)
Assets

Current Assets
 Cash and cash equivalents............................  $   8,612    $  12,447
 Accounts receivable, less allowance for
  doubtful accounts (2000--$407, 1999--$552)..........    159,240      104,332
 Inventories, net of LIFO reserves (2000--$87,230
  1999--$55,813)......................................    112,180       69,195
 Other current assets.................................        372        1,428
                                                        ---------    ---------
  Total Current Assets................................    280,404      187,402

Investments and Deferred Charges......................     18,766       21,666

Property, Plant and Equipment.........................    683,494      690,423
 Less allowance for depreciation......................   (391,343)    (376,383)
                                                        ---------    ---------
  Net Property, Plant and Equipment...................    292,151      314,040

                                                        ---------    ---------
                                                        $ 591,321    $ 523,108
                                                        =========    =========



       See notes to unaudited consolidated condensed financial statements

                     CONSOLIDATED CONDENSED BALANCE SHEETS
              Crown Central Petroleum Corporation and Subsidiaries
                             (thousands of dollars)

                                                       September 30 December 31
                                                           2000        1999
                                                       ------------ -----------
                                                       (Unaudited)
Liabilities and Stockholders' Equity

Current Liabilities
 Accounts payable:
  Crude oil and refined products......................   $172,886    $118,489
  Other...............................................     36,766      22,307
 Accrued liabilities..................................     47,646      60,685
 Income tax payable...................................      1,424         413
 Borrowings under Secured Credit Facility.............      4,745          --
 Current portion of long-term debt....................        559         631
                                                         --------    --------
 Total Current Liabilities............................    264,026     202,525

Long-Term Debt........................................    128,722     129,180

Deferred Income Taxes.................................      6,136       7,384

Other Deferred Liabilities............................     42,958      34,718

Common Stockholders' Equity
 Class A Common Stock--par value $5 per share:
 Authorized--15,000,000 shares; issued and outstanding
  shares--4,817,394 in 2000 and in 1999...............     24,087      24,087

 Class B Common Stock--par value $5 per share:
 Authorized--15,000,000 shares; issued and outstanding
  shares--5,249,437 in 2000 and 5,253,862 in 1999.....     26,247      26,269
 Additional paid-in capital...........................     92,587      91,154
 Unearned restricted stock............................     (2,460)     (1,049)
 Retained earnings....................................      8,589       8,411
 Accumulated other comprehensive income...............        429         429
                                                         --------    --------
 Total Common Stockholders' Equity....................    149,479     149,301
                                                         --------    --------
                                                         $591,321    $523,108
                                                         ========    ========

       See notes to unaudited consolidated condensed financial statements

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
              Crown Central Petroleum Corporation and Subsidiaries
                (thousands of dollars, except per share amounts)

                                     Three Months Ended     Nine Months Ended
                                        September 30          September 30
                                       2000       1999        2000       1999
                                     ---------  ---------  ----------  --------
                                                   (Unaudited)
Revenues
 Sales and operating revenues......  $ 478,947  $ 359,899  $1,381,480  $866,478

Operating Costs and Expenses
 Costs and operating expenses......    445,412    329,888   1,261,884   794,903
 Selling expenses..................     20,576     21,057      61,070    64,983
 Administrative expenses...........      4,917      5,040      15,163    15,747
 Merger expenses...................      2,861         --       2,861        --
 Depreciation and amortization.....      9,690      9,501      29,033    27,381
 Loss (gain) on sales, abandonments
  and write-down of property, plant
  and equipment....................        116       (469)       (289)     (860)
                                     ---------  ---------  ----------  --------
                                       483,572    365,017   1,369,722   902,154
                                     ---------  ---------  ----------  --------

Operating (Loss) Income............     (4,625)    (5,118)     11,758   (35,676)
 Interest and other income.........        492        136       1,860     2,181
 Interest expense..................     (4,049)    (3,939)    (12,591)  (11,047)
                                     ---------  ---------  ----------  --------

(Loss) Income Before Income Taxes..     (8,182)    (8,921)      1,027   (44,542)

Income Tax (Benefit) Expense.......     (2,710)    (2,903)        849   (15,665)
                                     ---------  ---------  ----------  --------

Net (Loss) Income..................  $  (5,472) $  (6,018) $      178  $(28,877)
                                     =========  =========  ==========  ========

Net (Loss) Income Per Share:
 Basic and diluted.................  $   (0.55) $   (0.61) $     0.02  $  (2.93)
                                     =========  =========  ==========  ========


       See notes to unaudited consolidated condensed financial statements

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
              Crown Central Petroleum Corporation and Subsidiaries
                             (thousands of dollars)

                                                           Nine Months Ended
                                                             September 30
                                                            2000       1999
                                                          ---------  ---------
                                                              (Unaudited)
Net Cash Flows From Operating Activities
 Net cash from operations before changes in assets and
  liabilities............................................ $  32,100  $ (17,154)
 Net changes in assets and liabilities...................   (40,031)    21,913
                                                          ---------  ---------

  Net Cash (Used in) Provided By Operating Activities....    (7,931)     4,759
                                                          ---------  ---------

Cash Flows From Investing Activities
 Capital expenditures....................................   (11,463)   (18,306)
 Proceeds from sales of property and equipment...........    15,155      2,767
 Capitalization of software costs........................        --    (1,974)
 Deferred turnaround maintenance.........................    (4,661)    (5,773)
 Net proceeds from long-term notes receivable............       298        427
 Other changes in deferred assets........................       576       (256)
                                                          ---------  ---------

  Net Cash (Used in) Investing Activities................       (95)   (23,115)
                                                          ---------  ---------

Cash Flows From Financing Activities
 Proceeds from debt and credit agreement borrowings......   703,391    438,761
 (Repayments) of debt and credit agreement borrowings....  (699,200)  (424,851)
                                                          ---------  ---------

  Net Cash Provided by Financing Activities..............     4,191     13,910
                                                          ---------  ---------

Net (Decrease) in Cash and Cash Equivalents.............. $  (3,835) $  (4,446)
                                                          =========  =========


       See notes to unaudited consolidated condensed financial statements

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

   Crown Central Petroleum Corporation and Subsidiaries

   September 30, 2000

Note A--Basis of Presentation

   The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of Management, all adjustments considered necessary for a fair and comparable presentation have been included. Operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The enclosed financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K, as amended, for the year ended December 31, 1999.

   The following summarizes the significant accounting policies and practices followed by the Company:

   Principles of Consolidation: The consolidated financial statements include the accounts of Crown Central Petroleum Corporation and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Inventories: The Company's crude oil, refined products, and convenience store merchandise inventories are valued at the lower of cost (last-in, first-out) or market with the exception of crude oil inventory held for resale which is valued at the lower of cost (first-in, first-out) or market. Materials and supplies inventories are valued at cost. Incomplete exchanges of crude oil and refined products due the Company or owing to other companies are reflected in the inventory accounts.

   An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO projections must be based on Management's estimates of expected year-end inventory levels and values.

   Recent Pronouncements: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was originally to be effective for the Company's financial statements as of January 1, 2000. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 by one year in order to give companies more time to study, understand and implement the provisions of SFAS No. 133 and to complete information system modifications. In June 2000, the FASB issued SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to SFAS No. 133." SFAS No. 138 expands and clarifies certain provisions of SFAS No. 133 and will be adopted by the Company concurrently with SFAS No. 133 on January 1, 2001.

   SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities record all derivatives as either assets or liabilities, measured at fair value, with any change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. If certain conditions are met, a derivative may be specifically designated as a (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) hedge of the exposure to variable cash flows of a forecasted transaction, or (c) hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

   Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. The Company is currently evaluating the impact of these pronouncements on its consolidated financial statements.

Note B--Supplementary Cash Flow Information

   Net changes in assets and liabilities presented in the Unaudited Consolidated Condensed Statements of Cash Flows are comprised of the following:

                                                           Nine Months Ended
                                                             September 30
                                                            2000       1999
                                                         ---------- ----------
                                                             (thousands of
                                                               dollars)
(Increase) in accounts receivable.......................  $(54,908)  $(41,889)
(Increase) decrease in inventories......................   (42,985)     5,352
Decrease (increase) in other current assets.............     1,057     (3,942)
Increase in crude oil and refined products payable......    54,398     54,634
Increase (decrease) in other accounts payable...........    14,458     (3,303)
(Decrease) in accrued liabilities and other deferred
 liabilities............................................   (11,148)      (773)
Increase in income taxes payable........................     1,012        --
(Decrease) in recoverable and deferred income taxes.....    (1,915)      (166)
Decrease in restricted cash.............................       --      12,000
                                                          --------   --------
                                                          $(40,031)  $ 21,913
                                                          ========   ========

Note C--Inventories

   Inventories consisted of the following:

                                                      September 30 December 31
                                                          2000        1999
                                                      ------------ -----------
                                                       (thousands of dollars)
Crude oil............................................   $ 74,318    $ 32,390
Refined products.....................................    108,503      75,926
                                                        --------    --------
 Total inventories at FIFO (approximates current
  cost)..............................................    182,821     108,316
LIFO allowance.......................................    (84,423)    (53,006)
                                                        --------    --------
 Total crude oil and refined products................     98,398      55,310
                                                        --------    --------
Merchandise inventory at FIFO (approximates current
 cost)...............................................      7,831       7,943
LIFO allowance.......................................     (2,807)     (2,807)
                                                        --------    --------
 Total merchandise...................................      5,024       5,136
                                                        --------    --------
Materials and supplies inventory at FIFO.............      8,758       8,749
                                                        --------    --------
 Total Inventory.....................................   $112,180    $ 69,195
                                                        ========    ========

Note D--Long-Term Debt and Credit Arrangements

   Long-term debt consisted of the following:

                                                        September 30 December 31
                                                            2000        1999
                                                        ------------ -----------
                                                         (thousands of dollars)
Unsecured 10 7/8% Senior Notes.........................   $124,864    $124,841
Purchase Money Liens and other obligations.............      4,417       4,970
                                                          --------    --------
                                                           129,281     129,811
Less current portion...................................        559         631
                                                          --------    --------
 Long-Term Debt........................................   $128,722    $129,180
                                                          ========    ========

   The 10 7/8% Senior Notes due 2005 (Notes) were issued under an Indenture, as amended (Indenture), which includes certain restrictions and limitations affecting the payment of dividends, repurchase of capital stock and incurrence of additional debt.

   The Purchase Money Liens (Liens) outstanding as of September 30, 2000 represent loans to finance land, buildings and equipment for several service station and convenience store locations. These borrowings are repayable over 60 to 72 months at a fixed interest rate. The Liens are secured by assets having a net book value of approximately $6.8 million. The remaining principal balance is payable monthly through May 2004.

   During March 1999, the Company amended the Loan and Security Agreement (Secured Credit Facility), to provide for up to $125 million in cash borrowings and letters of credit. The Secured Credit Facility, which expires in December 2001, is secured by certain current assets of the Company, and may be used for general corporate and working capital requirements. It includes limitations on additional indebtedness and cash dividends and requires compliance with financial covenants regarding minimum levels of working capital and net worth. Borrowings under the Secured Credit Facility bear interest based on the prime rate or LIBOR based rates. Additionally, the Company pays a fee for unused commitments.

   Up to $75 million of the Secured Credit Facility is subject to availability of eligible collateral. The remaining $50 million of availability, which is provided by Rosemore, Inc. (Rosemore), a related party to the Company, is not subject to the limitation of eligible collateral. As of September 30, 2000, eligible collateral, as related to the first $75 million of availability under the Secured Credit Facility, was approximately $148.6 million after the application of reserves and advance rates. As of September 30, 2000, the Company had $52.3 million in letters of credit and $4.7 million in cash borrowings outstanding pursuant to the Secured Credit Facility. As of October 31, 2000, there were $46.8 million of letters of credit and $14.1 million of cash borrowings outstanding pursuant to the Secured Credit Facility.

   The Company has utilized additional financial support from Rosemore that is not committed and is subject to Rosemore's discretion. As of September 30, 2000, the Company had $33.4 million in outstanding performance guarantees from Rosemore relative to the Company's purchase of crude oil, feedstocks and other petroleum products. As of October 31, 2000, there were $17.8 million of outstanding performance guarantees provided by Rosemore. The Company pays Rosemore a fee for these outstanding performance guarantees.

Note E--Crude Oil and Refined Product Hedging Activities

   The net deferred gain from futures contracts (excluding forward contracts) included in crude oil and refined product hedging strategies was approximately $2.8 million at September 30, 2000. Included in these hedging strategies are futures contracts maturing in October and November 2000. The Company is using these contracts to defer the pricing of approximately 9.3% of its crude oil commitments for the aforementioned period.

Note F--Calculation of Net Income (Loss) Per Common Share

   Class A Common stockholders are entitled to one vote per share and have the right to elect all directors other than those to be elected by other classes of stock. Class B Common stockholders are entitled to one-tenth vote per share and have the right to elect two directors. The average outstanding and equivalent shares excludes 195,400 and 203,950 shares of Performance Vested Restricted Stock (PVRS) shares registered to participants in the 1994 Long-Term Incentive Plan (Plan) at September 30, 2000 and 1999, respectively. The PVRS shares are not considered outstanding for the basic earnings per share calculations until the shares are released to the Plan participants.

   The following table provides a reconciliation of the basic and diluted earnings per share calculations:

                                                         Three Months Ended
                                                            September 30
                                                           2000        1999
                                                        ----------  ----------
                                                            (thousands of
                                                        dollars, except share
                                                                data)
Income (loss) applicable to common shares
-----------------------------------------
Net income (loss)...................................... $   (5,472) $   (6,018)
                                                        ==========  ==========
Common shares outstanding at July 1, 2000 and 1999,
 respectively.......................................... 10,071,256  10,071,046
Restricted shares held by the Company at July 1, 2000
 and 1999, respectively................................   (199,825)   (203,950)
                                                        ----------  ----------
Weighted average number of common shares outstanding,
 as adjusted, at September 30, 2000 and 1999,
 respectively--basic...................................  9,871,431   9,867,096
                                                        ==========  ==========
Earnings Per Share:
-------------------
Net (loss) basic and diluted........................... $    (0.55) $    (0.61)
                                                        ==========  ==========
                                                          Nine Months Ended
                                                            September 30
                                                           2000        1999
                                                        ----------  ----------
                                                            (thousands of
                                                        dollars, except share
                                                                data)
Income (loss) applicable to common shares
-----------------------------------------
Net income (loss)...................................... $      178  $  (28,877)
                                                        ==========  ==========
Common shares outstanding at January 1, 2000 and 1999,
 respectively.......................................... 10,071,256  10,053,611
Restricted shares held by the Company at January 1,
 2000 and 1999, respectively...........................   (199,825)   (214,325)
Weighted average effect of shares of common stock
 released to participants by the restricted stock
 plan..................................................        --       27,444
                                                        ----------  ----------
Weighted average number of common shares outstanding,
 as adjusted, at September 30, 2000 and 1999,
 respectively--basic...................................  9,871,431   9,866,730
                                                        ==========  ==========
Effect of dilutive securities:
 Contingent issuance--Performance Vested Restricted
  shares...............................................     56,233         --
 Employee stock options................................      3,790         --
                                                        ----------  ----------
Weighted average number of common shares outstanding,
 as adjusted, at September 30, 2000 and 1999,
 respectively--diluted.................................  9,931,454   9,866,730
                                                        ==========  ==========
Earnings Per Share:
-------------------
Net income (loss) basic and diluted.................... $     0.02  $    (2.93)
                                                        ==========  ==========

Note G--Litigation and Contingencies

   As previously disclosed, on January 13, 2000, the Company received a Notice of Enforcement (NOE) from the Texas Natural Resource Conservation Commission (TNRCC) regarding alleged state and federal air quality violations. In a letter dated May 3, 2000, the TNRCC informed the Company that the agency is proposing to enter an administrative order against the Company that would assess civil penalties of $1.3 million primarily for alleged violations of the federal New Source Performance Standards for hydrogen sulfide and sulfur dioxide and additional violations of other air regulations at the Pasadena refinery, as reflected in three notices of violation or enforcement dated February 3, 1999, January 13, 2000 and April 3, 2000. The time period covered is April 1, 1998 through December 31, 1999. Following negotiations with the Company, the TNRCC agreed to reduce the proposed civil penalty to $0.9 million. The Company believes that it has valid legal defenses for the majority of the alleged violations and that even as revised the proposed penalty is excessive. Accordingly, the Company is continuing to negotiate with the Agency in an effort to obtain an appropriate settlement. In any case, the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company. Furthermore, the Company does not believe the alleged violations in the proposed administrative order change the Company's position with respect to the defense of charges that may be filed by the United States Department of Justice (DOJ) for alleged sulfur violations that have been subject to prior TNRCC action or the proposed administrative order.

   On May 18, 2000, the DOJ proposed in writing to settle a number of alleged violations of environmental regulations (other than alleged sulfur violations) against the Company for $0.9 million. The Company believes that it either has valid defenses to a majority of the other alleged violations or that the alleged violations are de minimis in nature and, in any case, that the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company.

   On April 6, 2000, the United States Court of Appeals for the Fifth Circuit overruled the decision of the United States District Court for the Southern District of Texas in a Clean Air Act citizen suit brought by Texans United and others, holding that Texans United had standing to sue the Company under the Clean Air Act for exceedances of sulfur dioxide and hydrogen sulfide standards; Texans United for Safe Economy Education Fund, et al. vs. Crown Central Petroleum Corporation, No. 98-21043 (5th Cir.). The case has been remanded to the United States District Court for the Southern District of Texas and a mediation is scheduled for January of 2001. The Company believes that it has strong defenses on the merits of the case and the outcome of the litigation is not expected to have a material adverse effect on the Company.

   The Company continues to be involved as a defendant in various matters of litigation, some of which are for substantial amounts. There have been no other changes in the status of litigation and contingencies as discussed in Note I of the Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K, as amended, for the year ended December 31, 1999 and in Note G of the Notes to the Consolidated Financial Statements in the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2000 which, in the opinion of management, after consultation with counsel, are expected to have a material adverse effect on the Company.

Note H--Noncancellable Lease Commitments

   The Company has noncancellable operating lease commitments for refinery, computer, office and other equipment, transportation equipment, service station and convenience store properties, and office space. Lease terms range from three to ten years for refinery, computer, office and other equipment and four to eight years for transportation equipment. The majority of service station properties have lease terms of 20 years. Certain of these leases have renewal provisions.

   On September 29, 2000, the Company completed a sale/leaseback transaction involving 15 of its retail properties and realized net proceeds of $13.8 million and a deferred gain of $5.4 million; the deferred gain will be amortized as a reduction of rental expense over the 20-year term of the lease. The leaseback is accounted for as an operating lease.

Note I--Segment Information

   The Company has two reportable segments: refinery operations and retail marketing. The Company's refinery operations segment consists of two high-conversion petroleum refineries and related wholesale distribution networks. One refinery is located in Pasadena, Texas and the other refinery is located in Tyler, Texas. The Pasadena and Tyler refining operations sell petroleum products directly to other oil companies, jobbers, and independent marketers. In addition, the Pasadena refining operation sells directly into the Gulf Coast spot market as well as to an independent network of dealer-operated retail units that sell Crown-branded petroleum products and to the Company's own retail segment. The Company's retail segment sells petroleum products and convenience store merchandise directly to retail customers.

   The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest income or expense, and corporate expenses. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies contained in Note A of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K, as amended, for the year ended December 31, 1999.

   Intersegment sales and transfers are recorded at market prices. Income or losses on intersegment sales are eliminated in consolidation.

   The Company's reportable segments are business divisions that offer different operating and gross margin characteristics and different distribution methods. The reportable segments are each managed separately due to their distinct operating characteristics.

                                    Three Months Ended     Nine Months Ended
                                       September 30          September 30
                                      2000       1999        2000       1999
                                    ---------  ---------  ----------  --------
                                            (thousands of dollars)
Sales and operating revenues from
 external customers:
 Refinery operations..............  $ 324,984  $ 231,500  $  939,620  $532,960
 Retail operations................    154,743    129,119     444,037   335,582
 Other revenues...................         52        128         403       428
 Other adjustments................       (832)      (848)     (2,580)   (2,492)
                                    ---------  ---------  ----------  --------
   Total sales and operating
    revenues......................  $ 478,947  $ 359,899  $1,381,480  $866,478
                                    =========  =========  ==========  ========
Intersegment sales and operating
 revenues:
 Refinery operations..............  $ 124,926  $  84,975  $  365,760  $237,100
(Loss) income before income taxes:
 Refinery operations..............  $  (1,811) $   3,100  $   28,487  $(14,924)
 Retail operations................      5,515        630       8,932     2,964
 Other income (loss)..............       (183)      (226)        566       603
 Unallocated amounts:
  Corporate (expenses)............     (8,054)    (8,611)    (25,178)  (22,492)
  Net interest (expenses).........     (3,649)    (3,814)    (11,780)  (10,693)
                                    ---------  ---------  ----------  --------
   Total (loss) income before
    income taxes..................  $  (8,182) $  (8,921) $    1,027  $(44,542)
                                    =========  =========  ==========  ========

   Other adjustments includes items that are reported as a component of Sales and operating revenues for management reporting purposes but are reported as a component of operating costs and expenses in accordance with accounting principles generally accepted in the United States.

Note J--Other Matters

   Rosemore entered into an Agreement and Plan of Merger dated April 7, 2000 (the "Merger Agreement"), with the Company. The Merger Agreement proposed that the Company be merged into Rosemore Acquisition Corporation (a wholly owned subsidiary of Rosemore). Under the Merger Agreement, the stockholders of the Company, other than Rosemore, would have received $9.50 per share in exchange for their Company stock if the Merger had been approved by the Company's stockholders. The Merger Agreement was submitted to the Company's stockholders for approval at a special meeting of stockholders on August 24, 2000. The Merger Agreement did not receive the requisite two-thirds approval from the Company stockholders and following the meeting the Merger Agreement was terminated by the Company and Rosemore.

   Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, has previously announced that it has proposed to buy all of Crown's outstanding stock at a price of $10.50 per share in cash in a tender offer. The Company has therefore requested Apex to present its definitive proposal to acquire all of Crown's stock for $10.50 per share in a fully financed, all-cash unconditional tender offer and to be able to commence that tender offer by September 29, 2000. The Company has twice extended the due date for Apex to submit its all cash proposal which now expires on November 30, 2000.

   If the Company has not received a fully financed, all-cash unconditional tender offer for all shares by November 30, 2000, which is capable of being completed, the Company will additionally focus on other strategic alternatives to deliver value to all stockholders. These efforts may include but not be limited to a strategic redirection or sale of assets, and the continuation of overhead and cost structure reduction initiatives.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 Consolidated Results of Operations

   Consolidated sales and operating revenues increased $119.0 million or 33.1% for the three months ended September 30, 2000 compared to the same period of 1999. For the nine months ended September 30, 2000, consolidated sales and operating revenues increased $515.0 million or 59.4% compared to 1999. These increases were primarily attributable to 54.8% and 82.2% increases, respectively, in the average sales price per gallon of refined petroleum products partially offset by a 5.5% decrease in merchandise sales for the three months ended September 30, 2000 and a 3.6% decrease in merchandise sales for the nine months ended September 30, 2000. The decreases in merchandise sales were primarily due to the sale in the fourth quarter of 1999 of 14 non-strategic retail stores. Merchandise sales on a same store basis remained stable for both the three and nine months ended September 30, 2000 when compared with the same periods in 1999. (See Retail Results of Operations below for further discussion).

   Consolidated costs and operating expenses increased $115.5 million or 35.0% for the three months ended September 30, 2000 compared to the same period of 1999. For the nine months ended September 30, 2000, consolidated costs and operating expenses increased $467.0 million or 58.5% compared to the same period in 1999. These increases were primarily due to higher costs of crude oil and purchased feedstocks compared with the same periods of the prior year. West Texas Intermediate (WTI) crude oil, an industry benchmark, averaged $31.72 per barrel for the third quarter ended September 30, 2000, a 46.0% increase over the same period in 1999 when the average was $21.72 per barrel. For the nine months ended September 30, 2000, WTI crude oil average price increased 70.4% to $29.83 per barrel from $17.51 per barrel for the same period in 1999. The Company's use of the last-in, first-out (LIFO) method of valuing its inventory was significantly affected by these price increases. LIFO increased the Company's costs and operating expenses $1.1 million for the third quarter ended September 30, 2000, $31.4 million for the nine months ended September 30, 2000, $29.1 for the third quarter ended September 30, 1999 and $50.6 million for the nine months ended September 30, 1999 as compared to the first-in, first-out
(FIFO) method of valuing inventory. The Company's use of the LIFO method to value its inventory results in better matching of costs to revenues. In periods of rising prices, the LIFO method may cause reported operating income to be lower than the use of the first-in, first-out, (FIFO) method. Conversely, in periods of falling prices the LIFO method may cause reported operating income to be higher than the use of the FIFO method. Costs and operating expenses for the nine months ended September 30, 1999 were partially offset by a recovery of $7.1 million in the first quarter of 1999 related to the lower of cost or market reserve established in 1998 due to an industry-wide decline in the market prices of crude oil and refined products.

   In 1994, the Company established the Performance Incentive Plan (PIP) to recognize and reward employees for the financial achievements of the Company. Awards under the plan are based on the Company's achievement of certain key performance goals related to Earnings Before Interest, Taxes, Depreciation, Amortization, Abandonments of property, plant and equipment, and LIFO inventory adjustments (EBITDAAL) and Net Income. Costs and operating expenses included a recovery of $0.9 million for the three months ended September 30, 2000 and for the nine months ended September 30, 2000, included $3.5 million of accrued employee incentive payments under the PIP.

   Selling expenses decreased $0.5 million or 2.3% for the three months ended September 30, 2000 and decreased $3.9 million or 6.0% for the nine months ended September 30, 2000 when compared to the same periods ended in 1999. These decreases are due to reductions in personnel, maintenance and advertising costs related to the Company's retail segment, principally due to the reduction of retail stores previously mentioned and to a retail marketing administrative staff reorganization in mid-year 1999.

   Administrative expenses decreased 2.4% for the third quarter 2000 and 3.7%, for the nine months ended September 30, 2000 compared to the same periods in 1999. These decreases are due primarily to reductions in personnel throughout the administrative area as a result of the completion of the company-wide business process reengineering project in December 1999, which included a computer system upgrade, and also provided year 2000 conformance of the Company's computer systems. Other cost cutting initiatives have been implemented in 2000.

   The Company incurred within the quarter merger related expenses of $2.9 million as a result of its proposed merger with Rosemore Acquisition Corporation. During the Company's Special Meeting of Stockholders on August 24, 2000, the Company did not receive the required two-thirds votes necessary to approve the proposed merger. The Company continues to pursue strategic alternatives to enhance its stockholders' value. (See Note J--Other Matters in the notes to the unaudited consolidated condensed financial statements for further discussion).

   Depreciation and amortization increased 2.0% in the three months ended September 30, 2000 and 6.0% in the nine months ended September 30, 2000 when compared to the same periods ended in 1999. These increases were primarily attributable to the increases in the depreciable base of the Company's computer systems as a result of the information systems upgrade previously mentioned.

   EBITDAAL is a non-GAAP measure of the Company's cash flow that may be available for debt service. This measure was developed in connection with the issuance of the Company's Senior Notes and is used as an internal measure of the Company's performance. The Company's determination of EBITDAAL may not necessarily be comparative with other organizations use of similar measures.

   EBITDAAL increased $29.8 million from $43.2 million for the nine months ended September 30, 1999 to $73.0 million for the same period ended in 2000. The increase principally reflects improved industry margins. This increase in EBITDAAL primarily funded higher working capital requirements of inventory attributable to rising crude oil and refined product prices.

 Refining Results of Operations

   Refining sales and operating revenues for the three months ended September 30, 2000 increased $93.5 million to $325.0 million from $231.5 million for the third quarter ended September 30, 1999. For the nine months ended September 30, 2000, refining sales and operating revenues increased $406.7 million to $939.6 million. These increases were due primarily to significant increases in the average selling prices per barrel of refined petroleum products of 46.4% for the three months ended September 30, 2000 and 77.0% for the nine months ended September 30, 2000 when compared with the same periods of 1999. Petroleum product volumes sold during the three months ended September 30, 2000 decreased 2.9% and increased 1.7% during the nine months ended 2000 when compared to the same periods of 1999.

   Refining gross margin before LIFO decreased $23.9 million from $62.2 million for the three months ended September 30, 1999 to $38.3 million for the three months ended September 30, 2000. For the nine months ended September 30, 2000, the refining gross margin before LIFO increased $37.9 million to $166.1 million when compared to the same period in 1999. The decrease in refining gross margin for the three months ended September 30, 2000 is the result of depressed margins on non-transportation products produced and sold at the refineries and the steep backwardation (projection of future crude oil prices below current crude oil prices) in the crude market which has negatively impacted the Company's risk management program for pricing raw material purchases. Historically, the price of WTI crude oil has been valued at close to even with the dated Brent (a benchmark foreign crude). During the third quarter 2000, the Company's refining margin at the Pasadena refinery was negatively impacted by the average premium of $0.68 per barrel commanded by foreign priced barrels. Also during the quarter-ended September 30, 2000, both refineries experienced downtime resulting from mechanical failures. In addition, the refining gross margins before LIFO for the three and nine months ended September 30, 2000 were unfavorably impacted by the Company's crude oil based processing agreement (Processing Agreement) with Statoil Marketing and Trading (US) Inc. (Statoil). The Company processed an average of 35,000 barrels per day (bpd) of crude oil supplied and owned by Statoil and returned to Statoil an average of 35,000 bpd of refined petroleum products for a set processing fee. The Processing Agreement's fee was significantly lower than the available Platt's Gulf Coast Average 20-day delayed crack spread of $4.73 per barrel and $5.02 per barrel for the three and nine months ended September 30, 2000, respectively. In periods of high refining margins, the fixed processing fee received under the Statoil Agreement has a negative effect on the Company's average refining margin per barrel and conversely, in periods of low refining margins, the agreement has a positive impact on the Company's average refining margin per barrel. This Processing Agreement expired on October 14, 2000. The increase in refining gross margin for the nine months ended September 30, 2000 reflect similar industry-wide increases in average refining margins due to the demand for refined petroleum products exceeding the available supply during the period. This increase in refining margins during the nine months ended September 30, 2000 was partially offset by the unfavorable results of the third quarter 2000 previously discussed and firm commitment losses and major unit outages during prior quarters. For the three and nine months ended September 30, 1999, the Company's refining gross margins were $4.54 per barrel and $3.41 per barrel, respectively. These margins were higher than the average 20-day delayed Gulf Coast 3-2-1 benchmarks of $4.00 per barrel for the three months ended September 30, 1999 and $2.84 per barrel for the nine months ended September 30, 1999. For most of the nine months ended September 30, 1999, the Statoil Agreement's processing fee per barrel exceeded the average 20-day delayed Gulf Coast 3-2-1 benchmark that prevailed during the period. The Company's use of the LIFO method to value its inventories had a significant impact on its refining gross margin. The effect of LIFO, in these periods of rising prices, decreased the Company's refining gross margin by $1.2 million and $31.0 million for the three and nine months ended September 30, 2000 and by $29.1 million and $50.6 million for the three and nine months ended September 30, 1999. The 1999 refinery operating income reflects the lower of cost or market recovery of $7.1 million previously discussed.

   Refining operating expenses increased $9.5 million or 9.8% for the three months ended September 30, 2000 and $6.3 million for the nine months ended September 30, 2000 when compared to the same periods in 1999. These increases were primarily due to higher utility and fuel gas expenses, insurance and legal expenses, and maintenance and personnel costs when compared to the same periods of 1999.

   The aforementioned changes in refining gross margin and increases in refining operating expenses for the three and nine months ended September 30, 2000 has resulted in a decline in EBITDAAL from refining operations of $30.2 million to $4.9 million for the three months ended September 30, 2000 and an increase in EBITDAAL of $28.3 million to $75.9 million for the nine months ended September 30, 2000 when compared to the same periods in 1999.

 Retail Results of Operations

   Retail sales and operating revenues increased from $129.1 million for the three months ended September 30, 1999 to $154.7 million for the same period ended in 2000. The nine months results reflect similar increases from the prior year; cumulative revenues were $444.0 million at September 30, 2000 versus $335.6 million at September 30, 1999. The 2000 revenue increases are due primarily to higher retail prices of refined petroleum products. Retail petroleum product volumes decreased 13.6 million gallons for the quarter ended September 30, 2000 from the same period results last year and decreased 27.0 million gallons for the nine month period. These decreases were primarily the result of the disposal of 14 non-strategic locations sold in the fourth quarter of 1999. The retail petroleum product volumes sold on a same store basis decreased 7.7% for the quarter and 3.4% for the nine month period, primarily as a result of the Company's less aggressive gasoline margin pricing which is reflected by the increase in gasoline margin per gallon, increased high quality independent marketer competition in the Company's marketing areas, and delayed capital improvements, particularly deferred installation of credit/debit card readers at the dispenser pumps. The Company has not been able to attribute any specific impact in retail gasoline volumes to the orchestrated corporate campaign sponsored by the union. (See the last paragraph of the Liquidity and Capital Resources section of this report for a further discussion of the campaign.) Merchandise sales on a same store basis remained stable for the three months ended September 30, 2000 compared to the same period in 1999. Same store merchandise sales for the nine months ended September 30, 2000, increased 2.2% due primarily to increases in the selling prices of tobacco products, beer and wine when compared with the same nine month period in 1999.

   The Company's retail gasoline gross margin increased from $0.068 per gallon for the three months ended September 30, 1999 to $0.123 per gallon for the same period in 2000. The increase for the nine months ended September 30, 2000 was $0.019 per gallon. The increase in the retail gasoline gross margin per gallon in the third quarter 2000 was primarily the result of the Company's more aggressive gas margin pricing strategy. Despite the decrease in the number of retail facilities, the gasoline gross margin dollars increased for the quarter by $5.5 million dollars or 62.5% and increased for the nine months ended September 30, 2000 by $4.4 million or 13.9% compared to the same periods in 1999. The Company's merchandise gross margin percentage for the three and nine months ended September 30, 2000 declined slightly when compared to the same periods in 1999 due to increased costs of tobacco products. Total merchandise gross margin declined $1.1 million and $1.2 million when comparing the three and nine months ended September 30, 2000 to the same periods in 1999, respectively. The increased cost of tobacco products and the decrease in number stores exceeded the benefits of the Company's retail merchandise margin management program during the three and nine months ended September 30, 2000.

   Retail operating expenses decreased 4.2% for the three months ended September 30, 2000 compared to the same period in 1999 and 7.5% for the comparative nine month period. This decrease is primarily the result of direct costs related to the Company's sale of the 14 non-strategic stores, cost savings related to support personnel reductions as well as overall reduced advertising and maintenance costs. These decreases were partially offset by an increase in depreciation and amortization expenses related to the completion of the Company's retail point-of-sale (POS) system implementation in December 1999.

   Third quarter retail EBITDAAL improved by $5.2 million in 2000 from $3.3 million in 1999 to $8.5 million. The year-to-date retail EBITDAAL increased $7.8 million from $10.5 million in 1999 to $18.3 million at September 30, 2000. The increases in EBITDAAL result primarily from the increased gasoline margins, reductions in cash operating expenses due to the store closings and overall reductions in retail support personnel.

Liquidity and Capital Resources

   Net cash used in operating activities (including changes in assets and liabilities) was $7.9 million for the nine months ended September 30, 2000 compared with net cash inflows of $4.8 million for the nine months ended September 30, 1999. The current period's negative cash flow was due to increases in accounts receivable and inventories somewhat offset by smaller increases in crude oil and other accounts payable. These changes were primarily due to the increase in selling prices of refined products and the increase in the costs of crude oil and other purchased feedstocks, respectively. Despite the prior year net loss, net cash flow from operating activities for the nine months ended September 30, 1999 was positive due to the increase in crude oil and refined products payables, resulting from the impact of increased crude oil prices and the timing of required payments. Partially offsetting the increase in accounts payable was an increase in accounts receivable and prepaid expense, and the release of $12.0 million of restricted cash.

   Net cash outflows from investment activities were negligible for the nine months ended September 30, 2000 compared to a net outflow of $23.1 million for the same 1999 period. The 2000 investing outflows consisted primarily of capital expenditures of $11.5 million (which includes $4.0 million for refinery operations, $6.6 million relating to the marketing area and $0.9 million for corporate and other areas) and deferred turnaround maintenance expenditures of $4.6 million offset by $15.2 million in proceeds from the sales of property and equipment. Included in the $15.2 million proceeds from the sales of property and equipment were net proceeds of $13.8 million received late in the quarter related to a sale-leaseback transaction involving 15 existing store sites. The 1999 investing activities consisted of capital expenditures of $18.3 million (which included $8.3 million for refinery operations, $7.8 million for marketing operations, and $2.2 million for corporate and other operations). Additionally in 1999, there were refinery turnaround expenditures of $5.8 million and $2.0 million in capitalized software costs. These cash outflows were partially offset by proceeds from the sale of property and equipment of $2.8 million.

   Net cash provided by financing activities was $4.2 million for the nine months ended September 30, 2000 compared to the net cash provided by financing activities of $13.9 million for the nine months ended September 30, 1999. The 2000 and 1999 cash inflows consist principally of net proceeds received from borrowings under the Secured Credit Facility.

   The ratio of current assets to current liabilities at September 30, 2000 was
1.06 to 1 compared to 0.89 to 1 at September 30, 1999 and .93 to 1 at December 31, 1999. If FIFO values had been used for all inventories, assuming an incremental effective income tax rate of 38.5%, the ratio of current assets to current liabilities would have been 1.39 to 1 at September 30, 2000, 1.12 to 1 at September 30, 1999 and 1.20 to 1 at December 31, 1999.

   Like other petroleum refiners and marketers, the Company's operations are subject to extensive and rapidly changing federal and state environmental regulations governing air emissions, wastewater discharges, and solid and hazardous waste management activities. The Company's policy is to accrue environmental and clean-up related costs of a non-capital nature when it is both probable that a liability has been incurred and that the amount can be reasonably estimated. While it is often extremely difficult to reasonably quantify future environmental related expenditures, the Company anticipates that significant capital investments will continue to be required over the next year to comply with existing regulations. The Company believes, but there can be no assurance, that cash provided from its operating activities, together with other available sources of liquidity will be sufficient to fund these costs. The Company had recorded a liability of $6.9 million as of September 30, 2000 to cover the estimated costs of compliance with environmental regulations that are not anticipated to be of a capital nature. The $6.9 million liability includes accruals for issues extending beyond the year 2000.

   Environmental liabilities are subject to considerable uncertainties that affect the Company's ability to estimate the ultimate cost of its remediation efforts. These uncertainties include the exact nature and extent of the contamination at each site, the extent of required clean-up efforts, varying costs of alternative remediation strategies, changes in environmental remediation requirements, the number and financial strength of other potentially responsible parties at multi-party sites and the identification of new environmental sites. As a result, charges to income for environmental liabilities could have a material effect on results of operations in a particular quarter or year as assessments and remediation efforts proceed or as new claims arise. However, management is not aware of any environmental matters that would be reasonably expected to have a material adverse effect on the Company.

   During 2000, the Company estimates environmental expenditures at the Pasadena and Tyler refineries, of at least $2.5 million and $0.5 million, respectively. Of these amounts, it is anticipated that $0.8 million for Pasadena and $0.1 million for Tyler will be of a capital nature, while $1.7 million and $0.4 million, respectively, has been budgeted for non-capital remediation efforts. At the Company's marketing facilities, environmental expenditures relating to previously accrued non-capital compliance efforts are planned for 2000 totaling approximately $3.3 million.

   The Company's principal purchases (crude oil and convenience store merchandise) are transacted under open lines of credit with its major suppliers, through credit enhancements pursuant to the Secured Credit Facility, or through financial performance guarantees provided by Rosemore, Inc. (Rosemore), a related party to the Company. The Company maintains its Secured Credit Facility to enhance its available credit capability, finance its working capital requirements and supplement internally generated sources of cash for corporate requirements.

   During March 1999, the Company amended the Loan and Security Agreement (Secured Credit Facility), to provide for up to $125 million in cash borrowings and letters of credit. The Secured Credit Facility, which expires in December 2001, is secured by certain current assets of the Company, and may be used for general corporate and working capital requirements. It includes limitations on additional indebtedness and cash dividends and requires compliance with financial covenants regarding minimum levels of working capital and net worth. Borrowings under the Secured Credit Facility bear interest based on the prime rate or LIBOR based rates. Additionally, the Company pays a fee for unused commitments.

   Up to $75 million of the Secured Credit Facility is subject to availability of eligible collateral. The remaining $50 million of availability, which is provided by Rosemore, a related party to the Company, is not subject to the limitation of eligible collateral. As of September 30, 2000, eligible collateral, as related to the first $75 million of availability under the Secured Credit Facility, was approximately $148.6 million after the application of reserves and advance rates. As of September 30, 2000, the Company had $52.3 million in letters of credit and $4.7 million in cash borrowings outstanding pursuant to the Secured Credit Facility. As of October 31, 2000, there were $46.8 million of letters of credit and $14.1 million of cash borrowings outstanding pursuant to the Secured Credit Facility.

   The Company has utilized additional financial support from Rosemore that is not committed and is subject to Rosemore's discretion. As of September 30, 2000, the Company had $33.4 million in outstanding performance guarantees from Rosemore relative to the Company's purchase of crude oil, feedstocks and other petroleum products. As of October 31, 2000, there were $17.8 million of outstanding performance guarantees provided by Rosemore. The Company pays Rosemore a fee for these outstanding performance guarantees.

   Since February 1, 2000, at the Company's option, the 10 7/8% Senior Notes (Notes) may be redeemed at 105.42% of the principal amount and at an annually declining premium over the principal amount until February 1, 2003, when no premium is required. The Notes were issued under an Indenture, as amended (Indenture), which includes certain restrictions and limitations affecting the payment of dividends, repurchase of capital stock and incurrence of additional debt. The Notes have no sinking fund requirements.

   The Purchase Money Liens (Liens) outstanding as of September 30, 2000 represent loans to finance land, buildings and equipment for several service station and convenience store locations. These borrowings are repayable over 60 to 72 months at a fixed interest rate. The Liens are secured by assets having a net book value of $6.8 million. The remaining principal balance is payable monthly through May 2004.

   The Company's management is involved in a continual process of evaluating growth opportunities in its business segments as well as its capital resource alternatives. Total capital expenditures and deferred turnaround costs in 2000 are projected to approximate $29.0 million. The capital expenditures relate primarily to planned improvements at the Company's refineries, retail unit improvements and to company-wide environmental requirements. The Company believes, but there can be no assurance, that cash provided from its operating activities, together with other available sources of liquidity, including Rosemore and the Secured Credit Facility, or a successor agreement, will be sufficient in 2000 to make required payments of principal and interest on its debt, permit anticipated capital expenditures and fund the Company's working capital requirements. The conclusion of the Statoil Processing Agreement significantly increases the Company's credit and working capital requirements to operate the Pasadena refinery at maximum capacity. As the Company has previously reported, assuming $32 per barrel crude oil prices, the Company's required working capital investment to replace the processing agreement barrels is approximately $27 million. To manage within the terms of its various credit facilities, it is probable that the production level at Pasadena in the fourth quarter will average less than 98 thousand barrels per day, the average for the first nine months of 2000. The Secured Credit Facility expires on December 10, 2001 but may be extended for additional one-year periods upon agreement between the Company and the agent of the facility. Any major acquisition or other substantial expenditure would likely require a combination of additional debt and equity. On September 29, 2000, the Company completed a sale/leaseback transaction involving 15 of its retail properties and realized net proceeds of $13.8 million and a deferred gain of $5.4 million; the deferred gain will be amortized over the 20-year term of the lease.

   The Company places its temporary cash investments in high credit quality financial instruments, which comply with the requirements contained in the Company's financing agreements. These securities mature within 90 days and, therefore, bear minimal interest rate risk. The Company has not experienced any losses on these investments.

   The Company faces intense competition in all of the business areas in which it operates. Many of the Company's competitors are substantially larger and, therefore, the Company's earnings can be affected by the marketing and pricing policies of its competitors, as well as changes in raw material costs.

   Merchandise sales and operating revenues from the Company's convenience stores are seasonal in nature, generally producing higher sales and earnings in the summer months than at other times of the year. Gasoline sales, at both the Company's multi-pump stations and convenience stores, are also somewhat seasonal in nature and, therefore, related revenues may vary during the year. This seasonality does not, however, negatively affect the Company's overall ability to sell its refined products.

   The Company maintains business interruption insurance to protect itself against losses resulting from shutdowns of refinery operations from fire, explosions and certain other insured casualties. Business interruption coverage begins for such losses in excess of $2 million.

   The Company has disclosed in Item 3. Legal Proceedings on page 6 and in Note I of the Notes to Consolidated Financial Statements on page 35 of the Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, and in
Part II, Item 1. Legal Proceedings and in Note G of the Notes to Consolidated Financial Statements of the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2000, various contingencies which involve litigation and environmental liabilities. Depending on the occurrence, amount and timing of an unfavorable resolution of these contingencies, the outcome of which cannot reasonably be determined at this time, it is possible that the Company's future results of operations and cash flows could be materially affected in a particular quarter or year. However, after consultation with counsel, in the opinion of management, the ultimate resolution of any of these contingencies is not expected to have a material adverse effect on the Company. Additionally, as discussed in Item 3. Legal Proceedings on page 6 of the Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, the Company's collective bargaining agreement at its Pasadena refinery expired on February 1, 1996.

Following a number of incidents apparently intended to disrupt normal operations and as a result of its unsatisfactory status of the negotiations, on February 5, 1996, the Company invoked a lockout of employees in the collective bargaining unit at the Pasadena facility. Since that time, the Paper, Allied-Industrial, Chemical and Energy Workers International Union ("PACE"), the union to which the collective bargaining unit belongs has waged an orchestrated corporate campaign including sponsoring a boycott of the Company's retail facilities and supporting various lawsuits against the Company. The Company has been operating the Pasadena refinery since the lockout and intends to continue to do so during the negotiation period with the collective bargaining unit. On October 11, 2000, the Company and PACE announced that they had reached a tentative collective bargaining agreement. PACE agreed that if the contract were ratified by the local bargaining unit; PACE would end its "Corporate Campaign," including all boycott activities and resolve all litigation with the Company; and the Company agreed that upon ratification, the Company would end the four-and-one-half year lockout at its Pasadena, Texas refinery. On October 18, 2000, the Company was advised that PACE Local 4-227 had rejected the tentative agreement. Although the impact of the corporate campaign on the Company is difficult to measure, management does not believe that the corporate campaign has had a material adverse impact on the Company's operations. However, it is possible that the corporate campaign could have a material adverse impact on the Company's future results of operations.

Effects of Inflation and Changing Prices

   The Company's financial statements were prepared using the historical cost method of accounting and, as a result, do not reflect changes in the purchasing power of the dollar. In the capital intensive industry in which the Company operates, the replacement costs for its properties would generally far exceed their historical costs. As a result, depreciation would be greater if it were based on current replacement costs. However, since the replacement facilities would reflect technological improvements and changes in business strategies, such facilities would be expected to be more productive and versatile than existing facilities, thereby increasing profits, mitigating increased depreciation, and operating costs.

   In recent years, crude oil and refined petroleum product prices have been volatile which has impacted working capital requirements. If the prices increase in the future, the Company would expect a related increase in working capital needs and financial performance capability.

Additional Factors That May Affect Future Results

   The Company's operating results have been, and will continue to be, affected by a wide variety of factors that could have an adverse effect on profitability during any particular period, many of which are beyond the Company's control. Among these are the supply and demand for crude oil and refined products, which is largely driven by the condition of local and worldwide economies and politics, although seasonality and weather patterns can also play a significant part. Governmental regulations and policies, particularly in the areas of energy and the environment, also have a significant impact on the Company's activities. Operating results can be affected by these industry factors, by competition in the particular geographic markets that the Company serves and by Company-specific factors, such as the success of particular marketing programs and refinery operations and the availability of sufficient working capital.

   In addition, the Company's profitability depends largely on the difference between market prices for refined petroleum products and crude oil prices. This margin is continually changing and may fluctuate significantly from time to time. Crude oil and refined products are commodities whose price levels are determined by market forces beyond the control of the Company. Additionally, due to the seasonality of refined products and refinery maintenance schedules, results of operations for any particular quarter of a fiscal year are not necessarily indicative of results for the full year. In general, prices for refined products are significantly influenced by the price of crude oil. Although an increase or decrease in the price for crude oil generally results in a corresponding increase or decrease in prices for refined products, often there is a time lag in the realization of the corresponding increase or decrease in prices for refined products. The effect of changes in crude oil prices on operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on the Company's earnings and cash flows.

   The profitability and liquidity of the Company is dependent on refining and selling quantities of refined products at margins sufficient to cover operating costs, including any future inflationary pressures. The refining business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals and related facilities. Furthermore, future regulatory requirements or competitive pressures could result in additional capital expenditures, which may or may not produce desired results. Such capital expenditures may require significant financial resources that may be contingent on the Company's continued access to capital markets and commercial bank financing on favorable terms including acceptable financial covenants.

   Purchases of crude oil supply are typically made pursuant to relatively short-term, renewable contracts with numerous foreign and domestic major and independent oil producers, generally containing market-responsive pricing provisions. Futures, forwards and exchange-traded options are used to minimize the exposure of the Company's refining margins to crude oil and refined product fluctuations. The Company also selectively uses the futures market to help manage the price risk inherent in purchasing crude oil in advance of the delivery date, and in maintaining the inventories contained within its refinery and pipeline system. Hedging strategies used to minimize this exposure include fixing a future margin between crude oil and certain finished products and also hedging fixed price purchase and sales commitments of crude oil and refined products. While the Company's hedging activities are intended to reduce volatility while providing an acceptable profit margin on a portion of production, the use of such a program can effect the Company's ability to participate in an improvement in related product profit margins. Although the Company's net sales and operating revenues fluctuate significantly with movements in industry crude oil prices, such prices do not have a direct relationship to net earnings, which are subject to the impact of the Company's LIFO method of accounting. The effect of changes in crude oil prices on the Company's operating results is determined more by the rate at which the prices of refined products adjust to reflect such changes.

   The following table presents the current market value of the Company's outstanding derivative commodity instruments held at September 30, 2000 based on crude oil and refined products market prices at that date and the estimated impact on future earnings before taxes based on the sensitivity of those instruments to a 10% increase or decrease in market prices.

                                                     Anticipated Gain (Loss)
                                Current Value at -------------------------------
                                 September 30,   10% Increase in 10% Decrease in
                                      2000        Market Prices   Market Prices
                                ---------------- --------------- ---------------
                                                 (in thousands)
Commodity futures..............     $ 5,411          $(5,912)        $ 5,912
Commodity forwards.............      (5,749)           6,887          (6,887)
                                    -------          -------         -------
 Total.........................     $  (338)         $   975         $  (975)
                                    =======          =======         =======

   Cash borrowings under the Secured Credit Facility bear interest based on the prime rate or LIBOR based rates. Changes in these rates could significantly impact the level of earnings in future periods.

   Rosemore entered into an Agreement and Plan of Merger dated April 7, 2000 (the "Merger Agreement"), with the Company. The Merger Agreement proposed that the Company be merged into Rosemore Acquisition Corporation. Under the Merger Agreement, the stockholders of the Company, other than Rosemore, would have received $9.50 per share in exchange for their Company stock if the Merger had been approved by the Company's stockholders. The Merger Agreement was submitted to the Company's stockholders for approval at a special meeting of stockholders on August 24, 2000. The Merger Agreement did not receive the requisite two-thirds approval from the Company stockholders and following the meeting the Merger Agreement was terminated by the Company and Rosemore.

   Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, has previously announced that it has proposed to buy all of Crown's outstanding stock at a price of $10.50 per share in cash in a tender offer. The Company has therefore requested Apex to present its definitive proposal to acquire all of Crown's stock for $10.50 per share in a fully financed, all-cash unconditional tender offer and to be able to commence that tender offer by September 29, 2000. The Company has twice extended the due date for Apex to submit its all cash proposal which now expires on November 30, 2000.

   If the Company has not received a fully financed, all-cash unconditional tender offer for all shares by November 30, 2000, which is capable of being completed, the Company will additionally focus on other strategic alternatives to deliver value to all stockholders. These efforts may include but not be limited to a strategic redirection or sale of assets, and the continuation of overhead and cost structure reduction initiatives.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

   The Company's market risk disclosures relating to outstanding derivative commodity instruments are discussed in Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) on page 18 of this report. The Company's market risk disclosures relating to outstanding cash borrowings under the Secured Credit Facility are also discussed in MD&A on page 18 of this report.

PART II--OTHER INFORMATION

Item 1--Legal Proceedings

   As previously disclosed, on January 13, 2000, the Company received a Notice of Enforcement (NOE) from the Texas Natural Resource Conservation Commission (TNRCC) regarding alleged state and federal air quality violations. In a letter dated May 3, 2000 the TNRCC informed the Company that the agency is proposing to enter an administrative order against the Company that would assess civil penalties of $1.3 million primarily for alleged violations of the federal New Source Performance Standards for hydrogen sulfide and sulfur dioxide and additional violations of other air regulations at the Pasadena refinery, as reflected in three notices of violation or enforcement dated February 3, 1999, January 13, 2000 and April 3, 2000. The time period covered is April 1, 1998 through December 31, 1999. Following negotiations with the Company, the TNRCC agreed to reduce the proposed civil penalty to $0.9 million. The Company believes that it has valid legal defenses for the majority of the alleged violations and that even as revised the proposed penalty is excessive. Accordingly, the Company is continuing to negotiate with the Agency in an effort to obtain an appropriate settlement. In any case, the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company. Furthermore, the Company does not believe the alleged violations in the proposed administrative order change the Company's position with respect to the defense of charges that may be filed by the United States Department of Justice (DOJ) for alleged sulfur violations that have been subject to prior TNRCC action or the proposed administrative order.

   On May 18, 2000, the DOJ proposed in writing to settle a number of alleged violations of environmental regulations (other than alleged sulfur violations) against the Company for $0.9 million. The Company believes that it either has valid defenses to a majority of the other alleged violations or that the alleged violations are de minimis in nature and, in any case, that the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company.

   On October 11, 2000, the Company and the Paper, Allied-Industrial, Chemical and Energy Workers International Union ("PACE") announced that they had reached a tentative collective bargaining agreement.

PACE agreed that if the contract were ratified by the local bargaining unit; PACE would end its "Corporate Campaign," including all boycott activities and resolve all litigation with the Company; and the Company agreed that upon ratification, the Company would end the four-and-one-half year lockout at its Pasadena, Texas refinery. On October 18, 2000, the Company was advised that PACE Local 4-227 had rejected the tentative agreement.

   There have been no other material changes in the status of legal proceedings as reported in Item 3 of the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1999 and in Part II, Item 1 of the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2000. The Company is involved in various matters of litigation, the ultimate outcome of which, in the opinion of management, is not expected to have a material adverse effect on the Company.

Item 4--Submission of Matters to a Vote of Security Holders

   On August 24, 2000, the Company held a special meeting of Stockholders to vote on the proposed merger of Rosemore Acquisition Corporation (a wholly owned subsidiary of Rosemore) with and into the Company and approve the related Agreement and Plan of Merger dated April 7, 2000 ("Merger Agreement"). Under the Merger Agreement, the stockholders of the Company, other than Rosemore, would have received $9.50 per share in exchange for their Company stock. The Merger Agreement did not receive the requisite two-thirds votes necessary to approve the proposed merger from the Company's stockholders and following the meeting, the Merger Agreement was terminated by the Company and Rosemore. The result of the Stockholders vote on this proposal was as follows: 2,849,713 for the proposed merger, 1,884,796 against and 14,295 abstentions.

Item 6--Exhibits and Reports on Form 8-K

(a)Exhibits:

     3 (ii) --Bylaws of Crown Central Petroleum Corporation, as amended and restated on October 26, 2000

    10      --Fifth Amendment to the Loan and Security Agreement, as amended and restated September 19, 2000

    19 (a)  --Amendment No. 5 to the Company Going Private Statement on Form
              13E3 dated August 9, 2000, herein incorporated by reference

    19 (b) --Definitive Additional Materials dated August 9, 2000, which includes a letter from the Independent Committee, herein incorporated by reference

    19 (c)  --Proxy Solicitation Materials dated August 10, 2000 filed by
              Golnoy Barge and Apex Oil, herein incorporated by reference

    19 (d)  --Definitive Proxy Statement dated August 14, 2000 relating to
              Golnoy Barge and Apex Oil's proxy solicitation, herein incorporated by reference

    19 (e)  --Proxy Solicitation Materials dated August 15, 2000 filed by
              Golnoy Barge and Apex Oil, herein incorporated by reference

    19 (f) --Definitive Additional Materials dated August 17, 2000, which includes a letter from the Golnoy Barge and Apex Oil, herein incorporated by reference

    19 (g) --Definitive Additional Materials dated August 18, 2000, which includes an announcement by Apex Oil, herein incorporated by reference

    27      --Financial Data Schedule for the nine months ended September 30,
              2000

    99      --Press Release relating to interim operating results for the three and nine months ended September 30, 2000

(b)Reports on Form 8-K:

  Reports filed on Form 8-K with the Securities and Exchange Commission from July 1, 2000 to November 13, 2000 are as follows:

   Form 8-K dated August 24, 2000

      Item 5. Other Events--Crown's announcement of the termination of Rosemore's Merger Agreement and its pursuit of Apex's offer

      Item 7. Financial Statements and Exhibits--Exhibit No. 99 Press Release relating to the vote on Rosemore's amended proposal and the Company's pursuit of the Apex offer.

  Form 8-K dated September 28, 2000

      Item 5. Other Events--Crown granted Apex's request for an extension of time for Apex to present a definitive acquisition proposal

      Item 7. Financial Statements and Exhibits--Exhibit No. 99 Press Release relating to the Company's extension of time for Apex to present a definitive acquisition proposal.

  Form 8-K dated October 11, 2000

      Item 5. Other Events--Crown and the Paper, Allied-Industrial, Chemical and Energy Workers International Union (PACE) released a joint statement announcing that they had reached a tentative collective bargaining agreement subject to ratification by the local bargaining unit

      Item 7. Financial Statements and Exhibits--Exhibit No. 99 Press release regarding tentative collective bargaining agreement.

  Form 8-K dated November 1, 2000

      Item 5. Other Events--Crown granted Apex's request for an extension of time for Apex to present a definitive acquisition proposal

      Item 7. Financial Statements and Exhibits--Exhibit No. 99 Press Release relating to the Company's extension of time for Apex to present a definitive acquisition proposal.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 10-Q for the quarter ended September 30, 2000 to be signed on its behalf by the undersigned thereunto duly authorized.

                                     CROWN CENTRAL PETROLEUM CORPORATION

                                          /s/ Jan L. Ries
                                          -------------------------------------
                                          Jan L. Ries
                                          Controller
                                          Chief Accounting Officer
                                          and Duly Authorized Officer

Date: November 13, 2000

                                                                      APPENDIX B

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 10-K/A
                               (Amendment No. 2)

     (Mark One)
            [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                   For the fiscal year ended December 31, 1999
                                       OR
          [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                 For the transition period from       to

                         COMMISSION FILE NUMBER 1-1059

                      CROWN CENTRAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

                 Maryland                              52-0550682
     (State or other jurisdiction of         (I.R.S. Employer Identification
      incorporation or organization)                     Number)

OenNorth Charles Street, Baltimore, Maryland              21201
 (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (410) 539-7400

          Securities registered pursuant to Section 12(b) of the Act:

                                                  Name of Each Exchange
             Title of Each Class                   on which Registered
     Class A Common Stock - $5 Par Value         American Stock Exchange
     Class B Common Stock - $5 Par Value         American Stock Exchange

        Securities registered pursuant to Section 12(g) of the Act: None

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

   Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [_]

   The aggregate market value of the voting stock held by nonaffiliates as of December 31, 1999 was $34,322,322.

   The number of shares outstanding at January 31, 2000 of the Registrant's $5 par value Class A and Class B Common Stock was 4,817,394 shares and 5,253,862 shares, respectively.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

                               Table of Contents

                                                                          Page
 PART I
 Item 1        Business................................................     1
 Item 2        Properties..............................................     3
 Item 3        Legal Proceedings.......................................     7
 Item 4        Submission of Matters to a Vote of Security Holders.....    10
 PART II
 Item 5        Market for the Registrant's Common
               Equity and Related Stockholder Matters..................    11
 Item 6        Selected Financial Data.................................    12
 Item 7        Management's Discussion and Analysis
               of Financial Condition and Results of Operations........    12
 Item 7a       Qualitative and Quantitative Disclosures About Market
               Risk....................................................    21
 Item 8        Financial Statements and Supplementary Data.............    22
 Item 9        Changes in and Disagreements with Auditors on
               Accounting and Financial Disclosure.....................    48
 PART III
 Item 10       Directors and Executive Officers of the Registrant......    49
 Item 11       Executive Compensation..................................    51
 Item 12       Security Ownership of Certain
               Beneficial Owners and Management........................    55
 Item 13       Certain Relationships and Related Transactions..........    57
 PART IV
 Item 14       Exhibits, Financial Statement Schedules,
               and Reports on Form 8-K.................................    58

                                     PART I

Factors Affecting Forward-Looking Statements

   This Annual Report contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts included in this Annual Report on Form 10-K, including without limitation those under "Liquidity and Capital Resources", "Additional Factors that May Affect Future Results" and "Impact of Year 2000" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the Company's financial position and results of operations, are forward-looking statements. Such statements are subject to certain risks and uncertainties, such as changes in prices or demand for the Company's products as a result of competitive actions or economic factors, changes in the cost of crude oil, changes in operating costs resulting from new refining technologies, increased regulatory burdens or inflation, and the Company's ability to continue to have access to capital markets and commercial bank financing on favorable terms. Should one or more of these risks or uncertainties, among others as set forth in this Annual Report on Form 10-K for the year ended December 31, 1999, materialize, actual results may vary materially from those estimated, anticipated or projected. Although the Company believes that the expectations reflected by such forward-looking statements are reasonable based on information currently available to the Company, no assurances can be given that such expectations will prove to have been correct. Cautionary statements identifying important factors that could cause actual results to differ materially from the Company's expectations are set forth in this Annual Report on Form 10-K for the year ended December 31, 1999, including without limitation in conjunction with the forward-looking statements included in this Annual Report on Form 10-K that are referred to above. All forward-looking statements included in this Annual Report on Form 10-K and all subsequent oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

Item 1. BUSINESS

General

   Crown Central Petroleum Corporation and subsidiaries (the Company), which traces its origins to 1917, is a large independent refiner and marketer of petroleum products in the United States. The Company owns and operates two high-conversion refineries with a combined capacity of 152,000 barrels per day of crude oil--a 100,000 barrel per day facility located in Pasadena, Texas, near Houston (the Pasadena refinery) and a 52,000 barrel per day facility located in Tyler, Texas (the Tyler refinery, and together with the Pasadena refinery, the Refineries). The Company is also a leading independent marketer of refined petroleum products and merchandise through a network of 331 gasoline stations and convenience stores located in the Mid-Atlantic and Southeastern United States. In support of these businesses, the Company operates 13 product terminals located on three major product pipelines along the Gulf Coast and the Eastern Seaboard and in the Central United States.

   The Refineries are strategically located and have direct access to crude oil supplies from major and independent producers and trading companies, thus enabling the Company to select a crude oil mix to optimize refining margins and minimize transportation costs. The Pasadena refinery's Gulf Coast location provides access to tankers, barges and pipelines for the delivery of foreign and domestic crude oil and other feedstocks. The Tyler refinery benefits from its location in East Texas due to its ability to purchase high quality crude oil directly from nearby suppliers at a favorable cost and from its status as the only supplier of a full range of refined petroleum products in its local market area. The Refineries are operated to generate a product mix of over 88% higher margin fuels, primarily transportation fuels such as gasoline, highway diesel and jet fuel as well as home heating oil. During the past five years, the Company has invested over $38 million for environmental compliance, upgrading, expansion and process improvements at its two refineries. As a result of these expenditures, the Refineries have a high rate of conversion to higher margin fuels.

   The Company is one of the largest independent retail marketers in its core retail market areas within Maryland, Virginia and North Carolina. The Company has a geographic concentration of retail locations in high growth areas such as Baltimore, Maryland and the Washington, D.C. metropolitan areas, Tidewater and Richmond, Virginia, Charlotte and Raleigh, North Carolina and Columbus, Georgia. Over the past several years, the Company has rationalized and refocused its retail operations. This has resulted in significant improvements in average unit performance and has positioned these operations for growth from a profitable base. For the year ended December 31, 1999, average merchandise sales per unit increased approximately 4.5% on a same store basis when compared with 1998.

   Sales values of the principal classes of products sold by the Company during the last three years are included in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 12 of this report.

   At December 31, 1999, the Company employed 2,695 employees. The total number of employees decreased approximately 11% from year-end 1998.

Regulation

   Like other companies in the petroleum refining and marketing industries, the Company's operations are subject to extensive regulation and the Company has responsibility for the investigation and clean-up of contamination resulting from past operations. Current compliance activities relate to air emissions limitations, waste water and storm water discharges and solid and hazardous waste management activities. In connection with certain of these compliance activities and for other reasons, the Company is engaged in various investigations and, where necessary, remediation of soils and ground water relating to past spills, discharges and other releases of petroleum, petroleum products and wastes. The Company's environmental activities are different with respect to each of its principal business activities: refining and retail marketing operations. The Company is not currently aware of any information that would suggest that the costs related to the air, water or solid waste compliance and clean-up matters discussed herein will have a material adverse effect on the Company. The Company anticipates that substantial capital investments will be required in order to maintain compliance with federal, state and local regulations, including an approximately $25 million for the EPA's new regulations regarding low sulfur gasoline. A more detailed discussion of environmental matters is included in Note A and Note I of the Notes to Consolidated Financial Statements on pages 27 and 40, respectively, of this report, and in Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 12 through 21 of this report.

Competitive Conditions

   Oil industry refining and marketing is highly competitive. Many of the Company's principal competitors are integrated multinational oil companies that are substantially larger and better known than the Company. Because of their diversity, integration of operations, larger capitalization and greater resources, these major oil companies may be better able to withstand volatile market conditions, compete on the basis of price and more readily obtain crude oil in times of shortages.

   The principal competitive factors affecting the Company's refining operations are crude oil and other feedstock costs, refinery product margins, refinery efficiency, refinery product mix and product distribution and transportation costs. Certain of the Company's larger competitors have refineries which are larger and more complex and, as a result, could have lower per barrel costs or higher margins per barrel of throughput. The Company has no crude oil reserves and is not engaged in exploration. The majority of the Company's total crude oil purchases are transacted on the spot market. The Company believes that it will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

   The principal competitive factors affecting the Company's retail marketing operations are locations of stores, product price, the quality, appearance and cleanliness of stores and brand identification. Competition from large integrated oil companies, as well as from convenience stores which sell motor fuel, is expected to continue. The principal competitive factors affecting the Company's wholesale marketing business are product price and quality, reliability and availability of supply and location of distribution points.

   The Company maintains business interruption insurance to protect itself against losses resulting from shutdowns to refinery operations from fire, explosions and certain other insured casualties. Business interruption coverage begins for such losses in excess of $2 million.

Item 2. PROPERTIES

Refining Operations

Overview

   The Company owns and operates two strategically located, high conversion refineries with a combined capacity of 152,000 barrels of crude oil per day--a 100,000 barrel per day facility located in Pasadena, Texas, near Houston, and a 52,000 barrel per day facility located in Tyler, Texas. Both refineries are operated to generate a product mix of over 88% higher margin fuels, primarily transportation fuels such as gasoline, highway diesel and jet fuel, as well as home heating oil. When operating to maximize the production of light products, the product mix at both of the Refineries is approximately 55% gasoline, 33% distillates (such as diesel, home heating oil, jet fuel, and kerosene), 6% petrochemical feedstocks and 6% slurry oil and petroleum coke.

   The Pasadena refinery and Tyler refinery averaged production output of 93,052 barrels per day and 48,408 barrels per day, respectively, during 1999. While both refineries primarily run sweet (low sulphur content) crude oil, they can process up to 20% of certain sour (high sulphur content) crude oil in their mix.

   The Company's access to extensive pipeline networks provides it with the ability to acquire crude oil directly from major integrated and independent domestic producers, foreign producers, or trading companies, and to transport this crude to the refineries at a competitive cost. The Pasadena refinery has docking facilities which provide direct access to tankers and barges for the delivery of crude oil and other feedstocks. The Company also has agreements with terminal operators for the storage and handling of the crude oil it receives from large ocean-going vessels and which the Company transports to the refineries by pipeline. The Tyler refinery benefits from its location in East Texas since the Company can purchase high quality crude oil at favorable prices directly from nearby producers. In addition, the Tyler refinery is the only supplier of a full range of petroleum products in its local market area. See "Supply, Transportation and Wholesale Marketing."

Pasadena Refinery

   The Pasadena refinery is located on approximately 174 acres in Pasadena, Texas and was the first refinery built on the Houston Ship Channel. The refinery has been substantially modernized and today has a rated crude capacity of 100,000 barrels per day. During the past five years, the Company has invested approximately $23 million in capital projects at Pasadena.

   The Company's refining strategy includes several initiatives to enhance productivity. For example, the Pasadena refinery has an extensive plant-wide distributed control system which is designed to improve product yields, make more efficient use of personnel and optimize process operations. The distributed control system uses technology that is fast, accurate and provides increased information to both operators and supervisors. This equipment also allows the use of modern advanced control techniques for optimizing unit operations.

   The Pasadena refinery has a crude unit with a 100,000 barrels per day atmospheric column and a 38,000 barrels per day vacuum tower. Major downstream units consist of a 52,000 barrels per day fluid catalytic cracking unit, a 12,000 barrels per day delayed coking unit, two alkylation units with a combined capacity of

10,000 barrels per day of alkylate production, and a continuous regeneration reformer with a capacity of 24,000 barrels per day. Other units include two depropanizers that can produce 5,500 barrels per day of refinery grade propylene, a liquified petroleum gas recovery unit that removes approximately 1,000 barrels per day of liquids from the refinery fuel system, a reformate splitter, and a compression facility capable of transporting up to 14 million standard cubic feet per day of process gas to a neighboring petrochemical plant.

   The Clean Air Act mandated that only reformulated gasoline ("RFG") may be sold in certain ozone non-attainment areas, including some metropolitan areas where the Company sells gasoline. RFG standards became more stringent with the implementation of the Complex Model Phase 1 in 1997, and again in 2000 with the Complex Model Phase 2. The Pasadena refinery can produce up to 30,000 barrels per day of winter grade Phase 2 RFG with purchases of MTBE, ethanol, or other oxygenates. The Pasadena refinery directly supplies premium unleaded RFG to nearby truck rack facilities with the remainder of RFG production being shipped in the Colonial pipeline. Company retail RFG requirements above production capabilities are met with gasoline grade exchanges and spot market purchases.

   Crude unit operation at the Pasadena refinery was at lower rates in 1999 primarily due to the planned reduction in refinery production volumes as a result of poor industry-wide refining margins during the year. To counter the low margins on light sweet crude, the Company purchased substantially more heavy crude at discounts to light sweet grades. With the heavier crude, the refinery capacity is effectively reduced because of constraints in downstream units which process the heavier fractions. In 1999, the Pasadena refinery operated at 93,052 BPD yielding approximately 57% gasoline and 29% distillates. Of the total gasoline production, approximately 34% was premium octane grades. In addition, the Pasadena refinery produced and sold other products including propylene, propane, slurry oil, petroleum coke and sulfur.

   The Company owns and operates storage facilities located on approximately 130 acres near its Pasadena refinery which, together with tanks on the refinery site, provide the Company with a storage capacity of approximately 6.2 million barrels (2.8 million barrels for crude oil and 3.4 million barrels for refined petroleum products and intermediate stocks).

   The Pasadena refinery's refined petroleum products are delivered to both wholesale and retail customers. Approximately one-half of the gasoline and distillate production is sold at wholesale into the Gulf Coast spot market and one-half is shipped by the Company on the Colonial and Plantation pipelines for sale in East Coast wholesale and retail markets. The Company's retail gasoline requirements represent approximately 56% of the Pasadena refinery's total gasoline production capability.

Tyler Refinery

   The Tyler refinery is located on approximately 100 of the 529 acres owned by the Company in Tyler, Texas and has a rated crude capacity of 52,000 barrels per day. The Tyler refinery's location provides access to nearby high quality East Texas crude oil which accounts for approximately 70% of its crude supply. This crude oil is transported to the refinery on the McMurrey and Scurlock pipeline systems. The Company owns the McMurrey system and has a long-term contract with Scurlock Permian Pipe Line Corporation for use of the Scurlock system. The Company also has the ability to ship crude oil to the Tyler refinery by pipeline from the Gulf Coast and does so when market conditions are favorable. Storage capacity at the Tyler refinery exceeds 2.7 millions barrels (1.2 million barrels for crude oil and 1.5 million barrels for refined petroleum products and intermediate stocks), including tankage along the Company's pipeline system.

   The Tyler refinery has a crude unit with a 52,000 barrels per day atmospheric column and a 16,000 barrels per day vacuum tower. The other major process units at the Tyler refinery include an 18,000 barrels per day fluid catalytic cracking unit, a 6,000 barrels per day delayed coking unit, a 20,000 barrels per day naphtha hydrotreating unit, a 12,000 barrels per day distillate hydrotreating unit, two reforming units with a combined capacity of 16,000 barrels per day, a 5,000 barrels per day isomerization unit, and an alkylation unit with a capacity of 4,700 barrels per day.

   The Tyler refinery's 1999 crude unit operating capacity was slightly below last year's operations of approximately 96% due primarily to planned reductions in refinery production as a result of poor industry-wide refining margins. In 1999, the Tyler refinery operated at approximately 93% of rated crude unit capacity, with production yielding approximately 57% gasoline and approximately 33% distillates, which includes the production of 5,069 BPD of aviation fuels. Of the total gasoline production, approximately 14% was premium octane grades. In addition, the refinery produced and sold by-products including propylene, propane, slurry oil, petroleum coke and sulphur. The Tyler refinery is the principal supplier of refined petroleum products in the East Texas market with approximately 64% of production distributed at the refinery's truck terminal. The remaining production is shipped via the Texas Eastern Products Pipeline for sale either from the Company's terminals or from other terminals along the pipeline. Deliveries under term exchange agreements account for the majority of the refinery's truck terminal sales.

Retail Operations

Overview

   The Company traces its retail marketing history to the early 1930's when it operated a retail network of 30 service stations in the Houston, Texas area. It began retail operations on the East Coast in 1943. The Company has been recognized as an innovative industry leader and, in the early 1960's, pioneered the multi-pump retailing concept which has since become an industry standard in the marketing of gasoline.

   As of December 31, 1999, the Company had 331 retail locations. Of these 331 units (219 owned and 112 leased), the Company directly operated 230 and the remainder were operated by independent dealers. The Company conducts its operations in Maryland through an independent dealer network as a result of legislation which prohibits refiners from operating gasoline stations in Maryland. The Company believes that the high proportion of Company-operated units enables it to respond quickly and uniformly to changing market conditions.

   While most of the Company's units are located in or around major metropolitan areas, its sites are generally not situated on major interstate highways or inter-city thoroughfares. These off-highway locations primarily serve local customers and, as a result, the Company's retail marketing unit volumes are not as highly seasonal or dependent on seasonal vacation traffic as locations operating on major traffic arteries. The Company is one of the largest independent retail marketers of gasoline in its core retail market areas within Maryland, Virginia and North Carolina. The Company has a geographic concentration of retail locations in high growth areas such as the metropolitan Baltimore, Maryland and Washington, D.C. area, Tidewater and Richmond, Virginia, Raleigh and Charlotte, North Carolina and Columbus, Georgia. The Company's three highest volume core markets are Baltimore, the suburban areas of Maryland and Virginia surrounding Washington, D.C., and the greater Norfolk, Virginia area.

Retail Unit Operations

   The Company conducts its retail marketing operations through three basic store formats: convenience stores, mini-marts and gasoline stations. At December 31, 1999, the Company had 82 convenience stores, 132 mini-marts and 117 gasoline stations.

   The Company's convenience stores operate primarily under the name Fast Fare. These units generally contain 1,500 to 2,800 square feet of retail space and typically provide gasoline and a variety of convenience store merchandise such as tobacco products, beer, wine, soft drinks, coffee, snacks, dairy products and baked goods.

   The Company's mini-marts generally contain up to 600 to 1,500 square feet of retail space and typically sell gasoline and much of the same merchandise as at the Company's convenience stores. The Company has installed lighted canopies that extend over the multi-pump fuel islands at most of its locations. This provides added security and protection from the elements for customers and employees.

   The Company's gasoline stations generally contain up to 100 square feet of retail space in an island kiosk and typically offer gasoline and a limited amount of merchandise such as tobacco products, candies, snacks and soft drinks.

   The Company's units are brightly decorated with its trademark signage to create a consistent appearance and encourage customer recognition and patronage. The Company believes that consistency of brand image is important to the successful operation and expansion of its retail marketing system. In all aspects of its retail marketing operations, the Company emphasizes quality, value, cleanliness and friendly and efficient customer service.

   While the Company derives approximately 74% of its retail revenue from the sale of gasoline, it also provides a variety of merchandise and other services designed to meet the non-fuel needs of its customers. Sales of these additional products are an important source of revenue, contribute to increased profitability and serve to increase customer traffic. The Company believes that its existing retail sites present significant additional profit opportunities based upon their strategic locations in high traffic areas. The Company also offers ancillary services such as compressed air service, car washes, vacuums, and automated teller machines. Management continues to evaluate the addition of new ancillary services.

Dealer Operations

   The Company maintains 101 dealer-operated units, all of which are located in Maryland. Under the Maryland Divorcement Law, refiners are prohibited from operating gasoline stations. The Maryland units are operated under a Branded Service Station Lease and Dealer Agreement (the "Dealer Agreement"), generally with a term of three years. Pursuant to the Dealer Agreement, a dealer leases the facility from the Company and purchases and resells Crown-branded motor fuel and related products. Dealers purchase and resell merchandise from independent third parties. The Dealer Agreement sets forth certain operating standards; however, the Company does not control the independent dealer's personnel, pricing policies or other aspects of the independent dealer's business. The Company believes that its relationship with its dealers has been very favorable as evidenced by a low rate of dealer turnover.

   The Company realizes little direct benefit from the sale of merchandise or ancillary services at the dealer operated units, and the revenue from these sales is not reflected in the Company's Consolidated Financial Statements. However, to the extent that the availability of merchandise and ancillary services increases customer traffic and gasoline sales at its units, the Company benefits from higher gasoline sales volumes.

Supply, Transportation and Wholesale Marketing

Supply

   The Company's refineries, terminals and retail outlets are strategically located in close proximity to a variety of supply and distribution channels. As a result, the Company has the flexibility to acquire available domestic and foreign crude oil economically, and also the ability to cost effectively distribute its products to its own system and to other domestic wholesale markets. Purchases of crude oil and feedstocks are determined by quality, price and general market conditions.

Transportation

   Most of the domestic crude oil processed by the Company at its Pasadena refinery is transported by pipeline. The Company's purchases of foreign crude oil are transported primarily by tankers under spot charters which are arranged by either the seller or the Company. The Company is not currently obligated under any time-charter contracts. The Company has an approximate 5% interest in the Rancho Pipeline and generally receives between 20,000 and 25,000 barrels per day of crude through this system. Foreign crudes (principally from the North Sea, West Africa and South America) account for approximately 64% of total Pasadena crude supply and are delivered by tanker. Most of the crude for the Tyler refinery is gathered from local East Texas fields and delivered by two pipeline systems, one of which is owned by the Company. Foreign crude also can be delivered to the Tyler refinery by pipeline from the Gulf Coast.

Terminals

   The Company operates eight product terminals located along the Colonial and Plantation pipeline systems and, in addition to the terminal at the Tyler refinery, operates four product terminals located along the Texas Eastern Products Pipeline system. These terminals have a combined storage capacity of
1.7 million barrels. The Company's distribution network is augmented by agreements with other terminal operators also located along these pipelines. In addition to serving the Company's retail requirements, these terminals supply products to other refiner/marketers, jobbers and independent distributors.

Wholesale Marketing

   Approximately 18% of the gasoline produced by the Company's Pasadena refinery is transported by pipeline for sale at wholesale through Company and other terminals in the Mid-Atlantic and Southeastern United States. Heating oil is also regularly sold at wholesale through these same terminals. Gasoline, heating oil, diesel fuel and other refined products are also sold at wholesale in the Gulf Coast market.

   The Company has entered into product exchange agreements for approximately one-quarter of its Tyler refinery production with two major oil companies headquartered in the United States. These agreements provide for the delivery of refined products at the Company's terminals, in exchange for delivery by these companies of a similar amount of refined products to the Company. These exchange agreements provide the Company with the ability to broaden its geographic distribution, supply markets not connected to the refined products pipeline systems and reduce transportation costs.

Item 3. LEGAL PROCEEDINGS

   The Company is involved in various matters of litigation, which, in the opinion of management, are not expected to have a material adverse effect on the Company. The Company's legal proceedings are further discussed in Note I of the Notes to Consolidated Financial Statements on page 40 of this report.

   The Pasadena and Tyler refineries and many of the Company's other facilities are involved in a number of environmental enforcement actions or are subject to agreements, orders or permits that require remedial activities. These matters and other environmental expenditures are discussed in the Liquidity and Capital Resources section of Management's Discussion and Analysis of Financial Conditions and Results of Operations on pages 16 through 19 of this report, and in Note I of the Notes to Consolidated Financial Statements on page 40 of this report. These enforcement actions and remedial activities, in the opinion of management, are not expected to have a material adverse effect on the Company.

   On July 21, 1997, Texans United for a Safe Economy Education Fund, the Sierra Club, the Natural Resources Defense Council, Inc. and several individuals filed a Clean Air Act citizens' suit in the United States District Court for the Southern District of Texas against the Company, alleging violations by the Company's Pasadena refinery of certain state and federal environmental air regulations. Texans United for a Safe Economy Education Fund, et al. vs. Crown Central Petroleum Corporation, H-97-2427 (S.D. Tex.). On July 31, 1998, United States District Judge Vanessa Gilmore granted the Company's Motion for Summary Judgment as to all of the plaintiff's claims. She subsequently rejected the plaintiff's motion to reconsider her decision. Some of the plaintiffs appealed to the United States Court of Appeals for the Fifth Circuit which heard oral arguments on December 7, 1999. No decision has been rendered by the Court.

   On June 25, 1997, a purported class action lawsuit was filed in District Court for Harris County, Texas by individuals who claim to have suffered personal injuries and property damage from the operation of the

Company's Pasadena refinery. Allman, et al. vs. Crown Central Petroleum Corporation, et al., C.A. No. 97-39455 (District Court of Harris County, Texas). This suit seeks unspecified compensatory damages and $50 million in punitive damages. The plaintiffs have now dropped all class action claims. The matter is in discovery.

   In October 1998, the Company was served in a lawsuit naming it as an additional defendant in an existing lawsuit filed by approximately 5,500 Houston Ship Channel area residents against 11 other refinery and petrochemical plant operators. Crye et al. vs. Reichhold Chemicals, Inc., et al., 97-24399 (334th Judicial District, Harris Co., Tex.). The plaintiffs claim they are adversely affected by the noise, light, emissions and discharges from defendants' operations and seek unspecified damages and injunctive relief for alleged nuisance, trespass, negligence, and gross negligence. The Court has indicated that it may grant summary judgement against a large majority of the plaintiffs.

   Seven employees at the Pasadena refinery and one at the Tyler refinery have filed a purported class action suit in the United States District Court for the Eastern District of Texas alleging race and sex discrimination in violation of Title VII of the Civil Rights Act of 1964, as amended, and in violation of the Civil Rights Act of 1871, as amended. Lorretta Burrell, et al. vs. Crown Central Petroleum Corporation, C.A. No. 97-CVO-357 (E.D. Tex.). The plaintiffs have now dropped their efforts to certify company-wide classes and have limited their proposed class to certain women and African-Americans who have been employed at the Company's two Texas refineries. The Company is vigorously opposing certification of even this limited class and has filed Motions for Partial Summary Judgment against all of the individual claims of all eight named plaintiffs.

   On December 15, 1998, five shareholders filed a derivative lawsuit in District Court for Harris County, Texas against each of the Company's then-current directors and three of its non-director officers, one of whom was subsequently dismissed. Knox, et al. v. Rosenberg, et al., C.A. No. 1998-58870. Three of the plaintiff shareholders are locked-out union employees and the remaining two are retired union employees. The defendants removed the case to the United States District Court for the Southern District of Texas, H-99-0123. The suit alleges that the defendants breached their fiduciary duties, committed "constructive fraud", "abuse of control", and were unjustly enriched. On September 27, 1999 the Court dismissed the action for Plaintiffs' failure to make presuit demand on the Company's Board of Directors or to allege with particularity facts sufficient to demonstrate why demand would have been futile. Plaintiffs were granted leave to amend and on November 29, 1999 they filed a Second Amended Complaint. Defendants filed a Motion to Dismiss the Second Amended Complaint based on Plaintiffs continuing failure to allege with particularity facts sufficient to excuse presuit demand. The Second Amended Complaint subsequently was withdrawn and refiled as a purported "Restated" Second Amended Complaint. Defendants have filed a Motion to Dismiss the Second Amended Complaint and the "Restated" Second Amended Complaint for Plaintiffs' continuing failure to comply with the Federal Rules of Civil Procedure. Pursuant to undertakings received from the individual defendants, the Company is advancing the defense costs and expects to indemnify the defendants to the extent permitted by law and the Company's charter and by-laws.

   On March 9, 2000, a purported class action lawsuit was filed in the Circuit Court for Baltimore City, Maryland by an individual who purports to represent certain shareholders of the Company against the Company, each of its Directors, and Rosemore, Inc. Maiden v. Crown Central Petroleum Corporation, et al. #24-C-00-001238 (Circuit Court for Baltimore City, Maryland). The Complaint alleges that the defendants breached their fiduciary duty to the Company's shareholders in connection with a merger proposal made by Rosemore, Inc. The case seeks declaratory and injunctive relief or, alternatively, compensatory and/or "rescissory" damages. The Company expects to defend and indemnify the defendants to the extent permitted by law and the Company's charter and by-laws. There have been no proceedings in the case thus far.

   A review of the Allman, Burrell, Crye, Knox and Maiden cases suggests that the Company, and in the Knox and Maiden cases the individual defendants, have meritorious defenses. The Company intends to vigorously defend these cases and, in the opinion of management, the eventual outcome of any of these cases is not expected to have a material adverse effect on the Company.

   On January 8, 1999, five named plaintiffs filed a purported class action lawsuit against the Company and 12 other named defendants in Superior Court for New Hanover County, NC, claiming that the defendants are liable for damages caused by MTBE contamination of groundwater. Atlas Alan Maynard, III, et al. vs. Amerada Hess Corporation et al., 99-CV-00068, Superior Court of New Hanover County, North Carolina. MTBE is a gasoline additive that is used by the petroleum industry principally to formulate gasolines that comply with the federal Clean Air Act Amendments of 1990. The plaintiffs seek to certify two sub-classes--all owners of drinking water wells in the state who wish to have their wells tested at the defendants' expense and all owners of such wells which are contaminated by certain levels of MTBE. On January 20, 2000, the Court held hearings on the plaintiffs' motion for class certification and the defendants' motions to dismiss. The Court has not issued a ruling on those motions but has ordered the parties to participate in nonbinding mediation.

   In February 1998, the Company and thirteen other companies, including several major oil companies, were sued on behalf of the United States Environmental Protection Agency (EPA) and the Texas Natural Resource Conservation Commission (TNRCC) under the Comprehensive Environmental Response Compensation, and Liability Act of 1980 (the "Superfund Statute") to recover the costs of removal and remediation at the Sikes Disposal Pits Site (the "Sikes Site") in Harris County, Texas. The Company does not believe that it sent any waste material to the Sikes Site or that there is any credible evidence to support the government's claim that it did so. In fact, the Company has developed considerable evidence to support its position that it should not have been named as a Potentially Responsible Party ("PRP"). The EPA and TNRCC allege that they incurred costs in excess of $125 million in completing the remediation at the Sikes Site, and they seek to recover these costs plus interest. Since the Superfund Statute permits joint and several liability and any PRP is theoretically at risk for the entire judgment, the Company intends to vigorously defend this action. Based upon the information currently available, the Company expects that it will eventually prevail in this matter. In addition, the Company has been named by the EPA and by several state environmental agencies as a PRP at various other federal and state Superfund sites. The Company's exposure in these matters has either been resolved, is properly reserved or is de minimis and is not expected to have a material adverse effect on the Company.

   On January 13, 2000, the Company received a Notice of Enforcement (NOE) from the TNRCC regarding alleged state and federal air quality violations, some of which include sulfur exceedances, arising out of a June and July 1999 state inspection. The Company believes it has valid legal defenses to the majority of the alleged violations and in any case, the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company.

   During the first quarter of 2000, the Company received notice from the United States Department of Justice that the government is again considering filing a civil action against the Company for the alleged sulfur violations already addressed by an August 31, 1998 TNRCC Agreed Order and for additional alleged violations not covered by that Order. The Company does not believe that the government will prevail if it files such a complaint as the Company already has paid a $1.05 million fine for most of the sulfur violations. Additionally, the Company believes it has valid defenses to the other alleged violations, that the alleged violations are de minimis in nature, or that the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company.

   In May 1999, the Company received a notice that the United States Department of Justice planned to bring a civil action against the Company for a Clean Water Act violation arising out of a June 1998 oil spill at a Wyoming exploration and production property. The Company has shut-in all of the wells on the Wyoming leases and no longer operates those properties. The Department of Justice demanded payment of a penalty in the amount of $262,000. The Company has been negotiating with the EPA and the Department of Justice. Environmental remediation of the leases is being completed and the Department of Justice has not yet filed suit.

   On October 14, 1999, the Company received a notice of violation from the United States Environmental Protection Agency for alleged noncompliance in 1998 with Clean Air Act reformulated gasoline specifications at the Company's Newington and Richmond, Virginia terminals. EPA proposed a penalty of $282,600. The Company believes the allegations have little or no merit and is vigorously defending this enforcement action.

   The foregoing environmental proceedings are not of material importance to Crown's accounts and are described in compliance with SEC rules requiring disclosure of such proceedings.

   The Company's collective bargaining agreement with the Paper, Allied-Industrial, Chemical and Energy Workers Union ("PACE"), formerly the Oil Chemical & Atomic Workers Union covering employees at the Pasadena refinery expired on February 1, 1996. Following a number of incidents apparently intended to disrupt normal operations at the refinery and also as a result of the unsatisfactory status of the negotiations, on February 5, 1996 the Company implemented a lock out of employees in the collective bargaining unit at the Pasadena facility. PACE subsequently filed a number of unfair labor practice charges with the National Labor Relations Board ("NLRB") and all of these charges have been dismissed by the NLRB. As previously disclosed, since the lock-out, PACE, the union to which the collective bargaining unit belongs has waged an orchestrated corporate campaign including sponsoring a boycott of the Company's retail facilities and supporting various lawsuits against the Company. The Company has been operating the Pasadena refinery since the lock-out and intends to continue to do so during the negotiation period with the collective bargaining unit. Although the impact of the corporate campaign on the Company is difficult to measure, management does not believe that the corporate campaign has had a material adverse impact on the Company's operations. However, it is possible that the corporate campaign could have a material adverse impact on the Company's future results of operations. The lock out and negotiations on a new contract continue.

Item 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   No matters were submitted to a vote of security holders during the last three months of the fiscal year covered by this report.

                     [This space intentionally left blank]

                                    PART II

Item 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   The Company's common stock is listed on the American Stock Exchange under the ticker symbols CNP A and CNP B.

                 Common Stock Market Prices and Cash Dividends

                                                  1999            1998
                                                -----------     -------------
                                                 Sales            Sales
                                                 Price            Price
                                                -----------     -------------
                                                High    Low     High     Low
                                                ----    ---     ----     ----
   CLASS A COMMON STOCK
    First Quarter.............................. $ 9     $7 1/16 $ 22     $18 1/4
    Second Quarter............................. 12 1/8   7 1/4    19      12 1/2
    Third Quarter..............................  12       6      13 1/16    9
    Fourth Quarter.............................  8 5/8   4 3/4   10 1/4    7 1/16

     Yearly.................................... 12 1/8   4 3/4    22       7 1/16

   CLASS B COMMON STOCK
    First Quarter.............................. $ 9     $6 7/8  $20 3/4  $ 18
    Second Quarter............................. 11 1/4   7 1/8   18 3/4   11 3/4
    Third Quarter..............................  11       6      13 1/16    9
    Fourth Quarter.............................  7 1/4   4 9/16  10 7/16   6 3/4

     Yearly.................................... 11 1/4   4 9/16  20 3/4    6 3/4

   The payment of cash dividends is dependent upon future earnings, capital requirements, overall financial condition and restrictions as described in Note C of the Notes to Consolidated Financial Statements on page 30 of this report. There were no cash dividends declared on common stock in 1999 or 1998.

   The number of shareholders of the Company's common stock based on the number of record holders on December 31, 1999 was:


   Class A Common Stock..................................................... 502
   Class B Common Stock..................................................... 563

Transfer Agent & Registrar
   Boston EquiServe
   Boston, Massachusetts

Item 6. SELECTED FINANCIAL DATA

   The selected consolidated financial data for the Company set forth below for the five years ended December 31, 1999 should be read in conjunction with the Consolidated Financial Statements.

                             1999        1998        1997       1996        1995
                          ----------  ----------  ---------- ----------  ----------
                             (Thousands of dollars except per share amounts)
Sales and operating
 revenues...............  $1,270,181  $1,264,317  $1,609,083 $1,641,875  $1,456,990
(Loss) income before
 extraordinary item.....     (30,026)    (29,380)     19,235     (2,767)    (67,367)
Extraordinary item......                                                     (3,257)
Net (loss) income.......     (30,026)    (29,380)     19,235     (2,767)    (70,624)
Total assets............     523,108     518,010     597,394    566,955     579,257
Long-term debt..........     129,180     129,899     127,506    127,196     128,506

Per Share Data--basic:
(Loss) income before
 extraordinary item.....       (3.04)      (2.99)       1.97       (.28)      (6.95)
Net (loss) income.......       (3.04)      (2.99)       1.97       (.28)      (7.28)

Per Share Data--assuming
 dilution:
(Loss) income before
 extraordinary item.....       (3.04)      (2.99)       1.94       (.28)      (6.95)
Net (loss) income.......       (3.04)      (2.99)       1.94       (.28)      (7.28)

   To conform to the 1999 and 1998 presentation, Sales and operating revenues for the years ended December 31, 1997, 1996, and 1995, respectively, have been restated. These restatements had no effect on the Net income (loss) and the Net income (loss) per share amounts previously reported. See Note A to the accompanying financial statements.

   To conform to the 1999 presentation, Total assets at December 31, 1998, 1997, 1996, and 1995, respectively, have been restated. See Note A to the accompanying financial statements.

   The net loss in 1998 included a $7.1 million reserve to reflect the decline in inventory values of crude oil and petroleum products when valuing inventories at the lower of cost of market. Due to the increase in refined products prices, the reserve of $7.1 million recorded as of December 31, 1998 to reflect valuing inventories at lower of cost or market was recovered during the first quarter of 1999.

   The extraordinary loss recorded in the first quarter of 1995 resulted from the early retirement of the remaining principal balance of the Company's 10.42% Senior Notes with the proceeds from the sale of $125 million of Unsecured Senior Notes due February 1, 2005.

   The net loss in 1995 was increased by a pre-tax write-down of certain refinery assets of $80.5 million in the fourth quarter relating to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of".

   There were no cash dividends declared in 1999, 1998, 1997, 1996 or 1995.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Consolidated Results of Operations

   Consolidated sales and operating revenues increased 0.5% for the year ended December 31, 1999 compared to a decrease of 21.4% for the year ended December 31, 1998. The 1999 increase was primarily attributable to a 21.9% increase in the average sales price per gallon of petroleum products and an increase in merchandise sales of $1.2 million or 3.4%. These increases were partially offset by a 17.8% decrease in volumes of refined petroleum products sold. The 1999 decreases in sales volumes are primarily due to the

Company's crude oil based processing agreement executed in the fourth quarter of 1998 with Statoil Marketing and Trading (US) Inc. (Statoil), discussed below (Processing Agreement). The Company processes an average of 35,000 barrels per day (bpd) of crude oil supplied and owned by Statoil and returns to Statoil an average of 35,000 bpd of refined petroleum products, which effectively decreased the Company's refined products available for sale. Excluding the effects of the Processing Agreement, sales volumes for the year ended December 31, 1999 increased 0.3% compared to the year ended December 31, 1998. Merchandise sales increased primarily due to the increases in the selling price of tobacco-related products, beer and wine. The decrease in sales and operating revenues in 1998 was primarily due to a 25.2% decrease in the average unit selling price of petroleum products offset by a 2.5% increase in petroleum product sales volumes and an $8.7 million or 8.4% increase in merchandise sales.

   Gasoline sales accounted for 57.7% of total 1999 revenues, while distillates and merchandise sales represented 26.5% and 9.8%, respectively. This compares to a dollar mix from sales of 56.2% gasoline, 27.0% distillates and 8.9% merchandise in 1998; and 55.4% gasoline, 28.9% distillates and 6.4% merchandise in 1997.

   The following table depicts the sales values of the principal classes of products sold by the Company, which individually contributed more than ten percent of consolidated Sales and operating revenues during the last three years:

Sales of Principal Products
(in millions)

                                                             1999   1998   1997
                                                            ------ ------ ------
   Gasoline................................................ $732.6 $711.1 $892.2
   No. 2 Fuel & Diesel.....................................  295.4  315.9  419.4

   Consolidated costs and operating expenses increased 0.8% in 1999 compared to a decrease of 19.5% in 1998. The 1999 increase was due primarily to the increased cost of petroleum products offset by the 17.8% decrease in refining sales volumes, as previously discussed. The Company utilizes the last-in, first-out (LIFO) method to value inventory resulting in a better matching of current revenues and costs. The impact of using LIFO as compared with using the first-in first-out method to value inventory was to increase the Company's costs and operating expenses by approximately $53.1 million in 1999 while decreasing costs and operating expenses by $24.8 million in 1998. There was an increase in the 1999 average consumed cost per barrel of crude oil and feedstocks of 25.9% compared to a decrease of 29.9% in 1998. The increase in 1999 Costs and operating expenses was partially offset by a recovery of the lower of cost or market reserve established in 1998 due to an industry-wide decline in the market prices of crude oil and refined products of approximately $7.1 million. The $7.1 million lower of cost or market reserve was recovered in the first quarter of 1999 due to increases in market values of refined product prices during the period. The 1998 decrease was primarily attributable to the decrease in the price of crude oil partially offset by a slight increase in sales volumes and the recording of the $7.1 million lower of cost or market reserve, previously discussed. The average consumed cost per barrel includes only those costs directly associated with the purchase and processing of crude oil and feedstocks. Accordingly, refinery operating expenses are not included in the average consumed cost per barrel of crude oil and feedstocks.

   Consolidated costs and operating expenses in 1999, 1998, and 1997 include $10.0 million, $2.6 million, and $.8 million, respectively, of litigation costs. Additionally, 1999 and 1998 expenses include reductions of $2.1 million and $2.9 million, respectively, related to favorable resolution of certain litigation and insurance claims. Also included in the 1997 expenses is $1.7 million relating to the closure or sale of several marketing terminal locations and certain other corporate strategic initiatives.

   The Company's results of operations were significantly affected by its use of the LIFO method to value inventory, which in a period of rising prices, decreased the Company's gross margin by $53.1 million in 1999, whereas the Company's gross margin increased $24.8 million in 1998 when prices were falling. Increases in the cost of the Company's crude oil and purchased feedstocks reflect industry-wide increases in the prices of these products, which prevailed for most of the year. West Texas Intermediate (WTI) crude oil prices increased from a low of $12.14 per barrel at the beginning of the year to $25.69 per barrel by the end of the year. These crude oil price increases significantly impacted the LIFO inventory provision in 1999 as previously discussed.

   On October 15, 1998, the Company executed a Processing Agreement with Statoil whereby the Company processes a monthly average of 35,000 barrels per day of crude oil owned and supplied by Statoil at the Company's Pasadena, Texas refinery. The Company receives a specified fee per barrel processed and returns to Statoil a specified mix of finished petroleum products. This Processing Agreement is scheduled to expire on October 14, 2000.

   The Company utilizes the last-in, first-out (LIFO) method to value its inventory. The LIFO method attempts to achieve a better matching of costs to revenues by including the most recent costs of products in Costs and operating expenses. The impact of the Company's use of the LIFO method was to decrease the Company's gross margin over what it would have been had the first-in, first-out (FIFO) method of inventory valuation been utilized in 1999 by $1.03 per barrel ($53.1 million) while increasing the Company's gross margin by $.44 per barrel ($24.8 million) and $.51 per barrel ($27.3 million), respectively, in 1998 and 1997. The LIFO impact for 1999 and 1998 is net of the $14.3 million and $0.5 million decreases in gross margin attributable to lower inventory levels resulting from the liquidation of LIFO layers, which were carried at higher costs prevailing in prior years. There was no LIFO layer liquidation in 1997.

   Selling expenses increased 0.4% in 1999 and 11.9% in 1998. The 1999 increase is principally due to increases in labor and maintenance costs at the Company's retail sites. Additionally, prior year selling expenses were reduced by environmental refunds received. No such refunds were received in 1999. The 1998 increase was primarily due to increases in store level operating expenses and marketing support costs attributable to the 2.1% increase in the number of retail operating units and increases in labor rates, advertising and maintenance costs. These increases were partially offset by the environmental refunds previously mentioned.

   Administrative expenses decreased 6.1% in 1999 compared to 1998 and increased 9.0% in 1998 compared to 1997. The decrease in 1999 is due primarily to a decrease in labor costs as a result of the completion of the company-wide business process reengineering project which included a company-wide computer system upgrade which added year 2000 capability to the Company's computer systems. The 1998 increase was primarily due to increases in expenses associated with the company-wide business process reengineering project previously mentioned.

   Depreciation and amortization increased 8.8% in 1999 compared to 1998 and 7.6% in 1998 compared to 1997. The 1999 increases were primarily attributable to the increases in the depreciable base of the Company's computer systems as a result of the company-wide information systems upgrade completed in 1999. The 1998 increases were primarily attributable to the amortization of refinery deferred turnaround expenses related to the turnarounds performed in the second and fourth quarters of 1997 and in the first quarter of 1998. Additionally, there were increases in amortization related to the systems development and associated company-wide information system upgrades in 1998.

   Sales, abandonments and write-downs of property, plant and equipment increased $6.8 million in 1999. This increase is due primarily to the sale of certain non-strategic operating retail locations near Atlanta, Georgia. Sales, abandonments and write-downs of property, plant and equipment for 1998 were comparable to 1997.

   Earnings Before Interest, Taxes, Depreciation, Amortization, Abandonments of Property, Plant and Equipment, and LIFO inventory adjustments (EBITDAAL), which measures the Company's cash flow from operations on a FIFO inventory basis increased dramatically from a cash flow deficit of $24.6 million in 1998 to a positive cash flow of $52.8 million in 1999. The increase principally reflects improved industry margins and the Company's demonstrated performance of realizing available industry margins. The Company used this increase in EBITDAAL primarily to fund increased working capital requirements attributable to the rise in crude oil and refined product prices during 1999. EBITDAAL decreased in 1998 from a positive $47.5 million in 1997 primarily due to poor industry-wide margins that prevailed during the year.

Refining Results of Operations

   Refining sales and operating revenues decreased from $831.1 million in 1998 to $806.3 million in 1999. The decrease in 1999 is due primarily to the decrease in sales volumes resulting from the Company's crude oil based processing agreement executed in the fourth quarter of 1998 offset by an increase in average selling price of refined products per barrel. If the crude oil processed under the Processing Agreement had been sold at the market price of the refined products returned to Statoil, refining sales and operating revenues for 1999 would have been approximately $225.0 million higher than those currently reported.

   Refining gross margin before LIFO increased $77.6 million (88.6%) from $87.6 million in 1998 to $165.2 million in 1999. The 1998 refining gross margin before LIFO decreased $68.8 million (44.0%) from $156.4 million in 1997. The Company's use of the LIFO method to value its inventories had a significant impact on its refining gross margin. The effect of LIFO, in a period of rising prices, decreased the Company's refining gross margin by $53.1 million in 1999 and increased the Company's gross margin by $24.8 million in 1998 and $27.3 million in 1997 when prices were falling. Additionally, the refining margins in 1999 and 1998 were positively impacted by the liquidation of LIFO layers previously discussed.

   Total refinery yields of distillates decreased slightly to approximately 42,800 barrels per day (bpd) (30.2%) in 1999 from 48,700 bpd (31.4%) in 1998 from 52,800 bpd (33.2%) in 1997 while total production of finished gasoline decreased to approximately 81,200 bpd (57.4%) from 87,500 bpd (56.5%) in 1998 from 89,000 bpd (56.5%) in 1997. Total refinery production was approximately 141,500 bpd in 1999, 155,000 bpd in 1998, and 159,000 bpd in 1997. These
decreases in refinery production volumes and yields are due primarily to the planned reduction in refinery production volumes as a result of poor industry-wide refining margins during the periods. During these periods of low refining margins, the Company successfully optimized refining gross margin at reduced run levels. The 1999 Pasadena refining operations were also impacted significantly by weather related incidents in the second quarter. High winds damaged the main cooling tower, resulting in substantially reduced throughputs in May and an electrical storm in June damaged the FCC unit, resulting in a two week shut down.

   Refining operating expenses decreased $1.8 million or 1.4% in 1999 and $2.2 million or 1.6% in 1998. Refining operating expenses were favorably impacted by cost reduction initiatives at the refineries resulting in a reduction in 1999 expenses when compared to 1998 of approximately $9.2 million. These savings were primarily driven by reductions in refinery operating supplies, professional fees and maintenance costs. The 1999 refinery operating cost savings were partially offset by an increase in legal expenses, primarily relating to various matters associated with the locked-out collective bargaining unit employees at the Pasadena refinery. The decrease in 1998 was primarily the result of a decrease in terminal and wholesale operating expenses.

   EBITDAAL from refining operations decreased from a positive cash flow of $43.8 million in 1997 to a cash flow deficit of $24.2 million in 1998 and increased in 1999 to a positive cash flow of $54.8 million. The trend in the Company's refining EBITDAAL mirrors the trend in the average industry-wide refining margins available during the three-year period. The average annual 30-day delayed industry-wide refining margin decreased approximately 30% from 1997 to 1998 and increased approximately 60% from 1998 to 1999.

Retail Results of Operations

   Retail sales and operating revenues increased from $434.3 million in 1998 to $465.3 million in 1999. Retail sales and operating revenues decreased in 1998 from $511.5 million in 1997. The 1999 increase is due primarily to increases in the retail prices of refined petroleum products, tobacco-related products and beer and wine while offset by a decrease in retail gasoline sales volumes due to increased competition and aggressive pricing strategies. The decrease in 1998 is due primarily to decreases in the retail prices of refined petroleum products and sales volumes offset by an increase in merchandise sales. Merchandise sales on a same store basis increased 6.8% in 1999 and 6.6% in 1998. The merchandise sales increases are primarily due to the increases in the selling prices of tobacco-related products, beer and wine.

   The Company's retail gasoline gross margin decreased from $.106 per gallon in 1998 to $.092 per gallon in 1999. The retail gasoline margin increased in 1998 by 9.2% from $.097 per gallon in 1997. The decrease in 1999 was primarily the result of retail price increases lagging behind the rapid run-up of wholesale gasoline prices during the year. Additionally, retail gasoline sales volumes in 1999 declined 4.6% compared to 1998. This decrease in volume is principally the result of a less competitive, margin focused pricing strategy coupled with increased competition. The 1998 increase in retail gasoline margins per gallon is primarily the result of declining wholesale prices throughout 1998 with prices at the pump declining at a slower rate. Petroleum product sales volumes in 1998 were comparable to 1997. The Company has not been able to attribute any specific decline in retail gasoline volumes to the orchestrated corporate campaign sponsored by the union. See the last paragraph of the Liquidity and Capital Resources section for further discussion. The Company's merchandise gross margin percentage increased slightly from 30.8% in 1998 to 31.7% in 1999. The merchandise gross margin percentage in 1998 decreased from 31.1% in 1997. Merchandise gross profit on a same store basis increased by 12.9% in 1999 and 4.4% in 1998. The increases in merchandise gross margin are a result of selective merchandise margin increases as previously discussed.

   Retail operating expenses increased 4.3% in 1999 and 11.8% in 1998. The increase in retail operating expenses in 1999 was primarily due to increases in store salaries, wages and benefits and depreciation and amortization expenses offset by a decrease in promotional expenses. Additionally, retail operating expenses were positively impacted in 1998 by environmental refunds that were not available to the Company in 1999. The 1998 increase was primarily due to increases in store level operating expenses and marketing support costs attributable to the 2.1% increase in the number of retail operating units and increases in labor rates, advertising and maintenance costs. At December 31, 1999, the Company operated 249 retail gasoline facilities and 82 convenience stores compared to 267 retail gasoline facilities and 76 convenience stores at December 31, 1998 and 266 retail gasoline facilities and 70 convenience stores at December 31, 1997.

   EBITDAAL from retail operations decreased from a $24.0 million in 1998 to a $16.8 million in 1999. EBITDAAL in 1998 decreased from $25.1 million in 1997.

Liquidity and Capital Resources

   The Company's cash and cash equivalents declined $2.0 million during 1999, as $17.8 million in cash flows used in investment activities and $11.4 million in net debt repayments offset $27.2 million in net cash provided by operating activities. The operating cash flow amount included the January 1999 receipt of the $12 million in restricted cash recorded as of December 31, 1998. This cash served as collateral for an outstanding letter of credit during the implementation period for the Company's new credit facility.

   The Company generated net cash inflows from operating activities during 1999 of $27.2 million, primarily as a result of a $40.9 million cash generation from changes in assets and liabilities, including the receipt of restricted cash noted earlier. Rising raw material costs and product prices resulted in higher accounts receivable and pre-LIFO adjusted inventory balances, offset by a substantial increase in crude oil and refined products payables. The December 31, 1999 LIFO reserve reduced the Company's inventory balance by $55.8 million.

   Net cash outflows from investment activities during 1999 consisted principally of capital expenditures of $25.9 million (with $11.4 million related to refining operations, $10.1 million for retail operations and $4.3 million related to corporate and other strategic projects) and $5.8 million for refinery deferred turnaround costs and $2.2 million in capitalized costs of software developed for the Company's own use. These outflows from investment activities were partially offset by proceeds from the sale of 14 non-strategic retail properties in Georgia, the sale of a majority-owned security monitoring company and the reduction of other long-term assets.

   The cash used in financing activities during 1999 consisted of $11.4 million in net repayments of borrowings under the Secured Credit Facility and the repayment of long-term debt.

   The ratio of current assets to current liabilities was .93 to 1 and 1.12 to 1, respectively, at December 31, 1999 and 1998. If FIFO values had been used for all inventories, the ratio of current assets to current liabilities would have been 1.20 to 1 and 1.14 to 1 at December 31, 1999 and 1998, respectively.

   Like other petroleum refiners and marketers, the Company's operations are subject to extensive and rapidly changing federal and state environmental regulations governing air emissions, waste water discharges, and solid and hazardous waste management activities. The Company's policy is to accrue environmental and clean-up related costs of a non-capital nature when it is both probable that a liability has been incurred and that the amount can be reasonably estimated. While it is often extremely difficult to reasonably quantify future environmental related expenditures, the Company anticipates that significant capital investments will continue to be required over the next year to comply with existing regulations. The Company believes that cash provided from its operating activities, together with other available sources of liquidity will be sufficient to fund these costs. The Company had recorded a liability of approximately $7.1 million as of December 31, 1999 and 1998 to cover the estimated costs of compliance with environmental regulations which are not anticipated to be of a capital nature. The $7.1 million liability includes accruals for issues extending beyond the year 2000.

   Environmental liabilities are subject to considerable uncertainties which affect the Company's ability to estimate the ultimate cost of its remediation efforts. These uncertainties include the exact nature and extent of the contamination at each site, the extent of required clean-up efforts, varying costs of alternative remediation strategies, changes in environmental remediation requirements, the number and financial strength of other potentially responsible parties at multi-party sites and the identification of new environmental sites. As a result, charges to income for environmental liabilities could have a material effect on results of operations in a particular quarter or year as assessments and remediation efforts proceed or as new claims arise. However, management is not aware of any environmental matters which would be reasonably expected to have a material adverse effect on the Company. See Item 3. Legal Proceedings on page 7 and Note I of the Notes to Consolidated Financial Statements on page 40 of this report.

   During 2000, the Company estimates environmental expenditures at the Pasadena and Tyler refineries, of at least $2.5 million and $0.5 million, respectively. Of these amounts, it is anticipated that $0.8 million for Pasadena and $0.1 million for Tyler will be of a capital nature, while $1.7 million and $0.4 million, respectively, has been budgeted for non-capital remediation efforts. At the Company's marketing facilities, environmental expenditures relating to previously accrued non-capital compliance efforts are planned for 2000 totaling approximately $3.1 million.

   During 1998, the Company entered into an $80 million Loan and Security Agreement (Secured Credit Facility) to provide cash borrowings and letters of credit. The Secured Credit Facility, which has a three-year term beginning December 10, 1998 and is secured by certain current assets of the Company, is to be used for general corporate and working capital requirements. It includes limitations on additional indebtedness and cash dividends and requires compliance with financial covenants dealing with minimum levels of working capital and net worth.

   During March 1999, the Company amended the Secured Credit Facility to provide up to $125 million of availability for cash borrowings and letters of credit. Up to $75 million of the Secured Credit Facility is subject to the availability of eligible collateral. As of December 31, 1999, such collateral, after reserves and the application of advance rates, was approximately $86.1 million. The remaining $50 million of availability, which is provided by a related party to the Company, is not subject to the limitation of eligible collateral.

   As of December 31, 1999, there were $31.7 million of available commitments used for letters of credit and no cash borrowings outstanding pursuant to the Secured Credit Facility. The unused commitments under the terms of the Secured Credit Facility were $93.3 million of which $50 million was available for cash borrowings at year end. The Company pays a fee for unused commitments under the Secured Credit Facility.

   At the Company's option, the 10 7/8% Senior Notes (Notes) may be redeemed at 105.42% of the principal amount beginning February 1, 2000 and thereafter at an annually declining premium over the principal amount until February 1, 2003, when no premium is required. The Notes were issued under an Indenture, as amended (Indenture), which includes certain restrictions and limitations affecting the payment of dividends, repurchase of capital stock and incurrence of additional debt. As of December 31, 1999, the Indenture substantially restricted the Company's ability to borrow outside of the Secured Credit Facility. The Notes have no sinking fund requirements.

   The Purchase Money Liens outstanding as of December 31, 1999, represent loans to finance land, buildings and equipment for several service station and convenience store locations. These borrowings are repayable over 60 to 72 months at a fixed interest rate. The Purchase Money Liens are secured by assets having a cost basis of $7.1 million and $14.4 million at December 31, 1999 and 1998, respectively. The scheduled repayment of one of the Purchase Money Lien obligations in January 1999 resulted in the release of assets with a cost basis of approximately $6.5 million from security. The remaining principal balance is payable monthly through May 2004.

   During the first quarter of 2000, the Company negotiated agreements with Rosemore whereby Rosemore will provide up to $66 million in performance guarantees relative to the Company's purchase of crude oil, feedstock and other petroleum products and up to $10 million in cash borrowing availability. Rosemore will be compensated at competitive rates for its performance guarantees and cash borrowing availability.

   The Company's management is involved in a continual process of evaluating growth opportunities in its core business as well as its capital resource alternatives. Total capital expenditures and deferred turnaround costs in 2000 are projected to approximate $34 million. The capital expenditures relate primarily to planned enhancements at the Company's refineries, retail unit improvements and to company-wide environmental requirements. The Company believes, but there can be no assurance, that cash provided from its operating activities, together with other available sources of liquidity, including the Secured Credit Facility, or a successor agreement, will be sufficient over the next year to make required payments of principal and interest on its debt, permit anticipated capital expenditures and fund the Company's working capital requirements. The Secured Credit Facility expires on December 10, 2001 but may be extended for additional one-year periods upon agreement between the Company and the agent of the facility. Any major acquisition or other substantial expenditure would likely require a combination of additional debt and equity.

   The Company places its temporary cash investments in high credit quality financial instruments, which comply with the requirements contained in the Company's financing agreements. These securities mature within 90 days and, therefore, bear minimal interest rate risk. The Company has not experienced any losses on these investments.

   The Company faces intense competition in all of the business areas in which it operates. Many of the Company's competitors are substantially larger and, therefore, the Company's earnings can be affected by the marketing and pricing policies of its competitors, as well as changes in raw material costs.

   Merchandise sales and operating revenues from the Company's convenience stores are seasonal in nature, generally producing higher sales and earnings in the summer months than at other times of the year. Gasoline sales, both at the Crown multi-pump stations and convenience stores, are also somewhat seasonal in nature and, therefore, related revenues may vary during the year. This seasonality does not, however, negatively impact the Company's overall ability to sell its refined products.

   The Company maintains business interruption insurance to protect itself against losses resulting from shutdowns to refinery operations from fire, explosions and certain other insured casualties. Business interruption coverage begins for such losses in excess of $2 million.

   The Company has disclosed in Item 3. Legal Proceedings on page 7 and in Note I of the Notes to Consolidated Financial Statements on page 40 of this report, various contingencies which involve litigation and environmental liabilities. Depending on the occurrence, amount and timing of an unfavorable resolution of these contingencies, the outcome of which cannot reasonably be determined at this time, it is possible that the Company's future results of operations and cash flows could be materially affected in a particular quarter or year. However, after consultation with counsel, in the opinion of management, the ultimate resolution of any of these contingencies is not expected to have a material adverse effect on the Company. Additionally, as discussed in Item 3. Legal Proceedings on page 7 of this report, the Company's collective bargaining agreement at its Pasadena refinery expired on February 1, 1996. Following a number of incidents apparently intended to disrupt normal operations and also as a result of its unsatisfactory status of the negotiations, on February 5, 1996, the Company invoked a lock out of employees in the collective bargaining unit at the Pasadena facility. As previously disclosed, since that time, PACE, the union to which the collective bargaining unit belongs has waged an orchestrated corporate campaign including sponsoring a boycott of the Company's retail facilities and supporting various lawsuits against the Company. (Also, see Item 3. Legal Proceedings). The Company has been operating the Pasadena refinery since the lock-out and intends to continue to do so during the negotiation period with the collective bargaining unit. Although the impact of the corporate campaign on the Company is difficult to measure, management does not believe that the corporate campaign has had a material adverse impact on the Company's operations. However, it is possible that the corporate campaign could have a material adverse impact on the Company's future results of operations. The lock out and negotiations on a new contract continue.

Effects of Inflation and Changing Prices

   The Company's Consolidated Financial Statements were prepared using the historical cost method of accounting and, as a result, do not reflect changes in the purchasing power of the dollar. In the capital intensive industry in which the Company operates, the replacement costs for its properties would generally far exceed their historical costs. As a result, depreciation would be greater if it were based on current replacement costs. However, since the replacement facilities would reflect technological improvements and changes in business strategies, such facilities would be expected to be more productive and versatile than existing facilities, thereby increasing profits and mitigating increased depreciation and operating costs.

   In recent years, crude oil and refined petroleum product prices have been volatile which has impacted working capital requirements. If the prices increase in the future, the Company would expect a related increase in working capital needs.

Additional Factors That May Affect Future Results

   The Company's operating results have been, and will continue to be, affected by a wide variety of factors that could have an adverse effect on profitability during any particular period, many of which are beyond the Company's control. Among these are the supply and demand for crude oil and refined products, which is largely driven by the condition of local and worldwide economies and politics, although seasonality and weather patterns also play a significant part. Governmental regulations and policies, particularly in the areas of energy and the environment, also have a significant impact on the Company's activities. Operating results can be affected by these industry factors, by competition in the particular geographic markets that the Company serves and by Company-specific factors, such as the success of particular marketing programs and refinery operations.

   In addition, the Company's profitability depends largely on the difference between market prices for refined petroleum products and crude oil prices. This margin is continually changing and may fluctuate significantly from time to time. Crude oil and refined products are commodities whose price levels are determined by market forces beyond the control of the Company. Additionally, due to the seasonality of refined products and refinery maintenance schedules, results of operations for any particular quarter of a fiscal year are not necessarily indicative of results for the full year. In general, prices for refined products are significantly influenced by the price of crude oil. Although an increase or decrease in the price for crude oil generally results in a corresponding increase or decrease in prices for refined products, often there is a time lag in the realization of the corresponding increase or decrease in prices for refined products. The effect of changes in crude oil prices on operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on the Company's earnings and cash flows.

   The profitability and liquidity of the Company is dependent on refining and selling quantities of refined products at margins sufficient to cover operating costs, including any future inflationary pressures. The refining business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals and related facilities. Furthermore, future regulatory requirements or competitive pressures could result in additional capital expenditures, which may or may not produce desired results. Such capital expenditures may require significant financial resources that may be contingent on the Company's continued access to capital markets and commercial bank financing on favorable terms including acceptable financial covenants.

   Purchases of crude oil supply are typically made pursuant to relatively short-term, renewable contracts with numerous foreign and domestic major and independent oil producers, generally containing market-responsive pricing provisions. Futures, forwards and exchange-traded options are used to minimize the exposure of the Company's refining margins to crude oil and refined product fluctuations. The Company also uses the futures market to help manage the price risk inherent in purchasing crude oil in advance of the delivery date, and in maintaining the inventories contained within its refinery and pipeline system. Hedging strategies used to minimize this exposure include fixing a future margin between crude oil and certain finished products and also hedging fixed price purchase and sales commitments of crude oil and refined products. While the Company's hedging activities are intended to reduce volatility while providing an acceptable profit margin on a portion of production, the use of such a program can effect the Company's ability to participate in an improvement in related product profit margins. Although the Company's net sales and operating revenues fluctuate significantly with movements in industry crude oil prices, such prices do not have a direct relationship to net earnings, which are subject to the impact of the Company's LIFO method of accounting. The effect of changes in crude oil prices on the Company's operating results is determined more by the rate at which the prices of refined products adjust to reflect such changes.

   The following table estimates the sensitivity of the Company's income before taxes to price changes which impact its refining and retail margins based on a representative production rate for the Refineries (net of the Statoil contract which provides a fixed margin) and a representative amount of total gasoline sold at the Company's retail units:

                                                                       Annual
   Earnings Sensitivity                                    Change      Impact
   --------------------                                   --------- ------------
   Refining margin....................................... $0.10/bbl $3.9 million
   Retail margin......................................... $0.01/gal $5.0 million

   Based on December 31, 1999 crude oil and refined products market prices (market prices), the Company's outstanding derivative commodity instruments held at December 31, 1999 are anticipated to result in a decrease in future earnings of approximately $4.2 million. If market prices were to increase by 10%, the anticipated decrease in future earnings would approximate $1.6 million. Similarly, if market prices were to decrease by 10%, the anticipated decrease in futures earnings would approximate $6.7 million.

   Cash borrowings under the Secured Credit Facility bear interest based on the prime rate or LIBOR based rates. As such, changes in these floating interest rates could significantly impact the level of earnings in future periods.

   The Company conducts environmental assessments and remediation efforts at multiple locations, including operating facilities and previously owned or operated facilities. The Company accrues environmental and clean-up related costs of a non-capital nature when it is both probable that a liability has been incurred and the amount can be reasonably estimated. Accruals for losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Estimated costs, which are based upon experience and assessments, are recorded at undiscounted amounts without considering the impact of inflation, and are adjusted periodically as additional or new information is available. Expenditures for equipment necessary for environmental issues relating to ongoing operations are capitalized.

   The Company's crude oil, refined products and convenience store merchandise and gasoline inventories are valued at the lower of cost (based on the last-in, first-out or LIFO method of accounting) or market, with the exception of crude oil inventory held for resale which is valued at the lower of cost (based on the first-in first-out or FIFO method of accounting) or market. Under the LIFO method, the effects of price increases and decreases in crude oil and other feedstocks are charged directly to the cost of refined products sold in the period that such price changes occur. In periods of rising prices, the LIFO method may cause reported operating income to be lower than would otherwise result from the use of the FIFO method. Conversely, in periods of falling prices the LIFO method may cause reported operating income to be higher than would otherwise result from the use of the FIFO method.

   During 1999, the Company engaged Credit Suisse First Boston (CSFB) to act as financial advisor. CSFB is providing the Company with financial advice and assistance in evaluating strategic alternatives to maximize the Company's assets in both the refining and retail businesses. The primary objective is to assure that Crown pursues those opportunities which best enhance shareholder value. CSFB is actively engaged in the project and meets regularly with the Company's Board of Directors. On March 6, 2000, the Company received a letter from Rosemore, Inc. (Rosemore), a Maryland corporation that owns approximately 49% of the Company's outstanding Class A common stock and 11% of the Class B common stock, proposing that Rosemore would acquire all of the outstanding common stock not owned by Rosemore for $8.35 per share, payable in cash. Rosemore is controlled by the family of Henry A. Rosenberg, Jr., the Company's Chairman, President and Chief Executive Officer. The Board of the Company established a committee of the its independent directors (the Independent Committee) to review all strategic alternatives. During the Independent Committee's consideration of Rosemore's offer, the Company received an offer from Apex Oil Company, Inc., (Apex Oil) on March 9, 2000 to acquire all of the outstanding common stock of the Company not owned by Apex Oil for $9.20 per share, payable in cash, subject to the satisfactory completion of certain terms and conditions. Apex Oil owns approximately 15% of the Company's outstanding Class A common stock and approximately 4% of Class B common stock. The Independent Committee, with the assistance of CSFB and outside counsel, is considering all offers received in the course of its review of strategic alternatives to enhance shareholder value. Both offers are currently scheduled to expire on April 17, 2000 unless either an offer is otherwise accepted or rejected prior to that date.

Impact of Year 2000

   In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expended $1.3 million to upgrade or replace its systems for year 2000 compliance. This amount does not include costs to replace or upgrade systems that were previously planned and not accelerated due to the year 2000 issue. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

Item 7a. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

   The Company's market risk disclosures relating to outstanding derivative commodity instruments are discussed in Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 12 through 21 of this report.

                     [This space intentionally left blank]

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          CONSOLIDATED BALANCE SHEETS
              Crown Central Petroleum Corporation and Subsidiaries
                             (thousands of dollars)

                                                              December 31
                                                             1999      1998
                                                           --------  ---------
Assets
Current Assets
 Cash and cash equivalents................................ $ 12,447   $ 14,470
 Restricted cash..........................................       --     12,000
 Accounts receivable, less allowance for doubtful accounts
  (1999--$552, 1998--$739)................................  104,332     60,227
 Recoverable income taxes.................................       --        616
 Inventories, net of LIFO reserves (1999--$55,813, 1998--
  $2,699).................................................   69,195     80,104
 Other current assets.....................................    1,428      1,411
                                                           --------  ---------
  Total Current Assets....................................  187,402    168,828
Investments and Deferred Charges..........................   21,666     28,634
Property, Plant and Equipment
 Land.....................................................   46,650     48,651
 Petroleum refineries.....................................  389,331    379,292
 Marketing facilities.....................................  214,418    213,634
 Furniture and other equipment............................   40,024     42,687
                                                           --------  ---------
                                                            690,423    684,264
  Less allowance for depreciation.........................  376,383    363,716
                                                           --------  ---------
   Net Property, Plant and Equipment......................  314,040    320,548
                                                           --------  ---------
                                                           $523,108   $518,010
                                                           ========  =========

   See notes to consolidated financial statements

                          CONSOLIDATED BALANCE SHEETS
              Crown Central Petroleum Corporation and Subsidiaries
                             (thousands of dollars)

                                                               December 31
                                                              1999      1998
Liabilities and Stockholders' Equity                        --------  --------

Current Liabilities
  Accounts payable:
    Crude oil and refined products......................... $118,489  $ 48,466
    Other..................................................   22,307    36,750
  Accrued liabilities......................................   60,685    53,730
  Income tax payable.......................................      413        --
  Borrowings under Secured Credit Facility.................       --    10,000
  Current portion of long-term debt........................      631     1,307
                                                            --------  --------
  Total Current Liabilities................................  202,525   150,253
Long-Term Debt.............................................  129,180   129,899
Deferred Income Taxes......................................    7,384    23,947
Other Deferred Liabilities.................................   34,718    35,138
Common Stockholders' Equity
  Class A Common Stock--par value $5 per share:
  Authorized--15,000,000 shares; issued and outstanding
  shares--4,817,394 in 1999 and in 1998....................   24,087    24,087

  Class B Common Stock--par value $5 per share:
  Authorized--15,000,000 shares; issued and outstanding
  shares--5,253,862 in 1999 and 5,236,217 in 1998..........   26,269    26,181
  Additional paid-in capital...............................   91,154    91,466
  Unearned restricted stock................................   (1,049)   (1,500)
  Retained earnings........................................    8,411    38,437
  Accumulated other comprehensive income...................      429       102
                                                            --------  --------
  Total Common Stockholders' Equity........................  149,301   178,773
                                                            --------  --------
                                                            $523,108  $518,010
                                                            ========  ========

   See notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              Crown Central Petroleum Corporation and Subsidiaries
                (thousands of dollars, except per share amounts)

                                                 Year Ended December 31
                                               1999        1998        1997
                                            ----------  ----------  ----------
Revenues
 Sales and operating revenues.............. $1,270,181  $1,264,317  $1,609,083

Operating Costs and Expenses
 Costs and operating expenses..............  1,164,299   1,155,194   1,435,707
 Selling expenses..........................     87,431      87,121      77,864
 Administrative expenses...................     21,058      22,427      20,578
 Depreciation and amortization.............     36,995      34,017      31,623
 Sales, abandonments and write-down of
  property, plant and equipment............     (7,181)       (408)        402
                                            ----------  ----------  ----------
                                             1,302,602   1,298,351   1,566,174
                                            ----------  ----------  ----------
Operating (Loss) Income....................    (32,421)    (34,034)     42,909
 Interest and other income.................      2,735       3,029       2,617
 Interest expense..........................    (15,015)    (14,740)    (14,168)
                                            ----------  ----------  ----------
(Loss) Income Before Income Taxes..........    (44,701)    (45,745)     31,358
Income Tax (Benefit) Expense...............    (14,675)    (16,365)     12,123
                                            ----------  ----------  ----------
Net (Loss) Income.......................... $  (30,026) $  (29,380) $   19,235
                                            ==========  ==========  ==========
Earnings Per Common Share:
 Net (Loss) Income......................... $    (3.04) $    (2.99) $     1.97
                                            ==========  ==========  ==========
Earnings Per Common Share--Assuming
 Dilution:
 Net (Loss) Income......................... $    (3.04) $    (2.99) $     1.94
                                            ==========  ==========  ==========

   See notes to consolidated financial statements

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
              Crown Central Petroleum Corporation and Subsidiaries
                (thousands of dollars, except per share amounts)

                                      Class A Class B                                   Accumulated
                                      Common  Common   Additional  Unearned                Other
                            Total      Stock   Stock    Paid-In   Restricted Retained  Comprehensive
                            Shares    Amount  Amount    Capital     Stock    Earnings     Income      Total
                          ----------  ------- -------  ---------- ---------- --------  ------------- --------
Balance at December 31,
 1996...................   9,983,180  $24,087 $25,829   $91,817    $(2,951)  $48,582       $ 11      $187,375
Comprehensive income:
Net income for 1997.....                                                      19,235                   19,235
Adjustment to minimum
 Pension liability, net
 of Deferred income tax
 benefit of $69.........                                                                   (128)         (128)
                                                                                                     --------
Comprehensive income....                                                                              (19,107)
                                                                                                     --------
Stock registered to
 Participants of stock
 Incentive plans........      92,700              464       736     (1,200)
Cancellation of non-
 vested stock Registered
 to participants of
 stock incentive plans..     (81,700)            (409)     (571)       980
Stock option exercises..      63,988              320       557                                           877
Market value adjustments
 to Unearned Restricted
 Stock..................                                  2,120     (2,120)
Other...................                                     (4)                                           (4)
                          ----------  ------- -------   -------    -------   -------       ----      --------
Balance at December 31,
 1997...................  10,058,168   24,087  26,204    94,655     (5,291)   67,817       (117)      207,355
Comprehensive income:
Net (loss) for 1998.....                                                     (29,380)                 (29,380)
Adjustment to minimum
 Pension liability, net
 of Deferred income tax
 benefit of $117........                                                                    219           219
                                                                                                     --------
Comprehensive income....                                                                              (29,161)
                                                                                                     --------
Stock registered to
 Participants of stock
 Incentive plans........      85,415              427       645     (1,072)
Cancellation of non-
 vested stock Registered
 to participants of
 stock incentive plans..    (114,140)            (571)   (1,649)     2,220
Stock option exercises..      41,814              209       387                                           596
Market value adjustments
 to Unearned Restricted
 Stock..................                                 (2,530)     2,530
Other...................     (17,646)             (88)      (42)       113                                (17)
                          ----------  ------- -------   -------    -------   -------       ----      --------
Balance at December 31,
 1998                     10,053,611   24,087  26,181    91,466     (1,500)   38,437        102       178,773
Comprehensive income:
Net (loss) for 1999.....                                                     (30,026)                 (30,026)
Adjustment to minimum
 Pension liability, net
 of Deferred income tax
 benefit of $175........                                                                    327           327
                                                                                                     --------
Comprehensive income....                                                                              (29,699)
                                                                                                     --------
Stock registered to
 Participants of stock
 Incentive plans........      40,200              201       111       (312)
Stock released to
 participants of stock
 incentive plans........                                    227                                           227
Cancellation of non-
 vested stock Registered
 to participants of
 stock incentive plans..     (22,555)            (113)      (56)       169
Market value adjustments
 to Unearned Restricted
 Stock..................                                   (594)       594
                          ----------  ------- -------   -------    -------   -------       ----      --------
Balance at December 31,
 1999...................  10,071,256  $24,087 $26,269   $91,154    $(1,049)  $ 8,411       $429      $149,301
                          ==========  ======= =======   =======    =======   =======       ====      ========

   See notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              Crown Central Petroleum Corporation and Subsidiaries
                             (thousands of dollars)

                                                     Year Ended December 31
                                                     1999      1998      1997
                                                   --------  ---------  -------
Cash Flows From Operating Activities
Net (loss) income................................  $(30,026) $(29,380)  $19,235
Reconciling items from net (loss) income to net
 Cash provided by operating activities:
 Depreciation and amortization...................    36,995     34,017   31,623
 (Gain) loss on sales of property, plant and
  equipment......................................    (7,180)      (408)     402
 Gain on sale of equity investment...............    (1,224)        --       --
 Equity loss in unconsolidated subsidiaries......       839      1,042      500
 Deferred income taxes...........................   (15,425)   (16,874)  10,310
 Other deferred items............................     2,315      2,219   (1,446)
Changes in assets and liabilities ...............   (44,105)    42,302   10,918
 Accounts receivable Inventories.................    10,910     29,175  (43,275)
 Other current assets............................       (18)       686   11,110
 Crude oil and refined products payable..........    70,023    (55,925)  (8,141)
 Other accounts payable..........................   (14,443)     9,420    4,905
 Accrued liabilities and other deferred
  liabilities....................................     6,657      3,447    2,443
 Income tax payable..............................       413         --       --
 Recoverable and deferred income taxes...........      (522)       170    4,010
 Restricted cash.................................    12,000    (12,000)      --
 Deferred financing costs........................        --     (6,430)      --
                                                   --------  ---------  -------
  Net Cash Provided by Operating Activities......    27,209      1,461   42,594
                                                   --------  ---------  -------
Cash Flows From Investment Activities
 Capital expenditures............................   (25,922)   (36,161) (31,924)
 Proceeds from sales of property, plant and
  equipment......................................    13,002        786    7,337
 Proceeds from sale of equity investment.........     1,224         --       --
 Investment in affiliates........................        --        959      136
 Capitalization of software costs................    (2,233)    (3,898)  (3,946)
 Deferred turnaround maintenance.................    (5,837)    (3,461) (14,054)
 Net proceeds from long-term notes receivable....       436        461      376
 Other credits (charges) to deferred assets......     1,523     (2,030)     466
                                                   --------  ---------  -------
  Net Cash (Used in) Investment Activities.......   (17,807)   (43,344) (41,609)
                                                   --------  ---------  -------
Cash Flows From Financing Activities
 Proceeds from debt and credit agreement
  borrowings.....................................   588,181     79,770   27,776
 Repayments of debt and credit agreement
  borrowings.....................................  (599,606)   (67,600) (27,378)
 Issuances of common stock.......................        --        597      877
                                                   --------  ---------  -------
  Net Cash Provided by (Used in) Financing
   Activities....................................   (11,425)    12,767    1,275
                                                   --------  ---------  -------
Net (Decrease) Increase in Cash and Cash
 Equivalents.....................................    (2,023)   (29,116)   2,260
Cash and Cash Equivalents at End of Year.........    14,470     43,586   41,326
                                                   --------  ---------  -------
Cash and Cash Equivalents at End of Year.........  $ 12,447  $  14,470  $43,586
                                                   ========  =========  =======
Supplemental Disclosures of Cash Flow Information
 Cash paid during the year for:
  Interest (net of amount capitalized)...........  $ 16,086  $  21,442  $13,232
  Income taxes...................................     1,671      1,328    2,746

   See notes to consolidated financial statements

             CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A--Description of Business and Summary of Accounting Policies

   Description of Business: Crown Central Petroleum Corporation and subsidiaries (the Company) operates primarily in two business segments as an independent refiner and marketer of petroleum products, including petrochemical feedstocks. The Company operates two refineries, one located near Houston, Texas with a rated capacity of 100,000 barrels per day of crude oil and another in Tyler, Texas with a rated capacity of 52,000 barrels per day of crude oil. Its principal business is the wholesale and retail sale of its products through 13 product terminals located on three major product pipelines along the Gulf Coast and the Eastern Seaboard and in the Central United States and through a network of 331 gasoline stations, convenience stores and mini-marts located in the Mid-Atlantic and Southeastern United States.

   Employment at the Company's Pasadena and Tyler refineries represent 11% and 7%, respectively, of the Company's total employment at December 31, 1999. Additionally, 60% of the Pasadena refinery employees and 72% of the Tyler refinery employees are subject to collective bargaining agreements. The Company's collective bargaining agreement with the Paper, Allied-Industrial, Chemical and Energy Workers International Union (PACE), formerly the Oil Chemical & Atomic Workers Union, covering employees at the Pasadena refinery expired on February 1, 1996. The Pasadena refinery employees subject to the PACE agreement were locked out by the Company on February 5, 1996. The Company has been operating the Pasadena refinery without interruption since the lock out and intends to continue full operations in this manner until an agreement is reached with the collective bargaining unit. Negotiations for a new agreement are ongoing.

   The Company has a contract to process 35,000 barrels per day of crude oil into refined product for one customer at its Pasadena refinery. The customer retains ownership of the crude oil and the refined products. The Company receives a fixed processing fee per barrel. This current contract runs through October 14, 2000.

   Locot Corporation, a wholly-owned subsidiary of the Company, is the parent company of La Gloria Oil and Gas Company (La Gloria) which owns and operates the Tyler refinery, product terminals located along the Texas Eastern Products Pipeline system and through a subsidiary, a pipeline gathering system in Texas.

   F Z Corporation, a wholly owned subsidiary of the Company, is the parent company of Fast Fare, Inc., which operates two convenience store chains in six states, retailing both merchandise and gasoline.

   The following summarizes the significant accounting policies and practices followed by the Company:

   Principles of Consolidation: The consolidated financial statements include the accounts of Crown Central Petroleum Corporation and all majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

   Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents: Cash in excess of daily requirements is invested in marketable securities with maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the Statements of Cash Flows. Cash with restrictions on usage are not deemed to be cash equivalents for purposes of the Balance Sheets and the Statements of Cash Flows. Temporary cash overdrafts are included in accounts payable.

   Accounts Receivable: The majority of the Company's accounts receivable relate to sales of petroleum products to third parties operating in the petroleum industry.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   Inventories: The Company's crude oil, refined products, and convenience store merchandise and gasoline inventories are valued at the lower of cost (last-in, first-out) or market with the exception of crude oil inventory held for resale which is valued at the lower of cost (first-in, first-out) or market. Materials and supplies inventories are valued at cost. Incomplete exchanges of crude oil and refined products due the Company or owing to other companies are reflected in the inventory accounts.

   Property, Plant and Equipment: Property, plant and equipment is carried at cost. Depreciation and amortization of plant and equipment are primarily provided using the straight-line method over estimated useful lives. Construction in progress is recorded in property, plant and equipment.

   Expenditures which materially increase values, change capacities or extend useful lives are capitalized in property, plant and equipment. Routine maintenance, repairs and replacement costs are charged against current operations. At intervals of two or more years, the Company conducts a complete shutdown and inspection of significant units (turnaround) at its refineries to perform necessary repairs and replacements. Costs associated with these turnarounds are deferred and amortized over the period until the next planned turnaround.

   Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and any resulting gain or loss is included in operating results.

   Depreciation of property, plant and equipment was approximately $26,386,000, $24,288,000 and $24,307,000 in the years ended December 31, 1999, 1998 and
1997, respectively.

   Software Capitalization: Costs of developing and implementing software designed for the Company's own use are capitalized in Property, Plant and Equipment as incurred. Amortization is provided using the straight-line method over the estimated remaining useful lives of the related software.

   Environmental Costs: The Company conducts environmental assessments and remediation efforts at multiple locations, including operating facilities, and previously owned or operated facilities. Estimated closure and post-closure costs for active, refinery and finished product terminal facilities are not recognized until a decision for closure is made. Estimated closure and post-closure costs for active and operated retail marketing facilities and costs of environmental matters related to ongoing refinery, terminal and retail marketing operations are recognized as follows. Expenditures for equipment necessary for environmental issues relating to ongoing operations are capitalized. The Company accrues environmental and clean-up related costs of a non-capital nature when it is both probable that a liability has been incurred and that the amount can be reasonably estimated. Accruals for losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Estimated costs, which are based upon experience and assessments, are recorded at undiscounted amounts without considering the impact of inflation, and are adjusted periodically as additional or new information is available.

   Sales and Operating Revenues: Resales of crude oil are recorded net of the related crude oil cost (first-in, first-out) in sales and operating revenues. Revenues are recognized net of excise and other taxes when products are sold, delivered and collectibility is reasonably assured.

   Interest Capitalization: Interest costs incurred during the construction and preoperating stages of significant construction or development projects is capitalized and subsequently amortized by charges to earnings over the useful lives of the related assets.

   Amortization of Goodwill: The excess purchase price over the estimated fair value of assets of businesses acquired is being amortized on a straight-line basis over 20 years.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   Derivative Financial Instruments: The Company uses futures, forwards, and exchange traded options to manage the price risk inherent in purchasing crude oil in advance of the delivery date, and in maintaining the value of inventories contained within its refinery and pipeline system. Hedging strategies used to minimize this exposure include fixing a future margin between crude oil and certain finished products and also hedging fixed price purchase and sales commitments of crude oil and refined products. These instruments generally allow for settlement at the end of their term in either cash or product.

   Net realized gains and losses from these hedging strategies are recognized in costs and operating expenses when the associated refined products are sold. Unrealized gains and losses are deferred in other current assets and liabilities to the extent that the associated refined products have not been sold. While the Company's hedging activities are intended to reduce volatility and provide an acceptable profit margin on a portion of production, the use of such a program can effect the Company's ability to participate in an improvement in related refined product profit margins.

   Credit Risk: Because the Company has a large and diverse customer base with no single customer accounting for a significant percentage of accounts receivable, there was no material concentration of credit risk in these accounts at December 31, 1999. The Company evaluates the credit worthiness of counterparties to futures, forwards and exchange traded options and considers non-performance credit risk to be remote. The amount of exposure with such counterparties is generally limited to unrealized gains on outstanding contracts.

   Stock Based Compensation: The Company has adopted the disclosure provisions prescribed by SFAS 123 which permit companies to continue to value their stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 while providing pro-forma disclosures of net income and earnings per share calculated using the fair value based method.

   Reclassifications: To conform to the 1999 presentation, the Consolidated Statements of Operations for the year ended December 31, 1997 has been restated. Service station rental income and certain other retail marketing recoveries, which had previously been reported as a reduction of Selling and administrative expenses, have been reclassified and are now reported as components of Sales and operating revenues, and Costs and operating expenses, respectively. Additionally, beginning with the three months ended March 31, 1998, the Company began reporting Selling expenses and Administrative expenses as separate amounts in the Consolidated Condensed Statements of Operations. Selling and administrative expenses as originally reported in the Company's Form 10-K for the year ending December 31, 1997 has been restated to reflect this change. These reclassifications had no effect on the net income or net income per share amounts as originally reported.

   To conform to the 1999 presentation, certain Consolidated Balance Sheet amounts at December 31, 1998 have been reclassified.

   Recently Issued Pronouncements: In June 1998, The FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and that those instruments be measured at fair value. SFAS No. 133 also prescribes the accounting treatment for changes in the fair value of derivatives which depends on the intended use of the derivative and the resulting designation. Designations include hedges of the exposure to changes in the fair value of a recognized asset or liability, hedges of the exposure to variable cash flows of a forecasted transaction, hedges of the exposure to foreign currency translations, and derivatives not designated as hedging instruments. In June 1999, the FASB deferred the effective date of SFAS No. 133 for one year until fiscal years beginning after June 15, 2000. The Company expects to adopt SFAS No. 133 in the first quarter of the year 2001. We are assessing the impact SFAS No. 133 will have on our Consolidated Financial Statements.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

Note B--Inventories

   Inventories consist of the following:

                                                               December 31
                                                             -----------------
                                                               1999     1998
                                                             --------  -------
                                                              (thousands of
                                                                 dollars)
   Crude oil...............................................  $ 32,390  $26,489
   Refined products........................................    75,926   39,776
                                                             --------  -------
     Total inventories at FIFO (approximates current
      cost)................................................   108,316   66,265
   LIFO allowance net of lower of cost or market reserve...   (53,006)    (184)
                                                             ========  =======
     Total crude oil and refined products..................    55,310   66,081
                                                             --------  -------
   Merchandise inventory at FIFO (approximates current
    cost)..................................................     7,943    7,950
   LIFO allowance..........................................    (2,807)  (2,515)
     Total merchandise.....................................     5,136    5,435
                                                             --------  -------
   Materials and supplies inventory at FIFO................     8,749    8,588
                                                             --------  -------
     Total Inventory.......................................  $ 69,195  $80,104
                                                             ========  =======

   As a result of a reduction in LIFO inventory quantities, the net loss for 1999 was decreased by approximately $9.3 million ($0.94 per share) and the net loss for 1998 was increased by approximately $0.5 million ($.05 per share). Due to the increase in refined products prices, the reserve of approximately $7.1 million recorded as of December 31, 1998 to reflect valuing inventories at lower of cost or market was recovered during the first quarter of 1999 and no such reserve was required for inventories at December 31, 1999.

Note C--Long-Term Debt and Credit Arrangements

   Long-term debt consisted of the following:

                                                                 December 31
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
                                                                (thousands of
                                                                  dollars)
   Unsecured 10 7/8% Senior Notes............................ $124,841 $124,810
   Purchase Money Liens......................................    4,835    6,159
   Other obligations.........................................      135      237
                                                              -------- --------
                                                               129,811  131,206
   Less current portion......................................      631    1,307
                                                              -------- --------
     Long-Term Debt.......................................... $129,180 $129,899
                                                              ======== ========

   The aggregate maturities of long-term debt through 2004 are as follows (in thousands):
   2000--$631; 2001--$623; 2002--$599; 2003--$722; 2004--$2,394.

   The 10 7/8% Senior Notes due 2005 (Notes) were issued under an Indenture, as amended (Indenture), which includes certain restrictions and limitations affecting the payment of dividends, repurchase of capital stock and incurrence of additional debt. The Indenture also included a provision limiting liens unless the Note holders were directly secured, equally and ratably, with any other holder of an obligation secured by a lien.

   Effective as of December 10, 1998, the Company entered into an $80 million Secured Credit Facility (Secured Credit Facility) to provide cash borrowings and letters of credit. The Secured Credit Facility, which

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES has a three-year term and is secured by certain current assets of the Company, is to be used for general corporate and working capital requirements. It includes limitations on additional indebtedness and cash dividends and requires compliance with financial covenants regarding minimum levels of working capital and net worth. Borrowings under the Secured Credit Facility bear interest based on the prime rate or LIBOR based rates. Additionally, the Company pays a fee for unused commitments.

   During March 1999, the Company amended the Secured Credit Facility to provide up to $125 million of availability for cash borrowings and letters of credit. Up to $75 million of the Secured Credit Facility is subject to availability of eligible collateral. The remaining $50 million of availability, which is provided by a related party to the Company, is not subject to the limitation of eligible collateral. As of December 31, 1999, eligible collateral, after reserves and the application of advance rates, was approximately $86.1 million.

   As of December 31, 1999, $31.7 million in available commitments had been used for letters of credit and there were no cash borrowings outstanding pursuant to the Secured Credit Facility. Cash borrowings and letters of credits outstanding at December 31, 1998 were $10 million and $13.2 million, respectively. As of December 31, 1999, the unused commitments under the terms of the Secured Credit Facility were $93.3 million, of which $50 million can be borrowed in cash.

   The costs associated with obtaining the Secured Credit Facility and amending the Indenture in 1998 were $5.9 million. These costs were capitalized and are being amortized over the life of the Secured Credit Facility or the remaining term of the Indenture, as applicable. Such amortization is included as a component of interest expense.

   The Purchase Money Liens outstanding as of December 31, 1999, represent loans to finance land and buildings for several service station and convenience store locations. These borrowings are repayable over 60 to 72 months at a fixed interest rate. The Purchase Money Liens are secured by assets having a cost basis of $7.1 million and $14.4 million at December 31, 1999 and 1998, respectively. The scheduled repayment of one of the Purchase Money Lien obligations in January 1999 resulted in the release of assets with a cost basis of $6.5 million from security. The remaining principal balance is payable monthly through May 2004.

   The following interest expense amounts are reflected on the Consolidated Statements of Operations:

                                                              December 31
                                                        -----------------------
                                                         1999    1998    1997
                                                        ------- ------- -------
                                                        (thousands of dollars)
   Total interest costs incurred....................... $17,212 $17,344 $16,330
   Less: Capitalized interest..........................   2,197   2,604   2,162
                                                        ------- ------- -------
     Interest Expense.................................. $15,015 $14,740 $14,168
                                                        ======= ======= =======

Note D--Crude Oil and Refined Product Hedging Activities

   The net deferred loss from futures contracts (excluding forward contracts) included in crude oil and refined product hedging strategies was approximately $353,000 at December 31, 1999. Included in these hedging strategies are futures contracts maturing in January, February, and March 2000. The Company is using these contracts to defer the pricing of approximately 3.9% of its crude oil commitments for the aforementioned period.

             CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

Note E--Income Taxes

   Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                           1999       1998
                                                         ---------  ---------
                                                            (thousands of
                                                              dollars)
   Deferred tax liabilities:
     Depreciation and amortization...................... $ (66,357) $ (65,240)
     Other..............................................   (35,520)   (35,778)
                                                         ---------  ---------
       Total deferred tax liabilities...................  (101,877)  (101,018)

   Deferred tax assets:
     Post-retirement and pension obligations............    11,538     10,747
     Environmental, litigation and other accruals.......     7,440      7,901
     Construction and inventory costs not currently
      deductible........................................    11,351      2,457
     Benefit of future tax NOL carry forwards...........    45,339     31,863
     Other..............................................    18,825     24,103
                                                         ---------  ---------
       Total deferred tax assets........................    94,493     77,071
                                                         ---------  ---------
       Net Deferred Tax Liabilities..................... $  (7,384) $ (23,947)
                                                         =========  =========

   No valuation allowance is considered necessary for the above deferred tax assets. The Company has tax credit carry-forwards of approximately $266,000 which expire in the years 2009 through 2019, an alternative minimum tax credit carry-forward of approximately $833,000 and net operating loss carry-forwards of approximately $116,520,000 which expire in the years 2009 through 2019.

   Significant components of the income tax (benefit) provision for the years ended December 31 follows:

                                                      1999      1998     1997
                                                    --------  --------  -------
                                                     (thousands of dollars)
   Current:
     Federal....................................... $     --  $     --  $ 1,062
     State.........................................      750       509      750
                                                    --------  --------  -------
       Total Current...............................      750       509    1,812

   Deferred:
     Federal.......................................  (14,154)  (15,723)  10,062
     State.........................................   (1,271)   (1,151)     249
                                                    --------  --------  -------
       Total Deferred..............................  (15,425)  (16,874)  10,311
                                                    --------  --------  -------

     Income Tax (Benefit) Expense.................. $(14,675) $(16,365) $12,123
                                                    ========  ========  =======

   Current state tax provision includes $750,000 of franchise taxes for each of the years ended December 31, 1999, 1998 and 1997. In addition, the year ended December 31, 1998 includes a franchise tax refund of $241,000 from prior periods.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   The following is a reconciliation of the statutory federal income tax rate to the actual effective income tax rate for the years ended December 31:

                                                     1999      1998     1997
                                                   --------  --------  -------
                                                    (thousands of dollars)
   Income tax (benefit) expense calculated at the
    statutory federal income tax rate............  $(15,663) $(16,011) $10,975
   Amortization of goodwill and purchase
    adjustment...................................       145       145      145
   State taxes (net of federal benefit)..........      (451)     (252)     650
   Other.........................................     1,294      (247)     353
                                                   --------  --------  -------
     Income Tax (Benefit) Expense................  $(14,675) $(16,365) $12,123
                                                   ========  ========  =======

Note F--Capital Stock and Net Income Per Common Share

   Class A Common stockholders are entitled to one vote per share and have the right to elect all directors other than those to be elected by other classes of stock. Class B Common stockholders are entitled to one-tenth vote per share and have the right to elect two directors. The average outstanding and equivalent shares excludes 199,825, 214,325 and 260,700 shares of Performance Vested Restricted Stock (PVRS) shares registered to participants in the 1994 Long-Term Incentive Plan (Plan) at December 31, 1999, 1998 and 1997, respectively. The PVRS shares are not considered outstanding for earnings per share calculations until the shares are released to the Plan participants.

   The following table provides a reconciliation of the basic and diluted earnings per share calculations:

                                                Year Ended December 31
                                          ------------------------------------
                                             1999         1998         1997
                                          -----------  -----------  ----------
                                          (dollars in thousands, except per
                                                     share data)
(Loss) income applicable to common
 shares
Net (loss) income.......................  $   (30,026) $   (29,380) $   19,235
                                          ===========  ===========  ==========
Common shares outstanding at January 1,
 1999, 1998 and 1997, respectively......   10,053,611   10,058,168   9,983,180
Restricted shares held by the Company at
 January 1, 1999, 1998 and 1997,
 respectively...........................     (214,325)    (260,700)   (249,700)
Weighted average effect of shares of
 common stock issued for stock option
 exercises..............................           --       35,237      18,531
Weighted average effect of PVRS shares
 of common stock released to Plan
 participants...........................       31,945           --          --
                                          -----------  -----------  ----------
Weighted average number of common shares
 outstanding, as adjusted at December
 31, 1999, 1998 and 1997, respectively..    9,871,231    9,832,705   9,752,011
Effect of Dilutive Securities:
  Employee stock options................           --           --     113,060
  Restricted stock awards...............           --           --      33,833
                                          -----------  -----------  ----------
Weighted average number of common shares
 outstanding, as adjusted at December
 31, 1999, 1998 and 1997, respectively--
 assuming dilution......................    9,871,231    9,832,705   9,898,904
                                          ===========  ===========  ==========
Earnings Per Share:
Net (loss) income.......................  $     (3.04) $     (2.99) $     1.97
                                          ===========  ===========  ==========
Earnings Per Share--Assuming Dilution:
Net (loss) income.......................  $     (3.04) $     (2.99) $     1.94
                                          ===========  ===========  ==========

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   At December 31, 1999, the Company had non-qualified stock options outstanding representing 1,032,372 potential common shares. Due to the net loss from operations for the years ended December 31, 1999 and 1998, the effect of dilutive securities under stock options and awards were excluded from the diluted earnings per share calculations.

   On February 1, 2000, the Company adopted a one-year Shareholder Rights Plan in which rights to purchase its preferred stock will be distributed to holders of its common stock on February 15, 2000 to ensure that any strategic transaction undertaken by the Company will be one in which all stockholders can receive fair and equal treatment, and to guard against partial tender offers, open market accumulations and other abusive tactics that might result in unequal treatment of stockholders.

   Under the Plan, the Company's Board of Directors has created two new classes of preferred stock, known as Series A and Series B Junior Participating Preferred stock. The Company has declared a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock. Each right entitles stockholders to buy one one-thousandth of a share of preferred stock at an exercise price of $16.00, with the Company's Class A common stock receiving purchase rights for the Series A preferred stock and the Company's Class B common stock receiving purchase rights for the Series B preferred stock.

   Generally, the rights become exercisable only if a person or group acquires a substantial block (i.e., 15% or more) of either class of common stock or announces a tender offer which may result in any person becoming the owner of a substantial block of either class. For persons currently owning in excess of 14% of any class, however, the rights plan "grandfathers" their current level of ownership (as indicated on such person's federal securities law filings) plus an additional 1% of that class.

   Under the plan, the Company's Board of Directors can pre-approve a tender offer or other transaction which would otherwise trigger the plan. If a person acquires a substantial block of either class of the Company's common stock other than pursuant to an offer or transaction which has been pre-approved by the Board of Directors, each right then will entitle its holder to purchase a number of the Company's common shares having a market value at that time of twice the right's exercise price, except for the rights held by the person who acquired the substantial block of stock, which will become void and will not be exercisable to purchase shares at the bargain purchase price.

   If, after a person has acquired a substantial block of the Company's common stock other than pursuant to an offer or transaction which has been pre-approved by the Board of Directors, the Company is acquired in a merger or other business combination transaction, each right (other than the rights held by the owner of the substantial block) will entitle its holder to purchase a number of the acquiring company's common shares having a market value at the time of twice the right's exercise price.

   The rights plan permits the Company to redeem each purchase right at the option of the Board of Directors for $.001 per right or for one one-thousandth of a share of common stock, at any time before a person acquires a substantial block of either class of common stock. Until the rights become exercisable, no separate rights certificate will be issued to shareholders. Instead, the rights will be evidenced by the certificates for the Company's common stock. At the time the rights become exercisable, rights certificates will be distributed to holders of Crown's common stock. The plan will expire at the close of business on February 14, 2001. Due to the net loss from operations for the year ended December 31, 1999, the issuance of the preferred stock purchase rights has no impact on the dilutive earnings per share amount presented in the previous table.

Note G--Long-Term Incentive Plan

   Under the terms of the 1994 Long-term Incentive Plan (Plan), the Company may distribute to employees restricted shares of the Company's Class B Common Stock and options to purchase Class B Common Stock.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

Up to 1.1 million shares of Class B Common Stock may be distributed under the Plan. The balance sheet caption "Unearned restricted stock" is charged for the market value of restricted shares at their grant date and changes in the market value of shares outstanding until the vesting date, and is shown as a reduction of stockholders' equity. The impact is further reflected within Class B Common Stock and Additional Paid-in-Capital.

   PVRS awards are subject to minimum years of service requirements from the date of grant with earlier vesting possible subject to the attainment of performance goals. Additionally, PVRS awards are subject to certain other restrictions including the receipt of dividends and transfers of ownership. As of December 31, 1999, 199,825 shares of PVRS have been registered in the participants names and are being held by the Company subject to the attainment of the related performance goals or years of service. PVRS awards to employees who have left the Company are canceled. PVRS awards granted prior to 1996 whose related performance goals have not been achieved were forfeited.

   Under the 1994 Long-Term Incentive Plan, non-qualified stock options are granted to participants at a price not less than 100% of the fair market value of the stock on the date of grant. The exercise period is ten years with the options vesting one-third per year over three years after a one-year waiting period.

   Under the terms of the 1995 Management Stock Option Plan, the Company may award to participants non-qualified stock options to purchase shares of the Company's Class B Common Stock at a price equal to 100% of the fair market value of the stock at the date of grant. Up to 500,000 shares of Class B Common Stock may be distributed under the Plan. The exercise period is ten years with the options vesting one-third per year over three years after a one-year waiting period.

   Shares of Class B Common Stock available for issuance under options or awards amounted to 226,173 and 213,189 at December 31, 1999 and 1998, respectively.

   Detail of the Company's stock options are as follows:

                                                                        Weighted
                                                                        Average
                                                                         Price
                                               Common     Price Range     Per
                                               Shares      Per Share     Share
                                               -------  --------------- --------
1994 Long-Term Incentive Plan
  Outstanding--January 1, 1997................ 484,556  $12.81 - $19.50  $14.69
                                               =======
  Granted--1997............................... 166,600  $11.69           $11.69
  Exercised--1997.............................  (4,963) $12.81 - $16.13  $13.24
  Canceled--1997..............................  (4,536) $12.81 - $17.06  $15.37
                                               -------
  Outstanding--December 31, 1997.............. 641,657  $11.69 - $19.50  $13.92
                                               =======
    Shares exercisable at December 31, 1997... 310,142  $12.81 - $19.50  $14.66
                                               =======
  Granted--1998............................... 165,915  $ 9.38 - $15.00  $14.92
  Exercised--1998............................. (29,942) $12.81 - $17.69  $14.27
  Canceled--1998.............................. (37,982) $11.69 - $17.69  $13.20
                                               -------
  Outstanding--December 31, 1998.............. 739,648  $ 9.38 - $19.50  $14.17
                                               =======
    Shares exercisable at December 31, 1998... 509,559  $ 9.38 - $19.50  $14.20
                                               =======
  Granted--1999...............................  68,600  $ 7.75           $ 7.75
  Canceled--1999.............................. (74,610) $ 7.75 - $17.69  $13.68
                                               -------
  Outstanding--December 31, 1999.............. 733,638  $ 7.75 - $19.50  $13.62
                                               =======
    Shares exercisable at December 31, 1999... 557,713  $ 7.75 - $19.50  $14.20
                                               =======

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

                                                                       Weighted
                                                                       Average
                                                                        Price
                                             Common      Price Range     Per
                                             Shares       Per Share     Share
                                            ---------  --------------- --------
1995 Management Stock Option Plan
  Outstanding--January 1, 1997.............   430,480  $13.75 - $16.06  $13.77
                                            =========
  Exercised--1997..........................   (59,025) $13.75           $13.75
  Canceled--1997...........................   (32,704) $13.75           $13.75
                                            ---------
  Outstanding--December 31, 1997...........   338,751  $13.75 - $16.06  $13.78
                                            =========
    Shares exercisable at December 31,
     1997..................................   207,388  $13.75 - $16.06  $13.78
                                            =========
  Exercised--1998..........................   (11,872) $13.75 - $16.06  $14.27
  Canceled--1998...........................    (1,500) $13.75           $13.75
                                            ---------
  Outstanding--December 31, 1998...........   325,379  $13.75 - $16.06  $13.76
                                            =========
    Shares exercisable at December 31,
     1998..................................   325,379  $13.75 - $16.06  $13.76
                                            =========
  Canceled--1999...........................   (26,645) $13.75 - $16.06  $13.87
                                            ---------
  Outstanding--December 31, 1999...........   298,734  $13.75 - $16.06  $13.75
                                            =========
    Shares exercisable at December 31,
     1999..................................   298,734  $13.75 - $16.06  $13.75
                                            =========
Total outstanding--December 31, 1999....... 1,032,372  $ 7.75 - $19.50  $13.66
                                            =========
Total exercisable--December 31, 1999.......   856,447  $ 7.75 - $19.50  $14.04
                                            =========

   The weighted average remaining life for options outstanding at December 31, 1999 was approximately seven years for the 1994 Long-Term Incentive Plan and approximately five years for the 1995 Management Stock Option Plan.

   All options were granted at an exercise price equal to the fair market value of the common stock at the date of grant. The weighted average fair value at the date of grant for options granted under the Long-Term Incentive Plan was $2.15, $3.57 and $2.31 for 1999, 1998 and 1997, respectively. There were no grants under the Management Stock Option Plan in 1999, 1998, or 1997. The fair value of options at date of grant was estimated using the Black-Scholes model with the following assumptions:

   Long-Term Incentive Plan                                    1999  1998  1997
   ------------------------                                    ----  ----  ----
   Expected life (years)......................................    3     3     3
   Risk Free Interest Rate.................................... 5.50% 5.63% 5.67%
   Volatility................................................. 36.6% 27.5% 27.0%
   Dividend Yield.............................................  0.0%  0.0%  0.0%

   The Company granted 40,200, 85,415 and 92,700 of shares of PVRS Awards during 1999, 1998 and 1997, respectively. The weighted average fair value at date of grant for PVRS Awards granted in 1999, 1998 and 1997 was $7.75, $14.94 and $11.69, respectively, which in each case represents the market value of the Company's Class B Common Stock at the date of grant. The amount of compensation expense recognized for PVRS Awards was not significant for 1999, 1998, or 1997.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   Stock-based compensation costs would have increased the pretax loss by approximately $728,000 ($455,000 after tax or $.05 per basic and diluted share) for the year ended December 31, 1999, increased the pretax loss by approximately $864,000 ($540,000 after tax or $.05 per basic and diluted share) for the year ended December 31, 1998, and decreased the pretax income by approximately $1,610,000 ($1,007,000 after tax or $.10 per basic and diluted share) for the year ended December 31, 1997 had the fair values of options and the PVRS granted since 1996 been recognized as compensation expense on a straight line basis over the vesting period of the grant giving consideration to achievement of performance objectives where applicable. The pro-forma effect on net income for 1998 and 1997 is not representative of the pro-forma effect on net income in future years as it does not consider the pro-forma compensation expense related to grants made prior to 1996.

Note H--Employee Benefit Obligations

   The Company has a defined benefit pension plan covering the majority of full-time employees. The Company also has several defined benefit plans covering only certain senior executives. Plan benefits are generally based on years of service and employees' average compensation. The Company's policy is to fund the pension plans in amounts which comply with contribution limits imposed by law. Plan assets consist principally of fixed income securities and stocks.

   The following table sets forth the changes in the benefit obligation and plan assets of the Company's pension plans for the years ended December 31, 1999 and 1998, respectively:

                                                              December 31
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
                                                             (thousands of
                                                               dollars)
   Change in Pension Plans' Benefit Obligation

     Pension plans' benefit obligation--beginning of
      year................................................ $141,701  $132,652

     Service cost.........................................    5,379     4,913
     Interest cost........................................    9,711     8,882
     Benefits paid........................................   (6,310)   (5,984)
     Administrative expenses..............................     (865)     (843)
     Actuarial (gain) or loss.............................  (17,830)    2,081
                                                           --------  --------
     Pension plans' benefit obligation--end of year.......  131,786   141,701
                                                           --------  --------

  Change in Pension Plan Assets

     Fair value of plan assets--beginning of year.........  125,495   115,402

     Actual return on plan assets.........................   12,503    16,563
     Benefits paid........................................   (5,973)   (5,627)
     Administrative expenses..............................     (865)     (843)
                                                           --------  --------
     Fair value of plan assets--end of year...............  131,160   125,495
                                                           --------  --------

  Reconciliation of Funded Status

     Funded status........................................     (626)  (16,206)
     Unrecognized actuarial (gain) or loss................  (13,902)    4,665
     Unrecognized net (asset) at transition...............     (433)     (471)
     Unrecognized prior service cost......................     (743)     (794)
                                                           --------  --------
     Net amounts recognized at end of year................ $(15,704) $(12,806)
                                                           ========  ========

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   Amounts recognized in the Balance Sheets consist of:

                                                               Year Ended
                                                               December 31
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                              (thousands of
                                                                dollars)
   Accrued pension liability............................... $(16,636) $(14,516)
   Intangible asset........................................      726     1,001
   Accumulated other comprehensive income..................      206       709
                                                            --------  --------
   Net amounts recognized at end of year................... $(15,704) $(12,806)
                                                            ========  ========
   Other comprehensive income attributable to change
    in additional minimum liability recognition............ $   (503) $   (336)
                                                            ========  ========

   Net periodic pension costs consist of the following components:

                                                       Year Ended December 31
                                                       ------------------------
                                                        1999     1998     1997
                                                       -------  -------  ------
                                                       (thousands of dollars)
   Service cost--benefit earned during the year......  $ 5,379  $ 4,913  $4,500
   Interest cost on projected benefit obligations....    9,711    8,882   8,787
   Expected (return) on plan assets..................  (11,824) (10,951) (9,864)
   Amortization of prior service cost................      (51)     (51)     66
   Recognized actuarial loss.........................       58       76      53
   Amortization of transition (asset) obligation.....      (38)     (38)    (38)
                                                       -------  -------  ------
     Net periodic pension cost.......................  $ 3,235  $ 2,831  $3,504
                                                       =======  =======  ======

   Assumptions used in the accounting for the defined benefit plans as of December 31 were:

                                                               1999  1998  1997
                                                               ----  ----  ----
   Weighted average discount rates............................ 8.00% 6.75% 7.00%
   Rates of increase in compensation levels................... 4.00% 4.00% 4.00%
   Expected long-term rate of return on assets................ 9.75% 9.75% 9.75%

   The Company's defined benefit pension plans which cover only certain senior executives are unfunded plans. The projected benefit obligation and accumulated benefit obligation were $6,019,000 and $5,423,000, respectively, as of December 31, 1999, and $6,374,000 and $5,715,000, respectively, as of December 31, 1998.

   In addition to the defined benefit pension plan, the Company provides certain health care and life insurance benefits for eligible employees who retire from active service. The post-retirement health care plan is contributory, with retiree contributions consisting of co-payment of premiums and other cost sharing features such as deductibles and coinsurance. Beginning in 1998, the Company "capped" the amount of premiums that it will contribute to the medical plans. Should costs exceed this cap, retiree premiums would increase to cover the additional cost.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   The following table sets forth changes in the accrued cost of the Company's post-retirement benefit plans recognized in the Company's Balance Sheets:

                                                               Year Ended
                                                               December 31
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                              (thousands of
                                                                dollars)
   Accumulated post-retirement benefit obligation (APBO):
     Benefit obligation--beginning of year................. $ 16,359  $ 12,624
     Service cost..........................................      429       390
     Interest cost.........................................    1,132     1,058
     Benefits and estimated administrative expenses paid...   (1,036)   (1,112)
     Actuarial (gain) or loss..............................   (1,299)    3,399
                                                            --------  --------
       Benefit obligation--end of year..................... $ 15,585  $ 16,359
                                                            ========  ========

  Reconciliation of Funded Status

     Funded status......................................... $(15,585) $(16,359)
     Unrecognized actuarial loss...........................    5,084     6,775
     Unrecognized prior service cost.......................     (803)     (921)
                                                            --------  --------
     Net amount recognized at end of year.................. $(11,304) $(10,505)
                                                            --------  --------
   Amounts recognized in the Balance Sheets consist of:
     Accrued benefit liability............................. $(11,304) $(10,505)
                                                            ========  ========

   The weighted average discount rate used in determining the APBO was 8.00% in 1999, 6.75% in 1998, and 7.00% in 1997.

   The Company's policy is to fund postretirement costs other than pensions on a pay-as-you-go basis.

   Net periodic postretirement benefit costs include the following components:

                                                     Year Ended December 31
                                                     -------------------------
                                                      1999     1998     1997
                                                     -------  -------  -------
                                                     (thousands of dollars)
   Service cost..................................... $   429  $   390  $   326
   Interest cost on accumulated postretirement
    benefit obligation..............................   1,132    1,058      859
   Amortization of prior service cost...............    (118)    (118)    (118)
   Recognized actuarial loss........................     392      332      212
                                                     -------  -------  -------
     Net periodic postretirement benefit cost....... $ 1,835  $ 1,662  $ 1,279
                                                     =======  =======  =======

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

   As a result of the expense cap implemented in 1998, no further increase in the cost of medical care has been assumed for years subsequent to 1998. The medical trend rate assumption affects the amounts reported. For example, a one-percentage-point change in the medical trend rate would have the following effects:

                                                 1- Percentage- 1- Percentage-
                                                 Point Increase Point Decrease
                                                 -------------- --------------
                                                    (thousands of dollars)
   Effect on total of service and interest cost
    components.................................       $ 55          $ (45)
   Effect on accumulated postretirement benefit
    obligation.................................        531           (457)

Note I--Litigation and Contingencies

   The Company has been named as a defendant in various matters of litigation, some of which are for substantial amounts, and involve alleged personal injury and property damage from prolonged exposure to petroleum, petroleum related products and substances used at its refinery or in the petroleum refining process. The Company is a co-defendant with numerous other defendants in a number of these suits. The Company is vigorously defending these actions, however, the process of resolving these matters could take several years. The liability, if any, associated with these cases was either accrued in accordance with generally accepted accounting principles or was not determinable at December 31, 1999. The Company has consulted with counsel with respect to each such proceeding or large claim which is pending or threatened. While litigation can contain a high degree of uncertainty and the risk of an unfavorable outcome, the eventual outcome of any such matter or group of related matters, in the opinion of management, is not expected to have a material adverse effect on the Company.

   Like other petroleum refiners and marketers, the Company's operations are subject to extensive and rapidly changing federal and state environmental regulations governing air emissions, waste water discharges, and solid and hazardous waste management activities. The Company's policy is to accrue environmental and clean-up related costs of a non-capital nature when it is both probable that a liability has been incurred and that the amount can be reasonably estimated. While it is often extremely difficult to reasonably quantify future environmental related expenditures, the Company anticipates that continuing capital investments will be required over the next several years to comply with existing regulations. The Company has recorded a liability of $7.1 million as of December 31, 1999 and 1998 relative to the estimated costs of environmental issues of a non-capital nature. The liability is not discounted, it is expected to be expended over the next five years and is included in the balance sheet as a noncurrent liability. No amounts have been accrued as receivables for potential reimbursement or as recoveries to offset this liability.

   Environmental liabilities are subject to considerable uncertainties which affect the Company's ability to estimate its ultimate cost of remediation efforts. These uncertainties include the exact nature and extent of the contamination at each site, the extent of required clean-up efforts, varying costs of alternative remediation strategies, changes in environmental remediation requirements, the number and strength of other potentially responsible parties at multi-party sites, and the identification of new environmental sites.

   On January 13, 2000, the Company received a Notice of Enforcement (NOE) from the TNRCC regarding alleged state and federal air quality violations, some of which include sulfur exceedances, arising out of a June and July 1999 state inspection. The Company believes it has valid legal defenses to the majority of the alleged violations and in any case, the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company.

   During the first quarter of 2000, the Company received notice from the United States Department of Justice that the government is again considering filing a civil action against the Company for the alleged sulfur

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES violations already addressed by an August 31, 1998 TNRCC Agreed Order and for additional alleged violations not covered by that Order. The Company does not believe that the government will prevail if it files such a complaint as the Company already has paid a $1.05 million fine for most of the sulfur violations. Additionally, the Company believes it has valid defenses to the other alleged violations, that the alleged violations are de minimis in nature, or that the ultimate outcome of the enforcement action, in the opinion of management, is not expected to have a material adverse effect on the Company.

   In May 1999, the Company received a notice that the United States Department of Justice planned to bring a civil action against the Company for a Clean Water Act violation arising out of a June 1998 oil spill at a Wyoming exploration and production property. The Company has shut-in all of the wells on the Wyoming leases and no longer operates those properties. The Department of Justice demanded payment of a penalty in the amount of $262,000. The Company has been negotiating with the EPA and the Department of Justice. Environmental remediation of the leases is being completed and the Department of Justice has not yet filed suit.

   On October 14, 1999, the Company received a notice of violation from the United States Environmental Protection Agency for alleged noncompliance in 1998 with Clean Air Act reformulated gasoline specifications at the Company's Newington and Richmond, Virginia terminals. EPA proposed a penalty of $282,600. The Company believes the allegations have little or no merit and is vigorously defending this enforcement action.

   It is possible that the ultimate cost, which cannot be determined at this time, could exceed the Company's recorded liability. As a result, charges to income for environmental liabilities could have a material effect on the results of operations in a particular quarter or year as assessments and remediation efforts proceed or as new claims arise. In addition, the Company has been named by the Environmental Protection Agency and by several state environmental agencies as a potentially responsible party at various federal and state Super fund sites. Management is not aware of any environmental matters which would reasonably be expected to have a material adverse effect on the Company.

Note J--Noncancellable Lease Commitments

   The Company has noncancellable operating lease commitments for refinery, computer, office and other equipment, transportation equipment, service station and convenience store properties, and office space. Lease terms range from three to ten years for refinery, computer, office and other equipment and four to eight years for transportation equipment. The majority of service station properties have lease terms of 20 years. The average lease term for convenience stores is approximately 13 years. The Corporate Headquarters office lease expires on December 31, 2003. Certain of these leases have renewal provisions.

   Future minimum rental payments under noncancellable operating lease agreements as of December 31, 1999 are as follows (in thousands):

   2000................................................................ $11,997
   2001................................................................  10,583
   2002................................................................   8,990
   2003................................................................   7,661
   2004................................................................   6,658
   After 2004..........................................................  10,435
                                                                        -------
     Total Minimum Rental Payments..................................... $56,324
                                                                        =======

   Rental expense for the years ended December 31, 1999, 1998 and 1997 was $13,543,000, $13,426,000 and $12,927,000, respectively.

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

Note K--Investments and Deferred Charges

  Investments and deferred charges consist of the following:

                                                                  December 31
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                 (thousands of
                                                                   dollars)
   Deferred turnarounds........................................ $10,738 $12,570
   Loan expense................................................   7,438   8,486
   Long-term notes receivable..................................   1,518   1,955
   Goodwill....................................................     552     953
   Investments.................................................      15     929
   Intangible pension asset....................................     726     688
   Other.......................................................     679   3,053
                                                                ------- -------
     Investments and Deferred Charges.......................... $21,666 $28,634
                                                                ======= =======

   Accumulated amortization of goodwill was $6,039,000 and $5,638,000 at December 31, 1999 and 1998, respectively.

Note L--Fair Value of Financial Instruments

   The Company considers cash and cash equivalents, accounts receivable, investments in subsidiaries, long-term notes receivable, accounts payable and long-term debt to be its financial instruments. The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable, represent their fair values. The fair value of the Company's long-term notes receivable at December 31, 1999 and 1998 was estimated using a discounted cash flow analysis, based on the assumed interest rates for similar types of arrangements. The approximate fair value of the Company's Long-Term Debt at December 31, 1999 and 1998 was estimated using a discounted cash flow analysis, based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements. The fair value of its investments in subsidiaries is not determinable since these investments do not have quoted market prices.

   The following summarizes the carrying amounts and related approximate fair values as of December 31, 1999 and 1998, respectively, of the Company's financial instruments whose carrying amounts do not equal its fair value:

                                       December 31, 1999    December 31, 1998
                                      -------------------- --------------------
                                      Carrying Approximate Carrying Approximate
                                       Amount  Fair Value   Amount  Fair Value
                                      -------- ----------- -------- -----------
                                               (thousands of dollars)
   Assets
     Long-Term Notes Receivable...... $  1,518  $  1,365   $  1,955  $  1,325

   Liabilities
     Long-Term Debt.................. $129,180  $128,002   $129,899  $128,544

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

Note M--Segment Information

   The Company has two reportable segments: refinery operations and retail marketing. The Company's refinery operations segment consists of two high-conversion petroleum refineries and related wholesale distribution networks. One refinery is located in Pasadena, Texas and the other refinery is located in Tyler, Texas. The Pasadena and Tyler refining operations sell petroleum products directly to other oil companies, jobbers, and independent marketers. In addition, the Pasadena refining operation sells directly into the Gulf Coast spot market as well as to an independent network of dealer-operated retail units that sell Crown-branded petroleum products and to the Company's own retail segment. The Company's retail segment sells petroleum products and convenience store merchandise directly to retail customers.

   The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest income or expense, and corporate expenses. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies described in Note A of the Notes to Consolidated Financial Statements on page 27 of this Annual Report on Form 10-K. Certain prior year balances have been reclassified to conform to the 1999 presentation.

   Intersegment sales and transfers are recorded at market prices. Income or loss on intersegment sales is eliminated in consolidation.

   The Company's reportable segments are business divisions that offer different operating and gross margin characteristics and different distribution methods. The reportable segments are each managed separately due to their distinct operating characteristics.

  Year ended December 31, 1999:

                                                Refinery   Retail
                                               Operations Marketing   Totals
                                               ---------- --------- ----------
                                                   (thousands of dollars)
   Revenues from external customers...........  $806,274  $465,336  $1,271,610
   Intersegment revenues......................   362,640               362,640
   Depreciation and amortization expense......    22,319    10,917      33,236
   Operating (loss) income....................   (19,202)   11,809      (7,393)
   Capital expenditures.......................    11,446    10,128      21,574
   Total assets...............................   326,371   147,263     473,634

  Year ended December 31, 1998:

                                                Refinery   Retail
                                               Operations Marketing   Totals
                                               ---------- --------- ----------
                                                   (thousands of dollars)
   Revenues from external customers...........  $831,133  $434,349  $1,265,482
   Intersegment revenues......................   349,997               349,997
   Depreciation and amortization expense......    22,303     9,419      31,722
   Operating (loss) income....................   (20,090)   12,820      (7,270)
   Capital expenditures.......................    12,408    21,458      33,866
   Total assets...............................   302,829   146,579     449,408

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

  Year ended December 31, 1997:

                                             Refinery     Retail
                                            Operations  Marketing     Totals
                                            ----------  ----------  ----------
                                                 (thousands of dollars)
   Revenues from external customers.......  $1,097,327  $  511,490  $1,608,817
   Intersegment revenues..................     648,535                 648,535
   Depreciation and amortization expense..      21,074       9,104      30,178
   Operating income.......................      49,361      17,319      66,680
   Capital expenditures...................       9,725      17,368      27,093
   Total assets...........................     363,272     137,176     500,448

  Sales and operating revenues reconciliation:

                                                 Year ended December 31
                                            ----------------------------------
                                               1999        1998        1997
                                            ----------  ----------  ----------
                                                 (thousands of dollars)
   Total external revenues for reportable
    segments..............................  $1,271,610  $1,265,482  $1,608,817
   Intersegment revenues for reportable
    segments..............................     362,640     349,997     648,535
   Other revenues.........................         107         231         898
   Other adjustments......................      (1,536)     (1,396)       (632)
   Elimination of intersegment revenues...    (362,640)   (349,997)   (648,535)
                                            ----------  ----------  ----------
     Sales and operating revenues.........  $1,270,181  $1,264,317  $1,609,083
                                            ==========  ==========  ==========

   Other adjustments includes items that are reported as a component of Sales and operating revenues for management reporting purposes but are reported as a component of operating expenses in accordance with generally accepted accounting principles.

  Depreciation and amortization expense reconciliation:

                                                    Year ended December 31
                                                   ---------------------------
                                                     1999      1998     1997
                                                   --------  --------  -------
                                                    (thousands of dollars)
   Depreciation and amortization expense for
    reportable
    segments.....................................  $ 33,236  $ 31,722  $30,178
   Other depreciation and amortization expense...     3,759     2,295    1,445
                                                   --------  --------  -------
     Depreciation and amortization expense.......  $ 36,995  $ 34,017  $31,623
                                                   ========  ========  =======

  Profit (loss) reconciliation:

                                                    Year ended December 31
                                                   ---------------------------
                                                     1999      1998     1997
                                                   --------  --------  -------
                                                    (thousands of dollars)
   Total (loss) income for reportable segments...  $ (7,393) $ (7,270) $66,680
   Other income (loss)...........................       684     1,018   (1,852)
   Unallocated amounts:
    Corporate (expenses).........................   (23,432)  (27,091) (21,988)
    Net interest (expense).......................   (14,560)  (12,402) (11,482)
                                                   --------  --------  -------
     (Loss) income before income taxes...........  $(44,701) $(45,745) $31,358
                                                   ========  ========  =======

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES

  Capital expenditures reconciliation:

                                                Year ended December 31
                                           -----------------------------------
                                              1999         1998        1997
                                           -----------  -----------  ---------
                                                (thousands of dollars)
   Capital expenditures for reportable
    segments.............................  $    21,574  $    33,866  $  27,093
   Other capital expenditures............        4,348        2,295      4,831
                                           -----------  -----------  ---------
     Total capital expenditures..........  $    25,922  $    36,161  $  31,924
                                           ===========  ===========  =========

  Total assets reconciliation:

                                                      December 31
                                           -----------------------------------
                                              1999         1998        1997
                                           -----------  -----------  ---------
                                                (thousands of dollars)
   Total assets for reportable segments..  $   473,634  $   449,408  $ 500,448
   Other assets..........................    1,681,376    1,068,875    927,689
   Elimination of intercompany
    receivables..........................   (1,444,701)    (806,072)  (636,542)
   Elimination of investment in
    consolidated subsidiaries............     (187,201)    (194,201)  (194,201)
                                           -----------  -----------  ---------
     Total assets........................  $   523,108  $   518,010  $ 597,394
                                           ===========  ===========  =========

   Assets dedicated to a particular segment operation are included in that segment's total assets. Assets that benefit both segments or are considered corporate assets are not allocated.

   Sales and operating revenues by major product:

                                                   Year ended December 31
                                              --------------------------------
                                                 1999       1998       1997
                                              ---------- ---------- ----------
                                                   (thousands of dollars)
   Petroleum products........................ $1,141,599 $1,140,153 $1,487,067
   Convenience store merchandise and
    services.................................    118,888    112,441    103,679

   The Company sells all of its products in the United States.

Note N--Subsequent Events

   During 1999, the Company engaged Credit Suisse First Boston (CSFB) to act as financial advisor. CSFB is providing the Company with financial advice and assistance in evaluating strategic alternatives to maximize the Company's assets in both the refining and retail businesses. The primary objective is to assure that Crown pursues those opportunities which best enhance shareholder value. CSFB is actively engaged in the project and meets regularly with the Company's Board of Directors. On March 6, 2000, the Company received a letter from Rosemore, Inc. (Rosemore), a Maryland corporation that owns approximately 49% of the Company's outstanding Class A common stock and 11% of the Class B common stock, proposing that Rosemore would acquire all of the outstanding common stock not owned by Rosemore for $8.35 per share, payable in cash. Rosemore is controlled by the family of Henry A. Rosenberg, Jr., the Company's Chairman, President and Chief Executive Officer. The Board of the Company established a committee of its independent directors (the Independent Committee) to review all strategic alternatives. During the Independent Committees consideration of Rosemore's offer, the Company received an offer from Apex Oil Company, Inc., (Apex Oil) on March 9, 2000 to acquire all of the outstanding common stock of the Company not owned by Apex Oil for $9.20 per share, payable in cash, subject to the satisfactory completion of certain terms and conditions. Apex Oil owns approximately 15% of the Company's outstanding Class A common stock and approximately 4% of Class B common stock. The Independent Committee, with the assistance of CSFB and outside counsel, is considering

              CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES all offers received in the course of its review of strategic alternatives to enhance shareholder value. Both offers are currently scheduled to expire on April 17, 2000 unless either an offer is otherwise accepted or rejected prior to that date.

                     [This space intentionally left blank]

   REPORT OF INDEPENDENT AUDITORS

   To the Stockholders
   Crown Central Petroleum Corporation

   We have audited the accompanying consolidated balance sheets of Crown Central Petroleum Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown Central Petroleum Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

   Baltimore, Maryland
   February 24, 2000
   Except for Note N,
   as to which the date
   is March 28, 2000

                                   UNAUDITED
                        QUARTERLY RESULTS OF OPERATIONS
              Crown Central Petroleum Corporation and Subsidiaries
                (thousands of dollars, except per share amounts)

                            First     Second    Third     Fourth
                           Quarter   Quarter   Quarter   Quarter     Yearly
                           --------  --------  --------  --------  ----------
1999
Sales and operating
 revenues................. $225,165  $281,413  $359,899  $403,704  $1,270,181
Gross profit..............   20,597    20,965    30,011    34,308     105,881
Net loss..................  (11,830)  (11,029)   (6,018)   (1,149)    (30,026)
Net loss per share........    (1.20)    (1.12)    (0.61)    (0.12)      (3.04)
Net loss per share -
 assuming dilution........    (1.20)    (1.12)    (0.61)    (0.12)      (3.04)

1998
Sales and operating
 revenues................. $327,639  $339,154  $312,461  $285,063  $1,264,317
Gross profit..............   13,144    36,908    44,250    14,821     109,123
Net (loss) income.........  (13,743)   (2,151)    3,083   (16,569)    (29,380)
Net (loss) income per
 share....................    (1.40)     (.22)      .31     (1.68)      (2.99)
Net (loss) income per
 share - assuming
 dilution.................    (1.40)     (.22)      .31     (1.68)      (2.99)

   To conform to the presentation for the year ended December 31, 1999 and 1998, Sales and operating revenues and Gross profit amounts for the first quarter of 1998 have been restated from those amounts originally reported. This restatement had no effect on the Net loss or the Net loss per share amounts previously reported.

   Gross profit is defined as Sales and operating revenues less Costs and operating expenses (including applicable property and other operating taxes).

   Per share amounts are based upon the weighted average number of common shares outstanding at the end of each quarter.

Item 9. CHANGES IN AND DISAGREEMENTS WITH AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   The Company has not filed a Form 8-K within the last twenty-four (24) months reporting a change of independent auditors or any disagreement with the independent auditors.

PART III

Item 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

   DIRECTORS

                                       Principal Occupation for Last
                                                  5 Years;
            Name and Age on               Directorships in Public      Director
             March 1, 2000                      Corporations            Since
            ---------------            -----------------------------   --------
 Jack Africk (71)                      President and Chief Operating     1991
                                       Officer North Atlantic
                                       Trading Company, Inc.
                                       Formerly, Vice Chairman, UST,
                                       Inc. Also a director of
                                       Tanger Factory Outlet
                                       Centers, Inc. and Transmedia
                                       Network, Inc.
 George L. Bunting, Jr. (59)           President and Chief Executive     1992
                                       Officer, Bunting Management
                                       Group since July 1991. Also a
                                       director of Baltimore
                                       Equitable Society, Guilford
                                       Pharmaceuticals Inc. and
                                       Mercantile Bankshares
                                       Corporation.
 Michael F. Dacey (55)                 Partner, Evolutions Partners,     1991
                                       LLC, formerly The Evolution
                                       Consulting Group, Inc. since
                                       March 1995; Formerly,
                                       Executive Vice President, The
                                       Chase Manhattan Bank, N.A.
 Thomas M. Gibbons (74)                Retired. Formerly, Chairman       1988
                                       of the Board, Chesapeake and
                                       Potomac Telephone Companies,
                                       part of Bell Atlantic
                                       Corporation.
 Patricia A. Goldman (57)              Retired. Formerly, Senior         1989
                                       Vice President--Corporate
                                       Communications, USAir, Inc.
                                       Also a director of Erie
                                       Family Life Insurance Company
                                       and Erie Indemnity Company.
 William L. Jews (48)                  President and Chief Executive     1992
                                       Officer, CareFirst, Inc.
                                       since January 1998; President
                                       and Chief Executive Officer,
                                       Blue Cross and Blue Shield of
                                       Maryland from April 1993
                                       through December 1997. Also a
                                       director of EcoLab, Inc.;
                                       Municipal Mortgage and
                                       Equity, L.L.C. and The Ryland
                                       Group, Inc.
 The Reverend Harold Ridley, S.J. (60) President, Loyola College in      1995
                                       Maryland since July 1994.
 Henry A. Rosenberg, Jr. (70)          Chairman of the Board and         1955
                                       Chief Executive Officer of
                                       the Company since May 1975
                                       and President since March
                                       1996.

EXECUTIVE OFFICERS

       Name and Age on                      Positions, Offices and
        March 1, 2000               Principal Occupation for Last 5 Years
       ---------------              -------------------------------------
 Henry A. Rosenberg, Jr. (70) Chairman of the Board and Chief Executive Officer
                              of the Company since May 1975 and President since
                              March 1996
 Randall M. Trembly (53)      Executive Vice President since April 1996; Senior
                              Vice President--Refining from July 1995 to March
                              1996; Vice President--Refining from December 1991
                              to June 1995.
 John E. Wheeler, Jr. (47)    Executive Vice President--Chief Financial Officer
                              since April 1998; Executive Vice President--Chief
                              Financial Officer and Treasurer from February
                              1998 to April 1998; Senior Vice President--
                              Finance and Treasurer from October 1996 to
                              January 1998; Senior Vice President--Finance from
                              April 1996 to September 1996; Senior Vice
                              President--Treasurer and Controller from June
                              1994 to March 1996.
 Thomas L. Owsley (59)        Senior Vice President--Legal since May 1998; Vice
                              President--Legal from April 1983 to May 1998.
 J. Michael Mims (51)         Senior Vice President--Human Resources since May
                              1998; Vice President--Human Resources from June
                              1992 to May 1998.
 Frank B. Rosenberg (41)      Senior Vice President--Marketing since April
                              1996; Vice President--Marketing from January 1993
                              to March 1996.
 William A. Wolters (53)      Senior Vice President--Supply and Transportation
                              since December 1998; Vice President--Supply and
                              Logistics and Assistant Secretary from February
                              1998 to December 1998; General Manager--Raw
                              Material Supply and Assistant Secretary from
                              September 1985 to January 1998.
 Paul J. Ebner (42)           Vice President--Shared Services since April 1996;
                              Vice President--Marketing Support Services from
                              December 1991 to March 1996.
 James R. Evans (53)          Vice President--Retail Marketing since June 1996;
                              General Manager of Retail Operations from
                              February 1995 to May 1996; General Manager of
                              Direct Operations from November 1993 to January
                              1995.
 Dennis W. Marple (51)        Vice President--Wholesale Sales and Terminals
                              since January 1996; General Manager--Wholesale
                              Sales from February 1995 to December 1995; Vice
                              President--LaGloria Supply, Trading and
                              Transportation from October 1989 to January 1995
 Philip A. Millington (46)    Vice President--Treasurer since April 1998; Chief
                              Financial Officer U. S. Corrections Corporation
                              from May 1997 to November 1997; Chief Financial
                              Officer Builders' Supply and Lumber Company,
                              Inc., from June 1995 to May 1997; Treasurer
                              Lafarge Corporation November 1987 to May 1995.
 Dolores B. Rawlings (62)     Vice President--Secretary since April 1996;
                              Secretary from November 1990 to March 1996.
 Jan L. Ries (51)             Corporate Controller since November 1996;
                              Marketing Division Controller from January 1992
                              to October 1996.

   Frank B. Rosenberg, Senior Vice President--Marketing, is the son of Henry A. Rosenberg, Jr., Chairman of the Board, President and Chief Executive Officer. There are no other family relationships among the directors and the executive officers, and there is no arrangement or understanding between any director or officer and any other person pursuant to which the director was elected or the officer was selected.

   There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any Director or Executive Officer during the past five years.

Item 11. EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries during the last three fiscal years. The positions shown on the table are those held by the officers on December 31, 1999:

                                                                         Long-Term
                                                                    Compensation Awards
                                      Annual Compensation        --------------------------
                               --------------------------------- Securities
                                                      Other      Underlying       All
        Name and                                     Annual       Options/       Other
   Principal Position     Year  Salary   Bonus   Compensation(a)  SARs(b)   Compensation(c)
------------------------  ---- -------- -------- --------------- ---------- ---------------
Henry A. Rosenberg, Jr.   1999 $600,000             $ 21,093      148,000      $ 23,975
 Chairman of the Board,   1998  600,000               21,659       43,900        19,847
 President and Chief      1997  591,668 $321,390      20,519       50,000        20,799
 Executive Officer

Randall M. Trembly        1999 $260,004             $ 18,600       55,000      $ 12,130
 Executive Vice
 President                1998  255,008               18,600       16,400        12,837
                          1997  236,680 $163,391      17,250       17,600        12,170

John E. Wheeler, Jr.      1999 $255,004             $ 20,817       55,000      $ 12,407
 Executive Vice
 President-               1998  241,671               21,761       15,500        10,607
 Chief Financial Officer  1997  201,672 $ 79,868      18,913        7,800         9,974

Thomas L. Owsley          1999 $220,008             $ 18,798       25,000      $ 11,905
 Senior Vice President-   1998  210,008               18,891        7,300        11,641
 Legal                    1997  188,008 $ 55,514      17,112        5,800        10,455

Frank B. Rosenberg        1999 $195,000             $ 18,537       23,000      $ 10,007
 Senior Vice President-   1998  185,000               19,880        6,500         9,507
 Marketing                1997  160,000 $ 56,983      18,363        6,300         8,228

--------
(a) These amounts include automobile allowances, gasoline allowances, and the tax gross-ups applicable to the gasoline allowances. Perquisites below the required reporting levels are not included in this table.

(b) The 1999 grants are Appreciation Units, and the 1998 and the 1997 grants are stock options for the purchase of shares of Class B Common Stock.

(c) These amounts include imputed income related to excess life insurance, payments for executive medical insurance and the Company's matching payments under the Savings Plans. In 1999, the imputed income for Mr. Henry
    A. Rosenberg, Jr. was $12,768; for Mr. Trembly, $552 and for Mr. Owsley, $898. The executive medical payments for each of the officers listed in the table were $2,207. The Company's matching payments under the Savings Plans were for Mr. Henry A. Rosenberg, Jr., $9,000; for Mr. Trembly, $9,371; for Mr. Wheeler, $10,200; for Mr. Owsley, $8,800 and for Mr. Frank B. Rosenberg, $7,800.

                     [This space intentionally left blank]

                         SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants

                                                   % of
                                                   Total
                                                   SARs
                                      Number of   Granted
                                      Securities    to
                                      Underlying Employees
                                         SARs    in Fiscal  Base   Expiration
                   Name               Granted(a)   Year    Price      Date
                   ----               ---------- --------- ------ -------------
     Henry A. Rosenberg, Jr..........  148,000     29.51   $14.91 Dec. 31, 2001
     Randall M. Trembly..............   55,000     10.96    14.91 Dec. 31, 2001
     John E. Wheeler, Jr.............   55,000     10.96    14.91 Dec. 31, 2001
     Thomas L. Owsley................   25,000      4.98    14.91 Dec. 31, 2001
     Frank B. Rosenberg..............   23,000      4.59    14.91 Dec. 31, 2001

--------
(a) All of the securities shown are for Appreciation Units granted under the Company's 1999 Long-Term Incentive Plan. The value of the Appreciation Unit is equal to the excess of the average fair market value of the Company's Class B Common Stock during the last thirty days of the performance period which began on January 1, 1999 and ends on December 31, 2001 over the fair market value of the stock in the three calendar years preceding the performance period which was $14.91 per share. There is no potential realizable value of the Appreciation Units at assumed annual rate of stock price appreciation of either 5% per year or 10% per year for the three year term of the 1999 Long-Term Incentive Plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(a)

                                                        Number of Securities
                                                       Underlying Unexercised
                                                       Options/SARs at FY-End
                                                    ----------------------------
                                                    Exercisable   Unexercisable
                                                    ------------ ---------------
                       Name                         Options SARs Options  SARs
                       ----                         ------- ---- ------- -------
Henry A. Rosenberg, Jr............................. 192,126  --  45,934  148,000
Randall M. Trembly.................................  55,669  --  16,801   55,000
John E. Wheeler, Jr................................  45,046  --  12,934   55,000
Thomas L. Owsley...................................  37,319  --   6,801   25,000
Frank B. Rosenberg.................................  35,346  --   6,434   23,000

--------
(a) The Options are for the purchase of Class B Common Stock. There were no unexercised in-the-money Options or SARs at fiscal year end.

            LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR(a)

                               Number
                                 of       Performance
               Name             Units       Period
               ----            ------- -----------------
      Henry A. Rosenberg, Jr.  148,000  January 1, 1999
                                       December 31, 2001
      Randall M. Trembly        55,000  January 1, 1999
                                       December 31, 2001
      John E. Wheeler, Jr.      55,000  January 1, 1999
                                       December 31, 2001
      Thomas L. Owsley          25,000  January 1, 1999
                                       December 31, 2001
      Frank B. Rosenberg        23,000  January 1, 1999
                                       December 31, 2001

--------
(a) All of the units listed are Appreciation Units granted under the Company's 1999 Long Term Incentive Plan. The value of the Appreciation Unit is equal to the excess of the average fair market value of the Company's Class B Common Stock during the last thirty days of the performance period which began on January 1, 1999 and ends on December 31, 2001 over the fair market value of the stock in the three calendar years preceding the performance period which was $14.91 per share.

                             PENSION PLAN TABLE (a)

                                       Years of Service
              ------------------------------------------------------------------
Remuneration     15       20       25       30        35        40        45
------------  -------- -------- -------- --------- --------- --------- ---------
 $150,000     $ 54,000 $ 72,000 $ 94,500 $ 117,000 $ 139,500 $ 162,000 $ 184,500
  200,000       72,000   96,000  126,000   156,000   186,000   216,000   246,000
  250,000       90,000  120,000  157,500   195,000   232,500   270,000   307,500
  300,000      108,000  144,000  189,000   234,000   279,000   324,000   369,000
  400,000      144,000  192,000  252,000   312,000   372,000   432,000   492,000
  500,000      180,000  240,000  315,000   390,000   465,000   540,000   615,000
  600,000      216,000  288,000  378,000   468,000   558,000   648,000   738,000

--------
(a) The table above reflects the retirement benefits (life annuity with 60 months certain) which would be payable under the Company's Retirement Plan at various base salary levels and years of service projected to normal retirement. The table assumes that the participant has earned the annual remuneration shown in the table in every year of credited service. The Retirement Plan is a career average plan with benefits based on taxable compensation. Limitations imposed by the Internal Revenue Code or any other statute are not reflected in the table since the Company's Supplemental Retirement Income Plan for Senior Executives is designed to provide or restore to participants the benefits that would have been received under the Retirement Plan if calculated without regard to such limitations. All officers at the Vice President level and above participate in the Supplemental Retirement Income Plan. Mr. Henry A. Rosenberg, Jr.'s normal retirement date was December 1, 1994. His credited service at that time was 42 years and 4 months. The estimated credited service projected to normal retirement for the other current executives listed in the Summary Compensation Table is: Mr. Trembly, 27 years and 10 months; Mr. Wheeler, 41 years and 8 months; Mr. Owsley, 23 years and 6 months and Mr. Frank B. Rosenberg, 38 years and 7 months.

   Compensation of Directors. Each director who is not an employee of the Company or a subsidiary of the Company is paid $12,000 per year for serving as a director and a meeting fee of $750, plus travel expenses, for attendance at each meeting. Each non-employee director who is a member of any standing committee of the Board of Directors other than the Executive Committee is paid $3,000 per year for serving on each such committee. The chairman of any committee other than the Executive Committee is paid a fee of $1,000 for serving in that capacity. Directors who are employees receive no separate compensation for serving on the Board, on any Board committee or as chairman of any committee.

   Consulting Agreement. Effective November 1, 1993, Mr. Africk became a general business adviser and consultant to the Company for which he is paid a consultancy fee of $3,000 per month. His work in this capacity is in addition to his service as a director, and as a member of the Executive, the Executive Compensation and Bonus and the Nominating Committees.

   Change of Control Arrangements. All current officers at the Vice President level and above have been designated as participants in the Executive Severance Plan (the "Severance Plan"); however, Mr. Henry A. Rosenberg, Jr. voluntarily withdrew from the Severance Plan in 1998. Under the Severance Plan, as amended, if a participant is terminated without good reason within two years of a change of control, as defined in the Severance Plan, the participant receives credit for enhanced age and service under the Supplemental Retirement Plan for Senior Executives (the "SRI Plan") and the immediate payment of SRI Plan benefits. In addition, the participant receives a payment of three times the executive's annual salary, full payment under the annual Performance Incentive Plan, an additional contribution equal to a three-year Company match for participants in the Savings Plans, the continuation of certain welfare benefits for a three-year period, a payment equal to the excise tax on the basic severance benefits and certain other miscellaneous benefits. The Board of Directors adopted the Severance Plan, which it views as a typical executive benefit, to help insure stability and continuity of employment of key management personnel at the time of a proposed or threatened change of control, if any.

   Compensation Committee Interlocks and Insider Participation. Mr. Gibbons serves as Chairman and Ms. Goldman and Messrs. Africk and Jews are members of the Executive Compensation and Bonus Committee. As previously noted, Mr. Africk has a consulting agreement with the Company. There are no Compensation Committee Interlocks.


                     [This space intentionally left blank]

Item 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Owners of more than Five Percent. The following table sets forth the class of shares of the Company's stock, and the amount and percentage of that class, owned by all persons known by the Company to be the beneficial owners of more than 5% of the shares of any class of the Company's stock on December 31, 1999:

         Name and Address             Title of              Percent
       of Beneficial Owner              Class      Amount   of Class
       -------------------          ------------- --------- --------
Rosemore "Group" (a)                Class A Stock 2,401,232  49.85
One North Charles Street            Class B Stock   917,051  16.73
Suite 2300
Baltimore, MD 21201
Novelly "Group" (b)                 Class A Stock   708,375  14.70
8182 Maryland Avenue                Class B Stock   182,800   3.48
St. Louis, MO 63105
Dimensional Fund Advisors Inc. (c)  Class A Stock   288,850   6.00
1299 Ocean Avenue, 11th Floor       Class B Stock   291,100   5.54
Santa Monica, California 90401
Heartland Advisors, Inc. (c)        Class B Stock   900,000  17.24
789 North Water Street
Milwaukee, WI 53202
Franklin Resources, Inc. (c)        Class B Stock   309,600   5.89
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, CA 94403

--------
(a) See Part III, Item 13 "Certain Relationships and Related Transactions" for a description of the Rosemore "Group". Rosemore Holdings is the holder of 2,366,526 shares of Class A Common Stock and 591,629 shares of Class B Common Stock, and other members of the Rosemore Group are the holders of 34,706 shares of Class A Common Stock and 325,422 shares of Class B Common Stock. The Class B Common Stock shown in the table includes 82,270 shares of stock granted to members of the Rosemore Group as PVR Stock under the 1994 Long-Term Plan and 227,472 shares that members of the Rosemore Group have a right to acquire pursuant to Options granted under the 1994 Long-Term Plan that vested on or before March 1, 2000 ("Vested Options"). The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to Vested Options granted to members of the Rosemore Group.
(b) This information was obtained from a report on Schedule 13D dated January 14, 1983 and Amendment No. 11 dated November 8, 1999, which were filed with the Securities and Exchange Commission (the "Commission"). The Novelly Exempt Trust and others acknowledge that they are a "group" as that term is used in Section 13(d)(3) of the Exchange Act.
(c) Information concerning the stock holdings of Dimensional Fund Advisors Inc., Heartland Advisors, Inc., and Franklin Resources, Inc. was obtained from reports on Schedule 13G and amendments to those schedules that have been filed with the Commission. Each of these three entities reports that it is registered as an investment adviser. The percentage calculation for each is based on the shares outstanding as shown on the Company's financial statements for the fiscal year ended December 31, 1999.

   See Part II, Item 8. Financial Statements and Supplementary Data, Notes to Consolidated Financial Statements. Note N--Subsequent Events for a description of proposals by Rosemore, Inc. and by Apex Oil Company, Inc., an affiliate of the Novelly Group, to acquire the Company.

   Directors and Officers. The following table sets forth the number of shares of each class of the Company's stock and the percentage of each class owned by each of the directors, by certain executive officers and by all directors and officers as a group on December 31, 1999:

                                 Shares of Securities Beneficially Owned on
                                            December 31, 1999(a)
                                 ---------------------------------------------
                                 Class A Common Stock   Class B Common Stock
                                 ---------------------  ----------------------
             Name                   Amount       %         Amount         %
             ----                ------------ --------  -------------  -------
Jack Africk....................            --       --            500       (b)
George L. Bunting, Jr..........            --       --          1,000       (b)
Michael F. Dacey...............         1,000       (b)            --       --
Thomas M. Gibbons..............           200       (b)            --       --
Patricia A. Goldman............           100       (b)            --       --
William L. Jews................            --       --            200       (b)
Thomas L. Owsley...............           100       (b)      48,105(c)      (b)
Rev. Harold Ridley, S.J........            --       --            100       (b)
Frank B. Rosenberg.............         1,863       (b)      47,790(c)      (b)
Henry A. Rosenberg, Jr. (d)....     2,399,369    49.81        869,261    16.55
Randall M. Trembly.............        11,774       (b)      90,184(c)    1.70
John E. Wheeler, Jr............         3,264       (b)      64,413(c)    1.22
All Directors, and Officers as
 a group including those listed
 above (19 individuals)             2,423,896    50.32    1,280,739(e)   22.31

--------
(a) Each director holds sole voting and investment power over the shares listed except for Mr. Dacey who hold his stock jointly with his wife; however, in one or more cases the stock may be registered in the name of a trust or retirement fund for the benefit of the director. In the case of officers of the Company, the table includes interest in shares held by the trustee under the Savings Plans, the Class B Common Stock granted as PVR Stock under the 1994 Long-Term Plan (but not shares of PVR stock granted but subsequently forfeited) and shares subject to Options. See footnote(c).
(b) Represents less than one percent of the shares outstanding.
(c) Includes Vested Options as follows: Mr. Owsley, 37,319; Mr. Frank B. Rosenberg, 35,346 shares; Mr. Trembly, 55,669 shares and Mr. Wheeler, 45,046 shares. The percentage calculations are based on the shares outstanding plus the shares that may be acquired pursuant to the Vested Options granted to the executive.
(d) Mr. Henry A. Rosenberg, Jr. is Chairman of the Board of Rosemore, Inc. The shares listed are the shares owned by the Rosemore Group other than shares reported separately in the table as owned by Frank B. Rosenberg. Of the shares listed above, Mr. Rosenberg holds 22,525 shares of Class A Common Stock and 273,070 shares (including PVR Stock) of Class B Common Stock individually and in the Company's Savings Plans. The Class B Common Stock shown on the table also includes 192,126 shares that may be acquired by Mr. Rosenberg upon the exercise of Vested Options granted under the Long-Term Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to Vested Options granted to members of the Rosemore Group other than Frank B. Rosenberg.
(e) Includes 485,759 shares that may be acquired pursuant to Vested Options granted under the 1994 Long-Term Plan or under the 1995 Management Stock Option Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to Vested Options.

Item 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Rosemore. Rosemore Holdings, Inc. ("Rosemore Holdings"), a Maryland corporation and a wholly owned subsidiary of Rosemore, Inc., a Maryland corporation, owns directly over 49% of the Company's Class A Common Stock and over 11% of the Company's Class B Common Stock. Trusts for the benefit of Henry
A. Rosenberg, Jr. and for members of his immediate family and for the benefit of his sisters, Ruth R. Marder and Judith R. Hoffberger and for members of their immediate families, hold all of the Rosemore stock. Rosemore, Rosemore Holdings and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"); and accordingly, the Rosemore Group has filed Schedule 13D's to report their holdings of Class A and Class B Common Stock.

   In early 1999 Rosemore agreed to participate in the Company's working capital and letter of credit facility established pursuant to a Loan and Security Agreement by and among Congress Financial Corporation, as Administrative Agent for First Union National Bank and Congress Financial Corporation, as Lenders, and Crown and various Crown subsidiaries, as Borrowers. Rosemore's participation resulted in an increased credit limit under this facility. Rosemore is compensated at competitive rates for its participation in the facility.

   The Company terminated its aircraft lease with General Electric Capital Corporation in early 1999. Rosemore subsequently entered into an aircraft lease with General Electric Capital Corporation. Crown then assigned its lease with the Maryland Aviation Administration of hangar space at Martin State Airport to Rosemore, and Rosemore has purchased from the Company the leasehold improvements, furniture and various supplies and spare parts formerly used by the Company in connection with its operation of the aircraft and the related charter activities.

   During the first quarter of 2000, the Company negotiated agreements with Rosemore whereby Rosemore will provide up to $66 million in performance guarantees relative to the Company's purchase of crude oil, feedstock and other petroleum products and up to $10 million in cash borrowing availability. Rosemore will be compensated at competitive rates for its performance guarantees and cash borrowing availability.

   Consulting Agreement. Mr. Africk's Consulting Agreement with the Company is described in Item 11. Executive Compensation.



                     [This space intentionally left blank]

PART IV

   Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

   (a)(1) LIST OF FINANCIAL STATEMENTS

   The following Consolidated Financial Statements of Crown Central Petroleum Corporation and Subsidiaries, are included in Item 8 on pages 22 through 47 of this report:

  . Consolidated Statements of Operations -- Years ended December 31, 1999, 1998 and 1997

  .  Consolidated Balance Sheets -- December 31, 1999 and 1998

  . Consolidated Statements of Changes in Common Stockholders' Equity -- Years ended December 31, 1999, 1998 and 1997

  . Consolidated Statements of Cash Flows -- Years ended December 31, 1999, 1998 and 1997

  .  Notes to Consolidated Financial Statements -- December 31, 1999

   (a) (2) LIST OF FINANCIAL STATEMENT SCHEDULES

   The schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

   (a) (3) and (c) LIST OF EXHIBITS

 EXHIBIT
 NUMBER
     3   Articles of Incorporation and Bylaws
    (a)  Amended and Restated Charter of Crown Central Petroleum Corporation
         was previously filed with the Registrants' Proxy Statement dated March
         15, 1996 for the Annual Meeting of Shareholders held on April 25, 1996 as Exhibit A of Appendix A, herein incorporated by reference.
    (b)  Bylaws of Crown Central Petroleum Corporation as amended and restated
         at July 30, 1998 was previously filed with the Registrant's Form 10-Q for the quarter ended June 30, 1998 as Exhibit 3, herein incorporated by reference.
    (c)  Articles Supplementary setting forth the designation, preferences and rights of the Series A Junior Participating Preferred Stock and the
         Series B Junior Participating Preferred Stock of Crown Central
         Petroleum Corporation dated February 1, 2000, previously filed as
         Exhibit 1 to the Form 8-A filed by the Company on February 3, 2000 registering the Series A Rights and the Series B Rights under the
         Exchange Act and incorporated herein by reference.
     4   Instruments Defining the Rights of Security Holders, Including
         Indentures
    (a)  Loan and Security Agreement effective as of December 10, 1998 between the Registrant and Congress Financial Corporation, herein incorporated by reference.
    (b)  Amendment No. 1, effective as of March 29, 1999, to the Loan and
         Security Agreement effective as of December 10, 1998 between the
         Registrant and Congress Financial Corporation previously filed with the Registrant's Form 10-Q for the quarter ended March 31, 1999 as
         Exhibit 10(a), herein incorporated by reference.
    (c)  Second Amendment, effective as of August 1, 1999, to the Loan and
         Security Agreement effective as of December 10, 1998 between the
         Registrant and Congress Financial Corporation previously filed with the Registrant's Form 10-Q for the quarter ended September 30, 1999 as
         Exhibit 10, herein incorporated by reference.

  (d) Third Amendment, effective as of March 16, 2000, to the Loan and Security
      Agreement effective as of December 10, 1998 between the Registrant and Congress Financial Corporation
  (e) Form of Indenture for the Registrant's 10 7/8% Senior Notes due 2005 filed on January 17, 1995 as Exhibit 4.1 of Amendment No. 3 to Registration
      Statement on Form S-3, Registration No. 33-56429, herein incorporated by reference.
  (f) First Supplemental Indenture, effective as of December 2, 1998, to the
      Indenture for the Registrant's 10 7/8% Senior Notes due 2005, was previously filed as Exhibit 4(f) with the Registrant's Form 10-K for the year ended December 31, 1998, herein incorporated by reference.
  (g) Rights Agreement dated as of February 1, 2000 between the Company and
      First Union National Bank, as Rights Agent, previously filed as Exhibit 1 to the Form 8-A filed by the Company on February 3, 2000 registering the Series A Rights and the Series B Rights under the Exchange Act and incorporated herein by reference.
  10  Material Contracts
  (a) Crown Central Petroleum Corporation Retirement Plan effective as of July
      1, 1993, was previously filed with the Registrant's Form 10-K for the year ended December 31, 1993 as Exhibit 10(a), herein incorporated by reference.
  (b) First Amendment effective as of January 1, 1994 to the Crown Central
      Petroleum Corporation Retirement Plan was previously filed with the Registrant's Form 10-K for the year ended December 31, 1997 as Exhibit
      10(b), herein incorporated by reference.
  (c) Second Amendment effective as of June 29 1995 to the Crown Central
      Petroleum Corporation Retirement Plan was previously filed with the Registrant's Form 10-K for the year ended December 31, 1997 as Exhibit
      10(c), herein incorporated by reference.
  (d) Third Amendment effective as of December 18, 1997 to the Crown Central
      Petroleum Corporation Retirement Plan was previously filed with the Registrant's Form 10-K for the year ended December 31, 1997 as Exhibit
      10(d), herein incorporated by reference.
  (e) Supplemental Retirement Income Plan for Senior Executives as Restated effective September 26, 1996 was previously filed with the Registrant's
      Form 10-Q for the quarter ended September 30, 1996 as Exhibit 10(b), herein incorporated by reference.
  (f) Employee Savings Plan as amended and restated effective January 1, 1987 was previously filed with the Registrant's Form 10-K for the year ended
      December 31, 1995 as Exhibit 10(c), herein incorporated by reference.
  (g) Amendment effective as of September 26, 1996 to the Crown Central
      Petroleum Employees Savings Plan was previously filed with the Registrant's Form 10-Q for the quarter ended September 30, 1996 as Exhibit
      10(c), herein incorporated by reference.
  (h) Amendment effective as of June 26, 1997 to the Crown Central Employees
      Savings Plan was previously filed with the Registrant's Form 10-K for the year ended December 31, 1997 as Exhibit 10(h), herein incorporated by reference.
  (i) Fourth Amendment, effective as of June 25, 1998, to the Crown Central
      Petroleum Corporation Employees Savings Plan was previously filed with the Registrant's Form 10-Q for the quarter ended June 30, 1998 as Exhibit 10, herein incorporated by reference.
  (j) Crude oil processing agreement between the Registrant and Statoil
      Marketing and Trading (US) Inc. was previously filed with the Registrant's
      Form 10-Q for the quarter ended September 30, 1998 as Exhibit 10, herein incorporated by reference. Certain portions of the Agreement have been omitted because of their confidential nature, and have been filed separately with the Securities and Exchange Commission marked
      "Confidential Treatment".
  (k) Directors' Deferred Compensation Plan adopted on August 25, 1983 was previously filed with the Registrant's Form 10-Q for the quarter ended
      September 30, 1983 as Exhibit 19(b), herein incorporated by reference.

  (l) The 1994 Long-Term Incentive Plan, as amended and restated effective as of December 17, 1998, was previously filed as Exhibit 10 (l) with the Registrant's Form 10-K for the year ended December 31, 1998, herein incorporated by reference.
  (m) Amendment, effective as of March 25, 1999 to the Crown Central Petroleum
      Corporation 1994 Long-Term Incentive Plan, as amended and restated, was previously filed as Exhibit 10 (m) with the Registrant's Form 10-K for the year ended December 31, 1998, herein incorporated by reference.
  (n) Executive Severance Plan, as amended and restated effective as of December
      17, 1998, was previously filed as Exhibit 10 (n) with the Registrant's
      Form 10-K for the year ended December 31, 1998, herein incorporated by reference.
  (o) The 1995 Management Stock Option Plan filed on April 28, 1995 as Exhibit 4 of Registration Statement on Form S-8, Registration No. 33-58927, herein incorporated by reference.
  (p) Advisory and Consultancy Agreement dated October 28, 1993 between Jack
      Africk, Director and Crown Central Petroleum Corporation was previously filed with the Registrant's Form 10-Q for the quarter ended September 30, 1994 as Exhibit 99, herein incorporated by reference.
  (q) Employees Supplementary Savings Plan filed on February 27, 1995 as Exhibit
      4 of Registration Statement on Form S-8, Registration No. 33-57847, herein incorporated by reference.
  (r) 1999 Long-term Incentive Plan
  21  Subsidiaries of the Registrant
      Exhibit 21 is included on page 62 of this report.
  23  Consent of Independent Auditors
      Exhibit 23 is included on page 63 of this report.
  24  Power of Attorney
      Exhibit 24 is included on page 64 of this report.
  27  Financial Data Schedule
      (a) December 31, 1999
      (b) December 31, 1998--as revised
  99  Form 11-K will be filed under cover of Form 10-K/A by June 29, 2000.

(b)REPORTS ON FORM 8-K

  There were no reports filed on Form 8-K for the three months ended December 31, 1999. Reports filed on Form 8-K during the period from January 1, 2000 to March 28, 2000 are as follows:

  Form 8-K dated February 3, 2000
    Item 5. Other Events -- Adoption of Shareholders' Rights Plan
    Item 7. Financial Statements and Exhibits--Exhibit No. 3(i) Articles Supplementary setting forth the designation, preferences and rights of the Series A and Series B Junior Participating Preferred stock of Crown Central Petroleum Corporation dated February 1, 2000; Exhibit No. 4 Rights Agreement dated as of February 1, 2000; and Exhibit No. 99 Press Release relating to adoption of Shareholders' Rights Plan.
  Form 8-K dated March 7, 2000
    Item 5. Other Events--Proposal Received from Rosemore, Inc.
    Item 7. Financial Statements and Exhibits--Exhibit No. 99.1 Proposal received from Rosemore and Exhibit No. 99.2 Press Release relating to the Rosemore proposal.
  Form 8-K dated March 10, 2000
    Item 5. Other Events--Proposal Received from Apex Oil Company, Inc.
    Item 7. Financial Statements and Exhibits--Exhibit No. 99.1 Proposal received from Apex and Exhibit No. 99.2 Press Release relating to the Apex proposal.

  Form 8-K dated March 13, 2000
    Item 5. Other Events--Rosemore's Extension of the expiration date on its March 6, 2000 proposal.
    Item 7. Financial Statements and Exhibits--Exhibit No. 99.1 Proposal received from Rosemore and Exhibit No. 99.2 Press Release relating to the extension of the Rosemore proposal.
  Form 8-K dated March 17, 2000
    Item 5. Other Events--Extension of the expiration dates of the, Apex Oil Company and Rosemore proposals.
    Item 7. Financial Statements and Exhibits--Exhibit No. 99.1 Press release relating to the extension of the Apex proposal and Exhibit No.
     99.2 Press Release relating to the extension of the Rosemore proposal.

NOTE: Certain exhibits listed on pages 58 through 60 of this report and filed with the Securities and Exchange Commission, have been omitted. Copies of such exhibits may be obtained from the Company upon written request, for a prepaid fee of 25 cents per page.

                                                                      EXHIBIT 21

                                  SUBSIDIARIES

1. Subsidiaries as of December 31, 1999, which are consolidated in the financial statements of the Registrant; each subsidiary is 100% owned either directly or through a subsidiary (except for Director qualifying shares) and is qualified to do business under its own name.

                                                     Nation or State
        Subsidiary                                   of Incorporation
        Continental American Corporation             Delaware
        Crown Central Holding Corporation            Maryland
        Crown Central International (U.K.), Limited  United Kingdom
        Crown Central Pipe Line Company              Texas
        Crown Gold, Inc.                             Maryland
        The Crown Oil and Gas Company                Maryland
        Crown-Rancho Pipe Line Corporation           Texas
        Crown Stations, Inc.                         Maryland
        Crowncen International N.V.                  Netherlands Antilles
        Fast Fare, Inc.                              Delaware
        F Z Corporation                              Maryland
        Health Plan Administrators, Inc.             Maryland
        La Gloria Oil and Gas Company                Delaware
        Locot, Inc.                                  Maryland
        McMurrey Pipe Line Company                   Texas
        Mollies Properties, Inc.                     Maryland
        Tiara Insurance Company                      Vermont
        T. B. & Company, Inc.                        Maryland

                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the use of our report dated February 24, 2000, except for Note N, as to which the date is March 28, 2000, with respect to the consolidated financial statements of Crown Central Petroleum Corporation and Subsidiaries for the year ended December 31, 1999 included in this Form 10-K/A.

   We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-53457) pertaining to the 1994 Long-Term Incentive Plan and Employees Savings Plan and the Registration Statement (Form S-8 No. 33-57847) pertaining to the Employees Supplemental Savings Plan and the Registration Statement (Form S-8 No. 33-58927) pertaining to the 1995 Management Stock Option Plan of Crown Central Petroleum Corporation and Subsidiaries of our report dated February 24, 2000, except for Note N, as to which the date is March 28, 2000, with respect to the consolidated financial statements of Crown Central Petroleum Corporation and Subsidiaries included in this Form 10/KA for the year ended December 31, 1999.

                                          /s/ ERNST & YOUNG LLP

   Baltimore, Maryland
   April 20, 2000

                                                                      EXHIBIT 24

                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Crown Central Petroleum Corporation hereby severally constitute Henry A. Rosenberg, Jr., John E. Wheeler, Jr., Jan L. Ries and Thomas L. Owsley, and each of them singly, our true and lawful attorneys with full power to them and each of them to sign for us in our names and in the capacities indicated below this Report on Form 10-K for the fiscal year ended December 31, 1999 pursuant to the requirements of
Section 13 or 15(d) of the Securities Exchange Act of 1934 and all amendments thereto.

              Signature              Title                               Date
              ---------              -----                               ----
     /s/ Henry A. Rosenberg, Jr.     Chairman of the Board, President   2/24/00
  _________________________________   and Chief Executive Officer
       Henry A. Rosenberg, Jr.        (Principal Executive Officer)

           /s/ Jack Africk           Director                           2/24/00
  _________________________________
             Jack Africk

     /s/ George L. Bunting, Jr.      Director                           2/24/00
  _________________________________
        George L. Bunting, Jr.

         /s/ Michael F. Dacey        Director                           2/24/00
  _________________________________
           Michael F. Dacey

        /s/ Thomas M. Gibbons        Director                           2/24/00
  _________________________________
          Thomas M. Gibbons

       /s/ Patricia A. Goldman       Director                           2/24/00
  _________________________________
         Patricia A. Goldman

         /s/ William L. Jews         Director                           2/24/00
  _________________________________
           William L. Jews

      /s/ Harold E. Ridley, Jr.      Director                           2/24/00
  _________________________________
   Reverend Harold E. Ridley, Jr.,
                 S.J.

       /s/ John E. Wheeler, Jr.      Executive Vice President--         2/24/00
  _________________________________   Chief Financial Officer
         John E. Wheeler, Jr.         (Principal Financial Officer)

           /s/ Jan L. Ries           Controller                         2/24/00
  _________________________________   (Chief Accounting Officer)
             Jan L. Ries


                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment on Form 10-K/A to its Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          CROWN CENTRAL PETROLEUM CORPORATION

                                                      /s/ Jan L. Ries
                                          By: _________________________________
                                                        Jan L. Ries
                                              Controller and Chief Accounting
                                                          Officer


   Date: April 20, 2000

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on April 20, 2000 by the following persons on behalf of the registrant and in the capacities indicated:
             *

-----------------------------                               *
Jack Africk, Director                         -----------------------------
                                              Patricia A. Goldman,
                                              Director

             *
-----------------------------

George L. Bunting, Jr.,                                     *
Director                                      -----------------------------
                                              William L. Jews, Director

             *

-----------------------------                               *
Michael F. Dacey, Director                    -----------------------------
                                              Rev. Harold E. Ridley, Jr.,
                                              S.J., Director

             *
-----------------------------

Thomas M. Gibbons, Director                                 *

                                              -----------------------------
                                              Henry A. Rosenberg, Jr.,
                                              Director
                                              Chairman of the Board,
                                              President and Chief
                                              Executive Officer

                                              *By Power of Attorney (Jan
                                              L. Ries)

                   [Crown Central Petroleum Corporation Logo]



3620-MPS-01

                                 [Crown Logo]

                         YOUR VOTE IS VERY IMPORTANT!
                      YOU CAN VOTE IN ONE OF THREE WAYS:

(1) Mark, sign and date your proxy card and return it promptly in the accompanying envelope.

(2) Call toll-free 1-877-779-8683 on a Touch Tone telephone and follow the instructions on the reverse side of this proxy card. There is NO CHARGE to you for this call.


(3) Vote by Internet at our Internet Address: http://www.eproxyvote.com/cnpab by following the instructions on the reverse side of this proxy card.



CCP52B                            DETACH HERE






                                     PROXY

                      CROWN CENTRAL PETROLEUM CORPORATION

                                 P.O. BOX 1168
                           BALTIMORE, MARYLAND 21203


PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK SOLICITED ON BEHALF OF
        THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS
                                  March 7, 2001


     Reserving the right of revocation, the undersigned hereby appoints Thomas
L. Owsley, Dolores B. Rawlings and John E. Wheeler, Jr., or any one or more of them, as proxies, each with full power of substitution, to represent and to vote all shares of Class A Common Stock and Class B Common Stock of Crown Central Petroleum Corporation ("Crown") which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on Wednesday, the 7th day of March, 2001, at 10 o' clock in the morning, Eastern Standard Time, at Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland and any adjournment or postponement thereof.


WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AND THE AGREEMENT AND PLAN OF MERGER REFERRED TO BELOW. PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.


[SEE REVERSE]           CONTINUED AND TO BE SIGNED ON            [SEE REVERSE]
    SIDE                       REVERSE SIDE                          SIDE

                                 [Crown Logo]

Vote by Telephone                                Vote by Internet

It's fast, convenient and immediate!             It's fast, convenient and your vote is
Call Toll Free on a Touch Tone Phone             immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:                    Follow these four easy steps:

1. Read the accompanying Proxy Statement         1.  Read the accompanying Proxy Statement
   and Proxy Card.                                   and Proxy Card.

2. Call the toll-free number                     2.  Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).                  http://www.eproxyvote.com/cnpab

3. Enter your 14-digit Voter Control             3.  Enter your 14-digit Voter Control
   Number located on your Proxy Card above           Number located on your Proxy Card above
   your name.                                        your name.

4. Follow the recorded instructions.             4.  Follow the instructions provided.

Your vote is important!                          Your vote is important!
Call 1-877-PRX-VOTE anytime!                     Go to http://www.eproxyvote.com/cnpab anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                  DETACH HERE

[X]  Please mark
     votes as in
     this example.

This proxy card is provided for completion both by holders of Class A common stock and by holders of Class B common stock.


The Board of Directors recommends a vote FOR the merger and merger agreement.


Approval of the merger of Rosemore Acquisition Corporation, an indirect wholly owned subsidiary of Rosemore, Inc., with and into Crown with Crown continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of December 17, 2000, by and among Rosemore, Inc., Rosemore Acquisition Corporation and Crown.

                       [_]  FOR  [_] AGAINST  [_]ABSTAIN



                       [_] Mark here for address change
                           and note at left



PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

This proxy should be signed by the stockholder in person. If a joint account, all joint owners should sign.


Signature: ________________________________ Date: _____________

Signature: ________________________________ Date: _____________


                                   DEFR 14A